CUSIP 41030LAA9
$90,000,000 REVOLVING CREDIT FACILITY
$115,000,000 TERM LOAN
CREDIT AGREEMENT
by and among
HANDY & HARMAN GROUP LTD.,
as the Borrower,
THE GUARANTORS PARTY HERETO FROM TIME TO TIME,
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
_____________________________________
PNC CAPITAL MARKETS LLC,
as Sole Bookrunner,
PNC CAPITAL MARKETS LLC,
U.S. BANK, NATIONAL ASSOCIATION and
RBS CITIZENS, N.A.,
as Joint Lead Arrangers,
RBS CITIZENS, N.A. and
U.S. BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents
and
BANK OF AMERICA, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents
______________________________________
Dated as of November 8, 2012

TABLE OF CONTENTS
Page

1.CERTAIN DEFINITIONS    1
1.1Certain Definitions    1
1.2Construction    38
1.3Accounting Principles; Changes in GAAP    39
1.4Currency Matters    39
2.REVOLVING CREDIT AND SWING LOAN FACILITIES    40
2.1Revolving Credit Commitments.    40
2.1.1Revolving Credit Loans    40
2.1.2Swing Loan Commitment    40
2.2Nature of Lenders’ Obligations with Respect to Revolving Credit Loans    40
2.3Commitment Fees    40
2.4Termination or Reduction of Revolving Credit Commitments    41
2.5Revolving Credit Loan Requests; Swing Loan Requests    41
2.5.1Revolving Credit Loan Requests    41
2.5.2Swing Loan Requests    41
2.6Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans    42
2.6.1Making Revolving Credit Loans    42
2.6.2Presumptions by the Administrative Agent    42
2.6.3Making Swing Loans    42
2.6.4Repayment of Revolving Credit Loans    42
2.6.5Borrowings to Repay Swing Loans    42
2.6.6Swing Loans Under Cash Management Agreements    43
2.7Notes    43
2.8Use of Revolving Credit Loan Proceeds    43
2.9Letter of Credit Subfacility    44
2.9.1Issuance of Letters of Credit    44
2.9.2Letter of Credit Fees    45
2.9.3Disbursements, Reimbursement    45
2.9.4Repayment of Participation Advances    46
2.9.5Documentation    47
2.9.6Determinations to Honor Drawing Requests    47
2.9.7Nature of Participation and Reimbursement Obligations    47
2.9.8Indemnity    49
2.9.9Liability for Acts and Omissions    49
2.9.10Issuing Lender Reporting Requirements    50
2.10Defaulting Lenders    50
2.11Increase in Revolving Credit Commitments    52
2.11.1Increasing Lenders and New Lenders    52
2.11.2Treatment of Outstanding Loans and Letters of Credit    53
3.TERM LOANS    54
3.1Term Loan Commitments    54
3.2Nature of Lenders’ Obligations with Respect to Term Loans    54
3.3Scheduled Amortization of Term Loans    54
3.4Use of Term Loan Proceeds    55

4.INTEREST RATES    55
4.1Interest Rate Options    55
4.1.1Revolving Credit Interest Rate Options; Swing Line Interest Rate    55
4.1.2Term Loan Interest Rate Options    55
4.1.3Rate Quotations    55
4.2Interest Periods    56
4.2.1Amount of Borrowing Tranche    56
4.2.2Renewals    56
4.2.3No Interest Period Election    56
4.3Interest After Default    56
4.3.1Letter of Credit Fees, Interest Rate    56
4.3.2Other Obligations    56
4.3.3Acknowledgment    56
4.4LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available    56
4.4.1Unascertainable    56
4.4.2Illegality; Increased Costs; Deposits Not Available    57
4.4.3Administrative Agent’s and Lender’s Rights    57
4.5Selection of Interest Rate Options    58
5.PAYMENTS    58
5.1Payments    58
5.2Pro Rata Treatment of Lenders    58
5.3Sharing of Payments by Lenders    58
5.4Presumptions by Administrative Agent    59
5.5Interest Payment Dates    59
5.6Voluntary Prepayments    59
5.6.1Right to Prepay    59
5.6.2Replacement of a Lender    60
5.6.3Designation of a Different Lending Office    61
5.7Mandatory Prepayments    61
5.7.1Line Cap    61
5.7.2Sale of Assets    61
5.7.3Issuance of Debt    62
5.7.4Material Recovery Event    62
5.7.5Application of Payments; Application Among Interest Rate Options    62
5.8Increased Costs    62
5.8.1Increased Costs Generally    62
5.8.2Capital Requirements    63
5.8.3Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans    63
5.8.4Delay in Requests    63
5.9Taxes    64
5.9.1Issuing Lender    64
5.9.2Payments Free of Taxes    64
5.9.3Payment of Other Taxes by the Loan Parties    64
5.9.4Indemnification by the Loan Parties    64
5.9.5[Reserved]    64
5.9.6Evidence of Payments    64
5.9.7Status of Lenders    64

5.9.8Treatment of Certain Refunds    66
5.9.9Survival    66
5.10Indemnity    67
5.11Settlement Date Procedures    67
6.REPRESENTATIONS AND WARRANTIES    68
6.1Representations and Warranties    68
6.1.1Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default    68
6.1.2Subsidiaries and Owners; Investment Companies    68
6.1.3Validity and Binding Effect    69
6.1.4No Conflict; Material Agreements; Consents    69
6.1.5Litigation    69
6.1.6Financial Statements    69
6.1.7Margin Stock    70
6.1.8Full Disclosure    70
6.1.9Taxes    70
6.1.10Patents, Trademarks, Copyrights, Licenses, Etc.    70
6.1.11Liens in the Collateral    71
6.1.12Insurance    71
6.1.13ERISA Compliance    71
6.1.14Environmental Matters    72
6.1.15Solvency    73
6.1.16Anti-Money Laundering/International Trade Law Compliance    73
6.1.17Labor Disputes    73
6.2Updates to Schedules    73
7.CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT    73
7.1First Loans and Letters of Credit    74
7.1.1Deliveries    74
7.1.2Payment of Fees    76
7.2Each Loan or Letter of Credit    76
8.COVENANTS    76
8.1Affirmative Covenants    77
8.1.1Preservation of Existence, Etc.    77
8.1.2Payment of Liabilities, Including Taxes, Etc.    77
8.1.3Maintenance of Insurance    77
8.1.4Maintenance of Properties    77
8.1.5Visitation Rights    77
8.1.6Keeping of Records and Books of Account    77
8.1.7Compliance with Laws; Use of Proceeds    78
8.1.8Further Assurances    78
8.1.9Anti-Terrorism Laws    78
8.1.10Required Interest Rate Hedge    78
8.1.11Additional Guaranties and Collateral    78
8.1.12Compliance with ERISA    79
8.1.13Post-Closing Matters    80
8.1.14Field Exams    80

8.2Negative Covenants    80
8.2.1Indebtedness    80
8.2.2Liens; Lien Covenants    81
8.2.3Prepayments or Amendments of Other Indebtedness    82
8.2.4Loans and Investments    82
8.2.5Dividends and Related Distributions    83
8.2.6Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions    84
8.2.7Dispositions of Assets or Subsidiaries    85
8.2.8Affiliate Transactions    85
8.2.9Subsidiaries, Partnerships and Joint Ventures    86
8.2.10Continuation of or Change in Business    86
8.2.11Fiscal Year    86
8.2.12Issuance of Stock    86
8.2.13Changes in Organizational Documents    86
8.2.14Limitation on Negative Pledge Clauses    87
8.2.15Limitations on Restrictions Affecting Subsidiaries    87
8.2.16Minimum Fixed Charge Coverage Ratio    87
8.2.17Maximum Leverage Ratio    87
8.2.18Minimum Liquidity    88
8.3Reporting Requirements    88
8.3.1Quarterly Financial Statements    88
8.3.2Annual Financial Statements    88
8.3.3Certificate of the Borrower    88
8.3.4Notices    89
9.DEFAULT    90
9.1Events of Default    90
9.1.1Payments Under Loan Documents    90
9.1.2Breach of Warranty    90
9.1.3Breach of Negative Covenants or Visitation Rights    90
9.1.4Breach of Other Covenants    90
9.1.5Defaults in Other Agreements or Indebtedness    90
9.1.6Final Judgments or Orders    91
9.1.7Loan Document Unenforceable    91
9.1.8Uninsured Losses; Proceedings Against Assets    91
9.1.9Events Relating to Plans and Benefit Arrangements    91
9.1.10Change of Control    91
9.1.11Relief Proceedings    91
9.2Consequences of Event of Default    91
9.2.1Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings    91
9.2.2Bankruptcy, Insolvency or Reorganization Proceedings    92
9.2.3Set-off    92
9.2.4Application of Proceeds    92
10.THE ADMINISTRATIVE AGENT    93
10.1Appointment and Authority    93
10.2Rights as a Lender    93
10.3Exculpatory Provisions    94

10.4Reliance by Administrative Agent    95
10.5Delegation of Duties    95
10.6Resignation of Administrative Agent    95
10.7Non-Reliance on Administrative Agent and Other Lenders    96
10.8No Other Duties, etc.    96
10.9Administrative Agent’s Fee    96
10.10Authorization to Release Collateral and Guarantors    96
10.11No Reliance on Administrative Agent’s Customer Identification Program    97
10.12Tax Indemnification by the Lenders    97
11.MISCELLANEOUS    97
11.1Modifications, Amendments or Waivers    97
11.1.1Increase of Commitment    97
11.1.2Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment    98
11.1.3Release of Collateral or Guarantor    98
11.1.4Borrowing Base    98
11.1.5Miscellaneous    98
11.2No Implied Waivers; Cumulative Remedies    99
11.3Expenses; Indemnity; Damage Waiver    99
11.3.1Costs and Expenses    99
11.3.2Indemnification by the Loan Parties    99
11.3.3Reimbursement by Lenders    100
11.3.4Waiver of Consequential Damages, Etc.    100
11.3.5Payments    100
11.4Holidays    100
11.5Notices; Effectiveness; Electronic Communication    100
11.5.1Notices Generally    100
11.5.2Electronic Communications    101
11.5.3Change of Address, Etc.    101
11.6Severability    101
11.7Duration; Survival    101
11.8Successors and Assigns    101
11.8.1Successors and Assigns Generally    101
11.8.2Assignments by Lenders    102
11.8.3Register    103
11.8.4Participations    104
11.8.5Certain Pledges; Successors and Assigns Generally    105
11.9Confidentiality    105
11.9.1General    105
11.9.2Sharing Information With Affiliates of the Lenders    105
11.10Counterparts; Integration; Effectiveness    106
11.10.1Counterparts; Integration; Effectiveness    106
11.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL    106
11.11.1Governing Law    106
11.11.2SUBMISSION TO JURISDICTION    106
11.11.3WAIVER OF VENUE    107
11.11.4SERVICE OF PROCESS    107

11.11.5WAIVER OF JURY TRIAL    107
11.12USA Patriot Act Notice    107
11.13Quebec Security Documents    107

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES

SCHEDULE 1.1(A)	- PRICING GRID

SCHEDULE 1.1(B)	- BORROWING BASE PARTIES

SCHEDULE 1.1(C)	- COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

SCHEDULE 1.1(E)(1)	EXCLUDED SUBSIDIARIES

SCHEDULE 1.1(E)(2)	- EXISTING LETTERS OF CREDIT

SCHEDULE 6.1.1	- QUALIFICATIONS TO DO BUSINESS

SCHEDULE 6.1.2	- SUBSIDIARIES

SCHEDULE 6.1.14	- ENVIRONMENTAL DISCLOSURES

SCHEDULE 6.1.17	LABOR AGREEMENTS

SCHEDULE 8.1.13	- POST-CLOSING MATTERS

SCHEDULE 8.2.1	- EXISTING PERMITTED INDEBTEDNESS

SCHEDULE 8.2.2	- EXISTING PERMITTED LIENS

SCHEDULE 8.2.4	EXISTING PERMITTED INVESTMENTS
EXHIBITS

EXHIBIT 1.1(A)	- ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT 1.1(B)	- BORROWING BASE CERTIFICATE

EXHIBIT 1.1(C)(1)	- CANADIAN SECURITY AGREEMENT

EXHIBIT 1.1(G)(1)	- GUARANTOR JOINDER

EXHIBIT 1.1(G)(2)	- GUARANTY AGREEMENT

EXHIBIT 1.1(G)(3)	- GLOBAL INTERCOMPANY NOTE

EXHIBIT 1.1(N)(1)	- REVOLVING CREDIT NOTE

EXHIBIT 1.1(N)(2)	- SWING LOAN NOTE

EXHIBIT 1.1(N)(3)	- TERM NOTE

EXHIBIT 1.1(P)(2)	- PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT

EXHIBIT 1.1(P)(3)	- PLEDGE AGREEMENT

EXHIBIT 1.1(P)(4)	- PERFECTION CERTIFICATE

EXHIBIT 1.1(P)(5)	- PERFECTION CERTIFICATE SUPPLEMENT

EXHIBIT 1.1(S)	- SECURITY AGREEMENT

EXHIBIT 2.5.1	- LOAN REQUEST

EXHIBIT 2.5.2	- SWING LOAN REQUEST

EXHIBIT 2.11	- LENDER JOINDER

EXHIBIT 5.9.7(A)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 5.9.7(B)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 5.9.7(C)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 5.9.7(D)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 7.11	- SOLVENCY CERTIFICATE

EXHIBIT 8.3.3	- QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (as hereafter amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) is dated as of _______________, 2012 and is made by and among HANDY & HARMAN GROUP LTD., a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (as hereinafter defined).

The Borrower has requested the Lenders to provide to the Borrower (i) a revolving credit facility in an aggregate principal amount not to exceed $90,000,000 and (ii) a term loan in the aggregate principal amount of $115,000,000. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.    CERTAIN DEFINITIONS
1.1    Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Accounts shall have the meaning assigned to such term in the Security Agreement.

Acquisition shall mean the acquisition by purchase, lease or otherwise, whether through a single transaction or a series of related transactions, of (i) controlling interests in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such Capital Stock or upon the exercise of an option or warrant for, or conversion of securities into, such Capital Stock, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent for the Lenders hereunder and in its capacity as collateral agent for the Secured Parties.

Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Administrative Expenses shall mean usual, customary and reasonable general and administrative expenses incurred by Parent in the ordinary course of business, including those incurred in connection with Parent’s compliance with applicable federal and state securities laws, including accounting fees, legal fees, fees and expenses for listing on any national securities exchange, directors fees, printing costs for communications to shareholders, transfer agent fees, proxy solicitation firm fees and other similar fees and charges.

Affiliate as to any Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be. For purposes of Section 8.2.8 [Affiliate Transactions], a Person that beneficially owns or holds 10% or more of any class of the voting or other equity interests of another Person will be deemed to control such other Person.

Agreement shall have the meaning specified in the preamble.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced) and Part II.1 of the Criminal Code, R.S.C., 1985 c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000 c. 17 or any other similar Canadian legislation now in effect or in effect in the future, together with all rules, regulations and interpretations thereunder or related thereto, including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations al-Quaida and Taliban Regulations

promulgated under the United Nations Act, R.S.C. 1985, c.U-2.

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Letter of Credit Fee Rate shall mean at any time (i) 2.00% per annum on up to $5,000,000 aggregate face amount of Letters of Credit outstanding at such time and (ii) the Applicable Margin then in effect as applicable to Revolving Credit Loans under the LIBOR Rate Option on the aggregate face amount of Letters of Credit in excess of $5,000,000 outstanding at such time.

Applicable Margin shall mean, as applicable:

(i)    the percentage spread to be added to the Base Rate applicable to Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit and Term Loan Base Rate Spread,” or
(ii)    the percentage spread to be added to the LIBOR Rate applicable to Loans under the LIBOR Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit and Term Loan LIBOR Rate Spread.”
Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Sale shall have the meaning specified in Section 5.7.2 [Sale of Assets].

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Senior Vice President, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Bankruptcy Event shall have the meaning specified in the definition of Defaulting Lender.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Federal Funds Open Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in either Section 4.1.1(i) [Revolving Credit Base Rate Option]or Section 4.1.2(i) [Term Loan Base Rate Option], as applicable.

Borrower shall have the meaning specified in the introductory paragraph and shall include any successor entity.

Borrower Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Borrowing Base shall mean, at any time, the amount equal to:
(a)    the lesser of:
(i)    the sum of:
(A)    85% of the amount of Eligible Accounts, plus
(B)    the lesser of:
(1)    (I) 40% multiplied by the Value of the Eligible Inventory (other than Precious Metals Inventory) of the Non-Precious Metals Borrowing Base Parties; plus
(II) 75% multiplied by the Value of the Eligible Inventory consisting of Precious Metals Inventory of Handy and the Precious Metals Borrowing Base Parties; and
(2)    the lesser of (x) 50% of the Revolving Credit Commitments and (y) 50% of the Borrowing Base; and
(ii)    the Revolving Credit Commitments, minus
(b)    Reserves.
The amounts of Eligible Inventory of any Borrowing Base Party shall be determined based on the lesser of the amount of Inventory set forth in the general ledger of the Borrower and the perpetual inventory record maintained by the Borrower.

Borrowing Base Certificate shall mean a certificate in the form of Exhibit 1.1(B), or in form and substance reasonably satisfactory to the Administrative Agent which is duly completed (including all schedules thereto) and executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent.

Borrowing Base Parties shall mean the Borrower and its Subsidiaries listed on Schedule 1.1(B); each sometimes individually referred to herein as a “Borrowing Base Party.”

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Canadian Pension Plan shall mean any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party in respect of any Person’s employment in Canada with a Loan Party, it being understood that “Canadian Pension Plan” does not include the Canada Pension Plan administered by the Federal government of Canada or the Quebec Pension Plan administered by the Province of Quebec.

Canadian Pension Termination Event shall mean (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of, winding up or the appointment of trustee to administer, any such plan.

Canadian Security Agreements shall mean, collectively, (a) the Canadian Security Agreement in substantially the form of Exhibit 1.1(C)(1) executed and delivered by each of the Loan Parties resident in Canada to the Administrative Agent for the benefit of the Secured Parties and (b) the Quebec Hypothec.

Capital Expenditures shall mean, for any period, with respect to any Person, as determined in accordance with GAAP, the aggregate of all expenditures for any fixed or capital assets (including, but not limited to, tooling) or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of Capital Lease payments; provided that any such expenditure made with the proceeds of insurance in accordance with Section 5.7.4 [Material Recovery Event] shall not constitute “Capital Expenditures.”

Capital Lease shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

Capital Stock shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Cash Collateralize shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Cash Equivalents shall mean:

(i)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(ii)    commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;
(iii)    demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition and which bank has a combined capital and surplus and undivided profits of not less than $500,000,000;
(iv)    money market or mutual funds whose investments are limited to those types of investments described in clauses (i)‑(iii) above, are rated AAA by Standard & Poor’s or Aaa by

Moody’s Investors Service, Inc. and have portfolio assets of at least $500,000,000; and
(v)    investments made under the Cash Management Agreements or under cash management agreements with any other Lenders.
Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].

Casualty Event shall have the meaning specified in Section 5.7.4 [Material Recovery Event].

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements (BIS), the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Loan Party to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 8.2.7 [Dispositions of Assets or Subsidiaries]; (b) the liquidation or dissolution of any Loan Party or the adoption of a plan by the stockholders of any Loan Party relating to the dissolution or liquidation of such Loan Party, other than as permitted in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions]; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of Capital Stock of Parent representing a greater percentage of the voting power of the total outstanding Capital Stock of Parent than the Capital Stock of Parent beneficially owned by the Sponsor; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Loan Party (together with any new directors who have been appointed by Parent or any Loan Party, or whose nomination for election by the stockholders of such Loan Party, as the case may be, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of any Loan Party then still in office; (e) the failure of the Sponsor to own directly or indirectly 25% of the voting power of the total outstanding Capital Stock of Parent and during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors who have been appointed by the Sponsor, or whose nomination for election by the stockholders of Parent was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then still in office; (f) the failure of Parent to own directly or indirectly 100% of the voting power of the total outstanding Capital Stock of the Borrower; or (g) the failure of Parent to own directly or indirectly 100% of the voting power of the total outstanding Capital Stock of any Guarantor, except, in the case of this clause (g), pursuant to the Disposition of Capital Stock of a Guarantor that is permitted under this Agreement.

CIP Regulations shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].

CIPO shall have the meaning specified in Section 6.1.11 [Liens in the Collateral].

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be November 8, 2012.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time.

Collateral shall mean (a) the collateral under the (i) Security Agreement, (ii) Canadian Security Agreements, (iii) Pledge Agreement, or (iv) Patent, Trademark and Copyright Security Agreement and (b) all other property of whatever kind and nature subject or purported to be subject from time to time to a lien under any Collateral Document.

Collateral Access Agreement shall mean an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, from any lessor of premises to any Loan Party, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of the Administrative Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

Collateral Documents shall mean the Security Agreement, the Canadian Security Agreements, the Pledge Agreement, the Patent, Trademark and Copyright Security Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC and PPSA financing statements (including Fixture Filings) or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, the Pledge Agreement, or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement, the Canadian Security Agreements or Pledge Agreement and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Obligations.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and Term Loan Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Term Loan Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Compliance Authority means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, (g) U.S. Securities and Exchange Commission, and (h) the Canadian Financial Transactions and Reports Analysis Centre.

Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].

Consolidated Adjusted EBITDA for any period of determination shall mean Consolidated EBITDA for such period, as adjusted by (i) if the Borrower or any of its Subsidiaries consummated any Permitted Acquisition at any time since the beginning of such period, including the Consolidated EBITDA of the Person or business acquired as if the Permitted Acquisition occurred on the first day of such period; provided that, if the inclusion of such Consolidated EBITDA would increase Consolidated Adjusted EBITDA, (x) the Borrower shall have delivered to the Administrative Agent a calculation of the adjustments pursuant to this clause (i) at least ten (10) Business Days prior to the consummation of such Permitted Acquisition in form and substance reasonably satisfactory to the Administrative Agent and (y) the latest annual financial statements of such Person or business shall have been audited by a nationally recognized accounting firm and subsequent unaudited quarterly financial statements shall have been prepared in accordance with GAAP consistently applied, subject, in the case of unaudited financial statements, to adjustments described therein and, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes, or such Consolidated EBITDA shall have been supported by a quality of earnings or similar due diligence report by a nationally recognized accounting firm and otherwise in form and substance reasonably satisfactory to the Administrative Agent, in each case, delivered to the Administrative Agent at least five (5) Business Days prior to date of the consummation of such Permitted Acquisition; provided that the Borrower shall have used commercially reasonable efforts to deliver to the Administrative Agent drafts of such financial statements or reports set forth in this clause (y) at least ten (10) Business Days prior to the date of the consummation of such Permitted Acquisition and (ii) if the Borrower or any of its Subsidiaries consummated any Disposition of a Subsidiary or a division, line of business or business unit at any time since the beginning of such period, excluding the Consolidated EBITDA of the Person or business Disposed of as if the Disposition occurred on the first day of such period. In addition, if the Consolidated EBITDA of the Person or business acquired is included in Consolidated Adjusted EBITDA of any period in accordance with the foregoing, Consolidated Adjusted EBITDA for such period may be increased by cost savings, operating expense reductions and synergies in connection with such Permitted Acquisition that are reasonably satisfactory to the Administrative Agent and, in the good faith judgment of the Borrower (as certified in an officer’s certificate delivered to the Administrative Agent prior to the consummation of such Permitted Acquisition), are reasonably identifiable, factually supportable and expected to be realized within one year of the applicable period of determination and no later than two years after the consummation of such Permitted Acquisition (calculated on a pro forma basis as if such cost savings, operating expense reductions and synergies were realized ratably during the entirety of such period); provided that, without the consent of the Required Lenders, the aggregate amount of all such cost savings, operating expense reductions and synergies in the aggregate shall not exceed 7.5% of the Consolidated EBITDA for such period of determination (calculated before giving effect to this clause (ii)).

Consolidated EBITDA for any period of determination shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period, plus (b) the sum of (each, to the extent deducted in the computation of such Consolidated Net Income and without duplication), (i) depreciation and amortization for such period, (ii) Interest Expense for such period, (iii) the provision for income taxes for such period, (iv) non-cash accruals for such period for environmental liabilities (to the extent that the aggregate amount of all such accruals previously added back pursuant to this clause (iv) following the date hereof and which remain accruals, net of reasonably anticipated recoveries or third party contributions, do not exceed $10,000,000), (v) fees and expenses incurred in connection with the Transactions prior to or within 60 days after the Closing Date, including, but not limited to, bank fees, legal fees and appraisal fees, (vi) non-cash compensation expense and (vii) other non-cash, non-recurring costs and expenses (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory), minus (c)(i) non-cash, non-recurring items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary of course of business) and (ii) cash expenses incurred during such period in connection with environmental liabilities to the extent accruals relating to such environmental liabilities were added back pursuant to clause (b)(iv) of this definition.

Consolidated Net Income shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, attributable to such period; provided that, (a) the net income of any Person that is not a wholly owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly owned Subsidiaries or the date that Person’s assets are acquired by such Person or by any of its wholly owned Subsidiaries shall be excluded; (c) the net income (if positive) of any wholly owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly owned Subsidiary to such Person or to any other wholly owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly owned

Subsidiary shall be excluded; (d) extraordinary gains and losses, gains and losses in connection with the inventory hedging program of such Person and its Subsidiaries, non-cash pension expense and credits and realized and unrealized gains or losses on derivatives and gains or losses due to the change in inventory levels of inventory accounted for on a last-in, first-out basis shall each be excluded; (e) any gain and any non-cash loss (but not any cash loss) together with any related provision for Taxes for such gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person shall be excluded; and (f) any net income or loss realized as a result of changes in accounting principles or the application thereof to such Person shall be excluded.

Covered Entity means the Borrower, its Affiliates and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of the Borrower acting in any capacity in connection with the Loans.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

Debtor Relief Laws means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Defaulting Lender shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, the Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, receiver-manager, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Defined Benefit Canadian Pension Plan means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

Designated Subsidiary shall have the meaning specified in the definition of “Specified Sale.”

Disposition or Dispose shall mean the sale, conveyance, transfer, license, lease or other disposition of any property, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Disqualified Stock shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Domestic Consolidated Adjusted EBITDA shall mean the portion of Consolidated Adjusted EBITDA generated by the Loan Parties (and excluding the portion generated by Non-Guarantor Subsidiaries).

Domestic Tangible Assets shall mean the portion of Total Tangible Assets owned by Loan Parties and located inside the United States.

Drawing Date shall have the meaning specified in Section 2.9.3.1 [Disbursements, Reimbursement].

Eligible Accounts shall mean Accounts created by a Borrowing Base Party which are and continue to be acceptable to the Administrative Agent in good faith based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a)    such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrowing Base Party or rendition of services by such Borrowing Base Party in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;
(b)    such Accounts are not paid on or prior to the date that is 90 days (120 days in the case of Accounts owing by Whirlpool, U.S.A.) after the date of the original invoice therefor or are not paid on or prior to the date that is 60 days (90 days in the case of Accounts owing by Whirlpool, U.S.A.) after the date on which such Accounts were due;
(c)    such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;
(d)    either (i) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada or (ii) at the Administrative Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to any such Account is located other than in the United States of America or Canada (a “Foreign Account”), then if either: (A) the account debtor has delivered to such Borrowing Base Party an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to the Administrative Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Foreign Account, in form and substance reasonably satisfactory to the Administrative Agent and if required by the Administrative Agent, the original of such letter of credit has been delivered to the Administrative Agent or the Administrative Agent’s agent and the issuer thereof, and such Borrowing Base Party has complied with the terms of the Security Agreement with respect to the assignment of the proceeds of such letter of credit to the Administrative Agent or naming the Administrative Agent as transferee beneficiary thereunder, as the Administrative Agent may specify, (B) such Foreign Account is subject to credit insurance payable to the Administrative Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (C) such Foreign Account is otherwise acceptable in all respects to the Administrative Agent (subject to such lending formula with respect thereto as the Administrative Agent may determine); provided that a Foreign Account shall not be deemed ineligible solely for failure to comply with the requirements of this clause (d)(ii) so long as the aggregate amount of all such Foreign Accounts does not exceed at any time the lesser of (x) $4,000,000 and (y) the amount equal to 50% of all Foreign Accounts;
(e)    such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrowing Base Party’s reasonably satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if the Administrative Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to the Administrative Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;
(f)    the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrowing Base Party to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);
(g)    there are no facts, events or occurrences which, to the knowledge of the Administrative Agent or any Borrowing Base Party, would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;
(h)    such Accounts are subject to the first priority, valid and perfected security interest of the Administrative Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent between the holder of such security interest or lien and the Administrative Agent;
(i)    neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Loan Party;
(j)    the account debtors with respect to such Accounts are not any foreign government, the United States of America, Canada, any State, Province, political subdivision, department, agency or instrumentality thereof, unless, (i) if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon the Administrative Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner reasonably satisfactory to the Administrative Agent or (ii) if the account debtor is Her Majesty in right of Canada or any Provincial or local Governmental Authority, or any Ministry thereof, such Borrowing Base Party has assigned its rights to payment of such Account to the Administrative Agent pursuant to, and in accordance with the Financial Administration Act, R.S.C. 185, C.F.-11, as amended, or any similar applicable provincial or local law regulation or requirement if applicable, has been complied with in a manner reasonably satisfactory to the Administrative Agent;
(k)    there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which could be reasonably expected to result in any material adverse change in any such account debtor’s financial condition (including any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);
(l)    the aggregate amount of such Accounts owing by a single account debtor of the Borrowing Base Parties does not constitute more than 15% (or such greater amount as the Administrative Agent shall agree) of the aggregate amount of all otherwise Eligible Accounts of the Borrowing Base Parties (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);
(m)    such Accounts are not owed by an account debtor who has Accounts unpaid more than 90 days after the original invoice date for them or more than 60 days after the original due date for them which constitute more than 50% of the total Accounts of such account debtor;
(n)    the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrowing Base Party to seek judicial enforcement in such State of payment of such Account, unless such Borrowing Base Party has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;
(o)    such Accounts are owed by account debtors whose total indebtedness to such Borrowing Base Party does not exceed the credit limit with respect to such account debtors as determined by such Borrowing Base Party from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrowing Base Party as of the date hereof and such credit limit is acceptable to the Administrative Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

(p)    such Accounts are not Accounts (including amounts due in respect of upfront or annual fees) due in respect of Thermont fabric;
(q)    such Accounts are not Specified Factored Accounts; and
(r)    such Accounts are owed by account debtors deemed creditworthy at all times by the Administrative Agent in good faith.
The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by the Administrative Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent has no written notice thereof from a Borrowing Base Party prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of the Administrative Agent. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

Eligible Inventory shall mean, as to each Borrowing Base Party, Inventory of such Borrowing Base Party consisting of finished goods held for resale in the ordinary course of the business of such Borrowing Base Party, raw materials for such finished goods and work-in-process for such finished goods, in each case that are acceptable to the Administrative Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) components which are not part of finished goods; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in such Borrowing Base Party’s business; (e) Inventory at premises other than those owned or leased and controlled by any Borrowing Base Party; provided that (i) as to Inventory of a Borrowing Base Party at locations which are leased by a Loan Party, such Inventory shall only be Eligible Inventory if (A) the aggregate book value of the Inventory at such location is equal to or greater than $100,000 and (B) the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a Collateral Access Agreement duly authorized, executed and delivered by the owner and lessor of such premises, except that, if the Administrative Agent shall not have received a Collateral Access Agreement from the owner and lessor of such premises, there shall be included in the Reserves an amount equal to three months’ rent for such premises, and (ii) as to Inventory of a Borrowing Base Party at locations owned and operated by a warehouse, processor or other third person, such Inventory shall only be Eligible Inventory if (A) the aggregate book value of the Inventory at such location is equal to or greater than $100,000 and (B) the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a Collateral Access Agreement duly authorized, executed and delivered by such third person, except that, if the Administrative Agent shall not have received a Collateral Access Agreement from such third person, there shall be included in the Reserves an amount equal to three months’ rent for such premises; provided, further, that, in addition, if required by the Administrative Agent, in order for such Inventory at locations owned and operated by a third person to be Eligible Inventory, the Administrative Agent shall have received: (x) UCC financing statements or, to the extent applicable, PPSA financing statements, between the owner and operator, as consignee or bailee and such Borrowing Base Party, as consignor or bailor, in form and substance reasonably satisfactory to the Administrative Agent, which are duly assigned to the Administrative Agent and (y) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of the Administrative Agent; (f) Inventory subject to a security interest or lien in favor of any Person other than the Administrative Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent between the holder of such security interest or lien and the Administrative Agent; (g) bill and hold goods; (h) unserviceable, obsolete or slow moving Inventory; (i) Inventory that is not subject to the first priority, valid and perfected security interest of the Administrative Agent; (j) returned, damaged and/or defective Inventory; (k) Inventory purchased or sold on consignment; (l) Inventory which may become subject to the claims of a supplier pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c. B-3, as amended, or any applicable provincial laws granting revendication or similar rights to unpaid suppliers to the extent of such claims; and (m) Inventory located outside the United States of America (in the case of the Loan Parties organized in the U.S.) or outside of Canada (in the case of Handy & Harman of Canada, Limited or Atlantic Service Company, Limited). The criteria for Eligible Inventory set forth above may be changed and any new criteria for Eligible Inventory may be established by the Administrative Agent in good faith only based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent has no written notice thereof from a Borrowing Base Party prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of the Administrative Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

Environment shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

Environmental Laws shall mean all applicable federal, state, local, tribal, provincial, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the Environment; (iv) human health and safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, or Release or threat of Release of Regulated Substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

Environmental Liability means any liability, obligation, loss, claim, damage, action, order or cost, contingent or otherwise, resulting from or based upon (a) any actual or alleged violation of Environmental Law, (b) exposure to any Regulated Substances, or (c) the Release or threatened Release of any Regulated Substances.

Equipment shall mean all now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder), for which the thirty (30) day notice requirement has not been waived, with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the imposition of a lien on any assets of the Borrower or the posting of a bond or other security in favor of the participants and/or beneficiaries of any Plan, the PBGC or any other Person; (f) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any of its Subsidiaries; (g) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2)

of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (h) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (j) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (l) any other event or condition with respect to a Plan, including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate, that could reasonably be expected to result in material liability to the Borrower.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

Excluded Subsidiaries shall mean (i) with respect to any Subsidiary formed or acquired after the Closing Date, any such Subsidiary of the Borrower with assets of less than $100,000 designated as an Excluded Subsidiary by the Borrower by written notice to such effect to the Administrative Agent, (ii) any Foreign Subsidiary and (iii) each Subsidiary of the Borrower that is not directly or indirectly wholly-owned by the Borrower. The Excluded Subsidiaries as of the Closing Date are listed on Schedule 1.1(E)(1).

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.2 [Payments Free of Taxes], additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Letters of Credit shall mean any letters of credit outstanding on the Closing Date described on Schedule 1.1(E)(2).

Existing Senior Credit Agreements shall mean (i) that certain Amended and Restated Loan and Security Agreement, dated as of October 15, 2010 (as amended, amended and restated, supplemented or otherwise modified), by and among, the Borrower and certain subsidiaries of the Borrower as borrowers thereunder, the guarantors party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as agent, lead arranger and lead bookrunner and (ii) that certain Amended and Restated Loan and Security Agreement, dated as of September 12, 2011 (as amended, amended and restated, supplemented or otherwise modified), by and among, the Borrower and certain subsidiaries of the Borrower as borrowers thereunder, the guarantors party thereto, the lenders from time to time party thereto and Ableco, L.L.C., as agent.

Factor shall mean any Person that purchases Specified Factor Accounts from the Borrower pursuant to the applicable Factoring Documents in accordance with Section 8.2.7(vi) [Disposition of Assets or Subsidiaries].

Factoring Documents shall mean, collectively, all of the agreements, documents and instruments related to the sale by the Borrower of Specified Factored Accounts in accordance with Section 8.2.7(vi) [Disposition of Assets or Subsidiaries].

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the current Code (or any amended or successor version described above).

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Financial Covenants shall mean the covenants set forth in Sections 8.2.16 [Minimum Fixed Charge Coverage Ratio], 8.2.17 [Maximum Leverage Ratio] and 8.2.18 [Minimum Liquidity].

Fixed Charge Coverage Ratio shall mean the ratio of (i) (a) Consolidated EBITDA of the Borrower minus (b) the lesser of (x) Unfinanced Capital Expenditures and (y) $15,000,000 to (ii) Fixed Charges of the Borrower.

Fixed Charges shall mean, with respect to any Person for any period, the sum of, without duplication, the following of such Person or any of its Subsidiaries for such period in respect of (a) Interest Expense; provided that any annual fees will be considered to be an Interest Expense when such amounts are recognized as an expense in the income statement of such Person or any of its Subsidiaries, (b) all regularly scheduled principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases

(and without duplicating amounts in item (a) of this definition, the interest component with respect to Indebtedness under Capital Leases), (c) all cash income taxes (and payments to Parent to pay its taxes), (d) other than cash dividends or distributions for Administrative Expenses (which shall be covered by clause (e)), cash dividends or distributions paid after the Closing Date by such Person or any of its Subsidiaries (other than to such Person or any of its Subsidiaries and other than dividends or distributions funded by the Specified Sale Proceeds Available Amount) and repurchases or redemptions after the Closing Date by such Person or any of its Subsidiaries of its Capital Stock (other than from such Person or any of its Subsidiaries), (e) Administrative Expenses, whether paid directly or as a dividend, distribution, loan or advance to Parent, and (f) payments for pension expenses, whether paid directly or as a dividend, distribution, loan or advance to Parent; provided that until the fiscal quarter ending December 31, 2013, (i) Interest Expense shall be calculated on a pro forma basis to give effect to the Transactions as if they occurred at the beginning of such period, (ii) the amount in clause (b) shall disregard such principal payments in respect of the Existing Senior Credit Agreements and shall be increased by $8,625,000 (without duplication of actual scheduled principal payments pursuant to Section 3.3 [Scheduled Amortization of Term Loans]) and (iii) the amount in clause (f) shall be deemed to be $12,000,000 for each four-quarter period.

Fixture Filing shall mean a fixture filing on Form UCC-1 for filing under the Uniform Commercial Code as in effect in each applicable jurisdiction listed on Schedule 6 to the Perfection Certificate, in form and substance sufficient to perfect the lien on and security interests in fixtures purported to be created by the Security Agreement in favor of the Administrative Agent for the benefit of the Lenders.

Foreign Lender shall mean a Lender that is not a U.S. Person.

Foreign Subsidiary shall mean any Subsidiary of the Borrower other than any Subsidiary of the Borrower incorporated or organized under the laws of (i) the United States of America, any State thereof or the District of Columbia or (ii) Canada and any Province thereof.

Fronting Exposure shall mean, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

Global Intercompany Note shall mean a global promissory note evidencing loans or advances owing by Parent or any of its Subsidiaries to Parent or any of its Subsidiaries, substantially in the form of Exhibit 1.1(G)(3) and pledged to the Collateral Agent as part of the Collateral.

Governmental Authority shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature pages hereof and each other Person which joins this Agreement as a Guarantor after the date hereof, in each case, until such Person is released as a Guarantor in accordance with the terms hereof.

Guarantor Joinder shall mean a joinder to the Guaranty Agreement by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Lenders.

Handy shall mean Handy & Harman, a New York corporation.

Hedging Agreement shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

Hedging Obligations shall mean obligations under or with respect to Hedging Agreements.

ICC shall have the meaning specified in Section 11.11.1 [Governing Law].

Increasing Lender shall have the meaning assigned to that term in Section 2.11.1 [Increasing Lenders and New Lenders].

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) in respect of any letter of credit, (iv) any Hedging Obligations, (v) any other transaction (including forward sale or purchase agreements, Capital Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (vi) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean (i) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), any Other Taxes.

Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Loan Parties].

Industrial Manufacturing shall mean the fabrication, processing or preparation of products from raw materials and commodities and related services, including all products manufactured and services provided by the Borrower or any of its Subsidiaries as of the Closing Date.

Industrial Manufacturing Net Sales shall mean the portion of consolidated net sales of the Borrower and its Subsidiaries generated by sale of products from Industrial Manufacturing.

Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non‑confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries; provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization, arrangement or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors, undertaken under any Law.

Intercreditor Agreement shall mean that certain Intercreditor and Subordination Agreement, dated as of the Closing Date, by and among, the Administrative Agent and Wells Fargo Bank, National Association, as trustee and collateral agent for the holders of Subordinated Notes, as acknowledged and agreed by the Loan Parties.

Interest Expense shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including discounts in connection with the sale of any accounts, but excluding (x) interest paid in property other than cash and (y) any other interest expense not payable in cash.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans or Term Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Maturity Date. No Interest Period in respect of Term Loans may be selected which extends beyond a Principal Amortization Payment Date for Term Loans unless, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans under the Base Rate Option together with such Term Loans under the LIBOR Rate Option within Interest Periods expiring on or prior to such Principal Amortization Payment Date are at least equal to the aggregate principal amount of Term Loans due on such date.

Interest Rate Hedge shall mean a Hedging Agreement to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

Inventory shall mean all of the Loan Parties’ now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by a Loan Party as lessor; (b) are held by a Loan Party for sale or lease or to be furnished under a contract of service; (c) are furnished by a Loan Party under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

Investment shall have the meaning specified in Section 8.2.4 [Loans and Investments].

Investment Property Control Agreement shall mean an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Administrative Agent, the Borrower or any Subsidiary thereof, and any securities intermediary, commodity intermediary or other Person who has custody, control or possession of any investment property of the Borrower or such Subsidiary acknowledging that such securities intermediary, commodity intermediary or other Person has custody, control or possession of such investment property on behalf of the Administrative Agent, that it will comply with entitlement orders originated by the Administrative Agent with respect to such investment property, or other instructions of the Administrative Agent, and has such other terms and conditions as the Administrative Agent may require.

IRS shall mean the United States Internal Revenue Service.

ISP98 shall have the meaning specified in Section 11.11.1 [Governing Law].

Issuing Lender shall mean (i) PNC, in its individual capacity as issuer of Letters of Credit hereunder (other than with respect to the Existing Letters of Credit), (ii) Wells Fargo Bank, National Association (with respect to the Existing Letters of Credit only) and (iii) any other Lender that the Borrower, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder; provided that such Lender has agreed to be the Issuing Lender. References to the Issuing Lender in the Loan Documents shall be to the applicable Issuing Lender.

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by the Administrative Agent or any Lender or an Affiliate of the Administrative Agent or a Lender (or by any Person that was the Administrative Agent or a Lender or its Affiliate at the time the Interest Rate Hedge was entered into) and which: (i) is documented in a standard International Swaps and Derivatives Association Agreement, and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.9.1.1 [Issuance of Letters of Credit].
Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3.3 [Disbursements, Reimbursement].

Letter of Credit Expiration Date shall mean the day that is five (5) Business Days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1.1 [Issuance of Letters of Credit].

Leverage Ratio shall mean, as of any date of determination, the ratio of (A) Total Indebtedness of the Borrower and its Subsidiaries on such date to (B) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries (i) for the four fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four fiscal quarters most recently ended if such date is not a fiscal quarter end.

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
LIBOR Rate =	or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option] or Section 4.1.2(ii) [Term Loan LIBOR Rate Option], as applicable.

LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, hypothec, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Line Cap shall mean, at any time, an amount equal to the lesser of (i) the Revolving Credit Commitments and (ii) the Borrowing Base.

Liquidity shall mean, as of any date of determination, an amount equal to the sum, of (a) the sum as of such date of (i) cash and (ii) Cash Equivalents, in each case held in a U.S. account of any of the Loan Parties in which the Administrative Agent has a perfected Lien and that have not been pledged as a deposit or otherwise to a third party, plus (b) the amount, if any, by which the Line Cap exceeds the Revolving Facility Usage as of such date.

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty

Agreement, the Global Intercompany Note, the Notes, the Collateral Documents, the Intercreditor Agreement and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Parties shall mean the Borrower and the Guarantors.

Loan Request shall have the meaning specified in Section 2.5.1 [Revolving Credit Loan Requests; Swing Loan Requests].

Loans shall mean collectively, and Loan shall mean separately, all Revolving Credit Loans, Swing Loans and the Term Loans or any Revolving Credit Loan, Swing Loan or Term Loan.
Management Services Agreement shall mean that management services agreement dated as of January 1, 2012 among SP Corporate Services LLC, Parent and the Borrower.

Material Adverse Change shall mean (a) any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) a material adverse change in the business, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (c) material impairment on the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) material impairment on the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Material Indebtedness shall mean Indebtedness (other than the Loans and Letters of Credit) or any Hedging Obligations of the Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding (for the purposes of Section 9.1.5 [Defaults in Other Agreements or Indebtedness], together with any other Indebtedness as to which any event described in such section has occurred and is continuing), $2,500,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligation of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement was terminated at such time.

Maturity Date shall mean (a) June 15, 2017 or (b) if, on or prior to May 15, 2017, (i) all of the Subordinated Notes are repaid, repurchased, retired or refinanced with Qualified Permitted Refinancings or (ii) if the Subordinated Note Indenture is amended or supplemented to extend the maturity date of all of the Subordinated Notes to a date no earlier than May 8, 2018, then November 8, 2017.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Net Cash Proceeds shall mean:

(a)    with respect to any Disposition (other than any issuance or sale of Capital Stock), the cash proceeds received by the Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by the Borrower or any of its Subsidiaries associated with the properties sold in such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Disposition (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Disposition, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien (senior to the Lien securing the Obligations) on the properties sold in such Disposition (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);
(b)    with respect to any issuance of Indebtedness or any other issuance or sale of Capital Stock by the Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and
(c)    with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
New Lender shall have the meaning assigned to that term in Section 2.11.1 [Increase in Revolving Credit Commitments].

Non-Consenting Lender shall have the meaning specified in Section 11.1.5 [Miscellaneous].

Non-Defaulting Lenders shall mean, at any time, all Revolving Credit Lenders that, at such time, are not Defaulting Lenders.

Non-Guarantor Subsidiary shall mean any Subsidiary of the Borrower that is not a Guarantor.

Non-Precious Metals Borrowing Base Parties shall mean, collectively, the Borrowing Base Parties other than the Precious Metals Borrowing Base Parties; sometimes each individually referred to herein as a “Non-Precious Metals Borrowing Base Party”.

Notes shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan, and in the form of Exhibit 1.1(N)(3) evidencing the Term Loans.

Obligation shall mean obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under (i) this Agreement and the other Loan Documents, (ii) any Lender Provided Interest Rate Hedge, (iii) any Other Lender Provided Financial Service Product and (iv) any Cash Management

Agreement.

Official Body shall mean the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

OMG shall mean OMG, Inc., a Delaware corporation.

OMG Mortgage Debt shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by OMG to OMG Mortgage Lender, including principal, interest, charges, fees, premiums, indemnities, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the OMG Mortgage Loan Documents.

OMG Mortgage Lender shall mean TD Bank, N.A. and its successors and assigns.

OMG Mortgage Loan Documents shall mean, individually and collectively (a) the Loan and Security Agreement, dated October 8, 2010, by and between OMG and OMG Mortgage Lender, as amended, and (b) the Loan and Security Agreement, dated on or about August 29, 2012, by and between OMG and OMG Mortgage Lender, in each case together with all of the other agreements, documents and instruments at any time executed and/or delivered by the Borrower or Guarantor with, to or in favor of OMG Mortgage Lender in connection therewith or related thereto.

Order shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].

Other Connection Taxes shall mean, with respect to any Recipient, Taxes not described in clause (i)(a) of the definition of Excluded Taxes that are imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document, and/or sold or assigned an interest in any Loan or Letter of Credit Obligation or Loan Document).

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which the Administrative Agent, any Lender or Affiliate of the Administrative Agent or a Lender (or by any Person that was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such agreement or arrangement was entered into) provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

Other Lender Provided Financial Service Product Reserve shall mean, as of any date of determination, the lesser of (a) $10,000,000 and (b) marked-to-market credit exposure of the Borrower and Guarantors in respect of Hedge Agreements then provided or outstanding.

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

Parent shall mean Handy & Harman Ltd., a Delaware corporation.

Participant has the meaning specified in Section 11.8.4 [Participations].

Participant Register shall have the meaning specified in Section 11.8.4 [Participations].

Participation Advance shall have the meaning specified in Section 2.9.3.3 [Disbursements, Reimbursement].

Patent, Trademark and Copyright Security Agreement shall mean the Patent, Trademark and Copyright Security Agreement in substantially the form of Exhibit 1.1(P)(2) executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

Payment Date shall mean the first day of each calendar quarter after the date hereof, the Maturity Date and the date of acceleration of the Loans.

Payment in Full and Paid in Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Perfection Certificate shall mean a certificate in the form of Exhibit 1.1(P)(4) or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

Perfection Certificate Supplement shall mean a certificate supplement in the form of Exhibit 1.1(P)(5) or any other form approved by the Administrative Agent.

Permitted Acquisition shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Foreign Subsidiary Restructuring Transactions shall mean any Disposition of, or Investment in, the Capital Stock of a Foreign Subsidiary in connection with a restructuring; provided that (i) after giving effect to such Permitted Foreign Subsidiary Restructuring Transaction, the Equity Interests of such Foreign Subsidiary being Disposed is directly or indirectly owned by a Foreign Subsidiary of the Borrower which is a first-tier Foreign Subsidiary, 66% of the total voting power of its outstanding voting Capital Stock of which first-tier Foreign Subsidiary have been or are being concurrently pledged to the Administrative Agent for the benefit of the Secured Parties as Collateral and (ii) the principal purposes of such Permitted Foreign Subsidiary Restructuring Transaction is undertaken in good faith for a bona fide business purpose and not for the purpose of (1) circumventing any covenant set forth in this Agreement or (2) reducing the Collateral securing the Obligations (as certified by an Authorized Officer of the Borrower in an officer’s certificate).

Permitted Liens shall mean:

(i)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
(ii)    Pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
(iv)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(v)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, minor defects or irregularities in title, and other similar Liens, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vi)    Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Secured Parties securing the Obligations (including Lender Provided Interest Rate Hedges and Other Lender Provided Financial Service Products);
(vii)    (A) Any Lien existing on the date of this Agreement and described on Schedule 8.2.2 and (B) Liens securing Indebtedness permitted by Section 8.2.1(ii) [Indebtedness]; provided that, in each case, the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(viii)    Liens securing Indebtedness permitted by Section 8.2.1(iii) [Indebtedness]; provided that such Liens shall be limited to the assets financed with such Indebtedness;
(ix)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
(1)    claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(2)    claims, Liens or encumbrances upon, and defects of title to, real or personal property (other than the Collateral), including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
(3)    claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(4)    Liens resulting from final judgments or orders described in Section 9.1.6 [Final Judgments or Orders];
(x)    the security interests in and Liens upon the Collateral to secure the Indebtedness permitted by Section 8.2.1(vi) [Indebtedness]; provided that such security interest in and Liens are and shall at all times be subject and subordinate to the security interests and Liens therein of the

Administrative Agent pursuant to the terms of the Intercreditor Agreement;
(xi)    Liens securing Indebtedness permitted under Section 8.2.1(ix) [Indebtedness] of any Foreign Subsidiary on the assets and properties of such Foreign Subsidiary;
(xii)    the security interests of a Factor in the Specified Factored Accounts sold by the Borrower to such Factor in accordance with Section 8.2.7(vi) [Disposition of Assets or Subsidiaries];
(xiii)    Liens securing OMG Mortgage Debt permitted by Section 8.2.1(x) [Indebtedness] on the real properties constituting collateral for the OMG Mortgage Debt on the Closing Date;
(xiv)    Liens arising from operating leases and precautionary UCC financing statement filings in respect thereof and Equipment or other materials that are not owned by the Borrower or any of its Subsidiaries located on the premises of the Borrower or such Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Borrower or such Subsidiary and the precautionary UCC or PPSA financing statement filings in respect thereof; and
(xv)    Liens securing Indebtedness permitted under Section 8.2.1(v)(d) [Indebtedness] solely on the assets subject to the commodity trading agreement and held in a commodities account established under such agreement; provided that the Administrative Agent shall have received an Investment Property Control Agreement with respect to such commodities account, duly authorized, executed and delivered by the applicable Loan Party and such commodities intermediary.
Permitted Refinancing shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Potential Default or Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, (i) such modification, refinancing, refunding, renewal replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an intercreditor agreement, the holders of such modified, refinanced, refunded, renewed, or replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such intercreditor agreement.

Permitted Subordinated Note Transactions shall mean any prepayment, repurchase, redemption, purchase or defeasance (“repay”) of the Subordinated Notes, in whole or in part, utilizing (x) up to $17,500,000 of Loans (which amount includes any Subordinated Notes that have been confirmed for redemption or purchase prior to the Closing Date) plus (y) the Specified Sale Proceeds; provided that (i) such repayment shall occur prior to the first anniversary of the Closing Date and (ii) on the date of such repayment (after giving effect thereto), (a) the Leverage Ratio of the Borrower shall be no greater than 2.75 to 1.00 and (b) the Financial Covenants shall be complied with and no Potential Default or Event of Default shall have occurred and be continuing.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time been maintained by or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Pledge Agreement shall mean the Pledge Agreement in substantially the form of Exhibit 1.1(P)(3) executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

PPSA shall mean the Personal Property Security Act as in effect from time to time in any applicable province of Canada (other than Quebec) and the Civil Code in the Province of Quebec.

Precious Metals Borrowing Base Parties shall mean, collectively, Lucas-Milhaupt, Inc., Handy &Harman of Canada, Limited and such other Guarantors as the Borrower and the Administrative Agent shall agree upon in writing from time to time hereafter; sometimes each individually referred to herein as a “Precious Metals Borrowing Base Party”.

Precious Metals Inventory shall mean Inventory of the Loan Parties consisting of gold, silver, palladium or platinum.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Amortization Payment shall mean a scheduled payment on the Term Loans pursuant to Section 3.3 [Scheduled Amortization of Term Loans].

Principal Amortization Payment Date shall mean the payment dates set forth in the table in Section 3.3 [Scheduled Amortization of Term Loans] under the heading “Principal Amortization Payment Date.”

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code or PPSA or a valid and enforceable first ranking hypothec opposable to third parties under the Civil Code of Quebec in the Collateral which is subject only to statutory Liens for taxes not yet due and payable or Liens securing Purchase Money Indebtedness.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Purchase Money Indebtedness shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Leases) incurred for the purpose of financing all or any part of the purchase price of any property, plant or Equipment or the cost of installation, construction or improvement of such property; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

Qualified Permitted Refinancing shall mean a Permitted Refinancing of the Subordinated Notes; provided that no principal payments in respect of such Indebtedness shall be due prior to the date that is six months after the Maturity Date.
Quebec Hypothec shall mean collectively, (a) the hypothec on a universality of personal (movable) property given by the Loan Parties resident in Canada in favor of PNC Bank, National Association, as the person holding the power of attorney (fondé de pouvoir) of the Lenders as security for, inter alia, any bond(s) issued thereunder; (b) the aforesaid bond(s); and (c) any pledge agreement in respect of such bonds, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

Ratable Share shall mean:

(i)    with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders; provided, however, that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
(ii)    with respect to a Lender’s obligation to make Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Term Loans bears to the Term Loans of all of the Lenders.
(iii)    with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment plus Term Loans, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments plus the Term Loans of all Lenders; provided, however, that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments; provided further for purposes of Section 2.10 [Defaulting Lenders], “Ratable Share” shall mean the percentage of the aggregate Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment.
Recipient shall mean the Administrative Agent, any Lender or Issuing Lender, and any other recipient of any payment made by or on account of any Obligation of any Loan Party under any Loan Document, as applicable.

Refinancing shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness under the Existing Senior Credit Agreements.

Reimbursement Obligation shall have the meaning specified in Section 2.9.3.1 [Disbursements, Reimbursement].

Regulated Substances shall mean all substances, wastes, pollutants or contaminants, materials, constituents, chemicals or compounds in any form regulated or which can give rise to liability under any Environmental Law, including but not limited to, petroleum or petroleum by-products, asbestos or asbestos containing materials, polychlorinated biphenyls, toxic mold or radon gas.

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

Release means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of any Regulated Substance into or through the Environment or within, from or into any building, structure, facility or fixture.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable Debtor Relief Law, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Reportable Compliance Event means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

Required Interest Rate Hedge shall have the meaning assigned to that term in Section 8.1.10 [Required Interest Rate Hedge].

Required Lenders shall mean

(A)    If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
(B)    If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of (a) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), and (b) the aggregate principal amount of any Term Loans then outstanding.
Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Reserves shall mean as of any date of determination, such amounts required to be included therein pursuant to the proviso to clause (e) of the definition of Eligible Inventory and such additional amounts as the Required Lenders may from time to time establish and revise in good faith to reflect: (1) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of the Loan Parties for such period) for any period is or is reasonably anticipated to be greater than 5%; (2) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (3) sales, excise or similar taxes included in the amount of any Accounts included in the Borrowing Base; (4) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (5) amounts due or to become due to owners and lessors of premises where any Collateral is located; or (6) the Other Lender Provided Financial Service Product Reserve. The amount of any Reserve established by the Required Lenders shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Required Lenders in good faith.

Resignation Effective Date shall have the meaning assigned to that term in Section 10.6 [Resignation of Administrative Agent].

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(C) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Lender shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or 2.9.4 [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

Sanctioned Country means a country subject to a sanctions program maintained by any Compliance Authority.

Sanctioned Person means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

Secured Parties shall mean, collectively, the Administrative Agent, the Lenders and each counterparty to a Lender Provided Interest Rate Hedge, Other Lender Provided Financial Service Products or a Cash Management Agreement if such person is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender or at the date of entering into such Lender Provided Interest Rate Hedge, Other Lender Provided Financial Service Products or Cash Management Agreement such person was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender and, if not the Administrative Agent or a Lender, such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.3 [Exculpatory Provisions], 10.10 [Authorization to Release Collateral and Guarantors], 11.3 [Expenses; Indemnity; Damage Waiver] and 11.11 [Choice of Law; Submission to Jurisdiction; Waiver of Venue; Etc.] as if it were a Lender.

Security Agreement shall mean the Security Agreement in substantially the form of Exhibit 1.1(S) executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

Solvent shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Factored Accounts shall mean those Accounts owing by an account debtor to the Borrower which are sold by the Borrower to a Factor pursuant to the applicable Factoring Documents in accordance with Section 8.2.7(vi) [Disposition of Assets or Subsidiaries].

Specified Sale shall mean the sale of the Subsidiary of Parent previously identified to the Administrative Agent and the Lenders prior to the Closing Date (the “Designated Subsidiary”).

Specified Sale Proceeds shall mean the Net Cash Proceeds received by the Loan Parties from the Specified Sale; provided that (i) a binding agreement to Dispose the Designated Subsidiary is entered into within 180 days of the Closing Date and (ii) the Specified Sale is consummated within 270 days of the Closing Date.

Specified Sale Proceeds Available Amount shall mean (i) the lesser of (x) the Specified Sale Proceeds and (y) $20,000,000, minus (ii) the aggregate amount of Investments made pursuant to Section 8.2.4(xii), minus (iii) the aggregate amount of dividends or distributions made pursuant to Section 8.2.5(vii), minus (iv) any portion of the Specified Sale Proceeds that has been, applied to repurchase, redeem, defease or otherwise retire the Subordinated Notes, (the amount in this clause (iv) to be specified by the Borrower in an officer’s certificate to the Administrative Agent); provided that on the date of the use of the Specified Sale Proceeds Available Amount (and after giving effect to the applicable Investment, dividend or distribution), the Leverage Ratio shall be no greater than 2.75 to 1.00. The Borrower shall give written notice to the Administrative Agent upon any use of the Specified Sale Proceeds Available Amount.

Specified Transaction Requirements shall mean, with respect to the transaction to which the Specified Transaction Requirements apply, after giving pro forma effect to such transaction (and any other transaction that previously required the testing of the Specified Transaction Requirements and was consummated since the beginning of the four-quarter period referred to below) (including any incurrence or repayment of Indebtedness occurring substantially concurrently therewith), (i) the Financial Covenants shall be complied with and no Potential Default or Event of Default shall exist, (ii) the Leverage Ratio as of the date of consummation of such transaction shall not be greater than the lesser of (x) 2.75 to 1.00 and (y) 0.25 “turn” less than the maximum Leverage Ratio permitted at such time pursuant to Section 8.2.17 [Maximum Leverage Ratio], (iii) Domestic Tangible Assets of the Loan Parties as of the end of the fiscal quarter most recently ended prior to the consummation of such transaction shall not be less than 70% of Total Tangible Assets of the Borrower and its Subsidiaries as of such date, (iv) Domestic Consolidated Adjusted EBITDA of the Loan Parties for the four-quarter period most recently ended prior to the consummation of such transaction shall not be less than 70% of Consolidated Adjusted EBITDA of the Borrower for such four-quarter period and (v) Industrial Manufacturing Net Sales of the Borrower and its Subsidiaries shall not be less than 70% of consolidated net sales of the Borrower and its Subsidiaries; provided that (A) clauses (iii) and (iv) shall be tested in connection with an Acquisition or Investment only if such transaction involves the Acquisition of Capital Stock of, or other Investment in, a Person that will not become a Guarantor or the Acquisition of assets by a Non-Guarantor Subsidiary and the aggregate consideration for such Acquisition or Investment (together with the aggregate consideration for prior Acquisitions or Investments for which clauses (iii) and (iv) were not tested) is at least $10,000,000, or in connection with a Disposition only if such transaction involves the Disposition of Capital Stock of, or other Investment in, a Guarantor or the Disposition of assets by a Guarantor and the aggregate consideration received for such Disposition (together with the aggregate consideration for prior Dispositions for which clauses (iii) and (iv) were not tested) is at least $10,000,000, (B) clause (v) shall be tested in connection with an Acquisition or Investment only if the transaction involves the Acquisition of Capital Stock of, or other Investment in, a Person that is not primarily engaged in Industrial Manufacturing or the Acquisition of assets that will not be used primarily in Industrial Manufacturing and the aggregate consideration for such Acquisition or Investment (together with the aggregate consideration for prior Acquisitions or Investments for which clause (v) was not tested) is at least $10,000,000, or in connection with a Disposition only if the transaction involves the Disposition of Capital Stock of, or other Investment in, a Person that was primarily engaged in Industrial Manufacturing or the Disposition of assets that were used primarily in Industrial Manufacturing and the aggregate consideration received for such Disposition (together with the aggregate consideration for prior Dispositions for which clause (v) was not tested) is at least $10,000,000, (C) clause (v) shall be tested in connection with an expenditure in an Unrelated Business only if the amount of such expenditure, together with all prior expenditures in Unrelated Businesses for which clause (v) was not tested, is at least $10,000,000 and (D) the Borrower shall deliver to the Administrative Agent a certificate demonstrating compliance with the requirements of this definition with respect to each Acquisition, Disposition or Investment or expenditure in Unrelated Business involving aggregate consideration in excess of $1,000,000.

Sponsor shall mean Steel Partners Holdings L.P. and/or its Affiliates.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].

Subordinated Note Documents shall mean the Subordinated Note Indenture and the collateral documents related thereto.

Subordinated Note Indenture shall mean that certain amended and restated indenture, dated as of December 13, 2010, by and among the Borrower, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral agent.

Subordinated Notes shall mean the 10% Subordinated Secured Notes due 2017 issued under the Subordinated Note Indenture.

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $10,000,000.

Swing Loan Lender shall mean PNC, in its capacity as a lender of Swing Loans.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Term Loan shall have the meaning specified in Section 3.1 [Term Loan Commitments]; Term Loans shall mean collectively all of the Term Loans.

Term Loan Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(C) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified and “Term Loan Commitments” shall mean the aggregate Term Loan Commitments of all of the Lenders.

Total Indebtedness shall mean Indebtedness described in clauses (i), (ii), (iii), (v) or (vi) of the definition thereof, determined on a consolidated basis.

Total Tangible Assets shall mean total consolidated assets of the Borrower and its Subsidiaries less intangible assets (including goodwill, intellectual property, non-compete agreements, orders backlog and customer relationships).

Transactions shall mean, collectively, (a) the execution and delivery of the Loan Documents on the Closing Date and the initial borrowings hereunder, (b) the Refinancing and (c) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

UCP shall have the meaning specified in Section 11.11.1 [Governing Law].

Unfinanced Capital Expenditures shall mean all Capital Expenditures of the Borrower and its Subsidiaries other than those made utilizing financing provided by the applicable seller or third party lenders.

Uniform Commercial Code or UCC shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

Unrelated Business shall have the meaning specified in Section 8.2.10 [Continuation of or Change in Business].

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].

Value shall mean, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, the Value of the Inventory shall not include: (i) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Loan Party or (ii) write-ups or write-downs in value with respect to currency exchange rates.

Weighted Average Life to Maturity shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

WHX Plan shall mean the WHX Pension Plan, a defined benefit plan that is covered by Title IV of ERISA.

1.2     Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated in accordance herewith and therewith; (vi) references to “province” or any like terms shall include “territory” and like terms; (vii) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (ix) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; and (x) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time. All certificates and other required submissions made by specified officers of any Loan Party shall be deemed for all purposes as made by such person solely in such person’s capacity as such officer.

1.3    Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 8.2 [Negative Covenants], any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner reasonably satisfactory to the Borrower and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof. In addition, the accounting for operating leases and capital leases under GAAP as in effect on the date hereof

(including Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Leases and obligations in respect thereof. In the event that compliance with the Financial Covenants must be calculated on a pro forma basis prior to December 31, 2012, the maximum or minimum level set forth for such test date shall be complied with as if in effect at the date of calculation.

1.4    Currency Matters.

Unless otherwise stated, all calculations, comparisons, measurements or determinations under this Agreement and other Loan Documents shall be made in United States Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to United States Dollars on the date of such calculation, comparison, measurement or determination by the Administrative Agent in accordance with its normal practices.

2.    REVOLVING CREDIT AND SWING LOAN FACILITIES
2.1    Revolving Credit Commitments.
2.1.1    Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Maturity Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed the lesser of (x) such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the sum of the outstanding Swing Loans and Letter of Credit Obligations and (y) such Lender’s Ratable Share of the Borrowing Base and (ii) the Revolving Facility Usage shall not exceed the Line Cap. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1.

2.1.2    Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Maturity Date, in an aggregate principal amount up to but not in excess of $10,000,000; provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the Line Cap. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2    Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the sum of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Maturity Date.

2.3    Commitment Fees. Accruing from the date hereof until the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share or other applicable share provided for in this Agreement, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided, however, that solely in connection with determining the portion of the Commitment Fee payable to (x) PNC, the calculation of Revolving Facility Usage shall include the full amount of the outstanding Swing Loans and (y) each Lender other than PNC, the calculation of Revolving Facility Usage shall exclude the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4    Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Loans, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.

2.5    Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1    Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Maturity Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Term Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $500,000 and not less than $500,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 and not less than $250,000 for each Borrowing Tranche under the Base Rate Option.

2.5.2    Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Maturity Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.6    Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.6.1    Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit its Ratable Share of the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative

Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].

2.6.2    Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Ratable Share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.3    Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.6.4    Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon and fees in respect thereof on the earlier of (a) the Maturity Date and (b) the date such Revolving Credit Loans are declared due and payable pursuant to Section 9.2 [Consequences of Event of Default].

2.6.5    Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon; provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or e-mail) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.6.6        Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Borrower pursuant to Section 2.5.2 [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swing Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Maturity Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.6.

2.7    Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swing Loans and Term Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note, a swing Note and a term Note, dated the Closing Date payable to such Lender (or its registered assigns) in a face amount equal to the Revolving Credit Commitment, Swing Loan Commitment or Term Loan Commitment, as applicable, of such Lender.

2.8    Use of Revolving Credit Loan Proceeds. The proceeds of the Revolving Credit Loans shall be used (i) for the refinancing of existing Indebtedness (other than the Subordinated Notes) of the Loan Parties on the Closing Date and payment of fees and expenses in connection with the Transactions and (ii) for general corporate purposes (including, for the avoidance of doubt, pension expenses, advances for pension expenses to Parent and working capital), Letters of Credit, Capital Expenditures and Permitted Acquisitions; provided that only up to $17,500,000 of the proceeds of Loans may be used to fund the prepayment or purchase of the Subordinated Notes, which prepayment or purchase is pursuant to the Permitted Subordinated Note Transactions.

2.9    Letter of Credit Subfacility.

2.9.1    Issuance of Letters of Credit

2.9.1.1    The Borrower or any Loan Party may at any time prior to the

Letter of Credit Expiration Date request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance (which, in respect of any Existing Letters of Credit, shall be deemed to be the Closing Date). Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall mature not less than the earlier of (A) twelve (12) months from the date of issuance, and (B) the Letter of Credit Expiration Date; provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $15,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Line Cap. Notwithstanding the foregoing, any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the Issuing Lender pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (B) above), subject to a right on the part of the Issuing Lender, in its discretion, to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; provided that unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such renewal. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. All Existing Letters of Credit shall be deemed to be issued hereunder as of the Closing Date and shall constitute Letters of Credit subject to the terms hereof.
2.9.1.2    The Issuing Lender shall not be under any obligation to issue any Letter of Credit, if:
(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;
(ii)    the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;
(iii)    except as otherwise agreed by the Administrative Agent and the Issuing Lender, the Letter of Credit is in an initial stated amount of less than $50,000;
(iv)    the Letter of Credit is to be denominated in a currency other than Dollars; or

(v)    any Revolving Credit Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.10(iii) [Defaulting Lenders]) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Lender has an actual or potential Fronting Exposure, as it may elect in its sole discretion.
2.9.2    Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders based on their respective Ratable Share a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.250% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily amount available to be drawn under each Letter of Credit and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3    Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.1        In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than (x) any notice requirements and (y) the requirement that the Revolving Facility Usage not exceed the Line Cap at such time. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
2.9.3.2    Each Lender shall upon any notice pursuant to Section 2.9.3.1, whether or not the Revolving Facility Usage exceeds the Line Cap at such time, make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.
2.9.3.3    With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.
2.9.4    Repayment of Participation Advances.

2.9.4.1    Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
2.9.4.2    If the Administrative Agent (or the Issuing Lender) is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender (or any payment made to the Issuing Lender directly) pursuant to this Section 2.9.4 in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent (or the Issuing Lender, as the case may be) plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
2.9.5    Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7    Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i)any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(ii)    the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];
(iii)    any lack of validity or enforceability of any Letter of Credit;
(iv)    any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
(vi)    payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x)    any breach of this Agreement or any other Loan Document by any party thereto;
(xi)    the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii)    the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii)    the fact that the Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.9.8    Indemnity. Each Loan Party hereby agrees, jointly and severally, to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.9.9    Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of or any drawing under any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to any Loan Party or any Lender.

2.9.1.0    Issuing Lender Reporting Requirements. The Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.10    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];
(ii)the Revolving Credit Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender directly affected thereby;
(iii)if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:
(a)all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders with a Revolving Credit Commitment in accordance with their respective Ratable Shares but only to the extent that (x) the sum of the Non-Defaulting Lenders’ Revolving Facility Usage plus such Defaulting Lender’s Ratable Share of the sum of the outstanding principal amount of the Swing Loans then outstanding plus the Letter of Credit Obligations at such time does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;
(b)if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, Cash Collateralize for the benefit of the Issuing Lender, the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;
(c)    if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are Cash Collateralized;
(d)    if the Letter of Credit Obligations of the Non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Share; and
(e)    if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor Cash Collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or Cash Collateralized;
(iv)    so long as such Lender is a Defaulting Lender, PNC shall not be required (a) to fund any Swing Loan and (b) the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless, in the case of clause (b) only, the Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.10(iii)(a) (and such Defaulting Lender shall not participate therein);
(v)    if (x) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (y) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder; and
(vi)    in the event that the Administrative Agent, the Borrower, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.
2.11    Increase in Revolving Credit Commitments.
2.11.1    Increasing Lenders and New Lenders. The Borrower may, at any time and from time to time, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

2.11.1.1    No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.
2.11.1.2    Defaults. There shall exist no Events of Default or Potential Default on the effective date of such increase after giving effect to such increase.
2.11.1.3    Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed $140,000,000.
2.11.1.4    Minimum Revolving Credit Commitments. After giving effect to such increase, the amount of the Revolving Credit Commitments provided by any New Lender shall be at least $5,000,000; and
2.11.1.5    Minimum Increase. Each request by the Borrower to increase Revolving Credit Commitments pursuant to this section 2.11 shall be in an aggregate principal amount of not less than $5,000,000 and shall be in an increment of $1,000,000 in excess thereof (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.11.1.3 [Aggregate Revolving Credit Commitments]).
2.11.1.6    Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.
2.11.1.7    Notes. The Borrower shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment.
2.11.1.8    Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent, the Issuing Lender and Swing Loan Lender (such consents not to be unreasonably withheld).
2.11.1.9    Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrower and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.
2.11.1.10    New Lenders—Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.11 pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.
2.11.2    Treatment of Outstanding Loans and Letters of Credit.

2.11.2.1    Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Borrower shall repay all Revolving Credit Loans then outstanding, subject to the Borrower’s indemnity obligations under Section 5.10 [Indemnity]; provided that it may borrow new Revolving Credit Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Revolving Credit Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.11.
2.11.2.2    Outstanding Letters of Credit; Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit and Swing Loan equal to its Ratable Share of such Letter of Credit and Swing Loan and the participation of each other Revolving Credit Lender in such Letter of Credit and Swing Loan shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.
2.11.2.3    Equal and Ratable Benefit. The Revolving Credit Commitments established pursuant to this Section 2.11 shall constitute Revolving Credit Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty Agreement and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the increase in Revolving Credit Commitments pursuant to this Section 2.11.

3.    TERM LOANS

3.1    Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a term loan (the “Term Loan”) to the Borrower on the Closing Date in such principal amount as the Borrower shall request up to, but not exceeding such Lender’s Term Loan Commitment.

3.2    Nature of Lenders’ Obligations with Respect to Term Loans. The obligations of each Lender to make Term Loans to the Borrower shall be in the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all Lenders to the Borrower, but each Lender’s Term Loan to the Borrower shall never exceed its Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. Term Loan Commitments shall terminate on the Closing Date. Once repaid or prepaid, Term Loans may not be reborrowed.

3.3    Scheduled Amortization of Term Loans. Subject to adjustment as a result of prepayments in accordance with the terms of this Agreement, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on each Principal Amortization Payment Date falling in each month listed below, if applicable, the aggregate principal amount of the Term Loans indicated opposite such month:

Principal Amortization Payment Date	Amortized Payment of Term Loans
February 1, 2013	$2,156,250
May 1, 2013	$2,156,250
August 1, 2013	$2,156,250
November 1, 2013	$2,156,250
February 1, 2014	$3,593,750
May 1, 2014	$3,593,750
August 1, 2014	$3,593,750
November 1, 2014	$3,593,750
February 1, 2015	$4,312,500
May 1, 2015	$4,312,500
August 1, 2015	$4,312,500
November 1 2015	$4,312,500
February 1, 2016	$4,312,500
May 1, 2016	$4,312,500
August 1, 2016	$4,312,500
November 1, 2016	$4,312,500
February 1, 2017	$4,312,500
May 1, 2017	$4,312,500
August 1, 2017	$4,312,500
Maturity Date	$44,562,500

; provided that in any event any remaining unpaid principal amount of Term Loans shall be due and payable on the earlier of (a) the Maturity Date and (b) the date the Term Loans are declared due and payable pursuant to Section 9.2 [Consequences of Event of Default] (it being understood that if the Maturity Date is June 15, 2017, the August 1, 2017 payment shall not be applicable and the payment amount set forth opposite “Maturity Date” shall be increased accordingly).
3.4    Use of Term Loan Proceeds. The proceeds of the Term Loans shall be used to refinance existing Indebtedness of the Loan Parties on the Closing Date and pay fees and expenses in connection therewith.
4.    INTEREST RATES

4.1    Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than seven (7) Borrowing Tranches in the aggregate among all of the Loans; and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1    Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i)Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.
Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans, except as provided in Section 2.6.6 [Swing Loans Under Cash Management Agreements] with regard to Swing Loans made under any Cash Management Agreements.
4.1.2    Term Loan Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:

(i)    Term Loan Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)    Term Loan LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.
4.1.3    Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2    Interest Periods. At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply.
Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

4.2.1    Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate

Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests].

4.2.2    Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.2.3    No Interest Period Election. If any interest rate election requests a Loan under the LIBOR Rate option, or the renewal of or conversion to a Loan under the LIBOR Rate Option, but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one Month’s duration.

4.3    Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:
4.3.1    Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.00% per annum;

4.3.2    Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.00% per annum from the time such Obligation becomes due and payable and until it is Paid in Full; and

4.3.3    Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by Administrative Agent.

4.4    LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1    Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)    adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or
(ii)    a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
4.4.2    Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i)    the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law),
(ii)    such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)    after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
4.4.3    Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5    Selection of Interest Rate Options. Except as expressly provided in Section 4.2.3 [No Interest Period Election], if the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans or Term Loans as the case may be, commencing upon the last day of the existing Interest Period.

5.    PAYMENTS

5.1    Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

5.2    Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].

5.3    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)    the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
5.4    Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5    Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the Maturity Date, upon acceleration or otherwise).

5.6    Voluntary Prepayments.

5.6.1    Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Term Loans or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(x)    a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans and Swing Loans;
(y)    a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and
(z)    the total principal amount of such prepayment, which shall not be less than (i) with respect to Revolving Credit Loans and Swing Loans, the lesser of (I) the outstanding principal amount of the Revolving Credit Loans and Swing Loans outstanding and (II) $100,000 for any Swing Loan or $500,000 for any Revolving Credit Loan and (ii) with respect to Term Loans, the lesser of (I) the outstanding principal amount of the Term Loans and (II) $500,000.
All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.6.1 [Right to Prepay] shall be applied to the remaining Principal Amortization Payments on a pro rata basis among such Principal Amortization Payments. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans and then to Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity].

5.6.2    Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
5.6.3    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.7    Mandatory Prepayments.
5.7.1    Line Cap. If for any reason the Revolving Facility Usage at any time exceeds the Line Cap then in effect, the Borrower shall, within three (3) Business Days, prepay Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize Letter of Credit Obligations in an aggregate amount equal to such excess.

5.7.2    Sale of Assets. In the event of any direct or indirect Disposition of any of the assets, including lines of business, of the Borrower or any of its Subsidiaries (other than sales or Dispositions referred to in clauses (i) through (iv), (vi) and (viii) inclusive of Section 8.2.7 [Dispositions of Assets or Subsidiaries]) (each, an “Asset Sale”) the Net Cash Proceeds for which in the aggregate with all prior Asset Sales (but only those Asset Sales the Net Cash Proceeds of which were not applied as a prepayment as hereinafter provided in this Section 5.7.2) is in excess of $15,000,000, the Borrower shall within five (5) Business Days following such sale apply an amount equal to 100% of such excess Net Cash Proceeds to the prepayment of Loans; provided that (a) if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be applied within 360 days after receipt of such Net Cash Proceeds to acquire capital assets to be used or useful in the business of the Borrower or its Subsidiaries (it being understood that (x) Capital Expenditures that are not Unfinanced Capital Expenditures and (y) Unfinanced Capital Expenditures of less than $15,000,000 in any four-quarter period shall, in each case, be deemed not to have been financed with such Net Cash Proceeds), and certifying that no Event of Default or Potential Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds from such event (or the portion of such net proceeds specified in such certificate, if applicable); (b) to the extent any such Net Cash Proceeds shall be received in respect of assets owned by a Loan Party, such Net Cash Proceeds may be reinvested only in assets owned by a Loan Party; (c) such excess Net Cash Proceeds not so reinvested by the end of such 360-day period shall be immediately applied to the prepayment of the Loans as set forth in this Section 5.7.2 and (d) pending the use of Net Cash Proceeds as provided above, Net Cash Proceeds shall be held in accounts at the Administrative Agent in which the Administrative Agent has the exclusive perfected Lien.

5.7.3    Issuance of Debt. Within one Business Day following the incurrence of any Indebtedness for borrowed money by the Borrower or any of its Subsidiaries (except for the incurrence of Indebtedness expressly permitted under Section 8.2.1 [Indebtedness]), the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds of such Indebtedness toward the prepayment of Loans.

5.7.4    Material Recovery Event. In the event of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceedings of (a “Casualty Event”), any asset of the Borrower or any of its Subsidiaries resulting in aggregate Net Cash Proceeds (together with the Net Cash Proceeds of all prior Casualty Events after the Closing Date that were not applied as set forth in this Section 5.7.4) of $10,000,000 or more, the Borrower shall within five (5) Business Days following the receipt of proceeds of any casualty or other insurance proceeds or condemnation or similar awards apply an amount equal to 100% of such Net Cash Proceeds toward the prepayment of Loans; provided that the Borrower may reinvest such Net Cash Proceeds to the extent provided in Section 5.7.2 [Sale of Assets] above.

5.7.5    Application of Payments; Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 shall be applied first to the prepayment of Term Loans and thereafter to the prepayment of Revolving Credit Loans, if any (without a reduction in Revolving Credit Commitments). Prepayments of Term Loans shall be applied to the remaining Scheduled Amortization Payments in the inverse order of scheduled maturities until the Term Loans have been paid in full. All prepayments required pursuant to this Section 5.7 shall first be applied among the Interest Rate Options to the principal amount of the Loans under the Base Rate Option, then to the Loans under the LIBOR Rate Option. In accordance with Section 5.10 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans under the LIBOR Rate Option on any day other than the last day of the applicable Interest Period.

5.8    Increased Costs.

5.8.1    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes or Other Taxes covered by Section 5.9 [Taxes] or (B) Excluded Taxes); or
(iii)    impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
5.8.2        Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

5.8.3    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender, the Issuing Lender or other Recipient or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.8.4    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 5.8 [Increased Costs] shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 5.8 [Increased Costs] for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.9    Taxes.

5.9.1    Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

5.9.2    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by such applicable withholding agent, then such applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.5    [Reserved]

5.9.6    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.7    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
(ii)    executed originals of IRS Form W‑8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) executed originals of a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments to be received by such Lender will be effectively connected income (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender), and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;
(C)     any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.9.8    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.9.9    Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10    Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs]or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i)    payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
(ii)    attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan

Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments],
(iii)    default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder; or
(iv)    assignment of such Lender’s Loans to which a LIBOR Rate Option applies pursuant to Section 5.6.2 [Replacement of a Lender] on a day other than the last day of the Interest Period therefor.
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender within ten (10) Business Days after such notice is given.

5.11    Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent may also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment dates and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

6. REPRESENTATIONS AND WARRANTIES

6.1    Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. The Borrower and each of its Subsidiaries (i) is a corporation, partnership or limited liability company (or foreign equivalent) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or is a trust duly organized under the law of the Commonwealth of Massachusetts, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing. Each Loan Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Loan Party’s business as currently conducted.  The use by each Loan Party and its Subsidiaries of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  No claim has been made and remains outstanding that any Loan Party’s or its Subsidiary’s use of any Collateral does or may violate the rights of any third party that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.1.2    Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states (i) the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of an equity interest in the Borrower, the amount, percentage and type of such equity interest (the “Borrower Equity Interests”), and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (ii) (collectively the “Equity Interests”). The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

6.1.3    Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms.

6.1.4    No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents, except filings necessary to perfect Liens created by the Loan Documents.

6.1.5    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.1.6    Financial Statements.

(i)    Historical Statements. The Borrower has delivered to the Administrative Agent copies of Parent’s audited consolidated financial statements for and as of the end of the fiscal years ended December 31, 2011 and 2010, respectively, and the Borrower’s unaudited consolidated statements of operations and balance sheets for and as of each quarterly fiscal period from December 31, 2010 through June 30, 2012. In addition, the Borrower has delivered to the Administrative Agent copies of Parent’s unaudited consolidated interim financial statements for the nine-month periods ended September 30, 2012 and 2011 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the management of the Borrower (or Parent, as applicable), are correct and complete and fairly represent the consolidated financial condition of the Persons to which they relate as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject, in the case of unaudited statements, to adjustments described therein and, in the case of interim statements, to normal year-end audit adjustments and the absence of footnotes.
(ii)    Accuracy of Financial Statements; No Material Adverse Change. Neither the Borrower nor any of its Subsidiaries has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Since December 31, 2011, no Material Adverse Change has occurred.
6.1.7    Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used by any of the Loan Parties or any of their respective Subsidiaries, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.8    Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition or results of operations of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement, Parent’s annual report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission or any report on Form 10-Q or 8-K thereafter filed or furnished by Parent with the Securities and Exchange Commission or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.9    Taxes. All federal, state, provincial, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision (in accordance with GAAP) has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.1.10    Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without any known possible, alleged or actual conflict with the rights of others, except where such conflicts would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.1.11    Liens in the Collateral. The Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein and, when (i) financing statements (including Fixture Filings) and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Collateral Document), the Liens created by the Collateral Documents shall constitute fully perfected Liens on or Liens set up against third parties on, and security interests or hypothec in, all right, title and interest of the grantors in the Collateral. When the Patent, Trademark and Copyright Security Agreement is filed in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office (“CIPO”), as applicable, the Liens created by such Patent, Trademark and Copyright Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Patent, Trademark and Copyright Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Patent, Trademark and Copyright Security Agreement) registered or applied for with the United States Copyright Office and CIPO, as applicable, as the case may be. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute Prior Security Interests. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

6.1.12    Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

6.1.13    ERISA Compliance.

(i)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan and each Multiemployer Plan and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(ii)    There are no pending, or to the best of the Borrower’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. To the best knowledge of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(iii)    (a) No ERISA Event has occurred or is reasonably expected to occur; (b) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(iv)    With respect to any Canadian Pension Plan, to the best of the knowledge of the Borrower, (1) the Canadian Pension Plans are duly registered under all applicable Federal and Provincial pension benefits legislation, (2) all statutory obligations of the Borrower and Guarantors required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in all material respects and in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, (3) all employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by the Borrower and the Guarantors and fully paid into the Canadian Pension Plans in a timely fashion, (4) all material reports and disclosures relating to the Canadian Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion, (5) there have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans, (6) no amount is owing by any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute, (7) the Canadian Pension Plans are fully funded in accordance with applicable law both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles), (8) none of the Canadian Pension Plans is the subject of an investigation, proceeding, action or claim and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim, (9) all contributions or premiums required to be made by the Borrower and the Guarantors to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations and (10) none of the Loan Parties maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Defined Benefit Canadian Pension Plan.
6.1.14    Environmental Matters. Except with respect to any matters that would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or except as set forth on Schedule 6.1.14:

(i)    Each Loan Party and each Subsidiary of each Loan Party, including each party’s respective operations, facilities and properties, are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals as required under any Environmental Law;
(ii)    Neither any Loan Party nor any Subsidiary of each Loan Party has become subject to or received any written notices or claims relating to Environmental Laws;
(iii)    There are no circumstances, conditions or occurrences relating to any current or formerly owned or operated facility or property, including the Release or threatened Release of Regulated Substances, that would reasonably be expected to cause any Loan Party or any Subsidiary of any Loan Party to incur or be subject to any Environmental Liability;
(iv)    To the knowledge of any Loan Party or any Subsidiary of any Loan Party, no other Person has caused, or permitted to occur, any Release, or treated or disposed of, or arranged for treatment or disposal of, any Regulated Substances at any current or formerly owned or operated facility or property.
6.1.15    Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, each of the Loan Parties is Solvent.

6.1.16    Anti-Money Laundering/International Trade Law Compliance. No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country in violation of any law, regulation, order or directive enforced by any Compliance Authority or has any assets in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority. In addition to the foregoing, each of the Loan Parties represents and warrants that (i) the proceeds of the Loans will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (ii) the funds used to repay the Loans are not derived from any unlawful activity; and (iii) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.

6.1.17    Labor Disputes. Set forth on Schedule 6.1.17 is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to the Borrower and any union, labor organization or other bargaining agent in respect of the employees of the Borrower on the date hereof.

There is no significant unfair labor practice complaint pending against the Borrower or, to the best of the Borrower’s knowledge, threatened against it, before the National Labor Relations Board or similar foreign entity, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against the Borrower or, to the best of the Borrower’s knowledge, threatened against it. No significant strike, labor dispute, slowdown or stoppage is pending against the Borrower or, to the best of the Borrower’s knowledge, threatened against the Borrower.

6.2    Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided, however, that the Borrower may update Schedules 6.1.1 and 6.1.2 without any Lender approval in connection with any transaction permitted under Sections 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], 8.2.7 [Dispositions of Assets or Subsidiaries] and 8.2.9 [Subsidiaries, Partnerships and Joint Ventures].

7.    CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
7.1    First Loans and Letters of Credit.

7.1.1    Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)    A certificate of each of the Loan Parties signed by an Authorized Officer, dated the

Closing Date stating that (a) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct (A) in the case of representations and warranties qualified by materiality, in all respects and (B) in the case of other representations and warranties, in all material respects, (b) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (c) no Event of Default or Potential Default exists and (d) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent;
(ii) A certificate dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate Governmental Authority where such documents are filed with a Governmental Authority together with certificates from the appropriate Governmental Authority as to the continued existence and good standing of each Loan Party in each jurisdiction where organized or qualified to do business;
(iii)    A solvency certificate from the chief financial officer of the Borrower substantially in the form attached hereto as Exhibit 7.11;
(iv)    This Agreement and each of the other Loan Documents and the Perfection Certificate signed by an Authorized Officer;
(v)    The executed legal opinions of (a) Olshan Frome Wolosky LLP, counsel for the Loan Parties, dated the Closing Date, (b) O’Neil, Cannon, Hollman, DeJong & Laing S.C., Wisconsin local counsel for the Loan Parties, dated the Closing Date and (c) Stikeman Elliott LLP, Canadian local counsel for the Loan Parties, dated the Closing Date, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(vi)    Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance reasonably satisfactory to the Administrative Agent and its counsel naming the Administrative Agent for the benefit of the Secured Parties as additional insured and lender loss payee;
(vii)    A duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date for which financial statements are available, signed by an Authorized Officer of the Borrower, demonstrating that, after giving effect to the Transactions, as of the Closing Date (a) the Leverage Ratio does not exceed 2.50 to 1.00, (b) Liquidity is not less than $15,000,000 and (c) Consolidated Adjusted EBITDA of the Borrower for the four-quarter period ended September 30, 2012 is not less than $75,000,000;
(viii)    A duly completed Borrowing Base Certificate which calculates the Borrowing Base as of a date preceding the Closing Date that is specified by the Administrative Agent;
(ix)    All material consents, regulatory approvals and licenses required to effectuate, and confirmation of an absence of any legal or regulatory prohibition with respect to, the financing contemplated hereby;
(x)    Receipt of a business plan and budget of each of Parent and the Borrower (with a “bridge” to the business plan and budget between them) on a consolidated basis, including forecasts prepared by management, of consolidated balance sheets, statements of operations and (on an annual basis only) statements of cash flow, in form and substance reasonably satisfactory to the Administrative Agent, (x) on an annual basis through fiscal year 2016 and (y) on a quarterly basis through the quarter ending December 31, 2013;
(xi)    Evidence that the Existing Senior Credit Agreements have been, or concurrently with the Closing Date are being, terminated and all Liens securing obligations thereunder have been, or concurrently with the Closing Date are being, released; provided that termination of any deposit account or securities account control agreements relating to the Existing Senior Credit Agreements may be delivered within two Business Days of the Closing Date if not delivered on or prior to the Closing Date;
(xii)    The Administrative Agent shall have received:
(a)    reasonably satisfactory evidence that all certificates, agreements or instruments representing or evidencing the Pledged Securities and Intercompany Notes (each as defined in the Security Agreement, Canadian Security Agreements, as applicable, and the Pledge Agreement), accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Administrative Agent; provided that such certificates, agreements or instruments may be delivered within two Business Days of the Closing Date if not delivered on or prior to the Closing Date;
(b)    [Reserved]
(c)    reasonably satisfactory evidence that the Borrower has used commercially reasonable efforts to obtain all the other certificates, agreements, including Control Agreements (as defined in the Security Agreement or Canadian Security Agreements, as applicable), or instruments necessary to perfect the Administrative Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement or Canadian Security Agreements, as applicable, and to the extent required by such Agreements) and, if applicable, such certificates, agreements or instruments have been delivered to the Administrative Agent;
(d)    UCC and PPSA financing statements (including Fixture Filings) in appropriate form for filing under the UCC or PPSA, as applicable, filings with the United States Patent and Trademark Office, United States Copyright Office and Canadian Intellectual Property Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents;
(e)    certified copies of UCC and PPSA, United States Patent and Trademark Office and United States Copyright Office and Canadian Intellectual Property Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens) after giving effect to the Transactions; and

(xiii)    Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.
7.1.2    Payment of Fees. The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document, including reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

7.2    Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Loan Parties shall then be true and correct (A) in the case of representations and warranties qualified by materiality, in all respects and (B) in the case of other representations and warranties, in all material respects, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, (iv) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be and (v) the Revolving Facility Usage does not exceed the Line Cap at such time.

8.    COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties shall comply at all times with the following covenants:

8.1    Affirmative Covenants.

8.1.1    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited or unlimited liability company (or foreign equivalent) and its license or qualification and good standing in its jurisdiction of organization and in each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.], except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

8.1.2    Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all Taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except (x) to the extent that such liabilities, including Taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (y) for a failure that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

8.1.3    Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent.

8.1.4    Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties and Equipment useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5    Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties during normal business hours and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request; provided that each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.

8.1.6    Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Loan Parties to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Loan Parties, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.7    Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Revolving Credit Loan Proceeds] and as permitted by applicable Law.

8.1.8    Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce the Administrative Agent’s rights and remedies thereunder with respect to the Collateral.

8.1.9    Anti-Terrorism Laws. None of the Loan Parties or its Subsidiaries is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties and its Subsidiaries with Anti-Terrorism Laws.

8.1.10    Required Interest Rate Hedge. Within ninety (90) calendar days after the Closing Date, the Borrower shall have entered into an Interest Rate Hedge with a Lender, any Affiliate of a Lender or a financial institution acceptable to the Administrative Agent for a period of at least three (3) years in an amount equal to at least 50% of the Term Loans to be outstanding during such period after giving effect to Principal Amortization Payments (the “Required Interest Rate Hedge”). Documentation for the Required Interest Rate Hedge shall be in a standard International Swap Dealer Association Agreement, shall provide for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, shall be reasonably satisfactory to the Administrative Agent and, subject to the next sentence, shall not require that any collateral be provided as security for such agreement. All obligations of the Borrower under a Lender Provided Interest Rate hedge shall be part of the Obligations and secured by a Lien on the Collateral on a pari passu basis with such Obligations.

8.1.11    Additional Guaranties and Collateral. (i) With respect to any Collateral acquired after the Closing Date by any Loan Party (other than any property described in paragraphs (ii) or (iii) below) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a Prior Security Interest under the Collateral Documents, the Borrower shall and shall cause such Loan Party to do the following within ten (10) Business Days (or such longer period as the Administrative Agent may permit) after the date of acquisition: (a) execute and deliver to the Administrative Agent such amendments to the Collateral Documents as the Administrative Agent reasonably requests in order to grant a continuing Prior Security Interest to the Administrative Agent for the benefit of the Secured Parties in such property, (b) take all actions reasonably requested by the Administrative Agent and required by the Collateral Documents to grant to the Administrative Agent, for the benefit of the Secured Parties, a Prior Security Interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by Law or as may be reasonably requested by the Administrative Agent and (c) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents.

(ii)    If the Borrower forms or acquires any Subsidiary (other than an Excluded Subsidiary) after the Closing Date, or any Subsidiary that was an Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall cause such Subsidiary to do the following within ten (10) Business Days (or such longer period as the Administrative Agent may permit) after such Person becomes a Subsidiary or ceases to be an Excluded Subsidiary, as applicable: (a) execute and deliver to the Administrative Agent, a Guarantor Joinder and such amendments to this Agreement or the Guaranty Agreement and the Collateral Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a Prior Security Interest in the Equity Interests in such Subsidiary that is owned by any Loan Party, (b) deliver to the Administrative Agent the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (c) cause such Subsidiary (I) to become a party to this Agreement or the Guaranty Agreement and Collateral Documents as a grantor and the Borrower or Guarantor (as reasonably determined by Administrative Agent), including by executing and delivering to the Administrative Agent a Guarantor Joinder, and (II) to take such actions reasonably necessary and required by the Collateral Documents to grant to the Administrative Agent for the benefit of the Secured Parties, a Prior Security Interest in the Collateral as described in the Collateral Documents with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent, and (d) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents, including opinions of counsel reasonably deemed appropriate or necessary by the Administrative Agent and such items as are consistent with Section 7 [Conditions of Lending and Issuance of Letters of Credit].
(iii)    With respect to any Collateral existing on the Closing Date as to which the Administrative Agent, for the benefit of the Lenders, does not have a Prior Security Interest under the Collateral Documents on the Closing Date, the Borrower shall and shall cause such Loan Party to do the following within ten (10) Business Days (or such longer period as the Administrative Agent may permit) after the Closing Date: (a) execute and deliver to the Administrative Agent such amendments to the Collateral Documents as the Administrative Agent reasonably requests in order to grant a continuing Prior Security Interest to the Administrative Agent for the benefit of the Secured Parties in such personal property, (b) take all actions reasonably requested by the Administrative Agent and required by the Collateral Documents to grant to the Administrative Agent, for the benefit of the Secured Parties, a Prior Security Interest in such personal property as may be required by the Collateral Documents or by Law or as may be reasonably requested by the Administrative Agent and (c) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents.
8.1.12    Compliance with ERISA.The Borrower shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the PBGC; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject the Borrower or any ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan or Multiemployer Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan or Multiemployer Plan; (f) with respect to any Plan, not allow or suffer to exist any failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the PBGC of any such Plan that is a single employer plan, which termination could result in any material liability to the PBGC.

The Borrower shall (a) cause the Canadian Pension Plans to be administered in all material respects in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation, (b) not terminate, or cause to be terminated, any Canadian Pension Plan, if such plan would have a solvency deficiency on termination, (c) not maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Defined Benefit Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Defined Benefit Canadian Pension Plan, (d) promptly provide the Administrative Agent with any documentation relating to the Canadian Pension Plans as the Administrative Agent may reasonably request, and (e) shall notify the Administrative Agent within thirty (30) days of (i) a material increase in the liabilities of any Canadian Pension Plan, (ii) the establishment of a new registered pension plan or (iii) the commencement of payments of contributions to any Canadian Pension Plan to which the Borrower had not previously been paying or contributing.

8.1.13    Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 8.1.13, in which each case within the time limits specified on such schedule.

8.1.14    Field Exams. If requested by the Administrative Agent, at the expense of the Borrower, once per fiscal year of the Borrower at any time as determined by the Administrative Agent, the Borrower will permit the Administrative Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Administrative Agent, and, unless an Event of Default then exists and is continuing, on reasonable prior notice and during normal business hours, to conduct field examinations or updates thereof to ensure the adequacy of the Collateral included in the Borrowing Base and related reporting and control systems; provided that, if an Event of Default has occurred and is continuing during any calendar year there shall be no limitation as to the number and frequency of such field examinations during such calendar year at the sole expense of the Borrower. For purposes of this Section 8.1.14, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets.

8.2    Negative Covenants.

8.2.1    Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)    Indebtedness under the Loan Documents;
(ii)    Existing Indebtedness as set forth on Schedule 8.2.1 and Permitted Refinancings thereof;
(iii)    Purchase Money Indebtedness, and Permitted Refinancings thereof, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(iv)    Indebtedness owing to the Borrower or any of its Subsidiaries permitted under Section 8.2.4(iv) [Loans and Investments]; provided that any such Indebtedness shall be evidenced by the Global Intercompany Note;
(v)    Any (a) Lender Provided Interest Rate Hedge, (b) other Interest Rate Hedge approved by the Administrative Agent or (c) Indebtedness under any Other Lender Provided Financial Services Product or (d) Indebtedness under a commodities trading agreement entered into for the purpose of hedging precious metals inventory and not for speculative purposes; provided that the amount of such Indebtedness or other obligations of such Loan Party outstanding does not increase other than as a result of fluctuations in commodity prices or by reason of fees and expenses payable in connection therewith; provided, however, the Borrower and its Subsidiaries shall enter into a Lender Provided Interest Rate Hedge or another Interest Rate Hedge only for hedging (rather than speculative) purposes;
(vi)    Subordinated Notes in the aggregate principal amount thereof outstanding on the Closing Date after giving effect to the Transactions, as such amount is increased as a result of payment of interest thereof in kind pursuant to the Subordinated Note Documents as in effect on the date hereof, less the aggregate principal amount of all repayments, repurchases or redemptions thereof after the date hereof (including by conversion of Subordinated Notes into Capital Stock of Parent but excluding any prepayment in connection with a Qualified Permitted Refinancing thereof), whether optional or mandatory, and Qualified Permitted Refinancings thereof; provided that the Subordinated Notes shall be subordinated to the Obligations pursuant to the Intercreditor Agreement;
(vii)    Endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
(viii)Indebtedness in respect of deposits or advances received in the ordinary course of business;
(ix)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(x)    the OMG Mortgage Debt in the aggregate principal amount thereof outstanding on the Closing Date after giving effect to the Transactions, less the aggregate principal amount of all repayments, repurchases or redemptions thereof after the date hereof, whether optional or mandatory;
(xi)    any Guaranty permitted by Section 8.2.4 [Loans and Investments] by any Loan Party of the Indebtedness of any Subsidiary of the Borrower permitted under this Section 8.2.1; and
(xii)    other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.
8.2.2    Liens; Lien Covenants. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, except Permitted Liens.

8.2.3    Prepayments or Amendments of Other Indebtedness.

8.2.3.1    The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness of the Loan Parties, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) any payment in the form of Capital Stock (other than Disqualified Stock) of the Borrower or Parent, including by conversion of such Material Indebtedness into such Capital Stock, (c) so long as no Potential Default or Event of Default exists, Permitted Refinancings of Material Indebtedness (other than the Subordinated Notes) and Qualified Permitted Refinancings of the Subordinated Notes, (d) Permitted Subordinated Note Transactions and (e) prepayments of Indebtedness owing to the Borrower or any of its Subsidiaries permitted under Section 8.2.4(iv) [Loans and Investments] other than such prepayment not permitted by the Global Intercompany Note.
8.2.3.2    The Borrower shall not, and shall not permit any Subsidiary to, amend, supplement or otherwise modify any provision of any document governing Material Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders.
8.2.4    Loans and Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, at any time make or suffer to remain outstanding any loan or advance to, Guaranty the obligations of, or purchase, acquire or own any Capital Stock, bonds, notes or securities of, or any other investment or interest in, or make any capital contribution to, any other Person (any of the foregoing, an “Investment”), except:

(i)    trade credit extended on usual and customary terms in the ordinary course of business;
(ii)    Investments in the form of Cash Equivalents;
(iii)    Investments in the Capital Stock of Subsidiaries existing on the date hereof, and other Investments existing on the date hereof and set forth on Schedule 8.2.4;
(iv)    Investments (A) in any Loan Party, (B) by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary and (C) by any Loan Party in any Non-Guarantor Subsidiary; provided that, in the case of this clause (C), the Specified Transaction Requirements are satisfied;
(v)    loans and advances by any Loan Party to employees of such Loan Party not to exceed the principal amount of $250,000 in the aggregate at any time outstanding for: (A) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Loan Party and (B) reasonably and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);
(vi)    obligations of account debtors to the Borrower or any of its Subsidiaries arising in the ordinary course of business, and stock or obligations (including promissory notes) issued to the Borrower or any of its Subsidiaries by any Person (or the representative of such Person) in respect of obligations of such Person owing to the Borrower or such Subsidiary (which obligations arose as accounts receivable in the ordinary course of business) in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a compromise or settlement of the obligations of such Person;
(vii)    any loans or advances to Parent made in lieu of dividends or distributions to Parent pursuant to Section 8.2.5(iv), (v) and (vi) [Dividends and Related Distributions] and not in excess of the amount permitted thereunder, if any (it being understood that any loans or advances pursuant to this clause (vii) outstanding at any time shall count toward the dividends and distributions made pursuant to Section 8.2.5(iv) and (v) [Dividends and Related Distributions]); provided that any such loans or advances shall be evidenced by the Global Intercompany Note;

(viii) Permitted Acquisitions;
(ix)    the Required Interest Rate Hedge and any other Interest Rate Hedge;
(x)    the transfer of the Capital Stock of a Foreign Subsidiary to a Non-Guarantor Subsidiary in connection with Permitted Foreign Subsidiary Restructuring Transactions;
(xi)    other Investments in an aggregate amount not to exceed $15,000,000 at any time outstanding, after giving effect to any cash repayment of a loan or advance, or any return of capital in cash or payment of cash dividends or other cash distributions on investments); provided that such Investments are not made in Parent; and
(xii)    other Investments in an aggregate amount not to exceed the Specified Sale Proceeds Available Amount.
8.2.5    Dividends and Related Distributions. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its Capital Stock, on account of the purchase, redemption, retirement or acquisition of its Capital Stock, except:

(i)    dividends or other distributions (A) to a Loan Party and (B) by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary;
(ii)    dividends or other distributions payable in the form of Capital Stock of the Borrower (other than Disqualified Stock);
(iii)    in the event any of the Loan Parties file consolidated income tax returns with Parent, dividends or other distributions to Parent sufficient (but not in excess of the amount) to enable Parent to pay the portion of any consolidated income taxes then due and owing by Parent that are attributable to the Loan Parties; provided that (x) Parent actually uses such dividends or distributions promptly upon receipt thereof to pay such income taxes and (y) the amount of such dividends and distributions shall not be greater with respect to any taxable year than the amount of such income taxes that the applicable Loan Parties would have paid had such Loan Parties not filed consolidated income tax returns with Parent with respect to any taxable year ending after the Closing Date;
(iv)    dividends or other distributions to Parent in an aggregate amount not to exceed $5,000,000 per calendar year to be used by Parent primarily to pay Administrative Expenses;
(v)    so long as no Potential Default or Event of Default exists, dividends and other distributions to Parent in an aggregate amount at any time outstanding not to exceed $15,000,000; provided that the amount permitted by this clause (v) shall be replenished by the amount of cash capital contributions made by Parent to the common equity of the Borrower after any dividends or distributions made pursuant to this clause (v);
(vi)    dividends and other distributions to Parent the proceeds of which are used solely to make contributions to the WHX Plan, which amounts (x) shall not exceed the minimum required contribution to the WHX Plan under Section 412 of the Code due on the date of such dividend or distribution and (y) shall not count toward the amount of dividends or other distributions to Parent permitted under clauses (iv) and (v) of this Section 8.2.5;
(vii)    so long as no Potential Default or Event of Default exists, other dividends or distributions to Parent in an aggregate amount not to exceed the Specified Sale Proceeds Available Amount; and

(viii) the forgiveness of loans owing by Parent to the Borrower outstanding on the Closing Date, and any deemed non-cash dividend in connection with such forgiveness.
8.2.6    Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions. The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger, consolidation or amalgamation, or make any Acquisition; provided that:
(i)    any Subsidiary may merge or consolidate with and into the Borrower; provided that the Borrower shall survive such merger or consolidation;
(ii)    any Non-Guarantor Subsidiary may merge, consolidate or amalgamate with any other Non-Guarantor Subsidiary;
(iii)    any Subsidiary of the Borrower may merge, consolidate or amalgamate with any Guarantor; provided that a Guarantor shall survive such merger, consolidation or amalgamation;
(iv)    so long as no Event of Default or Potential Default exists, any Subsidiary of the Borrower may dissolve, liquidate or wind-up its affairs if (x) the Loan Parties determine in good faith that such dissolution, liquidation or winding-up is in the best interest of the Loan Parties and not materially disadvantageous to the Lenders and (y) all of such Subsidiary’s assets are distributed to a Loan Party (or, in the case of the dissolution, liquidation, or winding up the affairs of a Non-Guarantor Subsidiary to another Subsidiary); and
(v)    any Loan Party may make an Acquisition (including by merger, consolidation or amalgamation) (each a “Permitted Acquisition”); provided that each of the following requirements is met:
(A)    in the case of any acquisition of a Person, such Person will be wholly owned, directly or indirectly, by the Borrower;
(B)    the Specified Transaction Requirements are satisfied; and
(C)    the Loan Parties shall deliver to the Administrative Agent at least ten (10) Business Days (or, in the case of any Acquisition involving aggregate consideration of less than $25,000,000, such later date as acceptable to the Administrative Agent in its discretion) before the consummation of such Acquisition all relevant financial information with respect to the Person or assets being acquired provided to the Loan Parties by the Person being acquired or the Person selling such assets reasonably requested by the Administrative Agent, including in connection with any Acquisition involving aggregate consideration in excess of $25,000,000, audited financial statements of the Person or business acquired or a quality of earnings or similar due diligence report (by a nationally recognized accounting firm and otherwise in form and substance reasonably satisfactory to the Administrative Agent) with respect to the financial information of the Person or business acquired. The Loan Parties shall also deliver to the Administrative Agent at least ten (10) Business Days before such Permitted Acquisition copies of any material agreements entered into or proposed to be entered into by the Loan Parties in connection with such Permitted Acquisition and all other information related to such Permitted Acquisition as reasonably requested by the Administrative Agent, including environmental reports.
8.2.7    Dispositions of Assets or Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Disposition, except:

(i)    sales of inventory in the ordinary course of business;
(ii)    any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of the business of the Borrower and its Subsidiaries;

(iii)    any sale, transfer or lease of assets (A) permitted by Section 8.2.4 [Loans and Investments] or 8.2.5 [Dividends and Related Distributions], (B) to a Loan Party or (C) by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary;
(iv)    any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of Section 8.2.14 [Limitation on Negative Pledge Clauses]; provided such substitute assets are subject to the Lenders’ Prior Security Interest;
(v)    any Disposition; provided that (x) the Specified Transaction Requirements are satisfied and (y) the Net Cash Proceeds are applied in accordance with the provisions of Section 5.7.2 [Sale of Assets];
(vi)    sales of Specified Factored Accounts by the Borrower to a Factor, so long as the following terms and conditions are satisfied: (A) the aggregate face amount of Specified Factored Accounts which may be sold by the Borrower shall not exceed $15,000,000 during any fiscal year; (B) any sale or transfer of Specified Factored Accounts shall be without any recourse, offset or claim of any kind or nature to or against any Loan Party, the Administrative Agent or any Lender; and (C) no Potential Default or Event of Default shall exist;
(vii)    the Specified Sale; and
(viii) the transfer by the Borrower or any Subsidiary (other than a Foreign Subsidiary) of any Equipment to any Foreign Subsidiary; provided that the fair market value of all such Equipment transferred pursuant to this clause (viii) does not exceed $500,000 in the aggregate.
8.2.8    Affiliate Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or carry out any transaction with or for the benefit of any of its Affiliates (including purchasing property or services from or selling property or services to any such Affiliate), except (i) any transaction that is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable terms no less favorable to such Borrower or Subsidiary than such Borrower or Subsidiary would obtain in a comparable arm’s length transaction with an unaffiliated person, (ii) transactions between or among Loan Parties not involving any Affiliate of any Loan Party that is not a Loan Party, (iii) Investments permitted by Section 8.2.4(iv) [Loans and Investments] and dividends, distributions or other payments permitted under Section 8.2.5 [Dividends and Related Distributions], (v) transactions pursuant to and payments of fees, indemnities and expenses to the Sponsor pursuant to the Management Services Agreement as in effect on the Closing Date or as thereafter amended in a manner not materially adverse to the Lenders, (vi) customary success payments to the Sponsor made for financial advisory, financing, underwriting or placement services in respect of acquisitions, divestitures and financings; provided that (x) such payments are approved by a majority of the disinterested members of the Board of Directors of Parent in good faith and (y) in the case of each transaction for which a payment is due, such payments when taken together with all payments to any other person providing financial advisory, financing, underwriting or placement services in respect of such transaction, do not exceed 2.5% of the overall transaction value (it being understood that no transaction fees shall be paid to the Sponsor unless the requirements of this clause (vi) are satisfied) and (vii) the payment of Administrative Expenses; provided that the amount of payments under this clause (vii) when taken together with (x) the Investments made under Section 8.2.4(vii) [Investments] and (y) the dividends or other distributions made in lieu thereof under Section 8.2.5(iv) [Dividends and Related Distributions], shall not exceed $5,000,000 per calendar year.

8.2.9    Subsidiaries, Partnerships and Joint Ventures. The Borrower shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries unless no Potential Default or Event of Default exists or would result therefrom.

8.2.10    Continuation of or Change in Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business (an “Unrelated Business”) other than the businesses of the Borrower and its Subsidiaries on the date hereof and any business reasonably related, ancillary or complementary to such businesses; provided that the following shall not be subject to the foregoing restriction: (i) a business or Subsidiary that is acquired after the Closing Date in a Permitted Acquisition (which shall, for the avoidance of doubt, satisfy the Specified Transaction Requirements) and (ii) an Unrelated Business that is engaged in by the Borrower or any of its Subsidiaries; provided that, in the case of this clause (ii), the Specified Transaction Requirements are satisfied.

8.2.11    Fiscal Year. The Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.12    Issuance of Stock. The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) issue additional Equity Interests if, as a result of any such issuance, a Change of Control would occur; provided that in connection with the issuance of additional Equity Interests permitted hereunder, the Loan Parties shall comply with any applicable requirements of the Collateral Documents; or (ii) issue any Disqualified Stock (other than to any Loan Party).

8.2.13    Changes in Organizational Documents. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner materially adverse to the Lenders.

8.2.14    Limitation on Negative Pledge Clauses. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into with any Person any agreement, other than this Agreement and the other Loan Documents, which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property (including, for the avoidance of doubt, real property), assets or revenues, whether now owned or hereafter acquired, in favor of the Administrative Agent or the Lenders; provided that any Loan Party and its Subsidiaries may enter into any such agreement to the extent that (i) such agreement is in connection with a Lien permitted by clause (viii) of the definition of Permitted Liens or a sale of assets (including Equity Interests in Subsidiaries) permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries] and any such prohibitions or limitations apply only to the property encumbered by such Lien or subject to such sale (and, in the case of a sale of the Equity Interest in a Subsidiary, the property of such Subsidiary) and (ii) such agreement is a contract, license or lease entered into pursuant to the reasonable business requirements of such Loan Party which includes customary provisions prohibiting or restricting assignment or the granting of Liens on the rights contained therein.

8.2.15    Limitations on Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Loan Party to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Loan Party or any Subsidiary of such Loan Party, (b) make loans or advances to such Loan Party or any Subsidiary of such Loan Party, (c) transfer any of its properties or assets to such Loan Party or any Subsidiary of such Loan Party or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Subsidiary of such Loan Party, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or any Subsidiary of the Borrower or Guarantor and (v) the extension or continuation of contractual obligations in existence on the date hereof; provided that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Administrative Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

8.2.16    Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2012, for the four fiscal quarter period most recently then ended, to be less than 1.15 to 1.0.

8.2.17    Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio, calculated as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2012, to exceed the amounts set forth below for the periods set forth below:

Period	Ratio
December 31, 2012 through December 30, 2013	3.25 to 1.00
December 31, 2013 through December 30, 2014	3.00 to 1.00
December 31, 2014 through December 30, 2015	2.75 to 1.00
December 31, 2015 and at all times thereafter	2.50 to 1.00

8.2.18    Minimum Liquidity. The Borrower shall not at any time permit Liquidity to be less than $15,000,000.

8.3    Reporting Requirements. The Borrower will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1    Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each fiscal quarter, quarterly unaudited financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of operations and comprehensive income and cash flows for the fiscal quarter then ended and the fiscal year through that date and for the corresponding periods in the preceding fiscal year, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied.

8.3.2    Annual Financial Statements.

(a)    As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of operations and comprehensive income and cash flows for the fiscal year then ended and as of and for the preceding fiscal year, as well as a consolidated statement of stockholder’s equity for the current year to date fiscal period, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied.
(b)    As soon as available and in any event within 90 days after the end of each fiscal year of Parent, annual audited financial statements of Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the fiscal year then ended and as of any for the preceding fiscal year, all in reasonable detail and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Borrower shall deliver a certificate with such financial statements showing the bridge between the financial statements delivered pursuant to this Section 8.3.2(b)

and the financial statements delivered pursuant to Section 8.3.2(a).

8.3.3    Certificate of the Borrower.

(a)    Concurrently with the quarterly financial statements for the first three fiscal quarters in each fiscal year and the annual financial statements furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 8.3.3.
(b)    As soon as available and in any event within 20 days after the end of each calendar month, a Borrowing Base Certificate, which calculates the Borrowing Base as of the last day of the immediately preceding month.
8.3.4    Notices.

8.3.4.1    Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
8.3.4.2    Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $1,000,000 or which if adversely determined would constitute a Material Adverse Change.
8.3.4.3    Organizational Documents. Promptly after the effectiveness thereof, notice of any amendment to the organizational documents of any Loan Party.
8.3.4.4    Erroneous Financial Information. Immediately in the event that Parent or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which Parent proposes to take with respect thereto.
8.3.4.5    ERISA Event. Immediately upon the occurrence of any ERISA Event, or Canadian Pension Termination Event, notice in writing setting forth the details thereof and the action which the applicable Loan Party proposes to take with respect thereto.
8.3.4.6    Material Indebtedness. Promptly after (i) any officer of any Loan Party has learned of the occurrence of an event of default or potential default under any Material Indebtedness of Parent or any of its Subsidiaries, notice in writing setting forth the details thereof and the actions Parent or such Subsidiary proposes to take with respect thereto, and (ii) any amendment, supplement or waiver to any documentation governing any Material Indebtedness, a copy thereof.
8.3.4.7    Other Reports. Promptly upon their becoming available to the Loan Parties:
(i)    Annual Budget. The annual budget and any forecasts or projections of each of the Borrower and Parent (and a “bridge” between the two sets of forecasts or projections), to be supplied not later than sixty (60) days after the commencement of the fiscal year to which any of the foregoing may be applicable,
(ii)    Management Letters. Any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

(iii)    SEC Reports; Shareholder Communications. Reports, including Forms 10‑K, 10‑Q and 8‑K, registration statements and prospectuses and other shareholder communications, filed by Parent with the Securities and Exchange Commission, except to the extent they are publicly available on its website,
(iv)    WHX Plan. (a) Actuarial valuation reports related to the WHX Plan performed by Towers Watson Pennsylvania Inc. or another firm reasonably satisfactory to the Administrative Agent; provided that such report shall be required on an annual basis and delivered not later than 120 days after the commencement of the fiscal year to which such report may be applicable, (b) any amendments to the WHX Plan, (c) any agreement or material correspondence with the PBGC, (d) copies of the annual report (Form 5500 Series) filed with the IRS with respect to the WHX Plan and (e) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent may reasonably request,
(v)    Reportable Compliance Event. The occurrence of a Reportable Compliance Event and
(vi)    Other Information. Such other reports and information (including any supporting and additional information related to the Borrowing Base substantially consistent with the due diligence information provided by the Borrower prior to the Closing Date) as the Administrative Agent or any of the Lenders may from time to time reasonably request.
9.    DEFAULT

9.1    Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1    Payments Under Loan Documents. The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation or any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents on the date on which such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2    Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been untrue or misleading in any material respect as of the time it was made or furnished;

9.1.3    Breach of Negative Covenants or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.1 [Preservation of Existence, Etc.] (with respect to the legal existence of the Borrower), Section 8.1.5 [Visitation Rights], Section 8.2 [Negative Covenants], Section 8.3.3 (b) [Borrowing Base Certificates] or Section 8.3.4.1 [Notices of Defaults];

9.1.4    Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of 10 Business Days;

9.1.5    Defaults in Other Agreements or Indebtedness. A breach, default or event of default shall occur at any time under the terms of any other agreement governing any Material Indebtedness, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, to the extent not cured) any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any such Indebtedness or the termination of any commitment to lend;

9.1.6    Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $2,500,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of 30 days from the date of entry;

9.1.7    Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or any security interest and Lien purported to be created by any Collateral Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Collateral Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Collateral Document)) in favor of the Administrative Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in or Lien on the Collateral covered thereby;

9.1.8    Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $1,000,000 or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within 30 days thereafter;

9.1.9    Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Plan or Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000, or (iii) a Canadian Pension Termination Event occurs with respect to a Canadian Pension Plan which has resulted or could reasonably be expected to result in liability of a Loan Party in an aggregate amount in excess of $500,000;

9.1.10    Change of Control. A Change of Control shall occur.

9.1.11    Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of 30 consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

9.2    Consequences of Event of Default.

9.2.1    Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through
9.1.10 [Change of Control] shall occur and be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, (i) by written notice to the Borrower, terminate the Revolving Credit Commitments and declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind (other than the written notice to the Borrower referred to in this clause (i)), all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for the Letter of Credit Obligations; and

9.2.2    Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.11 [Relief Proceedings] shall occur, the Revolving Credit Commitments shall immediately terminate, and the unpaid principal amount of all Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3    Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owning to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section 9.2.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4    Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Administrative Agent from any sale or other Disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;
(ii)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including reasonable attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii)    Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
(iv)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, and the Lenders or Affiliates of Lenders which provide Lender Provided Interest Rate Hedges and Other Lender Provided Financial Service Products, in proportion to the respective amounts described in this clause Fourth held by them;
(v)    Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit; and
(vi)    Last, the balance, if any, to the Loan Parties or as required by Law.
10.    THE ADMINISTRATIVE AGENT

10.1    Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right in consultation with the Borrower to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10.6 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as the Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9    Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

10.10    Authorization to Release Collateral and Guarantors. The Lenders (including in their capacity as counterparty to any Cash Management Agreement, Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Product) and Issuing Lenders authorize the Administrative Agent (i) to release any Collateral (a) consisting of assets or Equity Interests sold or otherwise Disposed of in a Disposition permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] to a Person that is not a Loan Party, (b) upon the payment in full of all Obligations, termination or expiration of all Commitments and termination or Cash Collateralization in accordance with the provisions of this Agreement of all Letters of Credit, (c) that constitutes [“Excluded Property”] (as such term is defined in the Security Agreement), or (d) if approved, authorized or ratified in writing in accordance with Section 11.1 [Modifications, Amendments or Waivers], and (ii) to release any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise Disposed of to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (viii) of the definition of “Permitted Liens.” Upon the written request of the Borrower (accompanied by such certificates and other documentation as the Administrative Agent may reasonably request), the Administrative Agent, on behalf of the Lenders and without any consent or action by any Lender, shall at the sole cost and expense of the Loan Parties (a) provide the releases described in the preceding sentence and (b) release the Collateral upon Payment in Full hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 10.10.

10.11    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.12    Tax Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 10.12. For the avoidance of doubt, the term “Lender” shall, for the purpose of this Section 10.12, includes the Issuing Lender.

11.    MISCELLANEOUS

11.1    Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder (which waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties); provided that no such agreement, waiver or consent may be made which will:

11.1.1    Increase of Commitment. Increase the amount of the Revolving Credit Commitment or Term Loan Commitment of any Lender hereunder without the consent of such Lender;

11.1.2    Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Maturity Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

11.1.3    Release of Collateral or Guarantor. Except for sales of assets permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries], release all or substantially all of the Collateral or all or substantially all of the Guarantors (measured by value) from their Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders);

11.1.4    Borrowing Base. Increase the advance rates constituting part of the Borrowing Base or increase the sublimits within the definition thereof without the consent of all Lenders (other than Defaulting Lenders); or

11.1.5    Miscellaneous. Amend Section 5.2 [Pro Rata Treatment of Lenders], 9.2.4 [Application of Proceeds], 10.3 [Exculpatory Provisions] or 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or amend the definition of Required Lenders, in each case without the consent of all of the Lenders;

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 [Increase of Commitment] through 11.1.5 [Miscellaneous] above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent may (in its sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

11.2    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3    Expenses; Indemnity; Damage Waiver.

11.3.1    Costs and Expenses. The Borrower shall pay (i) all out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out‑of‑pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the books, records and business properties of the Borrower and its Subsidiaries.

11.3.2    Indemnification by the Loan Parties. The Loan Parties, on a joint and several basis, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Loan Parties under the Loan Documents, or (iv) any actual or alleged presence, Release or threatened Release of Regulated Substances on or from any facility currently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any other Environmental Liability related in any way to any Loan Party or any Subsidiary of any Loan Party; (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. This Section 11.3.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.3.3    Reimbursement by Lenders. To the extent that the Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Loan Parties] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

11.3.4    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by the Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.3.5    Payments. All amounts due under this Section 11.3 shall be payable not later than ten (10) days after demand therefor.

11.4    Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5    Notices; Effectiveness; Electronic Communication.

11.5.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3    Change of Address, Etc. Any party hereto may change its address, e‑mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7    Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder and Payment in Full. All covenants and agreements of any Loan Party contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment in Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof until Payment in Full.

11.8    Successors and Assigns.

11.8.1    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) being assigned and the principal outstanding balance of the Term Loans being assigned by the assigning Lender (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000 in the aggregate, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment under Section 9.1.1 [Payments under Loan Documents] or Section 9.1.11 [Relief Proceedings] or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)    the consent of the Issuing Lender and the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of Revolving Credit Commitments.
(iv)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 (which the Administrative Agent may waive in its sole discretion), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(v)    No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swing Loan Lender and each other Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].
11.8.3    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Libor Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) shall be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8.5    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9    Confidentiality.

11.9.1    General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.9, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section 11.9 or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties; provided that such source is not (to the recipient’s knowledge or the knowledge of any of its representatives) bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 11.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2    Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

11.10    Counterparts; Integration; Effectiveness.

11.10.1    Counterparts; Integration; Effectiveness.

(i)    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.
(ii)    The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1    Governing Law. This Agreement shall be deemed to be a contract under, and shall be construed in accordance with, the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

11.11.2    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN 11.11.2 [SUBMISSION TO JURISDICTION]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS 11.11.

11.12    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

11.13    Quebec Security Documents.

Without limiting the powers of the Administrative Agent or any other Person acting as an agent or mandatary for the Administrative Agent hereunder or under any other Loan Documents, each of the Borrower and the Guarantors hereby acknowledges that, for purposes of holding any hypothecs and security granted by the Borrower or such Guarantor on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or such Guarantor under any debenture or bond issued by the Borrower or such Guarantor, the Administrative Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for the Secured Parties, including without limitation, all present and future Lenders and any Affiliate of a Lender, and in particular for all present and future holders of any such debenture or bond. The Secured Parties hereby: (i) irrevocably constitute, to the extent necessary, the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold hypothecs and security granted by the Borrower or a Guarantor on property pursuant to the laws of the Province of Quebec to secure the obligations of the Borrower or a Guarantor under any debenture or bond issued by the Borrower or a Guarantor; and (ii) appoint and agree that the Administrative Agent may act as the bondholder and mandatary (i.e. agent) with respect to any debenture or bond that may be issued by the Borrower or a Guarantor and pledged in its favor from time to time. The execution by the Administrative Agent Agent, acting as fondé de pouvoir and mandatary, prior to this Agreement, of any deeds of hypothec or other security documents is hereby ratified and confirmed.Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Quebec), the Administrative Agent may acquire and be the holder of any debenture or bond issued by the Borrower or a Guarantor (i.e. the fondé de pouvoir may acquire and hold the first debenture or bond issued under any deed of hypothec by the Borrower or a Guarantor). Each of the Borrower and the Guarantors hereby acknowledges that such debenture or bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER
HANDY & HARMAN GROUP LTD.
By:    /s/ James F. McCabe, Jr.
Name:    James F. McCabe, Jr.
Title:    Senior Vice President

GUARANTORS
ALLOY RING SERVICE INC.
ARLON LLC
ARLON ADHESIVES & FILMS, INC.
ARLON MED INTERNATIONAL LLC
ARLON PARTNERS, INC.
ARLON SIGNTECH, LTD.
ARLON VISCOR LTD.
BAIRNCO CORPORATION
CANFIELD METAL COATING CORPORATION
CONTINENTAL INDUSTRIES, INC.
DANIEL RADIATOR CORPORATION
ELE CORPORATION
HANDY & HARMAN
HANDY & HARMAN AUTOMOTIVE
GROUP, INC.
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION
HANDY & HARMAN INTERNATIONAL, LTD.
HANDY & HARMAN OF CANADA, LIMITED
HANDY & HARMAN PERU, INC.
HANDY & HARMAN TUBE COMPANY, INC.
HANDYTUBE CORPORATION
H&H PRODUCTIONS, INC.
INDIANA TUBE CORPORATION
KASCO CORPORATION
KASCO MEXICO LLC
KJ-VMI REALTY, INC.
LUCAS-MILHAUPT, INC.
MARYLAND SPECIALTY WIRE, INC.
MICRO-TUBE FABRICATORS, INC.
OCMUS, INC.
OMG, INC.
OMG ROOFING, INC.
OMNI TECHNOLOGIES CORPORATION OF DANVILLE
PAL-RATH REALTY, INC.
PLATINA LABORATORIES, INC.
SHEFFIELD STREET CORPORATION
SOUTHERN SAW ACQUISITION CORPORATION

SWM, INC.
WILLING B WIRE CORPORATION
By:    /s/ James F. McCabe, Jr.
Name:    James F. McCabe, Jr.
Title:    Senior Vice President

ATLANTIC SERVICE COMPANY, LIMITED
By:    /s/ James F. McCabe, Jr.
Name:    James F. McCabe, Jr.
Title:    Treasurer
20 GRANT STREET NOMINEE TRUST
THE 7 ORNE STREET NOMINEE TRUST
THE 28 GRANT STREET NOMINEE TRUST
By:    /s/ James F. McCabe, Jr.
Name:    James F. McCabe, Jr.
Title:    Trustee

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender
By:    /s/ Kirk M. Mader
Name:    Kirk M. Mader
Title:    Senior Vice President
RBS CITIZENS, N.A., as a Lender
By:    /s/ Anthony Selvaggio
Name:    Anthony Selvaggio
Title:    Senior Vice President
U.S. BANK, NATIONAL ASSOCIATION., as a Lender
By:    /s/ Cassie Kim
Name:    Cassie Kim
Title:    Vice President
BANK OF AMERICA, N.A., as a Lender
By:    /s/ Lincoln Schoff
Name:    Lincoln Schoff
Title:    Senior Vice President
WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:    /s/ Melinda A. White
Name:    Melinda A. White
Title:    Senior Vice President

PEOPLE’S UNITED BANK, N.A., as a Lender
By:    /s/ Craig R. Kincade
Name:    Craig R. Kincade
Title:    Senior Commercial Relationship
Officer, SVP
FIRST NIAGARA BANK, N.A., as a Lender
By:    /s/ Troy Jefferette
Name:    Troy Jefferette
Title:    Vice President

SCHEDULE 1.1(A)

PRICING GRID—
VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Revolving Credit and Term Loan Base Rate Applicable Margin	Revolving Credit and Term Loan LIBOR Rate Applicable Margin
I	Less than or equal to 1.50 to 1.00	0.30%	1.50%	2.50%
II	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.0	0.35%	1.75%	2.75%
III	Greater than 2.00 to 1.0 but less than or equal to 2.50 to 1.0	0.40%	2.00%	3.00%
IV	Greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0	0.45%	2.25%	3.25%
V	Greater than 3.00 to 1.0	0.50%	2.50%	3.50%

For purposes of determining the Applicable Margin and the Applicable Commit- ment Fee Rate:

(a)The Applicable Margin and the Applicable Commitment Fee Rate on the Closing Date shall be at Level III and shall remain at Level III (or higher), until receipt of the annual financial statements for fiscal year ending December 31, 2012, whereupon paragraph (b) will become applicable.

(b)The Applicable Margin and the Applicable Commitment Fee shall be recomputed as of the end of the fiscal quarter ending December 31, 2012 and for each fiscal quarter thereafter, based on the Leverage Ratio as of such quarter end. Any in- crease or decrease in the Applicable Margin or the Applicable Commitment Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Cer- tificate evidencing such computation is due to be delivered under Section 8.3.3 [Certifi- cate of the Borrower]. If a Compliance Certificate is not delivered when due in accord- ance with such Section 8.3.3 [Certificate of the Borrower], then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders deter- mine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obli- gated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative

Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Sec- tion 2.9 [Letter of Credit Subfacility] or 4.3 [Interest After Default] or 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Com- mitments and the repayment of all other Obligations hereunder.

Borrowing Base Parties

Schedule 1.1(B)

Entity	State of Formation
Arlon Signtech, Ltd.	Texas
Arlon Viscor Ltd.	Texas
Arlon LLC	Delaware
Atlantic Service Co. Ltd. (Canada)	Ontario
Bairnco Corporation	Delaware
Canfield Metal Coating Corporation	Delaware
Continental Industries, Inc.	Oklahoma
Handy & Harman	New York
Handy & Harman Electronic Materials Corporation	Florida
Handy & Harman Group Ltd.	Delaware
Handy & Harman of Canada, Ltd. (Canada)	Ontario
Handy & Harman Tube Company, Inc.	Delaware
HandyTube Corporation	Delaware
Indiana Tube Corporation	Delaware
Kasco Corporation	Delaware
Lucas-Milhaupt, Inc.	Wisconsin
Maryland Specialty Wire, Inc.	Delaware
Micro-Tube Fabricators, Inc.	Delaware
Ocmus Inc.	Indiana
OMG Roofing, Inc.	Delaware
OMG, Inc.	Delaware
Omni Technologies Corporation of Danville	New Hampshire
Southern Saw Acquisition Corporation	Delaware

SCHEDULE 1.1(C)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Amount of Commitment for Term Loans	Commitment	Ratable Share (Approx)
Name: PNC Bank, National Association Address: 1600 Market Street, Philadelphia, PA 19103 Attention: Kirk M. Mader Telephone: (215) 585-1385 Telecopy: (215) 585-4144	$17,560,975.61	$22,439,024.39	$40,000,000	19.5%
Name: RBS Citizens, N.A. Address: 711 Westchester Ave., 3rd Floor, White Plains, NY 10604 Attention: Anthony Selvaggio Telephone: (914) 288-8719 Telecopy: (914) 582-3589	$17,560,975.61	$22,439,024.39	$40,000,000	19.5%
Name: U.S. Bank, National Association Address: 970 W 190th Street, Suite 222, Torrance, CA 90502 Attention: Cassie Kim Telephone: (310) 965-1520 Telecopy: (310) 538-1036	$17,560,975.61	$22,439,024.39	$40,000,000	19.5%
Name: Bank of America, N.A. Address: CityPlace 1, 185 Asylum Street, CT2-500-35-10, Hartford, CT 06103 Attention: Ashish Arora Telephone: (860) 952-7476 Telecopy: (860) 962-7515	$13,170,731.71	$16,829,268.29	$30,000,000	14.6%
Name: Wells Fargo Bank, National Association Address: 50 Main Street, 5th Floor, White Plains, NY 10606 Attention: Melinda A. White Telephone: (914) 286-5309 Telecopy: (914) 681-8755	$13,170,731.71	$16,829,268.29	$30,000,000	14.6%

Name: People’s United Bank, N.A. Address: 350 Bedford Street, Stamford, CT 06901 Attention: Craig Kincade Telephone: (203) 359-6183 Telecopy: (203) 359-6146	$6,585,365.85	$8,414,634.15	$15,000,000	7.3%
Name: First Niagara Bank, N.A. Address: 726 Exchange Street, 9th Floor, Buffalo, NY 14210 Attention: Paula Taggart/Amy Norsen Telephone: (716) 819-5754 Telecopy: (716) 819-5132	$4,390,243.90	$5,609,756.10	$10,000,000	5.0%
Total	$90,000,000s	$115,000,000	$205,000,000	100%

SCHEDULE 1.1(C)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to the Borrower and Guarantors: ADMINISTRATIVE AGENT
Name:    PNC BANK, National Association Address:    1600 Market Street
Philadelphia, PA 19103
Attention:    Kirk M. Mader Telephone:    (215) 585-1385
Telecopy:    (215) 585-4144 With a Copy To:
Agency Services, PNC Bank, National Association Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue Pittsburgh, PA 15219
Attention:    Agency Services Telephone:    412 762 6442
Telecopy:    412 762 8672

THE BORROWER AND GUARANTORS

Address:    1133 Westchester Avenue, Suite N222
White Plains, New York 10604 Attention:    Chief Financial Officer Telephone:    (914) 461-1264
Telecopy:    (914) 696-8684 With a Copy To:
Name:    Olshan Frome Wolosky LLP

Address:	Park Avenue Tower, 65 East 55th Street New York, New York 10022
Attention:    Adam W. Finerman, Esq. Telephone:    (212) 451-2300
Telecopy:    (212) 451-2222

Excluded Subsidiaries

Schedule 1.1(E)(1)

None.

Existing Letters of Credit

Schedule 1.1(E)(2)

Account Party	Beneficiary	Principal Amount	Date of Issuance	Maturity Date
Handy & Harman	Zurich American Insurance Co.	$1,425,000	5/6/2004	7/26/2013
Handy & Harman on behalf of Bairnco Corporation	Liberty Mutual Insurance Co.	$1,350,000	9/20/2010	9/22/2013
Handy & Harman	Commissioner of New Jersey EPA	$878,000	5/7/2004	5/31/2013
Handy & Harman Electronic Materials Corporation	Commonwealth of Massachusetts	$135,000	5/7/2004	3/31/2013
Handy & Harman of Canada, Limited	Ministry of the Environment	CAD 20,000.00	5/5/1998	12/5/2014

Qualifications to do Business

Schedule 6.1.1

Entity	Entity name as it appears on the state record	Domestic Jurisdiction	Jurisdiction Audited
Alloy Ring Service, Inc.	ALLOY RING SERVICE, INC.	DE	DE
Arlon Adhesives & Films, Inc.	ARLON ADHESIVES & FILMS, INC.	TX	TX
Arlon, LLC	ARLON LLC	DE	AZ
Arlon, LLC	ARLON LLC	DE	CA
Arlon, LLC	ARLON LLC	DE	DE
Arlon, LLC	ARLON LLC	DE	FL
Arlon, LLC	ARLON, LLC	DE	GA
Arlon, LLC	ARLON, INC.	DE	IL

Arlon, LLC	ARLON LLC	DE	MA
Arlon, LLC	ARLON LLC	DE	MI
Arlon, LLC	Arlon LLC	DE	MN
Arlon, LLC	ARLON, INC.	DE	NH
Arlon, LLC	ARLON LLC	DE	NJ
Arlon, LLC	ARLON, INC.	DE	OH
Arlon, LLC	Arlon LLC	DE	PA
Arlon, LLC	ARLON, INC.	DE	RI

Arlon, LLC	ARLON, LLC DBA ARLON PRODUCTS, LLC	DE	TX
Arlon, LLC	ARLON LLC	DE	WA
Arlon Med International LLC	ARLON MED INTERNATIONAL LLC	DE	DE
Arlon Partners, Inc.	ARLON PARTNERS, INC.	DE	DE
Arlon Partners, Inc.	ARLON PARTNERS, INC.	DE	NC
Arlon Signtech, Ltd.	ARLON SIGNTECH, LTD.	TX	TX
Arlon Viscor, Ltd.	ARLON VISCOR LTD.	TX	TX
Bairnco Corporation	BAIRNCO CORPORATION	DE	CA
Bairnco Corporation	BAIRNCO CORPORATION	DE	DE
Bairnco Corporation	BAIRNCO CORPORATION	DE	FL
Bairnco Corporation	BAIRNCO CORPORATION	DE	NJ
Bairnco Corporation	BAIRNCO CORPORATION	DE	OH
Canfield Metal Coating Corporation	CANFIELD METAL COATING CORPORATION	DE	DE
Canfield Metal Coating Corporation	CANFIELD METAL COATING CORPORATION	DE	OH
CONTINENTAL INDUSTRIES, INC.	CONTINENTAL INDUSTRIES INC	OK	TX
CONTINENTAL INDUSTRIES, INC.	CONTINENTAL INDUSTRIES, INC. WHICH WILL DO BUSINESS IN CALIFORNIA AS MARK II WHOLESALE CORPORATION	OK	CA
CONTINENTAL INDUSTRIES, INC.	CONTINENTAL INDUSTRIES, INC.	OK	OK
DANIEL RADIATOR CORPORATION	DANIEL RADIATOR CORPORATION	TX	CT
DANIEL RADIATOR CORPORATION	DANIEL RADIATOR CORPORATION	TX	NY
DANIEL RADIATOR CORPORATION	DANIEL RADIATOR CORPORATION	TX	OH
DANIEL RADIATOR CORPORATION	DANIEL RADIATOR CORPORATION	TX	RI

DANIEL RADIATOR CORPORATION	DANIEL RADIATOR CORPORATION	TX	TX
ELE CORPORATION	ELE CORPORATION	CA	CA
HANDY & HARMAN	HANDY & HARMAN	NY	CA
HANDY & HARMAN	HANDY & HARMAN	NY	CT
HANDY & HARMAN	HANDY & HARMAN (INC)	NY	IL
HANDY & HARMAN	HANDY & HARMAN	NY	MA
HANDY & HARMAN	HANDY & HARMAN	NY	MI
HANDY & HARMAN	HANDY & HARMAN	NY	NJ
HANDY & HARMAN	HANDY & HARMAN	NY	NY
HANDY & HARMAN	HANDY & HARMAN	NY	OH
HANDY & HARMAN	HANDY & HARMAN, INC.	NY	RI
Handy & Harman Automotive Group, Inc.	HANDY & HARMAN AUTOMOTIVE GROUP, INC.	DE	CT
Handy & Harman Automotive Group, Inc.	HANDY & HARMAN AUTOMOTIVE GROUP, INC.	DE	DE
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION	HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION	FL	FL
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION	HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION	FL	NJ
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION	HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION	DE	PA
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION	HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION	FL	RI
HANDY & HARMAN GROUP LTD.	HANDY & HARMAN GROUP LTD.	DE	DE
Handy & Harman International, Ltd.	HANDY & HARMAN INTERNATIONAL, LTD.	DE	DE
Handy & Harman Peru, Inc.	HANDY & HARMAN PERU, INC.	DE	DE
HANDY & HARMAN TUBE COMPANY, INC.	HANDY & HARMAN TUBE COMPANY, INC.	DE	DE
HANDY & HARMAN TUBE COMPANY, INC.	HANDY & HARMAN TUBE COMPANY	DE	NJ
HANDY & HARMAN TUBE COMPANY, INC.	HANDY & HARMAN TUBE COMPANY, INC.	DE	PA

Handytube Corporation	HANDYTUBE CORPORATION	DE	DE
H&H Productions, Inc.	H&H PRODUCTIONS, INC.	DE	DE
INDIANA TUBE CORPORATION	INDIANA TUBE CORPORATION	DE	DE
INDIANA TUBE CORPORATION	INDIANA TUBE CORPORATION	DE	IN
INDIANA TUBE CORPORATION	INDIANA TUBE CORPORATION	DE	TX
Kasco Corporation	Kasco Corporation	DE	AL
Kasco Corporation	KASCO SERVICES CORPORATION	DE	NJ
Kasco Corporation	KASCO SERVICES CORPORATION	DE	NC
Kasco Corporation	KASCO CORPORATION	DE	AR
Kasco Corporation	KASCO CORPORATION	DE	AZ
Kasco Corporation	KASCO CORPORATION WHICH WILL DO BUSINESS IN CALIFORNIA AS KASCO SERVICES CORPORATION	DE	CA
Kasco Corporation	KASCO CORPORATION	DE	CO

Kasco Corporation	KASCO CORPORATION	DE	CT
Kasco Corporation	KASCO CORPORATION	DE	DC
Kasco Corporation	KASCO CORPORATION	DE	DE
Kasco Corporation	KASCO CORPORATION (DELAWARE)	DE	GA
Kasco Corporation	KASCO CORPORATION	DE	HI
Kasco Corporation	KASCO SERVICES CORPORATION	DE	IA
Kasco Corporation	KASCO CORPORATION	DE	ID
Kasco Corporation	KASCO CORPORATION	DE	IL
Kasco Corporation	KASCO CORPORATION	DE	IN
Kasco Corporation	KASCO CORPORATION	DE	KS
Kasco Corporation	KASCO CORPORATION	DE	KY
Kasco Corporation	KASCO CORPORATION (OF DELAWARE)	DE	LA
Kasco Corporation	KASCO CORPORATION	DE	MA
Kasco Corporation	KASCO CORPORATION	DE	MD
Kasco Corporation	KASCO CORPORATION	DE	ME
Kasco Corporation	KASCO SERVICES CORPORATION	DE	MI
Kasco Corporation	KASCO SERVICES CORPORATION	DE	MN
Kasco Corporation	KASCO SERVICES CORPORATION	DE	MO
Kasco Corporation	KASCO CORPORATION	DE	MS
Kasco Corporation	KASCO CORPORATION	DE	MT
Kasco Corporation	KASCO CORPORATION	DE	ND
Kasco Corporation	KASCO CORPORATION	DE	NE
Kasco Corporation	KASCO CORPORATION	DE	NH
Kasco Corporation	KASCO CORPORATION	DE	NM
Kasco Corporation	KASCO CORPORATION	DE	NY
Kasco Corporation	KASCO CORPORATION	DE	OH
Kasco Corporation	KASCO CORPORATION	DE	OK
Kasco Corporation	KASCO CORPORATION, A DELAWARE CORPORATION	DE	OR
Kasco Corporation	KASCO CORPORATION	DE	PA
Kasco Corporation	KASCO CORPORATION	DE	RI
Kasco Corporation	KASCO CORPORATION	DE	SC
Kasco Corporation	KASCO CORPORATION	DE	SD
Kasco Corporation	KASCO CORPORATION	DE	TN
Kasco Corporation	KASCO CORPORATION DBA KASCO SERVICES CORPORATION	DE	TX

Kasco Corporation	KASCO SERVICES CORPORATION	DE	UT
Kasco Corporation	KASCO CORPORATION	DE	VA
Kasco Corporation	KASCO CORPORATION	DE	VT
Kasco Corporation	KASCO CORPORATION	DE	WA
Kasco Corporation	KASCO CORPORATION	DE	WI
Kasco Corporation	KASCO CORPORATION	DE	WV
Kasco Corporation	Kasco Corporation	DE	WY
Kasco Mexico LLC	KASCO MEXICO LLC	DE	DE
KJ-VMI Realty, Inc.	KJ-VMI REALTY, INC.	DE	DE
LUCAS MILHAUPT, INC.	LUCAS-MILHAUPT, INC.	WI	WI
MARYLAND SPECIALTY WIRE, INC.	MARYLAND SPECIALTY WIRE, INC.	DE	DE
MARYLAND SPECIALTY WIRE, INC.	MARYLAND SPECIALTY WIRE, INC.	DE	NY

Micro-Tube Fabricators, Inc.	MICRO-TUBE FABRICATORS, INC.	DE	DE
Micro-Tube Fabricators, Inc.	MICRO-TUBE FABRICATORS, INC.	DE	NJ
Micro-Tube Fabricators, Inc.	MICRO-TUBE FABRICATORS, INC.	DE	PA
Ocmus, Inc.	OCMUS INC.	IN	IN
OMG, INC.	OMG, INC.	DE	CT
OMG, INC.	OMG, INC.	DE	DE
OMG, INC.	OMG, INC.	DE	MA
OMG, INC.	OMG, INC.	DE	NV
OMG Roofing, Inc.	OMG ROOFING, INC.	DE	DE
OMG Roofing, Inc.	OMG ROOFING, INC.	DE	IL
OMG Roofing, Inc.	OMG ROOFING, INC.	DE	MA
OMNI Technologies Corp. of Danville	OMNI TECHNOLOGIES CORPORATION OF DANVILLE	NH	NH
PAL-RATH REALTY, INC.	PAL-RATH REALTY, INC.	DE	DE
PLATINA LABORATORIES, INC.	PLATINA LABORATORIES, INC.	DE	DE
Sheffield Street Corporation	SHEFFIELD STREET CORPORATION	CT	CT
Southern Saw Acquisition Corp.	SOUTHERN SAW ACQUISITION CORPORATION	DE	GA
Southern Saw Acquisition Corp.	SOUTHERN SAW ACQUISITION CORPORATION	DE	DE
SUMCO INC.	OCMUS INC.	IN	IN
WILLING B WIRE CORPORATION	WILLING B WIRE CORPORATION	DE	DE

SWM, Inc.	SOUTH WINDSOR METALLURGICAL, INC.	DE	CT
SWM, Inc.	SWM, INC.	DE	DE
OMG, INC.	OLYMPIC MANUFACTURING GROUP INC	DE	TX
OMG, INC.	OMG, INC.	DE	NY

Subsidiaries

Schedule 6.1.2

US Entities:

Name	Jurisdiction of Organization	Equity Interest
Alloy Ring Service, Inc.	Delaware	100% by Handy & Harman
Arlon Adhesives & Films, Inc.	Texas	100% by Arlon LLC
Arlon MED International LLC	Delaware	100% by Arlon LLC
Arlon Partners, Inc.	Delaware	100% by Arlon LLC
Arlon Signtech, Ltd.	Texas	1% by Arlon Adhesives & Films, Inc. 99% by Arlon Partners, Inc.
Arlon Viscor Ltd.	Texas	1% by Arlon Adhesives & Films, Inc. 99% by Arlon Partners, Inc.
Arlon, LLC	Delaware	100% by Bairnco Corporation
Atlantic Service Company, Limited	Canada	100% by Kasco Corporation
Bairnco Corporation	Delaware	100% by Handy & Harman Group Ltd.
Canfield Metal Coating Corporation	Delaware	100% by Handy & Harman
Continental Industries, Inc.	Oklahoma	100% by Handy & Harman
Daniel Radiator Corporation	Texas	100% by Handy & Harman
Ele Corporation	California	100% by Handy & Harman Electronic Materials Corporation
H&H Productions, Inc.	Delaware	100% by Handy & Harman
Handy & Harman	New York	100% by Handy & Harman Group Ltd.
Handy & Harman Automotive Group, Inc.	Delaware	100% by Handy & Harman
Handy & Harman Electronic Materials Corporation	Florida	100% by Handy & Harman
Handy & Harman Group Ltd.	Delaware	100% by Handy & Harman Ltd.
Handy & Harman International, Ltd.	Delaware	100% by Handy & Harman
Handy & Harman of Canada, Limited	Ontario, Canada	100% by Handy & Harman
Handy & Harman Tube Company, Inc.	Delaware	100% by Handy & Harman
HandyTube Corporation	Delaware	100% by Handy & Harman
Handy & Harman ELE (Asia) SND.BHD.	Malaysia	100% by Handy & Harman
Indiana Tube Corporation	Delaware	100% by Handy & Harman
Kasco Corporation	Delaware	100% by Bairnco Corporation
Kasco Mexico LLC	Delaware	100% by Kasco Corporation
KJ-VMI Realty, Inc.	Delaware	100% by Handy & Harman
Lucas-Milhaupt, Inc.	Wisconsin	100% by Handy & Harman
Maryland Specialty Wire, Inc.	Delaware	100% by Handy & Harman
Micro-Tube Fabricators, Inc.	Delaware	100% by Handy & Harman
Ocmus Inc.	Indiana	100% by Handy & Harman
OMG Roofing, Inc.	Delaware	100% by OMG, Inc.
OMG, Inc.	Delaware	100% by Handy & Harman
Omni Technologies Corporation of Danville	New Hampshire	100% by Handy & Harman
Pal-Rath Realty, Inc.	Delaware	100% by Handy & Harman
Platina Laboratories, Inc.	Delaware	100% by Handy & Harman
Sheffield Street Corporation	Connecticut	100% by Handy & Harman

Name	Jurisdiction of Organization	Equity Interest
Southern Saw Acquisition Corporation	Delaware	100% by Kasco Corporation
SWM, Inc.	Delaware	100% by Handy & Harman
Willing B Wire Corporation	Delaware	100% by Handy & Harman
20 Grant Street Nominee Trust	Massachusetts	100% by Handy & Harman Electronic Materials Corporation (Beneficiary)
28 Grant Street Nominee Trust	Massachusetts	100% by Handy & Harman Electronic Materials Corporation (Beneficiary)
7 Orne Street Nominee Trust	Massachusetts	100% by Handy & Harman Electronic Materials Corporation (Beneficiary)

Non-US / Canadian Entities:

Name	Jurisdiction of Organization	Equity Interest
Arlon Materials for Electronic Co., Ltd.	China	100% owned by Arlon MED International, LLC
Arlon Material Technologies Co., Ltd.	China	100% owned by Arlon MED International, LLC
Arlon India Private Limited	India	100% by Arlon, LLC
Kasco Ensambly S.A. De CV	Mexico	100% by Kasco Mexico, LLC
Atlantic Service Company, (UK) Ltd.	United Kingdom	100% by Kasco Corporation
Bertram & Graf, G.m.b.H.	Germany	100% by Kasco Corporation
Indiana Tube Solutions de Mexico, S. De RL de CV	Mexico	99% by Indiana Tube Corporation 1% by Handy & Harman
Handy & Harman UK Holdings Limited	England & Wales	100% by Handy & Harman International, Ltd.
Handy & Harman (Europe) Limited	England & Wales	100% by Handy & Harman UK Holdings Limited
Rigby-Maryland (Stainless) Limited	England & Wales	100% by Handy & Harman (Europe) Limited
Handy & Harman Management Holdings (HK) Ltd.	Hong Kong	100% by Handy & Harman Netherlands, B.V.
Lucas Milhaupt Riberac, S.A.	Riberac, France	100% by Handy & Harman Netherlands, B.V.
Lucas Milhaupt Hong Kong, Ltd.	Hong Kong	100% by Handy & Harman Management Holdings (HK) Ltd.
Lucas Milhaupt Brazing Materials (Suzhou) Co. Ltd.	Suzhou, China	100% by Lucas Milhaupt Hong Kong, Ltd.

Other Equity Interests:

Current Legal Entities Owned	Percent Pledged
Mizuno Handy & Harman Co., Ltd.	5% owned by Handy & Harman

Environmental Disclosures

1.    Handy & Harman (“H&H”)

Schedule 6.1.14

H&H has been working with the Connecticut Department of Environmental Protection (“CTDEP”) with respect to its obligations under a 1989 consent order that applies to a property in Connecticut that H&H sold in 2003 (“Sold Parcel”) and an adjacent parcel (“Adjacent Parcel”) that together with the Sold Parcel comprises the site of a former H&H manufacturing facility. Remediation of all soil conditions on the Sold Parcel was completed on April 6, 2007, although H&H performed limited additional work on that site, solely in furtherance of now concluded settlement discussions between H&H and the purchaser of the Sold Parcel. Although no groundwater remediation is required, quarterly groundwater monitoring will be required through 2013 to verify no environmental impacts to the sold parcel. On September 11, 2008, the CTDEP advised H&H that it had approved H&H’s December 28, 2007 Soil Action Remediation Action Report (as amended by an addendum letter dated July 15, 2008), thereby concluding the active remediation of the Sold Parcel. Approximately $29.0 million was expended through December 31, 2009, and the remaining remediation and monitoring costs for the Sold Parcel are expected to approximate $0.2 million. H&H previously received reimbursement of $2.0 million from an insurance company under a cost-cap insurance policy and in January 2010, net of attorney’s fees, H&H received $1.034 million as the final settlement of H&H’s claim for additional insurance coverage relating to the Sold Parcel. H&H also has been conducting an environmental investigation of the Adjacent Parcel, and is continuing the process of evaluating various options for its remediation of the Adjacent Parcel.

2.    Handy & Harman Electronic Materials Corporation (“HHEM”)

HHEM entered into an administrative consent order (the “ACO”) in 1986 with the New Jersey Department of Environmental Protection (“NJDEP”) with regard to certain property that it purchased in 1984 in New Jersey. The ACO involves investigation and remediation activities to be performed with regard to soil and groundwater contamination. HHEM and H&H settled a case brought by the local municipality in regard to this site in 1998 and also settled with certain of its insurance carriers. HHEM is actively remediating the property and continuing to investigate effective methods for achieving compliance with the ACO. A remedial investigation report was filed with the NJDEP in December 2007. By letter dated December 12, 2008, NJDEP issued its approval with respect to additional investigation and remediation activities discussed in the December 2007 remedial investigation report. HHEM anticipates entering into discussions with NJDEP to address that agency’s natural resource damage claims, the ultimate scope and cost of which cannot be estimated at this time. Pursuant to a settlement agreement with the former owner/operator of the site, the responsibility for site investigation and remediation costs (as well as any other costs as defined in the settlement agreement) related to or arising from environmental contamination on the property (collectively, “Costs”) are contractually allocated 75% to the former owner/operator (with separate guaranties by the two joint venture partners of the former owner/operator for 37.5% each) and 25% jointly to HHEM and H&H after the first $1.0 million. The $1.0 million was paid solely by the former owner/operator. As of June 30, 2012, over and above the $1.0 million, total investigation and remediation costs of approximately $2,267,337 and
$690,000 (excluding utilities) have been expended by the former owner/operator and HHEM, respectively, in accordance with the settlement agreement. Additionally, HHEM indirectly is currently being reimbursed through insurance coverage for a portion of the Costs for which HHEM is responsible. HHEM believes that there may be additional excess insurance coverage for the Costs which it intends to pursue as necessary. HHEM anticipates that there will be additional remediation expenses to be incurred once a remediation plan is finalized.

3.    Handy & Harman (“H&H”)

In August 2006, H&H received a notice letter from the United States Environmental Protection Agency (“EPA”) formally naming H&H as a PRP at a superfund site in Massachusetts (the “Superfund site”). H&H is part of a thirteen member PRP Group organized to work cooperatively regarding remediation of the Superfund site. On June 13, 2008, H&H executed a participation agreement, consent decree and settlement trust (which has been executed by all of the other PRPs as well). The PRP Group consists of both chemical and radiological PRPs. H&H is a chemical PRP not a radiological PRP. On December 9, 2008, the EPA lodged the consent decree with the United States District Court for the District of Massachusetts and the consent decree was entered. On March 11, 2009, H&H executed a financial guaranty of H&H’s obligations in connection with the Superfund site. The remediation of radiological contamination at the site, under the direction of the Department of Energy (“DOE”), was completed in 2011. Additional financial contributions will be required in late 2012 or early 2013 following EPA’s approval of the DOE’s radiological remediation work.

4.    Handy & Harman Electronic Materials Corporation (“HHEM”)

HHEM is continuing to comply with a 1987 consent order from the Massachusetts Department of Environmental Protection (“MADEP”) to investigate and remediate the soil and groundwater conditions at its former manufacturing facility in North Attleboro, Massachusetts (the “MA Property”). On January 20, 2009, HHEM filed with MADEP a partial Class A-3 Response Action Outcome Statement (“RAO- P”) and an Activity & Use Limitation (“AUL”) for the MA Property. By letter dated March 24, 2009, MADEP advised HHEM that the RAO-P did not require a comprehensive audit. By letter dated April 16, 2009, the MADEP advised HHEM that a MADEP AUL Audit Inspection conducted on March 18, 2009 did not identify any violations of the requirements applicable to the AUL. Together, the March 24 and April 16 MADEP letters, combined with HHEM’s Licensed Site Professional’s partial RAO opinion, constitute confirmation of the adequacy of HHEM’s investigation of the MA Property as well as its remediation and post closure monitoring plans. On March 31, 2010, the Massachusetts Attorney General executed a covenant not to sue (CNTS) to cover the MA Property. On April 1, 2010, HHEM filed a Remedy Operation Status. On June 30, 2010, HHEM filed a Class A-3 RAO closure report. This report was based on HHEM’s Licensed Site Professional concluding that groundwater monitoring had demonstrated that the remediation had stabilized the groundwater conditions at the site. The MADEP will audit the report, and either approve it (permitting closure of the site) or request additional information / investigation.

5.    Handy & Harman Electronic Materials Corporation (“HHEM”)

HHEM, through a real estate trust, owns property adjacent to its former 72 Elm Street facility located at 7 Orne Street, North Attleboro, MA. Certain metals were observed on the property. HHEM retained a consultant to investigate the site and “close” the matter in accordance with the Massachusetts Contingency Plan regulations. As a result of soil testing, the consultant concluded that the metals are likely related to on-site fill material and there is no significant risk associated with the property. Consequently no remediation will be necessary and a “closure report” was submitted in April of 2012.

6.    OMNI Technologies Corporation of Danville (“Omni")

The New Hampshire Department of Environmental Services previously directed Omni to obtain a five year groundwater monitoring permit to conduct monitoring to determine the long term trend of Trichloroethylene (“TCE”) in the groundwater at the property. Biannual groundwater monitoring in nineteen wells has been conducted since the Third Quarter of 2009 and will be on-going through the Second Quarter of 2014. The general trend thus far is that TCE concentrations have decreased. At the conclusion of the five year monitoring event in 2014, New Hampshire DEP will determine whether to allow additional monitoring and natural attenuation of the TCE or require an alternative remedial approach.

7.    Handy & Harman Tube Company, Inc. (“HH Tube”)

HH Tube ceased operations at a plant in Norristown, PA in December 2006. The ground water below the site is primarily contaminated with Trichloroethylene (“TCE”) and was reported to PADEP in 1979. Since 1982, a pump and treat system has been in continuous operation extracting TCE from two water wells located on the property. The TCE levels have demonstrated a declining trend and are reported monthly through the NPDES permit.

TCE was found in soil and water samples from core borings taken beneath the concrete in the Commercial Mill Degreaser pit during the site characterization study that was conducted in 2007. A two- phase vacuum extraction (“TPVE”) system was installed in the degreaser area in September 2007 to accelerate the TCE removal from the groundwater and soil. Both systems have extracted more than 2,300 pounds (about 190 gallons) of TCE to date. The TPVE system and continuing pump and treat operation will be integrated into the final remediation proposal for the State.

Recently, the groundwater in the area between the plant parking lot and the unnamed tributary that crosses the Site was fully characterized and was identified as having elevated concentrations of site related contaminants. Site related compounds were also detected in monitoring wells and private wells on an adjacent down-gradient private property. As a result of these findings and discussions with the State an interim remedial action program was designed, implemented and completed in mid-2012. The interim remedial actions included soil excavation and thermal treatment on-site, construction of a subsurface water collection system and connection to the plant treatment systems. It is expected that these remedial actions will have removed a significant amount of contamination. Monitoring of the existing plant treatment system and effectiveness of the interim remedial measures will be on-going while a final remedial approach for the entire site is being formulated.

8.    Handy & Harman (“H&H”)

In 1987, H&H closed a manufacturing facility located at Eddy Street, Providence, RI. In 2004, H&H sold the property, but retained remediation liability for the chlorinated volatile organic compounds (“VOCs”) contamination in site soils and groundwater that had been discovered in 1987. In 1996, a Supplemental Remedial Investigation Report was prepared in accordance with a Rhode Island Department of Environmental Management (“RIDEM”) approved work plan. In 1997, a subsequent Limited Remedial Action Work Plan was prepared to address the identified soil and groundwater impacts. In 1999, a soil vapor extraction system (“SVES”) was installed to address elevated VOC concentrations at depth. The SVES operated from January 2000 through September 28, 2001 and removed an estimated 900 pounds of TCE. As required by RIDEM, H&H submitted a Remedial Action Work Plan (“RAWP”) on February 16, 2007. The RAWP proposed excavation and off-Site disposal of the deep impacted soils, capping of the site, and the implementation of an Environmental Land Usage Restriction (“ELUR”). The ELUR restricts residential use of the property and requires sub-slab ventilation systems beneath any buildings developed on the property. Per the request of RIDEM, a Revised RAWP (“RRAWP”) was submitted in February 2008. RIDEM approved the RRAWP in April 2008 and the approved deep soil excavation work was completed in the Second Quarter of 2008. The soil excavation remediation was very successful and resulted in acceptable groundwater monitoring results which completed the groundwater requirements for the site. The only remaining remediation activity was the installation of an asphalt cap. H&H had an agreement with the property owner to pay a portion ($150,000) towards the cap. The cap was completed in October 2010 and a RIDEM compliance letter was received in March 2011. Final payment was subsequently made to the owner.

9.    Daniel Radiator Corporation (“Daniel Radiator”)

In 1992 Daniel Radiator took ownership of a property located at 267 Huntingdon Avenue, Waterbury, CT that had been the site of manufacturing operations conducted by a different subsidiary of H&H from 1964 to 1979. The property is contaminated with chlorinated solvents and petroleum hydrocarbons. Daniel Radiator sold the property to a third party in June 2010 but remains liable to complete the investigation and remediation of the property. Daniel Radiator completed the final investigation of the site and submitted a report to CTDEP in June 2011 which included proposed remedial actions. The proposed actions included an excavation of oily contaminated soil and in-situ chemical oxidation injection program. The CTDEP recently issued an injection permit to inject chemicals to destroy subsurface contaminants. The soil excavation was completed in July 2012 and the injection well program was started in September 2012 but has been delayed due to site access restrictions as a result of a water main break and temporary plant closure. It is expected that the injection work will re-start in the Second Quarter of 2013.

10.    Handy & Harman Automotive Group (“HHAG”)

HHAG conducted manufacturing operations for a number of years prior to1987 at a property it owned at 1359 Thomaston Avenue, Waterbury, Connecticut. In March 1987, HHAG sold the property to Industrial Development Group (“IDG”). Because of chlorinated solvent contamination found in the soil and groundwater at that time, HHAG agreed to install and maintain for one year a “pump and treat” system required by a Consent Agreement with the Connecticut Department of Environmental Protection (“CTDEP”). HHAG also agreed to be responsible for all testing required by the Consent Agreement for one year after the closing. HHAG complied with those obligations.

The agreement between HHAG and IDG stated that HHAG would not be responsible for any environmental conditions relating to the Property not caused by HHAG. However, the agreement also stated that HHAG would remain responsible for groundwater contamination at the Property until the CTDEP determined that no further remedial action was necessary. The CTDEP still has not issued such a determination. An escrow account in the amount of $150,000 was created at the time of sale to pay for environmental remediation costs of which $50,000 remains. Under the terms of the Escrow Agreement, the money cannot be released to HHAG until the CTDEP determines that the groundwater remediation is complete. In August 2010, HHAG and IDG agreed to jointly hire a consultant to complete the steps necessary to obtain closure of the site. The consultant completed additional soil and groundwater testing and concluded in a March 2012 Phase III report that the recent data showed the site conditions, except for an up-gradient plume from an off-site source, meet the CTDEP remediation standards. Consequently no further remediation by HHAG should be necessary

11.    Arlon Adhesives & Films, Inc. (“AAF”)

AAF is a PRP at the Omega Chemical Superfund site. In 1995 the US EPA issued a “Notice Letter” to over 170 PRPs (including AAF) that had sent waste to the Omega site for disposal. Many of the PRP’s formed a working group known as OPOG which AAF joined. OPOG commenced remediation activities in the immediate area surrounding the Omega recycling facility pursuant to a 1995 Unilateral Administrative Order. In 2001 a Consent Decree required OPOG to install a local pump & treat groundwater remediation system which started operating in 2009. In 2009, an Administrative Order on Consent was executed to govern remediation of indoor air contamination in a nearby building. A second Consent Decree has been negotiated to cover remediation of On Site Soils. An interim soil vapor extraction system has been constructed. In August 2010, the Remediation Investigation/Feasibility Study for OU-2, the proposed remediation of regional groundwater downstream of the Omega site, was issued. OPOG is negotiating with the EPA concerning the extent of OPOG’s responsibility for the OU-2 clean up, and the Record of Decision has not yet been issued. Two third party litigations arose concerning the Omega Site. The first litigation was initiated by Angeles Chemical Company claiming that contamination from the Omega Site damaged its property. That suit has been stayed until sometime after the OU-2 ROD is issued. The second litigation was brought by a group of employees who worked at nearby buildings alleging personal injuries from contact with the indoor air. That suit was filed against OPOG, not the individual members. That suit was settled in June 2012. AAF has agreed to a 0.52% share of OPOG assessments, although there are OPOG wide allocation negotiations with other parties which could result in a reduction of that percentage.

12.    Handy & Harman Tube Company, Inc. (“HH Tube”)

HH Tube is a potentially responsible party (“PRP”) at the Chemclene Superfund site located in Malverne, PA. A system has been in operation for several years at the site. The site was capped and some solvent vapor extraction and soil excavation has been done. A bioremediation groundwater treatment system was installed in August 2009. Both systems are expected to be operational for the next five to ten years in order to achieve remediation. HH Tube’s share is currently estimated at 1.88%.

13.    Camdel Metals Corporation (now known as HandyTube Corporation)

Chem-Solv is a solvent recycling facility located in Cheswold, DE that operated during the 1980’s. A fire and explosion at the facility resulted in a releases of solvents to soil and groundwater. Soils were remediated by the State. Camdel Metals, along with approximately thirty other PRPs have been actively remediating the groundwater through a pump and treat system. Remediation is nearing completion as most contaminants have declined below regulatory levels. However, recently the USEPA indicated that it wants reimbursement for past response costs totaling $316,202 for a 10 year period between 1997 and 2007. The PRP Group objected to this request but initiated discussion towards a settlement. USEPA has rejected the Group’s initial offer. Camdel Metals has a 5.37% share.

14.	Camdel Metals Corporation/Handy & Harman Tube Company, Inc.

Spectron, Maryland is a former manufacturing and solvent recycling facility that dates back to the 1800s. Reportedly, the solvent recycling operations were used by Handy & Harman’s subsidiaries Camdel Metals Corporation (now known as HandyTube Corporation) and Handy & Harman Tube Company, Inc. The site has been undergoing cleanup for more than 15 years and several hundred companies were identified as PRPs including the two H&H subsidiaries. A number of PRP settlements and agreements have been reached with the USEPA. The Company is currently awaiting final legal notification of no further involvement at this site.

15.    Chemetco

In 2011, Sumco Inc. (now known as Ocmus, Inc.) was identified by the USEPA as a potentially responsible party (“PRP”) in the Chemetco Superfund site in Hartford, Illinois. Chemetco Inc. was a former secondary copper smelter which operated from 1969 to 2001. It appears that at some point during that period, Sumco sent certain materials to Chemetco. Recently other identified PRPs formed a preliminary PRP Group to develop comprehensive "waste-in" list that would be the percentage basis for an allocation of the Group costs and work with the agency and PRP members to perform investigative and/or remedial work at the site. The initial administrative cost of $5000 to join the PRP Group was paid in the Second Quarter of 2012. As this is in the very early stages of the PRP involvement and no comprehensive member allocation has been finalized, no further cost estimates can be developed and no additional PRP assessment is expected this year.

16.    Peterson/Puritan, Inc. Superfund Site

By letter dated November 2, 2012, the United States Environmental Protection Agency (“USEPA”) (Region 1) served a notice of potential liability and request for information (“Section 104 Request”) on Handy & Harman Ltd. (“HNH”) with respect to Operable Unit Two of the Peterson/Puritan, Inc. Superfund Site in Cumberland, Rhode Island. The Section 104 Request seeks information concerning the disposal activities of Handy & Harman Refining Company (“HHRC”) (a former company/division) and Handy & Harman Electronic Materials Corporation (“HHEM”) at the J.M. Mills Landfill (which is part of Operable Unit Two). From information provided by USEPA as part of the Section 104 Request, it appears that HHRC and HHEM’s disposal activities involved mostly general trash, paper, cardboard and cafeteria waste. According to USEPA, approximately $2,538,446 has been expended to date on remediation activities. HNH is currently reviewing the Section 104 Request.

Schedule 6.1.17

Labor Agreements

The Borrower is not a party to any collective bargaining or similar agreements. Other collective bargaining agreements applicable to the Guarantors:

•	Arlon Materials for Electronics Division and Silicone Technologies Division – with International Chemical Workers Union Council and United Food and Commercial Workers (Expires September 25, 2015)

•	Indiana Tube Corporation – with Chauffeurs, Teamsters and Helpers (Expires October 18, 2013)

•	Canfield Metal Coating Corporation – with United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (Expires March 17, 2015)

SCHEDULE 8.1.13 POST-CLOSING MATTERS
1.Control Agreements. Within 60 days after the Closing Date (unless ex-
tended by the Administrative Agent in its discretion), the Borrower shall, or shall cause each of the Loan Parties identified as “Owner” of accounts listed on Schedule 13 to the Perfection Certif- icate, to use its commercially reasonable efforts to obtain a duly executed control agreement, as applicable, in form and substance reasonably satisfactory to the Administrative Agent with re- spect to the accounts identified as required to be subject to a Control Agreement on Schedule 13 to the Perfection Certificate.

2.Fixture Filing. Within 180 days after the Closing Date (unless extended by the Administrative Agent in its discretion) and if the Specified Sale has not been consummat- ed by such date, the Borrower shall deliver or cause to be delivered to the Administrative Agent, with respect to each owned manufacturing facility of the Designated Subsidiary with an ap- praised fair market value in excess of $1,000,000 (according to the schedule provided to the Administrative Agent by the Borrower prior to the Closing Date), (x) a Fixture Filing and (y) an executed legal opinion of counsel for the Loan Parties with respect to such Fixture Filing, each in form and substance reasonably satisfactory to the Administrative Agent and otherwise satisfying the provisions of Section 7.1.1 [Deliveries].

3.Loss Payee Endorsement. Within 30 days after the Closing Date (unless extended by the Administrative Agent in its discretion), the Borrower shall deliver or cause to be delivered an endorsement naming the Administrative Agent (in its capacity as collateral agent) as Loss Payee for insurance policy number KK017, in form and substance reasonably acceptable to the Administrative Agent.

4.PPSA Acknowledgment. Within 30 days after the Closing Date (unless extended by the Administrative Agent in its discretion), the Borrower shall deliver or cause to be delivered an acknowledgment, in form and substance reasonably acceptable to the Administra- tive Agent, from TD Equipment Finance Inc. in respect of registration 675104274- 20111216 0950 1590 3156 registered under the Personal Property Security Act (Ontario).

SCHEDULE 8.1.13-1

Existing Permitted Indebtedness

Schedule 8.2.1

Company	Name and Address of Payee	Principal Balance	Nature of Debt	Term
Handy & Harman Group Ltd.	TD Equipment Finance	$936,002.76	Equipment capital lease	Matures 2014
Handy & Harman	Protechno	$1,094,909	Intercompany Loan
Bairnco Corporation	Handy & Harman Ltd.	$4,477,847	Intercompany Loan
OMG Inc. Hitachi Capital America	Hitachi Capital America Corp 800 Connecticut Ave Norwalk, CT 06850	$47,186.66	Cap Lease	09/22/15
Marlin Leasing	Marlin Leasing PO Box 13604 Philadelphia, PA 19101-3604	$286.74	Cap Lease	10/19/12
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$2,087.79	Cap Lease	08/04/13
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$2,087.79	Cap Lease	08/04/13
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$2,087.79	Cap Lease	08/04/13
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$1,266.96	Cap Lease	08/04/13
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$1,266.96	Cap Lease	08/04/13

Company	Name and Address of Payee	Principal Balance	Nature of Debt	Term
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$933.74	Cap Lease	08/04/13
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$3,864.42	Cap Lease	01/10/14
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$3,864.28	Cap Lease	01/10/14
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$5,681.75	Cap Lease	08/03/14
De Lage Landed Financial	111 Old Eagle School Rd Wayne, PA 19087	$6,144.38	Cap Lease	08/31/14
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$10,084.15	Cap Lease	11/15/14
Wells Fargo Financial	Wells Fargo Financial Leasing 300 Tri-State International, Suite 400 Lincolnshire, IL 60070	$3,659.85	Cap Lease	11/17/10
Associated Integrated Supply	Associated Integrated Supply Chain Solutions 133 N. Swift Rd Addison, IL 30101-1447	$8,077.09	Cap Lease	04/30/17
Associated Integrated Supply	Associated Integrated Supply Chain Solutions 133 N. Swift Rd Addison, IL 30101-1447	$8,077.09	Cap Lease	04/30/17
Associated Integrated Supply	Associated Integrated Supply Chain Solutions 133 N. Swift Rd Addison, IL 30101-1447	$8,077.09	Cap Lease	04/30/17

Company	Name and Address of Payee	Principal Balance	Nature of Debt	Term
Associated Integrated Supply	Associated Integrated Supply Chain Solutions 133 N. Swift Rd Addison, IL 30101-1447	$6,446.64	Cap Lease	04/30/17
Canon Business Solutions	Canon Financial Services, Inc. 14904 Collections Center Drive Chicago, IL 60693	$3,259.53	Cap Lease	08/04/13
Canon Business Solutions	Canon Financial Services, Inc. 14904 Collections Center Drive Chicago, IL 60693	$2,411.89	Cap Lease	08/04/13
Canon Business Solutions	Canon Financial Services, Inc. 14904 Collections Center Drive Chicago, IL 60693	$2,411.89	Cap Lease	08/04/13
Canon Business Solutions	Canon Financial Services, Inc. 14904 Collections Center Drive Chicago, IL 60694	$2,473.95	Cap Lease	09/30/13
Canon Business Solutions	Canon Financial Services, Inc. 14904 Collections Center Drive Chicago, IL 60694	$1,099.53	Cap Lease	09/30/13
Canon Business Solutions	Canon Financial Services, Inc. 14904 Collections Center Drive Chicago, IL 60694	$3,459.39	Cap Lease	09/09/13
Canon Business Solutions	Canon Financial Services, Inc. 14904 Collections Center Drive Chicago, IL 60693	$2,368.22	Cap Lease	10/18/13
Canon Business Solutions	Canon Financial Services, Inc. 14904 Collections Center Drive Chicago, IL 60693	$5,768.90	Cap Lease	02/28/14
Canon Business Solutions	Canon Financial Services, Inc. 14904 Collections Center Drive Chicago, IL 60693	$2,475.08	Cap Lease	12/31/14

Company	Name and Address of Payee	Principal Balance	Nature of Debt	Term
OMG Inc.	Earn out Agreement Tiger Claw Inc. 400 Main Street Bristol CT 06010	Earn-out payments based on a percentage of net sales to be made on or before January 31, 2013 with respect to the 2012 calendar year.	Contingent Consideration	Matures 12/31/12
OMG Inc.	Purchase Order Werner-Von-Siemens Strasse 7-19 52477 Alsdorf Germany	EURO 585,980.00	Purchase of screws forming machines	Payments made upon occurrence of certain benchmarks
Indiana Tube	Air Products and Chemicals, Inc. 7201 Hamilton Boulevard, Allentown PA 18195	$62,326	Equipment	22 Months Remaining (9/14/14)
Indiana Tube	CIT Technology Financing Service, 21146 Network Place, Chicago IL 60673	$613	Equipment	3 Months Remaining (01/31/13)
Indiana Tube	IKON Financial Services, 1738 Bass Rd, Macon GA 31210	$1347	Equipment	5 Months Remaining (03/31/13)
Indiana Tube	IKON Financial Services, 1738 Bass Rd, Macon GA 31210	$1860	Equipment	5 Months Remaining (03/31/13)
Lucas Milhaupt Milwaukee	Kronos Incorporated 297 Billerica Road Chelmsford, MA 01824	$10,651	Equipment Lease	Matures 08/31/13
Lucas Milhaupt Milwaukee	Presido Technology Capital LLC P.O. Box 534792 Atlanta, GA 30353-4792	$31,363	Equipment Lease	Matures 08/31/14
Arlon Material Technologies (Suzhou) Co., Ltd.	Agriculture Bank of China, Suzhou H-N Industrial Development	$2,000,000	Secured by Mortgage	07/27/13

Company	Name and Address of Payee	Principal Balance	Nature of Debt	Term
Arlon Material Technologies (Suzhou) Co., Ltd	Agricultural Bank of China, Suzhou H-N Industrial Dev. Zone 65 Shishan Road, Suzhou New District 215011	$425,275	Secured by Accounts Receivable & AR Insurance (Revolver) Interest Rate 1.45%	Matures 10/25/12
Arlon Material Technologies (Suzhou) Co., Ltd	Agricultural Bank of China, Suzhou H-N Industrial Dev. Zone 65 Shishan Road, Suzhou New District 215011	$492,734	Secured by Accounts Receivable & AR Insurance (Revolver) Interest Rate 1.43%	Matures 11/22/12
Arlon Material Technologies (Suzhou) Co., Ltd	Agricultural Bank of China, Suzhou H-N Industrial Dev. Zone 65 Shishan Road, Suzhou New District 215011	$485,207	Secured by Accounts Receivable & AR Insurance (Revolver) Interest Rate 0.66%	Matures 12/25/12
Micro-Tube Fabricators	Konica Minolta Premier Finance PO Box 550599 Jacksonville FL 32255-0599	$21,309	BIZ HUB C280	Matures 4/30/15
Atlantic Service Company Limited (Kasco Canada)	Toronto Dominion	$725,000.00 CAD	Line of Credit up to $1,000,000.00 CAD	Reviewed Annually April 30th

Guarantees

Company	Name and Address of Payee	Principal Balance	Nature of Debt	Term
Handy & Harman	American Express Co.		Corporate Credit Cards
Handy & Harman Group Ltd.	American Express Co.		Corporate Credit Cards

Existing Permitted Liens

Schedule 8.2.2

Debtor	State	Jurisdiction	Original File Date and Number	Secured Party	Type of Collateral	Related Filings
Arlon (Inc. or LLC).	DE	Department of State: Division Of Corporations	10/19/2007 2007 3958955	CIT Communications Finance Corporation	Equipment
Arlon (Inc. or LLC)	DE	Department of State: Division Of Corporations	2/18/2010 2010 0537914	Air Liquide Industrial U.S. LP	Equipment
Camdel Metals Corporation	DE	Department of State: Division Of Corporations	7/27/2010 2010 2598393	Okaya (U.S.A.), Inc.	Equipment
Canfield Metal Coating Corporation	DE	Department of State: Division Of Corporations	12/19/07 4801188	Coilplus-Ohio, Inc.	Equipment
Canfield Metal Coating Corporation	DE	Department of State: Division Of Corporations	4/17/2009 2009 1223459	Macsteel Service Centers USA	Equipment
Handy & Harman Group Ltd.	DE	Department of State: Division Of Corporations	12/13/2011 2011 4771914	TD Equipment Finance, Inc.	Equipment
Handy & Harman of Canada Limited	CAN	Ontario	12/16/11 675104274	TD Equipment Finance, Inc.	Equipment

Debtor	State	Jurisdiction	Original File Date and Number	Secured Party	Type of Collateral	Related Filings
Handy & Harman Tube Company, Inc.	DE	Department of State: Division Of Corporations	5/27/2009 2009 1662961	Toyota Tsusho America, Inc.	Equipment
Indiana Tube Corporation	DE	Department of State: Division Of Corporations	5/7/2008 2008 1588993	Toyota Motor Credit Corporation	Equipment
Indiana Tube Corporation	DE	Department of State: Division Of Corporations	5/6/2008 2008 1597903	Toyota Motor Credit Corporation	Equipment
Indiana Tube Corporation	DE	Department of State: Division Of Corporations	11/29/2011 2011 4550672	Toyota Motor Credit Corporation	Equipment
Lucas-Milhaupt, Inc.	WI	Department of Financial Institutions	12/17/2007 070017200212	Solacom Capital, LLC Wells Fargo Financial Leasing, Inc.	Equipment
Lucas-Milhaupt, Inc.	WI	Department of Financial Institutions	10/31/2008 080015124114	NMHG Financial Services, Inc.	Equipment
Lucas-Milhaupt, Inc.	WI	Department of Financial Institutions	4/28/2010 1000005173925	GFC Leasing	Equipment
Lucas-Milhaupt, Inc.	WI	Department of Financial Institutions	7/26/2010 1000008997336	GFC Leasing	Equipment

Debtor	State	Jurisdiction	Original File Date and Number	Secured Party	Type of Collateral	Related Filings
Lucas-Milhaupt, Inc.	WI	Department of Financial Institutions	10/7/2011 110012317923	GFC Leasing	Equipment
Lucas-Milhaupt, Inc.	WI	Department of Financial Institutions	8/29/2011 110010562317	Presidio Technology Capital, LLC	Equipment
Lucas-Milhaupt, Inc.	WI	Department of Financial Institutions	1/3/2011 110000061916	Orbian Financial Services II, LLC	Liens in connection with the sale of Specified Factor Accounts
Micro-Tube Fabricators, Inc.	DE	Department of State: Division of Corporations	10/1/2012 2012 3766229	Makino Inc.	Equipment
OMG, Inc.	DE	Department of State: Division Of Corporations	7/27/2007 2007 2841699	Crown Credit Company	Equipment
OMG, Inc.	DE	Department of State: Division Of Corporations	7/27/2007 2007 2841723	Crown Credit Company	Equipment
OMG, Inc.	DE	Department of State: Division Of Corporations	8/21/2007 2007 3185930	Crown Credit Company	Equipment

Debtor	State	Jurisdiction	Original File Date and Number	Secured Party	Type of Collateral	Related Filings
OMG, Inc.	DE	Department of State: Division Of Corporations	2/22/2008 2008 0649796	Crown Credit Company	Equipment
OMG, Inc.	DE	Department of State: Division Of Corporations	10/23/2008 2008 3580337	Crown Credit Company	Equipment
Sumco Inc.	IN	Secretary of State	2/2/2009 200900000896852	GBC Metals, LLC	Equipment	Amendment 6/29/09
Sumco Inc.	IN	Secretary of State	8/21/2009 200900006770748	Allison Transmission, Inc.	Equipment
Sumco Inc.	IN	Secretary of State	1/28/2010 201000000831712	Toyota Motor Credit Corporation	Equipment

Existing Permitted Investments

Schedule 8.2.4

Payor	Payee	Nature of Investment	Balance
Handy & Harman Ltd.	Handy & Harman	Pension Loan	$91,478,966*

* - Expected to be forgiven pursuant to Section 8.2.5(viii) of the Credit Agreement

EXHIBIT 1.1(A)

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between          (the “Assignor”) and    (the “Assignee”). Capi- talized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowl- edged by each Assignee. The Standard Terms and Conditions set forth in Annex 1 are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to each Assignee, and each Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in ac- cordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date in- serted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pur- suant thereto that represents the amount and percentage interests identified below each Assignee's name on the signature pages hereto, of all of the Assignor's outstanding rights and obligations under the respec- tive facilities identified on the signature pages hereto (including, to the extent included in any such facili- ties, letters of credit and swing loans) (each an “Assigned Interest” and collectively the “Assigned Inter- ests”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]1]
3.	Borrower(s):

4.	Administrative Agent: PNC Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The Credit Agreement dated November 8, 2012 by and among Handy & Harman Group Ltd., the Lenders parties thereto, PNC Bank, National Association, as Administra- tive Agent, and the Guarantors now or hereafter party thereto, as the same may be amended, re- stated or supplemented from time to time.

1    Select as applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Com- mitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage As- signed of Commit- ment/Loans2	CUSIP Num- ber
Revolving Credit Commitment	$	$	%
Term Loan Commitment	$	$	%
Letter of Credit	$	$	%
Swing Loan	$	$	%

7.	[Trade Date:

     ]3

8.Effective Date:    , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]4

[SIGNATURE PAGES FOLLOW]

2•	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

4	Assignor shall pay a fee of $3,500 to the Administrative Agent in connection with the Assignment and Assumption.

[SIGNATURE PAGE - ASSIGNMENT AND ASSUMPTION AGREEMENT]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:      Name:      Title:

By:      Name:      Title:

[Consented to:]5

BORROWER

HANDY & HARMAN GROUP LTD.

By:      Name:      Title:

GUARANTORS

[NAME]

By:      Name:      Title:

5•	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interests, (ii) the Assigned Interests are free and clear of any lien, en- cumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action neces- sary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuine- ness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursu- ant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrow- er, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. Each Assignee severally (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement,
(ii) it meets all requirements, if any, of an eligible assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of its Assigned Interests, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sec- tion 6.1.6 [Financial Statements] thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase its Assigned Interests on the basis of which it has made such analysis and decision, and (v) if such Assignee is not incorporated or organized under the laws of the United States of America or any State thereof, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee; and (b) agrees that
(i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of each Assignee's Assigned Interests (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the respective Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counter- part of a signature page of this Assignment by facsimile or in electronic (i.e., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles.

EXHIBIT 1.1(B)

FORM OF BORROWING BASE CERTIFICATE

Date:    [    ], 20[ ]

Reference is made to the Credit Agreement, dated as of November 8, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Handy & Harman Group Ltd., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto (the “Lenders”), the Guarantors from time to time party thereto (the “Guarantors”) and PNC Bank, National Association, as Adminis- trative Agent and Issuing Lender (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 8.3.3(b) of the Credit Agreement, the undersigned Authorized Officer of the Borrower hereby certifies that as of the close of business on the date set forth above, the applicable Borrowing Base of the Borrower is computed as set forth on Annex A at- tached hereto.

[Signature Page Follows]

Borrower has caused this Certificate to be executed and delivered by its Author- ized Officer on the date first above written.

HANDY & HARMAN GROUP LTD.

By:      Name:      Title:

Signature Page to Borrowing Base Certificate

ANNEX A

See Attached.

Handy & Harman Group Ltd.    Certificate No.
1133 Westchester Avenue, Suite N222    Report Date        [ ]/[ ]/20[ ]
White Plains, NY 10604
Borrowing Base Certificate
(000)

ACCOUNTS RECEIVABLE
Beginning Balance (Ending Balance of Last Report) Plus: Sales as of [ ]/[ ]/20[ ] Less: Credits Memos Gross Adjustment (+) Gross Adjustment (-) Less: Total Collections Add Back Non-AR Cash Collections Less: Discounts/Allowances ENDING BALANCE PER AGINGS Less: Unapplied Cash Less: Ineligible Accounts Receivable ELIGIBLE ACCOUNTS RECEIVABLE Times: Accounts Receivable Advance Rate ACCOUNTS RECEIVABLE AVAILABILITY Dillution Reserve (Amount > 5%) 0.00% Other Reserve (P-Card) 0.00% Other Reserve (Credit Lag) 0.00%	0.00

	0.00
	0.00
	0.00
	0.00
	0.00
	0.00
	0.00
	0.00
	0.00
	0.00
	0.00
	85%
	0.00
	0.00
	0.00
	0.00
ADJUSTED ACCOUNTS RECEIVABLE AVAILABILITY		0.00

INVENTORY NON PRECIOUS
Total Gross Inventory as of [ ]/[ ]/20[ ] Less: Ineligible Inventory ELIGIBLE INVENTORY Average Inventory Advance Rate INVENTORY AVAILABILITY NOLV Reserve Rent Reserve Territory Manager Inv Availablity Other Reserve (Audit Evaluation Adjustment) Total Available Inventory		0.00
		0.00
		0.00
		40%
		0.00
		0.00
		0.00
		0.00
		0.00
		0.00
AVAILABILITY: THE LESSER OF MAX. LOAN	$0.00	OR	0.00

INVENTORY PRECIOUS
Total Gross Inventory as of 11/24/2012 Less: Ineligible Inventory ELIGIBLE INVENTORY Average Inventory Advance Rate INVENTORY AVAILABILITY		0.00
		0.00
		0.00
		75%
		0.00
AVAILABILITY: THE LESSER OF MAX. LOAN	$0.00		0.00

INVENTORY AVAILABILITY TEST
INVENTORY NON PRECIOUS 0.00 INVENTORY PRECIOUS 0.00 TOTAL 0.00 50% OF MAXIMUM BORROWING BASE 45,000,000.00 TOTAL INVENTORY AVAILABILITY ADJUSTMENT
0.00

TOTAL BORROWING BASE AVAILABILITY
AVAILABILITY: THE LESSER OF MAX. LOAN	90,000,000	OR SUM OF LINES 18, 29 and 35	0.00

LOAN ACTIVITY
Beginning Loan Balance (Line 36 Last Report) Plus: Advances Plus: Adjustments Less: Cash Receipts Less: Adjustments ENDING REVOLVER LOAN BALANCE	0.00
0.00
0.00
0.00

0.00

AVAILABILITY
Calculated Borrowing Base Availability Less: Ending Loan Balance Less: Outstanding L/C Balance Less: Systems Reserve Less: Other Reserves Net Excess Availability	0.00
0.00
0.00
0.00
0.00
0.00

Handy & Harman Group
Accounts Receivable Activity Report
Date:    [ ]/[ ]/20[ ]    Exchange Rate This Report:
Exchange Rate Prior Report:

All information should be input as positive amounts

1.0000	24-Nov 24-Oct
1.0000

in USD

KASCO
ACCOUNTS RECEIVABLE    MED, CA    MED, DE    STD    Canada    Kasco-US

1.	Previous Ending A/R Balance Exchange Rate Debit(Credit)
Adjusted Previous Ending A/R Balance

2.	Daily Sales

3.	Other (Debit) Adjustments

4.	Less: Credits Memos

5.•	Less: Other (Credit) Adjustments

6.	Less: Total Collections

7.	Add back Non-AR Cash Collections

8.	Less: Discounts/Allowances

9.	ENDING BALANCE
Total Amounts from Aging Reports
Variance From Aging (should be zero)
FOB

10.	Unapplied Cash
TOTAL ADJUSTED A/R AGING BALANCE (US$)

11.	Less: Ineligible Accounts Receivable (All Balances Stated in US$)

a.	Balances > 90 Days Over Due date

b.	Healthcare >120 but < 150 DOI

c.	Credit Balances > 90 Days From Due date

d.	Cross-Aged @ 50%

e.	Intercompany or Affiliated Accounts

f.	Foreign Receivables*

g.	Foreign Addback

h.	Government Receivables

i.	Invoices With COD Terms

j.	Chargebacks & Debit Memos

k.	Unapplied Cash Receipts
l Foreign Credit Limit Non-Prime

m.	Short Pays

n.	Bankrupt/Doubtful

o.	Invoices with Extended Terms

p.	Finance Charges/Other Extended Terms

q.	Guaranteed or Consignment Sales

r.	Invoices for Samles / Demos

s.	Contra Balances

t.	Bill & Hold Invoices (Invoiced / Not Shipped)

u.	Servcie Agreements/Deferred Revenue

v.	Rebate Accrual Reserve

w.	Unreconciled Variance

x.	Concentrations > 10%

12.	TOTAL INELIGIBLE A/R

13.	ELIGIBLE ACCOUNTS RECEIVABLE (US$)

Handy & Harman Group
Accounts Receivable Activity Report
Date:    [ ]/[ ]/20[ ]    Exchange Rate This Report:
Exchange Rate Prior Report:

ACCOUNTS RECEIVABLE

OLYMPIC    CAMDEL    MICRO TUBE    INDIANA TUBE    LUCAS MIL    H&H CANADA    CONTINENTAL    CANFIELD    Totals

1.    Previous Ending A/R Balance Exchange Rate Debit(Credit)
Adjusted Previous Ending A/R Balance

2.    Daily Sales
3.    Other (Debit) Adjustments
4.    Less: Credits Memos
5.    Less: Other (Credit) Adjustments
6.    Less: Total Collections
7.    Add back Non-AR Cash Collections
8.    Less: Discounts/Allowances
9.    ENDING BALANCE
Total Amounts from Aging Reports
Variance From Aging (should be zero)
FOB
10.    Unapplied Cash
TOTAL ADJUSTED A/R AGING BALANCE (US$)
11.    Less: Ineligible Accounts Receivable (All Balances Stated in
a.    Balances > 90 Days Over Due date
b.    Healthcare >120 but < 150 DOI
c.    Credit Balances > 90 Days From Due date
d.    Cross-Aged @ 50%
e.    Intercompany or Affiliated Accounts
f.    Foreign Receivables*
g.    Foreign Addback
h.    Government Receivables
i.    Invoices With COD Terms
j.    Chargebacks & Debit Memos
k.    Unapplied Cash Receipts
l Foreign Credit Limit Non-Prime
m.    Short Pays
n.    Bankrupt/Doubtful
o.    Invoices with Extended Terms
p.    Finance Charges/Other Extended Terms
q.    Guaranteed or Consignment Sales
r.    Invoices for Samles / Demos
s.    Contra Balances
t.    Bill & Hold Invoices (Invoiced / Not Shipped)
u.    Servcie Agreements/Deferred Revenue
v.    Rebate Accrual Reserve
w.    Unreconciled Variance
x.    Concentrations > 10%
12.    TOTAL INELIGIBLE A/R

13.    ELIGIBLE ACCOUNTS RECEIVABLE (US$)

Handy & Harman Group Inventory Activity Report Date:    [ ]/[ ]/20[ ]

Kasco
Gross Inventory Totals    MED, CA    MED, DE    STD    Canada    Kasco-US

1.	Raw Materials

2.•	Work in Process

3.	Finished Goods

4.	Packing Supplies

5.	Inventory In-Transit

4.	Total Gross Inventory

5.	Less: Ineligible Categories in Appraisal
a.In-Transit

b.	Supplies/Odd Size

c.	Quality Hold

d.	Work in Process

e.	Test Count Reserve

f.	Consigned/O/S processor Inventory

g.	TM/ Tiger Claw

h.	Offsite inventory

i.•	Other/Misc.

j.	Inventory Reserves

k.	Rejection reserve for MED, CA; MED, DE

l.	Packing

m.•	Rent Reserve

n.	Appraisal Reserve
o.Obsolete/Quarantined p.

q.	Samples Rework

r.	Thermount

6.	Total Ineligible Inventory

7.	Gross Eligible Inventory

8.	Advance Rate

9.	Total Available Inventory

10.	Audit Evaluation Adjustment (rent reserves)

11.	Territory Manager Inv Availablity

12.	NET AVAILABLE INVENTORY

Handy & Harman Group Inventory Activity Report Date:    [ ]/[ ]/20[ ]

Gross Inventory Totals

OLYMPIC    CAMDEL    MICRO TUBE INDIANA TUBE    LUCAS MIL    H&H CANADA CONTINENTAL    CANFIELD    Total

1.    Raw Materials
2.    Work in Process
3.    Finished Goods
4.    Packing Supplies
5.    Inventory In-Transit

4.    Total Gross Inventory

5.    Less: Ineligible Categories in Appraisal
a.    In-Transit
b.    Supplies/Odd Size
c.    Quality Hold
d.    Work in Process
e.    Test Count Reserve
f.    Consigned/O/S processor Inventory
g.    TM/ Tiger Claw
h.    Offsite inventory
i.    Other/Misc.
j.    Inventory Reserves
k.    Rejection reserve for MED, CA; MED, DE
l.    Packing
m.    Rent Reserve
n.    Appraisal Reserve
o.    Obsolete/Quarantined p.
q.    Samples Rework
r.    Thermount
6.    Total Ineligible Inventory

7.    Gross Eligible Inventory
8.    Advance Rate

9.    Total Available Inventory

10.    Audit Evaluation Adjustment (rent reserves)

11.    Territory Manager Inv Availablity

40%
12. NET AVAILABLE INVENTORY

Handy & Harman Group

Inventory Availability (Precious)

Lucas-Milhaupt    HH Canada

Date of Inventory Report    11/24/2012    11/24/2012    11/24/2012

Total Value of Inventory as of Inventory Report

$    -    $

-    $    -

Total Value of Inventory which is not Eligible Inventory        -    -            - Consigned PM Inventory        -                -      Value of Eligible Inventory        -    -            -

Inventory Advance Rate    75%    75%    75%
Availability based on Eligible Inventory        -    -            - Less: Availability Reserves        -    -            -

Inventory Fomula Availability

 $     -     $     -         $    -

Total Inventory Availability

$    -    $

-    $    -

EXHIBIT 1.1(C)(1)

FORM OF CANADIAN SECURITY AGREEMENT

THIS CANADIAN SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, the “Agreement”), dated as of November 8, 2012, is entered into by and among Handy & Harman, Lucas-Milhaupt, Inc., OMG, Inc., Continental Industries, Inc., OMG Roofing, Inc., OMNI Technologies Corporation of Danville, Handy & Harman of Canada, Limited and Atlantic Service Company, Limited, as pledgers, assignors and debtors (in such capacities and together with any successors in such capacities, collectively the “Debtors” and each a “Debtor”), in favour of PNC Bank, National Association (“PNC Bank”), a national banking association, in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”) for the Lenders (as defined in the Credit Agreement defined below);

WITNESSETH THAT:

WHEREAS, the Debtors are (or will be with respect to after-acquired property) the legal and beneficial owners and the holders of the Collateral (as defined in Section 1 hereof); and

WHEREAS, pursuant to that certain Credit Agreement of even date herewith (as it may hereafter from time to time be restated, amended, modified or supplemented, the “Credit Agreement”, which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement) by and among the Collateral Agent, the Lenders now or hereafter party thereto (the “Lenders”), the Guarantors now or hereafter party thereto, the Borrower and PNC Bank, as administrative agent, and the other Secured Parties have agreed to make certain extensions of credit to the Borrower; and

WHEREAS, each Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations (as defined below); and

WHEREAS, the Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement; and

WHEREAS, this Agreement is given by each Debtor in favour of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations; and

WHEREAS, (i) the obligation of the Collateral Agent and the Lenders to make loans under the Credit Agreement and (ii) the obligation of the Issuing Lender to issue Letters of Credit is subject to the condition, among others, that the Debtors secure their obligations and the obligations of the Loan Parties to the Collateral Agent and the other Secured Parties by executing and delivering the applicable Loan Documents, including this Agreement, and as otherwise more fully described herein in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Debtors and Collateral Agent covenant and agree as follows:

1.	Definitions.

Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the PPSA (as defined below) shall have the meanings assigned to them in the PPSA; provided that in any event, the following terms shall have the meanings assigned to them in the PPSA:

“Accession”; “Account”; “Bank”; “Chattel Paper”; “Document of Title”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Futures Account”; “Futures Intermediary”; “Futures Contract”; “Goods”; “Inventory”; “Money”; “Proceeds”; “Securities Account”; “Security”, “Securities Intermediary”; and “Security Entitlement.”

Terms which are defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein and the rules of Construction set forth in Section 1.2 of the Credit Agreement shall apply to this Agreement. The following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a)	“Account Debtor” shall mean each person who is obligated on a Receivable.

(b)
“Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the other Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

(c)
“Collateral” means all of any Debtor’s right, title and interest in, to and under the following described property of such Debtor wherever located, and whether now existing or hereafter arising or acquired from time to time:

(i)
all present and after-acquired personal property of the Debtor including all Accounts, Goods, Intangibles, Deposit Accounts, Chattel Paper, Document of Title, Instruments, Investment Property, Money, Equipment, Inventory, fixtures and together with all products of and Accessions to any of the foregoing and all Proceeds of any of the foregoing (including without limitation all insurance policies and proceeds thereof);

(ii)
to the extent, if any, not included in clause (i) above, each and every other item of personal property and fixtures, whether tangible or intangible, whether now existing or hereafter arising or acquired, including, without limitation, all licenses, contracts and agreements, and all collateral for the payment or performance of any contract or agreement, together with substitutions and replacements for, and all rents, profits and products of the foregoing and any and all Proceeds (including all insurance policies, proceeds, indemnity, warranty or guaranty of such Debtor) of any Accessions from time to time with respect to any of the foregoing;

(iii)
all present and future business records, books and information, including computer tapes and other storage media containing the same and computer programs and software (including without limitation, source code, object code and related manuals and documentation and all licenses to use such software) for accessing and manipulating such information.

(d)
“Concentration Account” shall mean a special concentration account established by the Borrower at PNC Bank or another bank reasonably acceptable to the Collateral Agent, over which the Collateral Agent has Control.

(e)	“Control” shall mean (i) in the case of any Security, Security Entitlement or Futures Contract, “control,” as such term is defined in Section 1(2) of the PPSA.

(f)	“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Futures Account Control Agreement.

(g)
“Deposit Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s rights with respect to any Deposit Account.

(h)
“Deposit Accounts” shall mean, collectively, (i) any demand, time, savings, passbook or like account maintained with a depositary institution. and in any event shall include the LC Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, cheques, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

(i)
“Distributions” shall mean, collectively, with respect to each Debtor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Debtor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

(j)
“Excluded Accounts” shall mean (1) any payroll or employee wage or benefits account, (2) any withholding tax, benefits, escrow, trust, customs or any other fiduciary account, (3) any zero balance Deposit Account, and (4) any other Deposit Account, Securities Account or Futures Account so long as the aggregate amount on deposit or held in all such accounts pursuant to this clause (4) does not exceed $1,500,000 at any time.

(k)	“Excluded Property” shall mean:

(1)
any permit or license issued by a Governmental Authority to any Debtor or any agreement to which any Debtor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any Law applicable thereto, validly prohibit the creation by such Debtor of a security interest in such permit, license or agreement in favour of the Collateral Agent (after giving effect to the PPSA or any other applicable Law (including the Companies’ Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada) or principles of equity);

(2)
Chattel Paper, Documents of Title, Goods, Instruments, Intangibles, Investment Property and Money owned by any Debtor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien securing Purchase Money Indebtedness or Capital Lease payments permitted to be incurred pursuant to the provisions of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Indebtedness or Capital Lease payments) validly prohibits the creation of any other Lien on such assets and proceeds;

(3)
any Equity Interests of a Foreign Subsidiary to the extent and for so long as the pledge thereof to the Collateral Agent would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Foreign Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Administrative Agent; provided that this clause (k) shall not apply to

(A)Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding voting capital stock of such Subsidiary and (B) 100% of the Equity Interests not constituting voting capital stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting capital stock for purposes of this clause (3); and

(4)	any intent-to-use trademark application to the extent and for so long as creation by a Debtor of a security interest therein would result in the loss by such Debtor of any material rights therein;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (1), (2), (3) or (4) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (1), (2), (3) or (4)).

(l)
“Futures Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Futures Account.

(m)
“Intangibles” shall mean, collectively, with respect to each Debtor, all “intangibles,” as such term is defined in the PPSA, of such Debtor and, in any event, shall include (i) all of such Debtor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract),

(ii)all know-how and warranties relating to any of the Collateral, (iii) any and all other rights, claims, choses-in-action and causes of action of such Debtor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Collateral, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Collateral, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Debtor’s operations or any of the Collateral and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Debtor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

(n)
“Instruments” shall mean, collectively, with respect to each Debtor, all “instruments,” as such term is defined in the PPSA, and shall include all promissory notes, drafts, bills of exchange or acceptances.

(o)
“Intercompany Notes” shall mean, with respect to each Debtor, all intercompany notes described in Schedule 10 to the Perfection Certificate, the Global Intercompany Note and intercompany notes hereafter acquired by such Debtor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

(p)	“Investment Property” shall mean all “investment property” as such term is defined in the PPSA and shall include a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Futures Contract or Futures Account, excluding, however, the Securities Collateral.

(q)
“LC Account” shall mean any account established and maintained in accordance with the provisions of Section 2.10(iii)(b) of the Credit Agreement and all property from time to time on deposit in such LC Account.

(r)
“Pledged Securities” shall mean, collectively, with respect to each Debtor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 9(a) and 9(b) to the Perfection Certificate as being owned by such Debtor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Debtor (including by issuance), together with all rights, privileges, authority and powers of such Debtor relating to such Equity Interests in each such issuer or under any organizational document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Debtor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Debtor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Debtor (including by issuance), together with all rights, privileges, authority and powers of such Debtor relating to such Equity Interests or under any organizational document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Debtor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Debtor in any manner, and

(iii)all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests.

(s)
“PPSA” means the Personal Property Security Act (Ontario) as from time to time in effect; provided, however, that in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the security interest hereunder in any collateral is governed by the personal property security legislation as in effect in a jurisdiction other than Ontario, the term “PPSA” shall mean the personal property security legislation as in effect in such other jurisdiction for the purposes of definitions related to such provisions.

(t)	“Receivables” means all of the Collateral except Equipment and Inventory.

(u)
“Secured Obligations” shall mean and include the following: (i) all now existing and hereafter arising Obligations of each Debtor to the Collateral Agent, the Lenders, or any other Secured Party under the Credit Agreement or any of the other Loan Documents, including all obligations, liabilities, and indebtedness, whether for principal, interest, fees, expenses or otherwise, of each Debtor to the Collateral Agent, the Lenders, or any other Secured Party, now existing or hereafter incurred under the Credit Agreement or the Notes or the Guaranty Agreement or any of the other Loan Documents as any of the same or any one or more of them may from time to time be amended, restated, modified, or supplemented, together with any and all extensions, renewals, refinancings, and refundings thereof in whole or in part (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to each Debtor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such proceeding, and including all obligations, liabilities and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied); (ii) all reimbursement obligations of each Debtor with respect to any one or more Letters of Credit issued by Collateral Agent, Issuing Lender or any Lender; (iii) all indebtedness, loans, obligations, expenses and liabilities of each Debtor to any Secured Party, arising out of any Lender Provided Interest Rate Hedge, Other Lender Provided Financial Service Product or Cash Management Agreement; and (iv) any sums advanced by the Collateral Agent or the other Secured Parties or which may otherwise become due pursuant to the provisions of the Credit Agreement, the Notes, this Agreement, or any other Loan Documents or pursuant to any other document or instrument at any time delivered to the Collateral Agent in connection therewith, including commitment, letter of credit, agent or other fees and charges, and indemnification obligations under any such document or instrument, together with all interest payable on any of the foregoing, whether such sums are advanced or otherwise become due before or after the entry of any judgment for foreclosure or any judgment on any Loan Document or with respect to any default under any of the Secured Obligations.

(v)
“Securities Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.

(w)	“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

2.
Each Debtor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

3.
The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

4.
(a) As security for the due and punctual payment and performance of its Secured Obligations in full, each Debtor hereby agrees that the Collateral Agent and the other Secured Parties shall have, and each Debtor hereby pledges, grants to and creates in favour of the Collateral Agent for the benefit of the Secured Parties, a continuing first priority Lien on and security interest in all of the right, title and interest of such Debtor in and to the Collateral subject only to Permitted Liens. Without limiting the generality of Section 7 below, each Debtor further agrees that with respect to each item of Collateral as to which (i) the creation of a valid and enforceable security interest is not governed exclusively by the PPSA or
(ii) the perfection of a valid and enforceable first priority security interest therein under the PPSA cannot be accomplished either by the Collateral Agent taking possession thereof or by the filing in appropriate locations of appropriate PPSA financing statements executed by such Debtor, such Debtor will at its expense execute and deliver to the Collateral Agent and hereby does authorize the Collateral Agent to execute and file such documents, agreements, notices, assignments and instruments and take such further actions as may be requested by the Collateral Agent from time to time for the purpose of creating a valid and perfected first priority Lien on such item, subject only to Permitted Liens, enforceable against such Debtor and all third parties to secure the Secured Obligations.

(b)
Notwithstanding anything to the contrary contained in clauses (a) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property and (i) the Debtors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request and (ii) from and after the Closing Date, no Debtors shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favour of the Collateral Agent unless such Debtors believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

(c)
Each Debtor acknowledges that (i) value has been given, (ii) it has rights in its Collateral or the power to transfer rights in its Collateral to the Collateral Agent (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of security interest, assignment, mortgage, charge, hypothecation and pledge granted by each Debtor pursuant to this Agreement, and (iv) it has received a copy of this Agreement.

5.
Each Debtor hereby irrevocably and unconditionally authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings), together with continuation statements thereof and amendments thereto that contain the information required by the PPSA of each applicable jurisdiction for the filing of any financing statement, or financing change statement relating to the Collateral and any other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Document, including (i) whether such Debtor is an organization, the type of organization and any organizational identification number issued to such Debtor, (ii) any financing statements, financing change statements or other documents without the signature of such Debtor where permitted by law, including the filing of a financing statement describing the Collateral (together with all other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Documents) as “all assets now owned or hereafter acquired by the Debtor or in which Debtor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates; which authorization shall apply to all financing statements (including fixture filings) filed on, prior to or after the date hereof. Each Debtor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent. Each Debtor hereby ratifies and approves all financing statements naming the Collateral Agent or its designee as secured party and such Debtor, as the case may be, as debtor with respect to the Collateral (together with all other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Documents) (and any financing change statements with respect to such financing statements) filed by or on behalf of the Collateral Agent prior to the date hereof and ratifies and confirms the authorization of the Collateral Agent to file such financing statements (and financing change statements, if any). In the event that the description of the collateral in any financing statement naming the Collateral Agent or its designee as the secured party and any Debtor as debtor includes assets and properties of any Debtor that do not at any time constitute Collateral (together with all other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Documents), whether hereunder, under any of the other Loan Documents or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Debtor to the extent of the Collateral (together with all other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Documents) included in such description and it shall not render the financing statement ineffective as to any of the Collateral (together with all other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Documents) or otherwise affect the financing statement as it applies to any of the Collateral (together with all other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Documents). In no event shall any Debtor at any time file, or permit or cause to be filed, any financing change statement with respect to any financing statement (or any financing change statement with respect thereto) naming the Collateral Agent or its designee as secured party and such Debtor as debtor, without the prior written consent of the Collateral Agent. Any such financing statements or financing change statements may be signed by the Collateral Agent on behalf of such Debtor if the Collateral Agent so elects and may be filed at any time in any jurisdiction.

6.
In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Debtor represents and warrants (as to itself) as follows and agrees, in each case at such Debtor’s own expense, to take the following actions with respect to the following Collateral:

(a)
Instruments and Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Collateral are evidenced by any Instrument or Chattel Paper other than such Instruments and Chattel Paper listed in Schedule 10 to the Perfection Certificate. Each Instrument and each item of Chattel Paper listed in Schedule 10 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. In the event that any Debtor shall be entitled to or shall receive any Chattel Paper or Instrument after the date hereof, the Debtors shall promptly notify the Collateral Agent thereof in writing. Promptly (but in any event within five days after receipt thereof) upon the receipt thereof by or on behalf of any Debtor (including by any agent or representative), such Debtor shall deliver, or cause to be delivered to the Collateral Agent, all Chattel Paper and Instruments that such Debtor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify, in each case except as Agent may otherwise agree. At the Collateral Agent’s option, the Borrower and each Guarantor shall, or the Collateral Agent may at any time on behalf of the Borrower or any Guarantor, cause the original of any such Instrument or Chattel Paper to be conspicuously marked in a form and manner acceptable to the Collateral Agent with the following legend referring to Chattel Paper or Instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of PNC Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(b)
Deposit Accounts. As of the date hereof, no Debtor has any Deposit Accounts other than the accounts listed in Schedule 13 to the Perfection Certificate. The Collateral Agent has a security interest in each such Deposit Account, which security interest is perfected on a first-priority basis in the case of (i) the Concentration Account and each other concentration account listed in Schedule 13 to the Perfection Certificate and (ii) each Deposit Account (other than an Excluded Account) where amounts held therein are not transferred on a daily basis into the Concentration Account. Each Debtor agrees that (a) it shall instruct each Bank at which a Deposit Account (other than an Excluded Account) is maintained to transfer all amounts held in such Deposit Accounts to the Concentration Account on a daily basis and (b) without the prior written consent of the Collateral Agent, it shall not close the Concentration Account or any other concentration account listed in Schedule 13 to the Perfection Certificate. No Debtor shall hereafter establish and maintain any Deposit Account (other than an Excluded Account) unless (1) it shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Collateral Agent and

(3) such Bank and such Debtor shall have duly authorized, executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account. Except as otherwise permitted by the Credit Agreement, the Collateral Agent agrees with each Debtor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Debtor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing. Each Debtor agrees that once the Collateral Agent sends an instruction or notice to a Bank exercising its Control over any Deposit Account such Debtor shall not give any instructions or orders with respect to such Deposit Account including, without limitation, instructions for distribution or transfer of any funds in such Deposit Account. No

Debtor shall enter into a Deposit Account Control Agreement in respect of any Deposit Account with any person other than the Collateral Agent and the trustee or agent for the holders of Subordinated Notes.

(c)	Securities Accounts and Futures Accounts.

(i)
As of the date hereof, no Debtor has any Securities Accounts Futures Contracts or Futures Accounts other than those listed in Schedule 13 to the Perfection Certificate. Except as otherwise permitted by the Credit Agreement, the Collateral Agent has a first priority security interest in each such Securities Account, Futures Contract and Futures Account (other than an Excluded Account), which security interest is perfected by Control. No Debtor shall hereafter establish and maintain any Securities Account, Futures Contract or Futures Account (other than an Excluded Account) with any Securities Intermediary or Futures Intermediary unless

(1)it shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Securities Account, Futures Contract or Futures Account with such Securities Intermediary or Futures Intermediary, (2) such Securities Intermediary or Futures Intermediary shall be reasonably acceptable to the Collateral Agent and (3) such Securities Intermediary or Futures Intermediary, as the case may be, and such Debtor shall have duly executed and delivered a Control Agreement with respect to such Securities Account Futures Contract or Futures Account, as the case may be. Each Debtor shall accept any cash and Investment Property that constitutes Collateral in trust for the benefit of the Collateral Agent. The Collateral Agent agrees with each Debtor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Futures Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Debtor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. Each Debtor agrees that once the Collateral Agent sends an instruction or notice to a Securities Intermediary or Futures Intermediary exercising its Control over any Securities Account, Futures Contract and Futures Account such Debtor shall not give any instructions or orders with respect to such Securities Account, Futures Contract and Futures Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or financial asset maintained in such Securities Account or Futures Account. No Debtor shall grant Control over any Investment Property to any person other than the Collateral Agent and the trustee or agent for the holders of Subordinated Notes.

(ii)
As between the Collateral Agent and the Debtors, the Debtors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the

Control of, the Collateral Agent, a Securities Intermediary, a Futures Intermediary, any Debtor or any other person.

(d)
In the event that any Debtor shall be entitled to or shall receive any right to payment under any letter of Credit (other than any letter of credit, banker’s acceptance or other similar instrument received in the ordinary course of business), whether as beneficiary thereof or otherwise after the date hereof, such Debtor shall promptly notify the Collateral Agent thereof in writing and such Debtor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either, at the Borrower’s expense, (i) arrange for the issuer and any confirmer of such letter of credit, banker’s acceptance or similar instrument to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit, banker’s acceptance or similar instrument and agreeing to make all payments thereon or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, banker’s acceptance or similar instrument, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of lredit, banker’s acceptance or similar instrument are to be applied as provided in the Credit Agreement.

7.
Each Debtor will faithfully preserve and protect the Collateral Agent’s security interest in the Collateral as a prior perfected security interest under the PPSA, superior and prior to the rights of all third Persons, except for holders of Permitted Liens, and will do all such other acts and things and will, upon request therefor by the Collateral Agent, execute, deliver, file and record, and each Debtor hereby authorizes the Collateral Agent to so file, all such other documents and instruments, including, without limitation, financing statements, security agreements, assignments and documents and powers of attorney with respect to the Collateral, and pay all filing fees and taxes related thereto, as the Collateral Agent in its reasonable discretion may deem necessary or advisable from time to time in order to attach, continue, preserve, perfect, and protect said security interest (including the filing at any time or times after the date hereof of financing statements under, and in the locations advisable pursuant to, the PPSA); and, each Debtor hereby irrevocably appoints the Collateral Agent, its officers, employees and Collateral Agents, or any of them, as attorneys-in-fact for such Debtor to execute, deliver, file and record such items for such Debtor and in such Debtor’s name, place and stead. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement.

8.	Each Debtor jointly and severally represents, warrants, covenants and agrees that:

(a)
(i) such Debtor owns, has rights and good and marketable title to its Collateral and, as to Collateral acquired by it from time to time after the date hereof, will own and have rights and good and marketable title in each item of Collateral pledged by it hereunder, (ii) each Account is genuine and enforceable in accordance with its terms and such Debtor will defend the same against all claims, demands, recoupment, setoffs, and counterclaims at any time asserted, and (iii) at the time any Account becomes subject to this Agreement, each such Account will be a good and valid Account representing a bona fide sale of goods or services by such Debtor and such goods will have been shipped to the respective Account Debtors or the services will have been performed for the respective Account

Debtors, (or for those on behalf of whom the account debtors are obligated on the Accounts) and no such Account will at such time be subject to any claim for credit, allowance, setoff, recoupment, defense, counterclaim or adjustment by any Account Debtor or otherwise.

(b)
the security interest in and Lien on the Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in and Lien on all the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in and Lien on all the Collateral. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a perfected, continuing security interest therein and Lien thereon, prior to all other Liens on the Collateral except for Permitted Liens.

(c)
it will defend, at its own costs and expense, the Collateral Agent’s and the other Secured Parties’ right, title and Lien on and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all Persons whomsoever, other than any Person claiming a right in the Collateral pursuant to an agreement between such Person and the Collateral Agent;

(d)
except as permitted by the Credit Agreement, there is no agreement, order, judgment or decree, and no Debtor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Debtor’s obligations or the rights of the Collateral Agent hereunder;

(e)
in the event that the proceeds of any insurance claim are paid to any Debtor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement;

(f)	it will not suffer or permit to exist on any Collateral any Lien except for Permitted Liens;

(g)
it will not take or omit to take any action, the taking or the omission of which might result in a material alteration (except as permitted by the Credit Agreement) or impairment of the Collateral or of the Collateral Agent’s rights under this Agreement;

(h)	it will not sell, assign or otherwise dispose of any portion of the Collateral except as permitted by the Credit Agreement;

(i)	it will (i) except for such Collateral delivered to the Collateral Agent pursuant to this Section or otherwise now or hereafter under the control of the Collateral

Agent, obtain and maintain sole and exclusive possession of the Collateral, (ii) maintain its chief executive office and keep all Collateral and all records pertaining to the Collateral at the locations specified on Schedule 2 to the Perfection Certificate, unless it shall have given the Collateral Agent at least 10 days’ prior notice and taken any action reasonably requested by the Collateral Agent to maintain its perfected security interest therein, including without limitation, the filing of such PPSA financing statements or financing change statements required in order to maintain such perfected security interest therein, provided that Collateral may be moved to another location so long as such location is within a jurisdiction in which the Collateral Agent has a valid and perfected first ranking security interest in such Collateral, (iii) notify the Collateral Agent if an Account becomes evidenced or secured by an Instrument or Chattel Paper and deliver to the Collateral Agent upon the Collateral Agent’s request therefor all Collateral consisting of Instruments and Chattel Paper immediately upon such Debtor’s receipt of a request therefor, and (iv) keep materially accurate and complete books and records concerning the Collateral and such other books and records as the Collateral Agent may from time to time reasonably require;

(j)
it has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favour of the Collateral Agent pursuant to this Agreement or in favour of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 8 to the Perfection Certificate. No Debtor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests and/or Liens granted by such Debtor to the holder of the Permitted Liens;

(k)
it will promptly furnish to the Collateral Agent such information and documents relating to the Collateral as the Collateral Agent may reasonably request, including, without limitation, all invoices, Document of Title, contracts, Chattel Paper, Instruments and other writings pertaining to such Debtor’s contracts or the performance thereof, all of the foregoing to be certified upon request of the Collateral Agent by an authorized officer of such Debtor;

(l)
it shall immediately notify the Collateral Agent if any Account arises out of contracts with the Government of Canada or any department, agency or instrumentality thereof or any one or more of the provinces of Canada or any department, agency, or instrumentality thereof, and will execute any instruments and take any steps required by the Collateral Agent so that all monies due and to become due under such contract shall be assigned to the Collateral Agent and notice of the assignment given to and acknowledged by the appropriate government agency or authority under the Financial Administration Act (Canada);

(m)
all information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects and contains no omission or misrepresentation;

(n)
it shall promptly notify the Collateral Agent of any changes in the information set forth in Section 1 or Section 2 of the Perfection Certificate and the schedules thereto and any other changes to the information set forth in the Perfection Certificate and the schedules thereto that would have an adverse effect on the first priority security interest of the Collateral Agent required to maintained by the terms of this Agreement or any other Credit Document;

(o)	the Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Collateral owned or held by the Debtors;

(p)	such Debtor will not change its state of incorporation, formation or organization, as applicable without providing ten (10) days’ prior written notice the Collateral Agent;

(q)	such Debtor will not change its name without providing ten (10) days’ prior written notice to the Collateral Agent;

(r)
except as permitted by the Credit Agreement, such Debtor shall preserve its corporate existence and shall not (i) in one, or a series of related transactions, merge into or consolidate with any other entity, the survivor of which is not such Debtor, or (ii) sell all or substantially all of its assets;

(s)
except as permitted by the Credit Agreement, such Debtor shall not move any fixtures, Equipment or Inventory to any location, other than any location that is listed in the relevant Schedules to the Perfection Certificate, unless it shall have given the Collateral Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate) of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may request; and

(t)
such Debtor shall at any time and from time to time take such steps as the Collateral Agent may reasonably request as are necessary for the Collateral Agent to insure the continued perfection of the Secured Parties’ security interest in or Lien on the Collateral with the same priority required hereby and the preservation of its rights therein.

9.
(a) Each Debtor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Debtor shall, at such Debtor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of

Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Debtor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Debtor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Debtor.

(b)
Each Debtor shall legend, at the request of the Collateral Agent and in form and manner satisfactory to the Collateral Agent, the Receivables and the other books, records and documents of such Debtor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

(c)
No Debtor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Collateral Agent. Each Debtor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.

(d)
Each Debtor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Debtor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Debtor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including legal fees and disbursements) of collection, in any case, whether incurred by any Debtor, the Collateral Agent or any Secured Party, shall be paid by the Debtors.

10.	Each Debtor assumes full responsibility for taking any and all necessary steps to preserve the Collateral Agent’s and the other Secured Parties’ rights with respect to the Collateral against all Persons other than anyone asserting rights in respect of a Permitted Lien. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral Agent takes such action for that purpose as such Debtor shall request in writing, provided that such requested action will not, in the judgment of the Collateral Agent, impair the security interest in and Lien on the Collateral created hereby or the Collateral Agent’s and the other Secured Parties’ rights in, or the value of, the Collateral, and provided further that such written request is received by the Collateral Agent in sufficient time to permit the Collateral Agent to take the requested action.

11.
No Discharge Until Indefeasible Payment of the Secured Obligations.    The pledge, security interests, and other Liens and the obligations of each Debtor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by Collateral Agent, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Debtor or which would otherwise operate as a discharge of such Debtor as a matter of law or equity. Without limiting the generality of the foregoing, each Debtor hereby consents to, and the pledge, security interests, and other Liens given by such Debtor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:

(a)
Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Secured Obligations and regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Loan Documents, or any rights of the Collateral Agent or any other Person with respect thereto;

(b)
Any increase, decrease, or change in the amount, nature, type or purpose of any of the Secured Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Secured Obligations;

(c)
Any failure to assert any breach of or default under any Loan Document or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against such Debtor or any other Person under or in connection with any Loan Document or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Debtor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;

(d)
Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Collateral Agent or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by Collateral Agent or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;

(e)
Any amalgamation, merger, consolidation, reorganization, liquidation, dissolution, winding-up, arrangement or other change in, restructuring or termination of the corporate structure or existence of, any Debtor or the Borrower or any other Person; any bankruptcy, insolvency, reorganization, winding-up, arrangement or similar proceeding with respect to any Debtor or the Borrower or any other Person; or any action taken or election (including any election under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by Collateral Agent or any Debtor or the Borrower or by any other Person in connection with any such proceeding;

(f)
Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Debtor or the Borrower or any other Person with respect to any Loan Document or any of the Secured Obligations; or any discharge by operation of law or release of any Debtor or the Borrower or any other Person from the performance or observance of any Loan Document or any of the Secured Obligations;

(g)
Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including any Debtor, excepting only full, strict, and indefeasible payment and performance of the Secured Obligations in full.

12.
Waivers. Each Debtor hereby waives any and all defenses which any Debtor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and each Debtor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, each Debtor hereby further waives each of the following:

(a)
All notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against such Debtor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonour, or protest under any Loan Document or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of such Debtor or the Borrower or any other Person to comply with any Loan Document or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of the Borrower or any other Person;

(b)
Any right to any marshalling of assets, to the filing of any claim against such Debtor or the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization, winding-up, arrangement or similar proceeding, or to the exercise against such Debtor or the Borrower, or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Collateral Agent or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that any Debtor receive notice of any such acceptance;

(c)
Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws, or the like), or by reason of any election of remedies or other action or inaction by the Collateral Agent (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Collateral Agent to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Secured Obligations.

13.
The Obligations and additional liabilities of the Debtors under this Agreement are joint and several obligations of the Debtors, and each Debtor hereby waives to the full extent permitted by law any defense it may otherwise have to the payment and performance of the Obligations that its liability hereunder is limited and not joint and several. Each Debtor acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Collateral Agent and the other Secured Parties to make certain extensions of credit, and that the Collateral Agent and the other Secured Parties are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Debtor hereunder secure the obligations of itself and the other Debtors. The Collateral Agent and the other Secured Parties, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Debtor without any duty or responsibility to pursue any other Debtor and such an election by the Collateral Agent and the other Secured Parties, or any of them, shall not be a defense to any action the Collateral Agent and the other Secured Parties, or any of them, may elect to take against any Debtor. The Collateral Agent shall not be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, the Borrower, any Guarantor, any other Debtor, or any other Person with respect to the payment of the Secured Obligations. The Collateral Agent may grant extensions of time and other indulgences, take and give up security, accept compositions, compound, compromise, settle, grant releases and discharges and otherwise deal with the Borrower, any Guarantor, any other Debtor or any other Person and others and with Collateral and other security as the Collateral Agent may see fit without prejudice to the liability of a Debtor or the Collateral Agent’s right to hold and realize the lien granted hereunder. Nothing herein contained shall in any way obligate the Collateral Agent to grant, continue, renew, extend time for payment of or accept anything which constitutes or would constitute Secured Obligations. Each Secured Party hereby reserves all right against each Debtor.

14.
(a) At any time and from time to time whether or not an Event of Default then exists and without prior notice to or consent of any Debtor, the Collateral Agent may at its option take such actions as the Collateral Agent deems appropriate (i) to attach, perfect, continue, preserve and protect the Secured Parties’ first priority security interest in or Lien on the Collateral, and/or (ii) to inspect, audit and verify the Collateral, including reviewing all of such Debtor’s books and records and copying and making excerpts therefrom, provided that prior to an Event of Default or a Potential Default, the same is done with advance notice during normal business hours to the extent access to such Debtor’s premises is required, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by the Debtors to the Collateral Agent for the benefit of the Collateral Agent and the other Secured Parties upon demand;

(b) At any time and from time to time after an Event of Default exists and is continuing and without prior notice to or consent of any Debtor, the Collateral Agent may at its option take such action as the Collateral Agent deems appropriate (i) to maintain, repair, protect and insure the Collateral, and/or (ii) to perform, keep, observe and render true and correct any and all covenants, agreements, representations and warranties of any Debtor hereunder, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by any Debtor to the Collateral Agent for the benefit of the Collateral Agent and the other Secured Parties upon demand.

15.	After there exists any Event of Default under the Credit Agreement:

(a)
The Collateral Agent shall have and may exercise all the rights and remedies available to a secured party under the PPSA in effect at the time, and such other rights and remedies as may be provided by Law and as set forth below, including without limitation to take over and collect all of any Debtor’s Receivables and all other Collateral, and to this end each Debtor hereby appoints the Collateral Agent, its officers, employees and Collateral Agents, as its irrevocable, true and lawful attorneys-in-fact with all necessary power and authority to (i) take possession immediately, with or without notice, demand, or legal process, of any of or all of the Collateral wherever found, and for such purposes, enter upon any premises upon which the Collateral may be found and remove the Collateral therefrom,

(ii) require any Debtor to assemble the Collateral and deliver it to the Collateral Agent or to any place designated by the Collateral Agent at such Debtor’s expense, (iii) receive, open and dispose of all mail addressed to any Debtor and notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate, (iv) demand payment of the Receivables,
(v)enforce payment of the Receivables by legal proceedings or otherwise,
(vi)exercise all of any Debtor’s rights and remedies with respect to the collection of the Receivables, (vii) settle, adjust, compromise, extend or renew the Receivables, (viii) settle, adjust or compromise any legal proceedings brought to collect the Receivables, (ix) to the extent permitted by applicable Law, sell or assign the Receivables upon such terms, for such amounts and at such time or times as the Collateral Agent deems advisable, (x) discharge and release the Receivables, (xi) take control, in any manner, of any item of payment or proceeds from any account debtor, (xii) prepare, file and sign any Debtor’s name on any Proof of Claim in Bankruptcy or similar document against any account debtor,
(xiii)prepare, file and sign any Debtor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables,
(xiv)do all acts and things necessary, in the Collateral Agent’s sole discretion, to fulfill any Borrower’s, Guarantor’s or Debtor’s obligations to the Collateral Agent or the other Secured Parties under the Credit Agreement, Loan Documents or otherwise, (xv) endorse the name of any Debtor upon any cheque, Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Receivables or Inventory; (xvi) use any Debtor’s stationery and sign such Debtor’s name to verifications of the Receivables and notices thereof to Account Debtors; (xvii) access and use the information recorded on or contained in any data processing equipment or computer hardware or software relating to the Receivables, Inventory, or other Collateral or proceeds thereof to which any Debtor has access, (xviii) demand, sue for, collect, compromise and give acquittances for any and all Collateral, (xix) prosecute, defend or compromise any action, claim or proceeding with respect to any of the Collateral, and (xx) take such other action as the Collateral Agent may deem appropriate, including extending or modifying the terms of payment of any Debtor’s debtors. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement. To the extent permitted by Law, each Debtor hereby waives all claims of damages due to or arising from or connected with any of the rights or remedies exercised by the Collateral Agent pursuant to this Agreement, except claims for damages arising from gross negligence or willful misconduct by the Collateral Agent as determined by a final non- appealable judgment of a court of competent jurisdiction.

(b)
The Collateral Agent may by appointment in writing appoint a receiver, interim receiver, receiver and manager or agent (each referred to as the “Receiver”) over all or any part of the Collateral, and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Collateral; and the term “Collateral Agent” when used in the remedial sections of this Agreement will include any Receiver so appointed and the agents, officers and employees of such Receiver; and the Collateral Agent will not be in any way responsible for any misconduct or negligence of any such Receiver and any such Receiver shall deemed to be the agent of the Debtors and not of the Collateral Agent. Subject to the provisions of the instrument of its appointment, any such Receiver shall have all of the powers of the Collateral Agent set forth in the remedial sections of this Agreement.

(c)
The Collateral Agent may execute any of its rights and remedies under this Security Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such rights and remedies. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Collateral Agent with reasonable care, except damages arising from gross negligence or willful misconduct by the Collateral Agent as determined by a final non-appealable judgment of a court of competent jurisdiction. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Collateral Agent be required by any Subagent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Company shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Subagent. Agent shall not be responsible for the negligence or misconduct of any Subagent that it selects in accordance with the foregoing provisions of this Section 15(c) in the absence of the Collateral Agent’s gross negligence or misconduct.

(d)
The Collateral Agent shall have the right to lease, sell or otherwise dispose of all or any of the Collateral at public or private sale or sales for cash, credit or any combination thereof, with such notice as may be required by Law (it being agreed by each Debtor that, in the absence of any contrary requirement of Law, ten (10) days’ prior notice of a public or private sale of Collateral shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as the Collateral Agent, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. The Collateral Agent shall have the right to conduct such sales on any Debtor’s premises or elsewhere and shall have the right to use any Debtor’s premises without charge for such sales for such time or times as the Collateral Agent may see fit. The Collateral Agent may purchase all or any part of the Collateral at public or, if permitted by Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations.

(e)
Each Debtor, at its cost and expense (including the cost and expense of any of the following referenced consents, approvals etc.) will promptly execute and deliver or cause the execution and delivery of all applications, certificates, instruments, registration statements, and all other documents and papers the Collateral Agent may request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, accreditation, or authorization of any other Official Body or other Person necessary or appropriate for the effective exercise of any rights hereunder or under the other Loan Documents. Without limiting the generality of the foregoing, each Debtor agrees that in the event the Collateral Agent on behalf of itself and/or the other Secured Parties shall exercise its rights hereunder or pursuant to the other Loan Documents, to sell, transfer, or otherwise dispose of, or vote, consent, operate, or take any other action in connection with any of the Collateral, such Debtor shall execute and deliver (or cause to be executed and delivered) all applications, certificates, assignments and other documents that the Collateral Agent requests to facilitate such actions and shall otherwise promptly, fully, and diligently cooperate with the Collateral Agent and any other Persons in making any application for the prior consent or approval of any Official Body or any other Person to the exercise by the Collateral Agent on behalf of itself and/or the other Secured Parties or any such rights relating to all or any of the Collateral. Furthermore, because each Debtor agrees that the remedies at law, of the Collateral Agent on behalf of itself and/or the other Secured Parties, for failure of such Debtor to comply with this Subsection (c) would be inadequate, and that any such failure would not be adequately compensable in damages, each Debtor agrees that this Subsection (c) may be specifically enforced.

(f)
The Collateral Agent may request, without limiting the rights and remedies of the Collateral Agent on behalf of itself and the other Secured Parties otherwise provided hereunder and under the other Loan Documents, that each Debtor do any of the following: (i) give the Collateral Agent on behalf of itself and the other Secured Parties specific assignments of the Receivables of such Debtor after such Receivables come into existence, and schedules of such Receivable, the form and content of such assignment and schedules to be satisfactory to Collateral Agent, and (ii) in order to better secure the Collateral Agent on behalf of itself and the other Secured Parties, to the extent permitted by Law, enter into such lockbox agreements and establish such lockbox accounts as the Collateral Agent may require, all at the sole expense of such Debtor and shall direct all payments from all payors due to such Debtor, to such lockbox accounts.

16.
The Lien on and security interest in each Debtor’s Collateral granted to and created in favour of the Collateral Agent by this Agreement shall be for the benefit of the Secured Parties. Each of the rights, privileges, and remedies provided to the Collateral Agent hereunder or otherwise by Law with respect to any Debtor’s Collateral shall be exercised by the Collateral Agent only for its own benefit and the benefit of the other Secured Parties, and any of such Debtor’s Collateral or proceeds thereof held or realized upon at any time by the Collateral Agent shall be applied as set forth in Section 9.2.4 [Application of Proceeds] of the Credit Agreement. Each Debtor shall remain liable to the Collateral Agent and the other Secured Parties for and shall pay to the Collateral Agent for the benefit of itself and the other Secured Parties any deficiency which may remain after such sale or collection.

17.
If the Collateral Agent repossesses or seeks to repossess any of the Collateral pursuant to the terms hereof because of the occurrence of an Event of Default, then to the extent it is commercially reasonable for the Collateral Agent to store any Collateral on any of any Debtor’s premises, each Debtor hereby agrees to lease to the Collateral Agent on a month-to-month tenancy for a period not to exceed one hundred twenty (120) days at the Collateral Agent’s election, at a rental of One Dollar ($1.00) per month, the premises on which the Collateral is located, provided it is located on premises owned or leased by such Debtor.

18.
Upon indefeasible payment in full of the Secured Obligations, the expiration of all Commitments and Letters of Credit, and termination of the Credit Agreement, this Agreement shall terminate and be of no further force and effect. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Upon termination of this Agreement the Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Debtors, assign, transfer and deliver to Debtors, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including PPSA financing change statements) acknowledging the termination hereof or the release of such Collateral, as the case may be.

19.
No failure or delay on the part of the Collateral Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Collateral Agent hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. All waivers under this Agreement must be in writing. The rights and remedies of the Collateral Agent under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Collateral Agent may enforce any one or more remedies hereunder successively or concurrently at its option.

20.
Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the Exchange Rate (as hereinafter defined) at which the Collateral Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the rate of Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Collateral Agent of the amount due, a Debtor will, on the date of receipt by the Collateral Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Collateral Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Collateral Agent is the amount then due under this Agreement in the Currency Due. If the amount of the Currency Due which the Collateral Agent is able to purchase is less than the amount of the Currency Due originally due to it, such Debtor shall indemnify and save the Collateral Agent harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Collateral Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or under any judgment or order. As used herein, “Exchange Rate” shall mean the prevailing spot rate of exchange of such bank as the Collateral Agent may reasonably select for the purpose of conversion of one currency to another, at or around 11:00 a.m. Toronto time, on the date on which any such conversion of currency is to be made under this Agreement.

21.
All notices, statements, requests and demands given to or made upon either party hereto in accordance with the provisions of this Agreement shall be given or made as provided in Section 11.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement.

22.
It is anticipated that additional persons will from time to time become Subsidiaries of the Borrower or a Guarantor, each of whom will be required to join this Agreement. It is acknowledged and agreed that new Subsidiaries of the Borrower or of a Guarantor will become Debtors hereunder and will be bound hereby simply by executing and delivering to the Collateral Agent a Guarantor Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement. In addition, a Perfection Certificate Supplement, in the form of Exhibit 1.1(P)(5) to the Credit Agreement, with respect to such new Subsidiary shall be provided to the Collateral Agent.

23.
Each Debtor acknowledges that the provisions hereof giving the Collateral Agent rights of access to books, records and information concerning the Collateral and such Debtor’s operations and providing the Collateral Agent access to such Debtor’s premises are intended to afford the Collateral Agent with immediate access to current information concerning such Debtor and its activities, including without limitation, the value, nature and location of the Collateral so that the Collateral Agent can, among other things, make an appropriate determination after the occurrence of an Event of Default, whether and when to exercise its other remedies hereunder and at Law, including without limitation, instituting a replevin action should any Debtor refuse to turn over any Collateral to the Collateral Agent. Each Debtor further acknowledges that should such Debtor at any time fail to promptly provide such information and access to the Collateral Agent, each Debtor acknowledges that the Collateral Agent would have no adequate remedy at Law to promptly obtain the same. Each Debtor agrees that the provisions hereof may be specifically enforced by the Collateral Agent and waives any claim or defense in any such action or proceeding that the Collateral Agent has an adequate remedy at Law.

24.
This Agreement shall be binding upon and inure to the benefit of the Collateral Agent, the other Secured Parties and their respective successors and assigns, and each Debtor and each of its respective successors and assigns, except that no debtor may assign or transfer such Debtor’s obligations hereunder or any interest herein.

25.
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a grant of a security interest in the Collateral by any Debtor. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Debtor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent.

26.	This Agreement shall be deemed to be a contract under, and shall be governed and construed in accordance with, the Laws of the Province of Ontario without regard to its conflict of laws principles.

27.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

28.
EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ONTARIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ONTARIO COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH APPELLATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY DEBTOR OR

ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION
28.EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 21 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

29.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 29 AND SECTION 28 HEREOF.

30.
This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Each Debtor acknowledges and agrees that a facsimile or electronic (i.e., “pdf” or “tif” format) transmission to the Collateral Agent or any other Secured Party of the signature pages hereof purporting to be signed on behalf of any Debtor shall constitute effective and binding execution and delivery hereof by such Debtor and shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the day and year first above set forth.

HANDY & HARMAN

By:	Name: James F. McCabe, Jr.
Title:    Senior Vice President

LUCAS-MILHAUPT, INC.

By:	Name: James F. McCabe, Jr.
Title:    Senior Vice President

OMG, INC.

By:	Name: James F. McCabe, Jr.
Title:    Senior Vice President

CONTINENTAL INDUSTRIES, INC.

By:	Name: James F. McCabe, Jr.
Title:    Senior Vice President

OMG ROOFING, INC.

By:	Name: James F. McCabe, Jr.
Title:    Senior Vice President

OMNI TECHNOLOGIES CORPORATION OF DANVILLE

By:	Name: James F. McCabe, Jr.
Title:    Senior Vice President

HANDY & HARMAN OF CANADA, LIMITED

By:	Name: James F. McCabe, Jr.
Title:    Senior Vice President

ATLANTIC SERVICE COMPANY, LIMITED

By:	Name: James F. McCabe, Jr.
Title:    Treasurer

Canadian Security Agreement

PNC BANK, NATIONAL ASSOCIATION, as
Collateral Agent

By:	Name:
Title:

\6137819

EXHIBIT 1.1(G)(1)

FORM OF
GUARANTOR JOINDER AND ASSUMPTION AGREEMENT

THIS GUARANTOR JOINDER AND ASSUMPTION AGREEMENT is made as of
    , 20 , by    , a
    [corporation/partnership/limited liability company] (“New Guarantor”).

Background

Reference is made to (i) the Credit Agreement, dated as of November 8, 2012, as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), by and among Handy & Harman Group Ltd., a Delaware corporation (the “Borrower”), each of the Guar- antors now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”) and PNC Bank, National Association, in its capacity as agent for the Lenders (in such capacity, the “Agent”),
(ii) the Continuing Agreement of Guaranty and Suretyship (Subsidiary), dated as of November 8, 2012 as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Guaran- ty”) of Guarantors given to the Agent as agent for the Lenders, (iii) the Security Agreement, dated as of November 8, 2012as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Security Agreement”) among the Loan Parties and the Agent as agent for the Lenders, (iv) the Pledge Agreement, dated as of November 8, 2012, as the same may be amended, restated, supple- mented or otherwise modified from time to time (the “Pledge Agreement”) made by the Loan Parties in favor of the Agent, (v) the Intercompany Subordination Agreement, dated as of November 8, 2012, as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Intercom- pany Subordination Agreement”) among the Loan Parties and the Agent for the benefit of the Lenders,
(vi) Patent, Trademark and Copyright Security Agreement, dated as of November 8, 2012, as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Patent, Trade- mark and Copyright Security Agreement”) among the Loan Parties party thereto and the Agent for the benefit of the Lenders and (vii) the other Loan Documents referred to in the Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Loan Doc- uments”).

Agreement

Capitalized terms defined in the Credit Agreement are used herein as defined therein.

New Guarantor hereby becomes a Guarantor under the terms of the Credit Agreement and in con- sideration of the value of the synergistic and other benefits received by New Guarantor as a result of be- ing or becoming affiliated with the Borrower and the Guarantors, New Guarantor hereby agrees that ef- fective as of the date hereof it hereby is, and shall be deemed to be, and assumes the obligations of, a “Loan Party” and a “Guarantor,” jointly and severally under the Credit Agreement, a “Guarantor,” jointly and severally with the existing Guarantors under the Guaranty, a “Company” jointly and severally under the Intercompany Subordination Agreement, a “Debtor” jointly and severally under the Security Agree- ment, a “Pledgor” jointly and severally under the Pledge Agreement and the Patent, Trademark and Copy- right Security Agreement and a Loan Party or Guarantor, as the case may be, under each of the other Loan Documents to which the Loan Parties or Guarantors are a party; and, New Guarantor hereby agrees that from the date hereof and so long as any Loan or any Commitment of any Lender shall remain out-

standing and until the payment in full of the Loans and the Notes, the expiration of all Letters of Credit, and the performance of all other obligations of the Loan Parties under the Loan Documents, New Guaran- tor shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Credit Agreement, Guaranty, Security Agreement, Pledge Agreement, Intercompany Subordination Agreement, Patent, Trademark and Copyright Security Agreement and each of the other Loan Documents jointly and severally with the existing parties thereto. Without limiting the generality of the foregoing, New Guarantor hereby represents and warrants that (i) each of the representations and warranties set forth in Section 6 of the Credit Agreement shall be true and correct as to New Guarantor on and as of the date hereof (A) in the case of such representations and warranties qualified by materiality, in all respects and
(B)in the case of such other representations and warranties, in all material respects, and (ii) New Guaran- tor has heretofore received a true and correct copy of the Credit Agreement, Guaranty, Security Agree-
ment, Pledge Agreement, Intercompany Subordination Agreement, Patent, Trademark and Copyright Se-
curity Agreement and each of the other Loan Documents (including any modifications thereof or supple- ments or waivers thereto) in effect on the date hereof.

New Guarantor hereby makes, affirms, and ratifies in favor of the Secured Parties the Credit Agreement, Guaranty, Security Agreement, Pledge Agreement, Intercompany Subordination Agreement, Patent, Trademark and Copyright Security Agreement and each of the other Loan Documents given by the Guarantors to the Agent and any of the other Secured Parties.

New Guarantor is simultaneously delivering to the Agent the documents, together with this Guar- antor Joinder and Assumption Agreement, required under Sections Section 7 [Conditions of Lending and Issuance of Letters of Credit] and 8.1.11 [Additional Guaranties and Collateral].

In furtherance of the foregoing, New Guarantor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Guarantor Joinder and Assumption Agreement and the other Loan Documents.

New Guarantor acknowledges and agrees that a facsimile or electronic (i.e., “pdf” or “tif” format) transmission to the Agent or any other Secured Party of signature pages hereof purporting to be signed on behalf of New Guarantor shall constitute effective and binding execution and delivery hereof by New Guarantor and shall be effective as delivery of a manually executed counterpart of this Guarantor Joinder and Assumption Agreement.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE 1 OF 1 OF GUARANTOR JOINDER AND ASSUMPTION AGREEMENT]

NEW GUARANTOR SHALL CAUSE BORROWER TO PROVIDE SUCH ADDITIONAL DOCUMENTS AS REQUIRED BY SECTION 8.1.11 OF THE CREDIT AGREEMENT.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Guarantor has du- ly executed this Guarantor Joinder and Assumption Agreement and delivered the same to the Agent for the benefit of the Secured Parties, as of the date and year first above written with the intention that this Guarantor Joinder and Assumption Agreement constitute a sealed instrument.

ATTEST:

Name:      Title:

By:          Name:          Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:	Name: Title:

EXHIBIT 1.1(G)(2)

FORM OF
CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP

This Continuing Agreement of Guaranty and Suretyship (the “Guaranty”), dated as of this 8th day of November, 2012, is jointly and severally given by each of the undersigned and each of the other Per- sons which become Guarantors hereunder from time to time (each a “Guarantor” and collectively the “Guarantors”) in favor of PNC Bank, National Association, as administrative agent for the Secured Par- ties (the “Administrative Agent”) in connection with that Credit Agreement, dated as of the date hereof, by and among Handy & Harman Group Ltd., a Delaware corporation (the “Borrower”), the Guarantors now or hereafter party thereto, the Administrative Agent, and the Lenders now or hereafter party thereto (the “Lenders”) (as amended, restated, supplemented or otherwise modified from time to time hereafter, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective mean- ings ascribed to them by the Credit Agreement and the rules of construction set forth in Section 1.2 [Con- struction] of the Credit Agreement shall apply to this Guaranty.

1.Guarantied Obligations. To induce the Administrative Agent and the Lenders to make loans and grant other financial accommodations, and the other Secured Parties to make certain other ex- tensions of credit, to the Borrower under the Credit Agreement, each Guarantor hereby jointly and sever- ally unconditionally, and irrevocably, guaranties to the Administrative Agent, each Lender and any other Secured Party; and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and in- cluding any amounts which would become due but for the operation of an automatic stay under the feder- al bankruptcy code of the United States or any similar laws of any country or jurisdiction) of all Obliga- tions, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebted- ness from time to time of the Borrower or any other Guarantor to the Administrative Agent or any other Secured Party or any Affiliate of any Secured Party under or in connection with the Credit Agreement or any other Loan Document, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and in- debtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebt- edness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed un- der or contemplated by the Loan Documents or are made in circumstances in which any condition to ex- tension of credit is not satisfied) (all of the foregoing obligations, liabilities and indebtedness are referred to herein collectively as the “Guarantied Obligations” and each as a “Guarantied Obligation”). Without limitation of the foregoing, any of the Guarantied Obligations shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty if the Administrative Agent or any of the Lenders (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Guarantied Obligations, to any other Person. In furtherance of the foregoing, each Guarantor jointly and severally agrees as follows.

2.Guaranty. Each Guarantor hereby promises to pay and perform all such Guarantied Ob- ligations immediately upon demand of the Administrative Agent and the Lenders or any one or more of them. All payments made hereunder shall be made by each Guarantor in immediately available funds in

United States Dollars and shall be made without setoff, counterclaim, withholding, or other deduction of any nature.

3.Obligations Absolute. The obligations of the Guarantors hereunder shall not be dis- charged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or other- wise, by any Secured Party, or the Borrower or any other obligor on any of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity. Each of the Guarantors agrees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents. Without limit- ing the generality of the foregoing, each Guarantor hereby consents to, at any time and from time to time, and the joint and several obligations of each Guarantor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:

(a)Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guarantied Obligations and regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affect- ing any of the Guarantied Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent or the other Secured Parties or any other Person with respect thereto;

(b)Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of the Guarantied Obli- gations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guarantied Obligations; any execution or delivery of any additional Loan Docu- ments; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Guarantied Obligations;

(c)Any failure to assert any breach of or default under any Loan Document or any of the Guarantied Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such ex- tensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non- exercise, of any right or remedy against the Borrower or any other Person under or in connection with any Loan Document or any of the Guarantied Obligations; any refusal of payment or per- formance of any of the Guarantied Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guarantied Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty, in preference to Guarantied Obligations entitled to the benefits of this Guaranty, or if any collections are applied to Guaran- tied Obligations, any application to particular Guarantied Obligations;

(d)Any taking, exchange, amendment, modification, waiver, supplement, termina- tion, subordination, compromise, release, surrender, loss, or impairment of, or any failure to pro- tect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the other Secured Parties, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by any of the Administra-

tive Agent or the other Secured Parties, or any of them, or any other Person in respect of, any di- rect or indirect security for any of the Guarantied Obligations. As used in this Guaranty, “direct or indirect security” for the Guarantied Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subor- dination agreement, or other right or arrangement of any nature providing direct or indirect assur- ance of payment or performance of any of the Guarantied Obligations, made by or on behalf of any Person;

(e)Any merger, consolidation, liquidation, dissolution, winding-up, charter revoca- tion, or forfeiture, or other change in, restructuring or termination of the corporate structure or ex- istence of, the Borrower or any other Person; any bankruptcy, insolvency, reorganization or simi- lar proceeding with respect to the Borrower or any other Person; or any action taken or election made by the Administrative Agent or the other Secured Parties, or any of them (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), the Bor- rower, or any other Person in connection with any such proceeding;

(f)Any defense, setoff, or counterclaim which may at any time be available to or be asserted by the Borrower or any other person with respect to any Loan Document or any of the Guarantied Obligations; or any discharge by operation of law or release of the Borrower or any other Person from the performance or observance of any Loan Document or any of the Guaran- tied Obligations;

(g)Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, a guarantor or a surety, excepting only full, strict, and indefeasible payment and performance of the Guarantied Obligations in full.

Each Guarantor acknowledges, consents, and agrees that new Guarantors may join in this Guar- anty pursuant to Section 8.1.11 [Additional Guaranties and Collateral] of the Credit Agreement and each Guarantor affirms that its obligations shall continue hereunder undiminished.

4.Waivers, etc. Each of the Guarantors hereby waives any defense to or limitation on its obligations under this Guaranty arising out of or based on any event or circumstance referred to in Section 3 hereof. Without limitation and to the fullest extent permitted by applicable law, each Guarantor waives each of the following:

(a)    All notices, disclosures and demand of any nature which otherwise might be re- quired from time to time to preserve intact any rights against any Guarantor, including the follow- ing: any notice of any event or circumstance described in Section 3 hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of non- payment, nonperformance, dishonor, or protest under any Loan Document or any of the Guaran- tied Obligations; any notice of the incurrence of any Guarantied Obligation; any notice of any de- fault or any failure on the part of the Borrower or any other Person to comply with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person;

(b)    Any right to any marshalling of assets, to the filing of any claim against the Bor- rower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against the Borrower or any other Person of any other right or rem-

edy under or in connection with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any requirement of promptness or diligence on the part of the Administrative Agent or the other Secured Parties, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty or any other Loan Document, and any requirement that any Guarantor receive notice of any such acceptance;

(c)    Any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent or the other Secured Parties, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or oth- er action in respect of collateral security for any of the Guarantied Obligations), which results in denial or impairment of the right of the Administrative Agent or the other Secured Parties, or any of them, to seek a deficiency against the Borrower or any other Person or which otherwise dis- charges or impairs any of the Guarantied Obligations; and

(d)    Any and all defenses it may now or hereafter have based on principles of surety- ship, impairment of collateral, or the like.

5.Reinstatement. This Guaranty is a continuing obligation of the Guarantors and shall re- main in full force and effect notwithstanding that no Guarantied Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon termination of all Commit- ments, the expiration of all Letters of Credit and indefeasible payment in full of all Guarantied Obliga- tions, this Guaranty shall terminate; provided, however, that this Guaranty shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guarantied Obligations is re- scinded, recouped, avoided, or must otherwise be returned or released by any Lender or Administrative Agent upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affect- ing, the Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

6.Subrogation. Each Guarantor waives and agrees it will not exercise any rights against Borrower or any other Guarantor arising in connection with, or any Collateral securing, the Guarantied Obligations (including rights of subrogation, contribution, and the like) until the Guarantied Obligations have been indefeasibly paid in full, and all Commitments have been terminated and all Letters of Credit have expired. If any amount shall be paid to any Guarantor by or on behalf of the Borrower or any other Guarantor by virtue of any right of subrogation, contribution, or the like, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Ad- ministrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

7.No Stay. Without limitation of any other provision of this Guaranty, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with re- spect to any Guarantied Obligation shall at any time be stayed, enjoined, or prevented for any reason (in- cluding but not limited to stay or injunction resulting from the pendency against the Borrower or any oth- er Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Guaranty and their obligations hereunder, the Guarantied Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

8.Taxes. For the avoidance of doubt, Section 5.9 [Taxes] of the Credit Agreement shall apply to this Guaranty mutatis mutandis with respect to each Guarantor.

9.Notices. Each Guarantor agrees that all notices, statements, requests, demands and other communications under this Guaranty shall be given to such Guarantor at the address set forth on a Sched- ule to, or in a Guarantor Joinder and Assumption Agreement given under, the Credit Agreement and in the manner provided in Section 11.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement. The Administrative Agent and the the other Secured Parties may rely on any notice (whether or not made in a manner contemplated by this Guaranty) purportedly made by or on behalf of a Guaran- tor, and the Administrative Agent and the the other Secured Parties shall have no duty to verify the identi- ty or authority of the Person giving such notice.

10.Counterparts; Electronic Signatures. This Guaranty may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each Guarantor acknowledges and agrees that a facsim- ile or electronic (i.e., “pdf” or “tif” format) transmission to Administrative Agent or any the other Secured Party of signature pages hereof purporting to be signed on behalf of any Guarantor shall constitute effec- tive and binding execution and delivery hereof by such Guarantor and shall be effective as delivery of a manually executed counterpart of this Guaranty.

12.Setoff, Default Payments by Borrower.

(a)In the event that at any time any obligation of the Guarantors now or hereafter existing under this Guaranty shall have become due and payable, the Administrative Agent and the other Secured Parties, or any of them, shall have the right from time to time, without notice to any Guarantor, to set off against and apply to such due and payable amount any obligation of any nature of any Secured Party, or any subsidiary or affiliate of any Secured Party, to any Guarantor, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, however evi- denced) now or hereafter maintained by any Guarantor with the Administrative Agent or any other Se- cured Party. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not the Administrative Agent or the other Secured Parties, or any of them, shall have given any notice or made any demand under this Guaranty or under such obligation to the Guaran- tor, whether such obligation to the Guarantor is absolute or contingent, matured or unmatured (it being agreed that the Administrative Agent and the the other Secured Parties, or any of them, may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or ade- quacy of any collateral, guaranty, or other direct or indirect security or right or remedy available to the Administrative Agent or any of the other Secured Parties. The rights of the Administrative Agent and the other Secured Parties under this Section are in addition to such other rights and remedies (including, without limitation, other rights of setoff and banker’s lien) which the Administrative Agent and the other Secured Parties, or any of them, may have, and nothing in this Guaranty or in any other Loan Document shall be deemed a waiver of or restriction on the right of setoff or banker’s lien of the Administrative Agent and the other Secured Parties, or any of them. Each of the Guarantors hereby agrees that, to the fullest extent permitted by law, any affiliate or subsidiary of the Administrative Agent or any of the other Secured Parties and any holder of a participation in any obligation of any Guarantor under this Guaranty, shall have the same rights of setoff as the Administrative Agent and the other Secured Parties as provided in this Section (regardless whether such affiliate or participant otherwise would be deemed a creditor of the Guarantor).

(b)Upon the occurrence and during the continuation of any default under any Guarantied Obligation, if any amount shall be paid to any Guarantor by or for the account of Borrower, such amount shall be held in trust for the benefit of each Secured Party and shall forthwith be paid to the Administra- tive Agent to be credited and applied to the Guarantied Obligations when due and payable.

13.Construction. The section and other headings contained in this Guaranty are for refer- ence purposes only and shall not affect interpretation of this Guaranty in any respect. This Guaranty has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities in agreement or instruments against the party con- trolling the drafting thereof, shall apply to this Guaranty.

14.Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its succes- sors and assigns, and shall inure to the benefit of and be enforceable by the Administrative Agent and the Lenders, or any of them, and their successors and permitted assigns provided, however, that no Guarantor may assign or transfer any of its rights or obligations hereunder or any interest herein and any such pur- ported assignment or transfer shall be null and void. Without limitation of the foregoing, the Administra- tive Agent and the Lenders, or any of them (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any other Guarantied Obligations, to any other person and such Guarantied Obligations (including any Guarantied Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty, and to the extent of its interest in such Guarantied Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Administrative Agent and the Lenders in this Guaranty or otherwise.

15.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)Governing Law. This Guaranty shall be governed by, construed, and enforced in accord- ance with the internal laws of the State of New York, without regard to conflict of laws principles.

(b)	Certain Waivers. Each Guarantor hereby irrevocably:

(i)Certain Waivers; Submission to Jurisdiction. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE

ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING LENDER OR ANY OTHER SECURED PARTY MAY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(ii)EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 15(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(iii)WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE CREDIT AGREEMENT, OR ANY OTHER LOAN DOCUMENT TO THE FULLEST EXTENT PERMITTED BY LAW.

16.	Severability; Modification to Conform to Law.

(a)It is the intention of the parties that this Guaranty be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision in this Guaranty shall be held invalid or unenforceable in whole or in part in any jurisdic- tion, this Guaranty shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provi- sions hereof in any jurisdiction.

(b)Without limitation of the preceding subsection (a), to the extent that applicable law (in- cluding applicable laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) other- wise would render the full amount of the Guarantor’s obligations hereunder invalid, voidable, or unen- forceable on account of the amount of a Guarantor’s aggregate liability under this Guaranty, then, not- withstanding any other provision of this Guaranty to the contrary, the aggregate amount of such liability shall, without any further action by the Administrative Agent or any of the other Secured Parties or such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount which is equal to the greater of:

(i)the fair consideration actually received by such Guarantor under the terms and as a result of the Loan Documents and the value of the benefits described in Section 19 (b) hereof, including (and to the extent not inconsistent with applicable federal and state laws affecting the enforceability of guaranties) distributions, commitments, and advances made to or for the benefit of such Guarantor with the proceeds of any credit extended under the Loan Documents, or

(ii)the excess of (1) the amount of the fair value of the assets of such Guarantor as of the date of this Guaranty as determined in accordance with applicable federal and state laws gov- erning determinations of the insolvency of debtors as in effect on the date hereof, over (2) the amount of all liabilities of such Guarantor as of the date of this Guaranty, also as determined on the basis of applicable federal and state laws governing the insolvency of debtors as in effect on the date hereof.

(c)Notwithstanding anything to the contrary in this Section or elsewhere in this Guaranty, this Guaranty shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section (and references elsewhere in this Guaranty to enforceability to the fullest extent permit- ted by law) were not a part of this Guaranty, and in any related litigation the burden of proof shall be on the party asserting the invalidity or unenforceability of any provision hereof or asserting any limitation on any Guarantor’s obligations hereunder as to each element of such assertion.

17.Additional Guarantors. At any time after the initial execution and delivery of this Guar- anty to the Administrative Agent and the other Secured Parties, additional Persons may become parties to this Guaranty and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent and the other Secured Parties a Guarantor Joinder and Assumption Agreement pursuant to the Credit Agreement. No notice of the addition of any Guarantor shall be re- quired to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

18.Joint and Several Obligations. The obligations and additional liabilities of the Guarantors under this Agreement are joint and several obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by law any defense it may otherwise have to the payment and perfor- mance of the Obligations that its liability hereunder is limited and not joint and several. Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material induce- ment to the agreement of the Administrative Agent and the Lenders to make the Loans and other Secured Parties to make make certain other exetnsions of credit, and that the Administrative Agent and the other Secured Parties are relying on each specific waiver and all such waivers in entering into this Guaranty. The undertakings of each Guarantor hereunder secure the obligations of itself and the other Guarantors. The Administrative Agent and the other Secured Parties, or any of them, may, in their sole discretion, elect to enforce this Guaranty against any Guarantor without any duty or responsibility to pursue any oth- er Guarantor and such an election by the Administrative Agent and the other Secured Parties, or any of them, shall not be a defense to any action the Administrative Agent and the other Secured Parties, or any of them, may elect to take against any Guarantor. Each of the Secured Parties hereby reserve all right against each Guarantor.

19.	Receipt of Credit Agreement, Other Loan Documents, Benefits.

(a)Each Guarantor hereby acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct. Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of the Credit Agreement and the other Loan Documents.

(b)Each Guarantor hereby acknowledges, represents, and warrants that it receives synergis- tic benefits by virtue of its affiliation with Borrower and the other Guarantors and that it will receive di- rect and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection here- with are a reasonably equivalent exchange of value in return for providing this Guaranty.

20.	Miscellaneous.

(a)Generality of Certain Terms. As used in this Guaranty, the terms “hereof,” “herein,” and terms of similar import refer to this Guaranty as a whole and not to any particular term or provision; the term “including,” as used herein, is not a term of limitation and means “including without limitation.”

(b)Amendments, Waivers. No amendment to or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of the Administrative Agent and the Lenders. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or failure of the Administrative Agent or the Lenders, or any of them, in exercising any right or remedy under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Administrative Agent and the Lenders under this Guaranty are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agree- ment or instrument, by law, or otherwise.

(c)Electronic Communications. Each Secured Party shall be entitled to rely on the authority of any individual making any notice, request, or signature by electronic communication without the ne- cessity of receipt of any verification thereof.

(d)Expenses. Each Guarantor unconditionally agrees to pay all costs and expenses, includ- ing reasonable attorney’s fees incurred by the Administrative Agent or any of the other Secured Parties in enforcing this Guaranty against any Guarantor and each Guarantor shall pay and indemnify each Lender and Administrative Agent for, and hold it harmless from and against, any and all obligations, liabilities, losses, damages, costs, expenses (including disbursements and reasonable legal fees of counsel to any Lender or Administrative Agent), penalties, judgments, suits, actions, claims, and disbursements imposed on, asserted against, or incurred by any Secured Party (A) relating to the preparation, negotiation, execu- tion, administration, or enforcement of or collection under this Guaranty or any document, instrument, or agreement relating to any of the Obligations, including in any bankruptcy, insolvency, or similar proceed- ing in any jurisdiction or political subdivision thereof; (B) relating to any amendment, modification, waiver, or consent hereunder or relating to any telecopy or telephonic transmission purporting to be by any Guarantor or Borrower; (C) in any way relating to or arising out of this Guaranty, or any document, instrument, or agreement relating to any of the Guarantied Obligations, or any action taken or omitted to be taken by any Secured party hereunder, and including those arising directly or indirectly from the viola- tion or asserted violation by any Guarantor or Borrower or Administrative Agent or any other Secured Party of any law, rule, regulation, judgment, order, or the like of any jurisdiction or political subdivision thereof (including those relating to environmental protection, health, labor, importing, exporting, or safety) and re- gardless whether asserted by any governmental entity or any other Person.

(e)Prior Understandings. This Guaranty and the Credit Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all other prior and contemporaneous understandings and agreements.

(f)Survival. All representations and warranties of the Guarantors made in connection with this Guaranty shall survive, and shall not be waived by, the execution and delivery of this Guaranty, any investigation by or knowledge of the Administrative Agent and the other Secured Parties, or any of them, any extension of credit, or any other event or circumstance whatsoever.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF	OF CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP]

IN WITNESS WHEREOF, each Guarantor intending to be legally bound, has executed this Guaranty as of the date first above written with the intention that this Guaranty shall constitute a sealed instrument.

By:	Name:
Title:

EXHIBIT 1.1(G)(3)

FORM OF
GLOBAL INTERCOMPANY NOTE

New York, New York
[date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby prom- ises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (as may be amended, amended and restated, supplemented or otherwise modified from time to time, “Note”) is the Global Intercompany Note referred to in the Credit Agreement dated as of November 8, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among HANDY & HARMAN GROUP LTD., a Delaware corporation (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein hav- ing the meaning given it in the Credit Agreement) from time to time party thereto, the Lenders from time to time party thereto and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”) for the Lenders, and collateral agent for the Secured Parties, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is the Borrower or a Guarantor to any Payee other than the Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Se- cured Obligations (as defined in the Security Agreement) of such Payor, including, without limitation, where applicable, under such Payor’s guarantee of the Secured Obligations under the Credit Agreement (such Secured Obligations and other indebtedness and obligations in connection with any renewal, re- funding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

i.
In the event of any insolvency or bankruptcy proceedings, and any receivership, liquida- tion, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the pay- ment of all Senior Indebtedness then outstanding (such securities being hereinafter re- ferred to as “Restructured Debt Securities”)) shall be made to the holders of Senior In- debtedness.

ii.
If any default has occurred and is continuing with respect to any Senior Indebtedness (in- cluding, without limitation, an Event of Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of any Payor or any other person on its behalf with respect to this Note unless otherwise agreed to in writing by the Administrative Agent.

iii.
If any payment or distribution of any character, whether in cash, securities or other prop- erty (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective ag- gregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior In- debtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Ad- ministrative Agent, the Lenders and the other Secured Parties, the Administrative Agent, the Lenders and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself and the other Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not the Borrower or a Guar- antor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and rec- ords, such books and records constituting prima facie evidence of the accuracy of the information con- tained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Each Payor’s obligations under this Note may not be assigned without the prior written consent of each Payee.

From time to time after the date hereof, and as may be reflected on the Schedule, additional sub- sidiaries of Parent may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon deliv- ery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor ex- pressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

This Note will, forthwith upon its issuance by each Payor, be endorsed in blank and pledged to the Administrative Agent, subject to the Credit Agreement, for the benefit of the Secured Parties.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[PAYOR]

By:	Name:
Title:

[PAYEE]

By:	Name:
Title:

Schedule to Global Intercompany Note

EXHIBIT 1.1(N)(1)

FORM OF REVOLVING CREDIT NOTE

$        New York, New York
    , 20

FOR VALUE RECEIVED, the undersigned, Handy & Harman Group Ltd., a Delaware corpora- tion (herein called the “Borrower”), hereby promises to pay to the order of
     (or its registered assigns) (the “Lender”), the lesser of (i) the principal sum of        (US$    ), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the
Borrower pursuant to the Credit Agreement, dated as of November 8, 2012, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, and PNC Bank,
National Association, as administrative agent (hereinafter referred to in such capacity as the “Administra- tive Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agree-
ment”), payable by 11:00 a.m. on the Maturity Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.

Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement. Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obliga- tions due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants, con- ditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrower waives presentment, demand, notice, pro- test and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement and waives set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall in- ure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respec- tive successors and assigns as permitted under the Credit Agreement.

This Note and any other documents delivered in connection herewith and the rights and obliga- tions of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has exe- cuted this Note by its duly authorized officer with the intention that it constitute a sealed instrument.

HANDY & HARMAN GROUP LTD.

By:	Name:
Title:

EXHIBIT 1.1(N)(2)

FORM OF SWING LOAN NOTE

US$

New York, New York
    , 20

FOR VALUE RECEIVED, the undersigned, HANDY & HARMAN GROUP LTD., a Delaware corporation (herein called the “Borrower”), hereby unconditionally promises to pay to PNC BANK, NATIONAL ASSOCIATION (or its registered assigns) (the “Lender”), the lesser of (i) the principal sum of    (US$    ), or (ii) the aggregate unpaid prin- cipal balance of all Swing Loans made by the Lender to the Borrower pursuant to that Credit Agreement, dated as of November 8, 2012, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, and the Lender, as administrative agent for the other lenders party thereto (hereinafter referred to in such capacity as the “Administrative Agent”) (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), payable with respect to each Swing Loan evidenced hereby on the earlier of (i) demand by the Lender or (ii) by 11:00 a.m. New York city time on the Maturity Date, or at such other time specified in the Credit Agreement.

The Borrower shall pay interest on the unpaid principal balance of each Swing Loan from time to time outstanding hereunder from the date hereof at the rate per annum and on the date(s) provided in the Credit Agreement. Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Note at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219, unless otherwise directed in writing by the Administrative Agent, in lawful money of the United States of America in immediately available funds.

This Note is the Swing Loan Note referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, condi- tions and liens contained or granted therein. The Credit Agreement among other things contains provi- sions for acceleration of the maturity hereof upon the happening of certain stated events and also for pre- payment, in certain circumstances, on demand or otherwise, on account of principal hereof prior to ma- turity upon the terms and conditions therein specified. All capitalized terms used herein shall, unless oth- erwise defined herein, have the same meanings given to such terms in the Credit Agreement. The Bor- rower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement and waives set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.

The Borrower acknowledges and agrees that the Lender may at any time and in its sole discretion demand payment of all amounts outstanding under this Note without prior notice to the Borrower.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall in- ure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrower”, the “Administrative Agent” and the “Lender” shall be deemed to apply to the Borrower, the Administra- tive Agent and the Lender, respectively, and their respective successors and assigns.

This Note and any other documents delivered in connection herewith and the rights and obliga- tions of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to its conflict of laws principles.

The Borrower acknowledges and agrees that a telecopy transmission to Administrative Agent or the Lender of signature pages hereof purporting to be signed on behalf of Borrower shall constitute effec- tive and binding execution and delivery hereof by Borrower.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO SWING LOAN NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has exe- cuted this Swing Loan Note by its duly authorized officers with the intention that it constitute a sealed instrument.

HANDY & HARMAN GROUP LTD.

By:	Name:
Title:

EXHIBIT 1.1(N)(3)

FORM OF TERM NOTE

$        New York, New York
    , 20

FOR VALUE RECEIVED, the undersigned Handy & Harman Group Ltd., a Delaware corpora- tion (herein called the “Borrower”), hereby promises to pay to        (or its registered assigns) (the “Lender”) the principal sum of    US Dollars
(US $    ), which shall be payable to the Lender as follows: quarterly installments of prin- cipal in accordance with the terms of the Credit Agreement on the first day of each calendar quarter be-
ginning on February 1, 2013, with a final installment of the entire balance due on the earlier of the Ma-
turity Date or the expiration or termination of the Revolving Credit Commitment.

The Borrower shall pay interest on the unpaid principal balance hereof from time to time out- standing from the date hereof at the rate or rates per annum specified by the Borrower pursuant to Section
4.1.2    [Term Loan Interest Rate Options] of, or as otherwise provided in, the Credit Agreement between the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent (hereinafter referred to in such capacity as the “Administrative Agent”) and the Lender dated as of November 8, 2012 (as amended, restated, modi-
fied or supplemented, from time to time, the “Credit Agreement”).

Subject to the provisions of the Credit Agreement, interest on this Term Note will be payable on the last Business Day of each calendar month after the date hereof and on the maturity date, and thereafter on demand.

Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the unpaid principal balance hereof at a rate per annum as set forth in Section 4.3 [Interest Af- ter Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219 in lawful money of the United States of America in immediately available funds.

This Note is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, condi- tions, security interests and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

Except as otherwise provided in the Credit Agreement, the Borrower waives presentment, de- mand, notice, protest and all other demands and notices in connection with the delivery, acceptance, per- formance, default or enforcement of this Note and the Credit Agreement and waives set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall in- ure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respec- tive successors and assigns as permitted under the Credit Agreement.

This Note and any other documents delivered in connection herewith and the rights and obliga- tions of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

IN WITNESS WHEREOF, and intending to be legally bound the undersigned has executed this Note by its duly authorized officers with the intention that it constitute a sealed instrument.

HANDY & HARMAN GROUP LTD.

By:	Name:
Title:

EXHIBIT 1.1(P)(2)

FORM OF
PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT

This Patent, Trademark and Copyright Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of November 8, 2012 is entered into by and between Handy & Harman Group Ltd. (the “Borrower”), the Guarantors from time to time party hereto (the “Guarantors”) (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, collectively the “Pledgors” and each a “Pledgor”) and PNC Bank, National Association, as collateral agent for the Secured Parties referred to below and the other Secured Parties (the “Collateral Agent”).

WHEREAS, pursuant to that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) of even date herewith by and among the Pledgors, the Lenders, the Collateral Agent and the other parties party thereto, Collateral Agent and the Lenders have agreed to provide certain loans to the Borrower, and pursuant to the Credit Agreement and that certain Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) of even date herewith by and among the Pledgors, the Collateral Agent and the other parties party thereto, the Collateral Agent the Pledgors have agreed, among other things, to grant a security interest to the Collateral Agent for the benefit of the Secured Parties (as defined in the Credit Agreement) in certain patents, trademarks, copyrights and other intellectual property as security for such loans and other obligations as more fully described herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.    Defined Terms.

(a)    Except as otherwise expressly provided herein, (i) capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Credit Agreement or the Security Agreement, as applicable, and (ii) the rules of construction set forth in Section 1.2 [Con- struction] of the Credit Agreement shall apply to this Agreement. Where applicable and except as otherwise expressly provided herein, terms used herein (whether or not capitalized) shall have the respective meanings assigned to them in the Code (as defined in the Security Agreement).

(b)    “Copyrights” shall mean, collectively, with respect to each Pledgor, all copy- rights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with re- spect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and exten- sions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and pay- ments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

(c)    “Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and con- tinuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

(d)    “Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether estab- lished or registered or recorded in the United States or any other country or any political subdivi- sion thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in- part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

(e)    “Patents, Trademarks and Copyrights” shall mean and include all of each Pledg- or’s present and future right, title and interest in and to the following: all Patents, Trademarks, Copyrights and Intellectual Property Licenses, whether now owned or hereafter acquired by each Pledgor, including, without limitation, those listed on Schedule A hereto, including all proceeds thereof (such as, by way of example, license royalties and proceeds of infringement suits) and the goodwill of the business to which any of the Trademarks relate.

(f)    “Trademarks” shall mean, collectively, with respect to each Pledgor, all trade- marks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names and trade names, whether registered or unreg- istered, owned by or assigned to such Pledgor and all registrations and applications for the fore- going (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all
(i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto,
(iii)income, fees, royalties, damages and payments now and hereafter due and/or payable there- under and with respect thereto, including damages, claims and payments for past, present or fu- ture infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

2.    (a)    To secure the full payment and performance of all Secured Obligations, each Pledgor hereby grants, and conveys a security interest to Collateral Agent for the benefit of the Secured Parties in the entire right, title and interest of such Pledgor in and to all of its Patents, Trademarks and Copyrights, wherever located and whether now existing or hereafter arising or acquired from time to time; provided that “Patents, Trademarks and Copyrights” shall not include, and the security interest created by this Agreement, shall not include any Excluded Property.

(b)    Each Pledgor hereby authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Patent, Trademark and Copyright Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or pro- tecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

3.	Each Pledgor jointly and severally covenants and warrants that:

(a)    the Patents, Trademarks and Copyrights are subsisting and have not been ad- judged invalid or unenforceable, in whole or in part;

(b)    to the best of such Pledgor’s knowledge, each of the Patents, Trademarks and Copyrights is valid and enforceable;

(c)    such Pledgor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the Patents, Trademarks and Copyrights, free and clear of any liens, charges and encumbrances, including without limitation pledges, assignments, licenses, shop rights and covenants by Pledgor not to sue third persons;

(d)    such Pledgor has the corporate power and authority to enter into this Agreement and perform its terms;

(e)    no claim has been made to such Pledgor or, to the knowledge of such Pledgor, any other person that the use of any of the Patents, Trademarks and Copyrights does or may in- fringe, violate or conflict with the rights of any third party;

(f)    such Pledgor has used, and will continue to use for the duration of this Agree- ment, consistent standards of quality in its manufacture of products sold under the Trademarks for so long as Pledgor offers such products as part of its regular business;

(g)    such Pledgor will not change its state of incorporation, formation or organization, as applicable without providing thirty (30) days prior written notice the Collateral Agent;

(h)    such Pledgor will not change its name without providing thirty (30) days prior written notice to the Collateral Agent; and

(i)    such Pledgor shall preserve its corporate existence and except as permitted by the Credit Agreement, shall not (i) in one, or a series of related transactions, merge into or consoli- date with any other entity, the survivor of which is not such Pledgor, or (ii) sell all or substantially all of its assets.

4.    On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly fol- lowing its becoming aware thereof, notify the Collateral Agent of any adverse determination in any pro- ceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Pa- tents, Trademarks and Copyrights, such Pledgor’s right to register such Patents, Trademarks and Copy- rights or its right to keep and maintain such registration in full force and effect, (ii) maintain all Patents, Trademarks and Copyrights as presently used and operated, unless Pledgor reasonably determines, in the general course of its business. to allow any such Patents, Trademarks or Copyrights to lapse or become abandoned, (iii) not permit to lapse or become abandoned any Patents, Trademarks and Copyrights, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Patents, Trademarks and Copyrights, in either case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Debtor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Patents, Trademarks and Copyrights or the rights and remedies of the Collateral Agent in relation thereto including a levy or threat of levy or any legal process against any Pa- tents, Trademarks and Copyrights, (v) not license any Patents, Trademarks and Copyrights other than li- censes entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or per- mit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Patents, Trademarks and Copyrights or the Lien on and security interest in the Patents, Trademarks and Copy- rights created therein hereby, without the consent of the Collateral Agent, (vi) keep commercially rea- sonable records respecting all Patents, Trademarks and Copyrights and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent’s request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Collateral Agent may from time to time request.

5.	Each of the obligations of each Pledgor under this Agreement is joint and several.

The Collateral Agent and the other Secured Parties may, in their sole discretion, elect to enforce this Agreement against any Pledgor without any duty or responsibility to pursue any other Pledgor and such an election by the Collateral Agent and the other Secured Parties, or any of them, shall not be a de- fense to any action the Collateral Agent and the other Secured Parties, or any of them, may elect to take against any Pledgor. Each of the Secured Parties hereby reserve all right against each Pledgor.

6.    Each Pledgor agrees that, until all of the Secured Obligations shall have been indefeasibly satisfied in full, the Commitments have terminated and the Letters of Credit have expired, it will not enter into any agreement (for example, a license agreement) which is inconsistent with such Pledgor’s obliga- tions under this Agreement, without the Collateral Agent’s prior written consent which shall not be unrea- sonably withheld except Pledgor may license technology in the ordinary course of business without the Collateral Agent’s consent to suppliers and customers to facilitate the manufacture and use of such Pledg- or’s products.

7.    If, before the Secured Obligations shall have been indefeasibly satisfied in full and the Commitments have terminated and the Letters of Credit have expired, any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Patents, Trademarks and Copyrights or (ii) become entitled to the benefit of any additional Patents, Trademarks and Copyrights or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Patents, Trademarks and Copyrights, or any improvement on any Patents, Trademarks and Copyrights, or if any intent-to use trademark application is no longer subject to clause (4) of the definition of Excluded Property (as defined in the Security Agreement), the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Patents, Trademarks and Cop- yrights as if such would have constituted Patents, Trademarks and Copyrights at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly (and in any event within 30 days) provide to the Collateral Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral. Each Pledgor and the Collateral Agent agree, and each Pledgor au- thorizes the Collateral Agent, to modify this Agreement by amending Schedule A to include any such new Patent, Trademark or Copyright of such Pledgor acquired or arising after the date hereof and the pro- visions of this Agreement shall apply thereto.

8.    The Collateral Agent shall have, in addition to all other rights and remedies given it by this Agreement and those rights and remedies set forth in the Credit Agreement and the Security Agree- ment, those allowed by applicable Law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction in which the Patents, Trademarks and Copyrights may be located and, without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing, the Collateral Agent may immediately, without demand of performance and without other notice (except as set forth below) or demand whatsoever to Pledgors, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in a city that the Collateral Agent shall designate by notice to the Pledgors, the whole or from time to time any part of the Patents, Trademarks and Copyrights, or any interest which any Pledgor may have therein and, after deducting from the proceeds of sale or other disposition of the Patents, Trademarks and Copyrights all expenses (including reasonable fees and expenses for brokers and attorneys), shall apply the remainder of such proceeds toward the payment of the Secured Obligations in accordance with Section 9.2.4 [Applica- tion of Proceeds] of the Credit Agreement. Any remainder of the proceeds after payment in full of the Secured Obligations shall be paid over to Pledgors. Notice of any sale or other disposition of the Patents, Trademarks and Copyrights shall be given to Pledgors at least ten (10) days before the time of any intend- ed public or private sale or other disposition of the Patents, Trademarks and Copyrights is to be made, which each Pledgor hereby agrees shall be reasonable notice of such sale or other disposition. At any such sale or other disposition, the Collateral Agent may, to the extent permissible under applicable Law, purchase the whole or any part of the Patents, Trademarks and Copyrights sold, free from any right of redemption on the part of Pledgor, which right is hereby waived and released.

9.    If any Event of Default shall have occurred and be continuing, each Pledgor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license to use, as- sign, license or sublicense any of the Patents, Trademarks and Copyrights now owned or hereafter ac- quired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. Each Pledgor further hereby authorizes and empowers the Collateral Agent to make, constitute and appoint any officer or agent of the Collateral Agent, as the Collateral Agent may select in its exclusive discretion, as such Pledgor’s true and lawful attorney-in-fact, with the power to endorse such Pledgor’s name on all applications, documents, papers and instruments necessary for the Collateral Agent to use the Patents, Trademarks and Copyrights, or to grant or issue, on commercially reasonable terms, any exclusive or nonexclusive license under the Patents, Trademarks and Copyrights to any third person, or necessary for Agent to assign, pledge, convey or otherwise transfer title in or dispose, on commercially reasonable terms, of the Patents, Trademarks and Copyrights to any third Person. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement.

10.    At such time as Pledgors shall have indefeasibly paid in full all of the Secured Obliga- tions and the Commitments shall have terminated and the Letters of Credit have expired, this Agreement shall terminate and the Collateral Agent shall execute and deliver to Pledgors (solely at the expense and cost of the Pledgors and upon their reasonable request) all deeds, assignments and other instruments as may be reasonably necessary or proper to re-vest in Pledgor full title to the Patents, Trademarks and Cop-

yrights, subject to any disposition thereof which may have been made by the Collateral Agent pursuant hereto.

11.    Any and all fees, costs and expenses, of whatever kind or nature, including reasonable at- torneys’ fees and expenses incurred by the Collateral Agent in connection with the preparation of this Agreement and all other documents relating hereto and the consummation of this transaction, the filing or recording of any documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, counsel fees, maintenance fees, encumbrances, the protection, maintenance or preservation of the Patents, Trademarks and Copyrights, or the defense or prosecution of any actions or proceedings arising out of or related to the Patents, Trademarks and Copyrights, shall be borne and paid by Pledgors as set forth in Section 11.3 [Expenses, Etc.] in the Credit Agreement.

12.    Pledgors shall have the duty, if commercially reasonable, to prosecute any applications of the Patents, Trademarks and Copyrights pending as of the date of this Agreement or thereafter until the Secured Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, and the Letters of Credit have expired, to make application on unpatented but patentable inventions (whenever it is commercially reasonable in the reasonable judgment of such Pledgor to do so) and to pre- serve and maintain all rights in patent applications and patents of the Patents, including without limitation the payment of all maintenance fees, whenever it is commercially reasonable in the reasonable judgment of such Pledgor to do so). Any expenses incurred in connection with such an application shall be borne by Pledgors. Unless it is commercially reasonable to do so, no Pledgor shall abandon any Patent, Trade- mark or Copyright without the consent of the Collateral Agent, which shall not be unreasonably withheld.

13.    Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit, and to join the Collateral Agent, if necessary, as a party to such suit so long as the Collateral Agent is satisfied that such joinder will not subject it to any risk of liability, to enforce the Patents, Trademarks and Copy- rights and any licenses thereunder, and at the sole cost and expense of such Pledgor, such applications for protection of the Patents, Trademarks and Copyrights and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Patents, Trademarks and Copyrights. Upon the occurrence and during the con- tinuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligat- ed to file applications for protection of the Patents, Trademarks and Copyrights and/or bring suit in the name of any Pledgor, the Collateral Agent or the other Secured Parties to enforce the Patents, Trademarks and Copyrights and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indem- nify the Collateral Agent for all damages, costs and expenses, including reasonable legal fees, incurred by the Collateral Agent in the exercise of its rights or joinder by such Pledgor under this Section 13 in ac- cordance with Section 11.3 [ Expenses, Etc.] of the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Patents, Trademarks and Copyrights, each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions nec- essary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Patents, Trademarks and Cop- yrights by any person.

14.    No course of dealing between each Pledgor and the Collateral Agent, nor any failure to exercise nor any delay in exercising, on the part of the Collateral Agent, any right, power or privilege hereunder or under the Credit Agreement or other Loan Documents shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.    All of the Collateral Agent’s rights and remedies with respect to the Patents, Trademarks and Copyrights, whether established hereby or by the Credit Agreement, Security Agreement or by any other agreements or by Law, shall be cumulative and may be exercised singularly or concurrently.

16.    The provisions of this Agreement are severable, and if any clause or provision shall be held invalid and unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforcea- bility shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any clause or provision of this Agree- ment in any jurisdiction.

17.    This Agreement is subject to modification only by a writing signed by the parties, except as provided in Paragraph 6.

18.    The benefits and burdens of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties, provided, however, that Pledgors may not assign or transfer any of their rights or obligations hereunder or any interest herein and any such pur- ported assignment or transfer shall be null and void.

19.    This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without regard to its conflicts of law principles.

20.    EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT, ANY LENDER, THE ISSUING LENDER OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PLEDGORS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM

TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 23. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

21.    This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Each Pledgor acknowledges and agrees that a facsimile or other electronic transmission to the Collateral Agent of the signature pages hereof pur- porting to be signed on behalf of any Pledgor shall constitute effective and binding execution and delivery hereof by such Pledgor.

22.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, COLLATERAL AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.

23.    All notices, requests, demands, directions and other communications (collectively, “no- tices”) given to or made upon any party hereto under the provisions of this Agreement shall be as set forth in Section 11.5 [Notices; Effectiveness; Electronic Communications] of the Credit Agreement.

24.    Each Pledgor acknowledges and agrees that, in addition to the other rights of the Collat- eral Agent hereunder and under the other Loan Documents, because the Collateral Agent’s remedies at law for failure of such Pledgor to comply with the provisions hereof relating to the Collateral Agent’s rights (i) to inspect the books and records related to the Patents, Trademarks and Copyrights, (ii) to re- ceive the various notifications such Pledgor is required to deliver hereunder, (iii) to obtain copies of agreements and documents as provided herein with respect to the Patents, Trademarks and Copyrights,
(iv)to enforce the provisions hereof pursuant to which the such Pledgor has appointed the Collateral Agent its attorney-in-fact, and (v) to enforce the Collateral Agent’s remedies hereunder, would be inade- quate and that any such failure would not be adequately compensable in damages, such Pledgor agrees that each such provision hereof may be specifically enforced.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

[SIGNATURE PAGE 1 OF 1 TO PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the date first above written.

By:	Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:	Name:
Title:

SCHEDULE A TO
PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT

LIST OF REGISTERED PATENTS, TRADEMARKS, TRADE NAMES AND COPYRIGHTS

1.	Patents:

2.	Trademarks:

3.	Trade Names:

4,    Copyrights:

EXHIBIT 1.1(P)(3)

FORM OF PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of November 8, 2012 (as amended, restated, supple- mented or otherwise modified from time to time, the “Agreement”), is given, made and entered into by EACH OF THE PERSONS LISTED ON THE SIGNATURE PAGES HERETO AND EACH OF THE OTHER PERSONS WHICH BECOME PLEDGORS HEREUNDER FROM TIME TO
TIME , (each, a “Pledgor” and collectively, the “Pledgors”), a Pledgor of the corporations, limited liabil-
ity companies, partnerships or other entities as set forth on Schedule A hereto (each a “Company” and collectively the “Companies”), and PNC BANK, NATIONAL ASSOCIATION, as the collateral agent for itself and the other Secured Parties (as herein after defined) under the Credit Agreement described below (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

WHEREAS, pursuant to that certain Credit Agreement (amended, restated, supplemented or oth- erwise modified from time to time, the “Credit Agreement” , which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replace- ment of the Credit Agreement) dated as of November 8, 2012, by and among Handy & Harman Group Ltd. (the “Borrower”), each of the Guarantors party thereto, the Lenders party thereto, and the Collateral Agent, the Collateral Agent and the Lenders have agreed to provide certain loans and other financial ac- commodations to the Borrower;

WHEREAS, each Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations;

WHEREAS, the Borrower and each Guarantor will receive substantial benefits from the execu- tion, delivery and performance of the obligations under the Credit Agreement and the other Loan Docu- ments and each is, therefore, willing to enter into this Agreement;

WHEREAS, this Agreement is given by each Debtor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations;

WHEREAS, pursuant to and in consideration of the Credit Agreement, certain of the issued and outstanding capital stock, shares, securities, member interests, partnership interests and other ownership interests of each of the Companies (as hereinafter defined) is to be pledged to the Collateral Agent in ac- cordance herewith; and

WHEREAS, each Pledgor owns the outstanding capital stock, shares, securities, member inter- ests, partnership interests and other ownership interests of the Companies as set forth on Schedule A here- to.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Defined Terms.

(a)Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Credit Agreement or the Security Agreement, as applicable. Where applicable and except as otherwise expressly provided herein, terms used herein

(whether or not capitalized) shall have the respective meanings assigned to them in the Code (as defined in the Security Agreement).

(b)“Company” and “Companies” shall mean one or more of the entities issuing any of the Collateral which is or should be (in accordance with Section 5(g) hereto) described on Schedule A hereto.

(c)“Foreign Company” shall mean one or more of the entities issuing any of the Pledged Collateral which is not organized under the laws of any state of the United States of America, which is, or should be, described on Schedule A.

(d)“Pledged Collateral” shall mean “Pledged Securities” and “Distributions,” as each such term is defined in the Security Agreement, and all proceeds thereof.

(d)    “Secured Obligations” shall have the meaning assigned to such term in the Security Agreement.

2.	Grant of Security Interests.

(a)To secure on a first priority perfected basis the due and punctual payment and perfor- mance of all Secured Obligations in full, each Pledgor hereby grants to the Collateral Agent a continuing first priority security interest in and hereby pledges to Collateral Agent, in each case for the benefit of the Collateral Agent and the other Secured Parties, all of such Pledgor’s now existing and hereafter acquired or arising right, title and interest in, to, and under the Pledged Collateral whether now or hereafter existing and wherever located; provided that “Pledged Collateral” shall not include, and the security interest creat- ed by this Agreement shall not include, any Excluded Property.

(b)Upon the execution and delivery of this Agreement, each Pledgor shall deliver to and de- posit with the Collateral Agent in pledge, all of such Pledgor’s certificates, instruments or other docu- ments comprising or evidencing the Pledged Collateral, together with undated stock powers, instruments or other documents signed in blank by such Pledgor. In the event that any Pledgor should ever acquire or receive certificates, securities, instruments or other documents evidencing the Pledged Collateral, such Pledgor shall promptly (and in any event within ten (10) Business Days of such acquisition or receipt) deliver to and deposit with the Collateral Agent in pledge, all such certificates, securities, instruments or other documents which evidence the Pledged Collateral, together with undated stock powers, instruments or other documents signed in blank by such Pledgor.

3.	Further Assurances.

(a)Prior to or concurrently with the execution of this Agreement, and thereafter at any time and from time to time upon reasonable request of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent all financing statements, continuation financing statements, assignments, certificates and documents of title, affidavits, reports, notices, schedules of account, letters of authority, further pledges, powers of attorney and all other documents (collectively, the “Security Documents”) which the Collateral Agent may reasonably request, in form reasonably satisfactory to the Collateral Agent, and take such other action which the Collateral Agent may reasonably request, to perfect and con- tinue perfected and to create and maintain the first priority status of the Collateral Agent’s security inter- est in the Pledged Collateral and to fully consummate the transactions contemplated under this Agree- ment. Each Pledgor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and any of the Collateral Agent’s officers or employees or agents designated by the Collateral Agent) as such Pledg- or’s true and lawful attorney with power to sign the name of such Pledgor on all or any of the Security

Documents which the Collateral Agent determines must be executed, filed, recorded or sent in order to perfect or continue perfected the Collateral Agent’s security interest in the Pledged Collateral in any ju- risdiction. Such power, being coupled with an interest, is irrevocable until all of the Secured Obligations have been indefeasibly paid in full, the Commitments have terminated and the Letters of Credit have ex- pired or terminated.

(b)Each Pledgor hereby agrees that if any of the capital stock shares, securities, member in- terests, partnership interests and other ownership interests constituting the Pledged Collateral are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permit- ted by applicable law, (i) cause the issuer to execute and deliver to the Collateral Agent an acknowledg- ment of the pledge of such Pledged Collateral substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Collateral Agent, (ii) if necessary or desirable to perfect a secu- rity interest in such Pledged Collateral, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Collateral under the terms hereof, (iii) upon request by the Collateral Agent, provide to the Collateral Agent an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, confirming such pledge and perfection thereof, and (iv) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) cause the organizational documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Collateral shall be treated as “se- curities” for purposes of the Code and (B) cause such Pledged Securities to become certificated and deliv- ered to the Collateral Agent in accordance with the provisions of subsection (a) above.

4.	Representations and Warranties.

Each Pledgor hereby jointly and severally represents and warrants to the Collateral Agent and the other Secured Parties as follows:

(a)Such Pledgor, has and will continue to have (or, in the case of after-acquired Pledged Collateral, at the time such Pledgor acquires rights in such Pledged Collateral, will have and will continue to have), title to its Pledged Collateral, free and clear of all Liens other than those in favor of the Collateral Agent for the benefit of the Secured Parties;

(b)The capital stock, shares, securities, member interests, partnership interests and other ownership interests constituting the Pledged Collateral have been duly authorized and valid- ly issued to such Pledgor (as set forth on Schedule A hereto), are fully paid and nonassessable and constitute the following (i) one hundred percent (100%) of the (A) issued and outstanding capital stock, member interest, partnership interests of each of the Companies which are not Foreign Companies and (B) non-voting issued and outstanding capital stock, member interest, partnership interests of each of the Companies which are Foreign Companies, and (ii) sixty five percent (65%) of the issued and outstanding voting capital stock, shares, securities, member interests and partnership interests of each of the Foreign Companies;

(c)The security interests in the Pledged Collateral (including uncertificated capital stock, shares, securities, member interests, partnership interests and other ownership interests constituting Pledge Collateral) granted hereunder are valid, perfected and of first priority, subject to the Lien of no other Person other than the Collateral Agent for the benefit of the Secured Par- ties;

(d)There are no restrictions upon the transfer of the Pledged Collateral and such Pledgor has the power and authority and right to transfer the Pledged Collateral owned by such Pledgor free of any encumbrances and without obtaining the consent of any other Person;

(e)Such Pledgor has all necessary power to execute, deliver and perform this Agreement;

(f)There are no actions, suits, or proceedings pending or, to such Pledgor’s best knowledge after due inquiry, threatened against or affecting such Pledgor with respect to the Pledged Collateral, at law or in equity or before or by any Official Body, and such Pledgor is not in default with respect to any judgment, writ, injunction, decree, rule or regulation which could adversely affect such Pledgor’s performance hereunder;

(g)This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of such Pledgor, enforceable in accordance with its terms, except to the extent that enforceability of this Agreement may be limited by applicable bankruptcy, in- solvency, reorganization, moratorium or other similar Laws affecting the enforceability of credi- tors’ rights generally or limiting the right of specific performance;

(h)Neither the execution and delivery by such Pledgor of this Agreement, nor the compliance with the terms and provisions hereof, will violate any provision of any Law or con- flict with or result in a breach of any of the terms, conditions or provisions of any judgment, or- der, injunction, decree or ruling of any Official Body to which such Pledgor is subject or any pro- vision of any agreement, understanding or arrangement to which Pledgor is a party or by which such Pledgor is bound;

(i)Such Pledgor’s exact legal name is as set forth on Schedule 1(a) to the Perfection Certificate;

(j)The state of incorporation, formation or organization as applicable, of such Pledgor is as set forth on Schedule 1(a) to the Perfection Certificate;

(k)Such Pledgor’s chief executive office is as set forth on Schedule 2 to the Perfec- tion Certificate;

(l)All rights of such Pledgor in connection with its ownership of each of the Com- panies are evidenced and governed solely by the stock certificates, instruments or other docu- ments evidencing ownership and organizational documents of each of the Companies and no shareholder or other similar agreements are applicable to any of the Pledged Collateral, and no such certificate, instrument or other document provides that any member interest, or partnership interest or other intangible ownership interest, constituting Pledged Collateral, is a “Security” within the meaning of and subject to Article 8 of the Code; and, the organizational documents of each Company contain no restrictions on the rights of shareholders, members or partners other than those that normally would apply to a company organized under the laws of the jurisdiction of organization of each of the Companies;

(m)All certificates, agreements or instruments representing or evidencing the Pledged Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected first priority security interest therein;

(n)Such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Collateral pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder;

(p)No Pledged Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto; and

(q)As of the date hereof, there are no certificates, instruments, documents or other writings (other than the organizational documents and certificates representing such Pledged Col- lateral that have been delivered to the Collateral Agent) which evidence any Pledged Collateral of such Pledgor.

5.	General Covenants.

Each Pledgor hereby covenants and agrees as follows:

(a)    Such Pledgor shall do all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Pledged Collateral; such Pledgor shall be responsible for the risk of loss of, damage to, or destruction of the Pledged Collateral owned by such Pledgor, unless such loss is the result of the gross negligence or willful misconduct of the Collateral Agent as de- termined by a final non-appealable judgment of a court of competent jurisdiction.

(b)    Such Pledgor shall appear in and defend any action or proceeding of which such Pledgor is aware which could reasonably be expected to affect such Pledgor’s title to, or the Col- lateral Agent’s interest in, the Pledged Collateral or the proceeds thereof; provided, however, that with the consent of the Collateral Agent such Pledgor may settle such actions or proceedings with respect to the Pledged Collateral;

(c)    Such Pledgor shall, and shall cause each of the Companies to, keep separate, ac- curate and complete records of the Pledged Collateral, disclosing the Collateral Agent’s security interest hereunder;

(d)    Such Pledgor agrees to be bound by the terms of the Security Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(e)    In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby con- sents to the extent required by the applicable organizational document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Collateral in such partnership, limited liabil- ity company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Collateral to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

(f)    Such Pledgor shall comply with all Laws applicable to the Pledged Collateral un- less any noncompliance would not individually or in the aggregate materially impair the use or value of the Pledged Collateral or the Collateral Agent’s rights hereunder;

(g)    Such Pledgor shall pay any and all Taxes imposed by any Official Body on any of the Pledged Collateral, except to the extent contested in good faith by appropriate proceedings;

(h)    Such Pledgor shall permit the Collateral Agent, its officers, employees and agents at reasonable times to inspect all books and records related to the Pledged Collateral;

(i)    Subject to Section 2(c) hereof, to the extent, following the date hereof, such Pledgor acquires capital stock, shares securities, member interests, partnership interests and other ownership interests of any of the Companies or any of the rights, property or securities, shares, capital stock, member interests, partnership interests or any other ownership interests described in the definition of Pledged Collateral with respect to any of the Companies, such ownership inter- ests shall be subject to the terms hereof and, upon such acquisition, shall be deemed to be hereby pledged to the Collateral Agent; and, such Pledgor shall promptly (and in any event within ten
(10) Business Days of receipt thereof) deliver all such securities, shares, capital stock, member interests, partnership interests and other ownership interests together with an updated Schedule A hereto, to the Collateral Agent together with all such control agreements, financing statements, and any other documents necessary to implement the provisions and purposes of this Agreement as the Collateral Agent may request;

(j)    Except as permitted by the Credit Agreement, during the term of this Agreement, such Pledgor shall not sell, assign, replace, retire, transfer or otherwise dispose of its Pledged Collateral;

(k)    Such Pledgor will not change its state of incorporation, formation or organiza- tion, as applicable without providing ten (10) days prior written notice to the Collateral Agent;

(l)    Such Pledgor will not change its name without providing ten (10) days prior writ- ten notice to the Collateral Agent;

(m)    Such Pledgor shall preserve its existence as a corporation or a limited liability company, as applicable, and except as permitted by the Credit Agreement, shall not (i) in one, or a series of related transactions, merge into or consolidate with any other entity, the survivor of which is not such Pledgor, or (ii) sell all or substantially all of its assets; and

(n)    During the term of this Agreement, such Pledgor shall not permit any Company to treat any uncertificated ownership interests as securities which are subject to Article 8 of the Code.

6.	Other Rights With Respect to Pledged Collateral.

In addition to the other rights with respect to the Pledged Collateral granted to the Collateral Agent hereunder, at any time and from time to time, after and during the continuation of an Event of De- fault, the Collateral Agent, at its option and at the expense of the Pledgors, may (a) transfer into its own name, or into the name of its nominee, all or any part of the Pledged Collateral, thereafter receiving all dividends, income or other distributions upon the Pledged Collateral; (b) take control of and manage all or any of the Pledged Collateral; (c) apply to the payment of any of the Secured Obligations, whether any be due and payable or not, any moneys, including cash dividends and income from any Pledged Collateral, now or hereafter in the hands of the Collateral Agent or any other Secured Party, on deposit or otherwise, belonging to any Pledgor, as the Collateral Agent in its sole discretion shall determine; and (d) do any- thing which any Pledgor is required but fails to do hereunder.

7.	Additional Remedies Upon Event of Default.

Upon the occurrence of any Event of Default and while such Event of Default shall be continu- ing, the Collateral Agent shall have, in addition to all rights and remedies of a secured party under the Code or other applicable Law, and in addition to its rights under Section 6 above and under the other Loan Documents, the following rights and remedies:

(a)    All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Sections 19(a) and (b) hereof shall immediate- ly cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(b)    All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 19(c) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(c)    Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in or- der to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to subsection (a) above and to receive all Distributions which it may be enti- tled to receive under subsection (b) above.

(d)    All Distributions which are received by any Pledgor contrary to the provisions of Section 19(b) hereof shall be received in trust for the benefit of the Collateral Agent, shall be seg- regated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(e)    The Collateral Agent may, after ten (10) days’ advance notice to the a Pledgor, sell, assign, give an option or options to purchase or otherwise dispose of such Pledgor’s Pledged Collateral or any part thereof at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Pledgor agrees that ten (10) days’ advance no- tice of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor recognizes that the Collateral Agent may be compelled to re- sort to one or more private sales of the Pledged Collateral to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities, shares, capital stock, member interests, partnership interests or ownership interests for their own account for invest- ment and not with a view to the distribution or resale thereof.

(f)    The proceeds of any collection, sale or other disposition of the Pledged Collat- eral, or any part thereof, shall, after the Collateral Agent has made all deductions of expenses, in- cluding but not limited to reasonable attorneys’ fees and other expenses incurred in connection with repossession, collection, sale or disposition of such Pledged Collateral or in connection with the enforcement of the Collateral Agent’s rights with respect to the Pledged Collateral, including in any insolvency, bankruptcy or reorganization proceedings, be applied against the Secured Ob- ligations in accordance with Section 9.2.4 [Application of Proceeds] of the Credit Agreement

.

8.	Collateral Agent’s Duties.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Col- lateral.

9.	Additional Pledgors.

It is anticipated that additional persons will from time to time become Subsidiaries of the Bor- rower or a Guarantor, each of whom will be required to join this Pledge Agreement. It is acknowledged and agreed that new Subsidiaries of the Borrower or of a Guarantor will become Pledgors hereunder and will be bound hereby simply by executing and delivering to Collateral Agent a Guarantor Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement. In addition, a new Schedule A hereto shall be provid- ed to Collateral Agent showing the pledge of the ownership interest in such new Subsidiary and any own- ership interests that such new Subsidiary owns in any other Person.

10.	No Waiver; Cumulative Remedies.

No failure to exercise, and no delay in exercising, on the part of the Collateral Agent, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided under the other Loan Documents or by Law. Each Pledgor waives any right to require the Col- lateral Agent to proceed against any other Person or to exhaust any of the Pledged Collateral or other se- curity for the Secured Obligations or to pursue any remedy in the Collateral Agent’s power.

11.•	No Discharge Until Indefeasible Payment of the Secured Obligations.

The pledge, security interests, and other Liens and the obligations of each Pledgor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by Collateral Agent, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Pledgor or which would otherwise operate as a discharge of such Pledgor as a matter of law or equity. Without limiting the generality of the foregoing, each Pledgor hereby consents to, and the pledge, security interests, and other Liens given by such Pledgor hereunder shall not be dimin- ished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:

(a)    Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document, any obligations in connection with any of the Secured Obligations and regardless of any law, regulation, or order now or hereafter in ef- fect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Loan Documents, or any rights of the Collateral Agent or any other Person with respect thereto;

(b)    Any increase, decrease, or change in the amount, nature, type or purpose of any of or any release, surrender, exchange, compromise or settlement of any of the Secured Obliga- tions (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document, any Lender Provided Interest Hedge Agreement, any Other Lender Provided Financial Service Products or any Cash Management Agreement to which a Secured Party is partyor any of the Se- cured Obligations;

(c)    Any failure to assert any breach of or default under any Loan Document, any Lender Provided Interest Hedge Agreement, any Other Lender Provided Financial Service Prod- ucts or any Cash Management Agreement to which a Secured Party is party or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents or Lender Provided Interest Hedge Agreement, any Other Lender Pro- vided Financial Service Products or any Cash Management Agreement to which a Secured Party is party, or in circumstances in which any condition to such extensions of credit has not been sat- isfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against such Pledgor or any other Person under or in connection with any Loan Document or any Lender Provided Interest Hedge Agreement, any Other Lender Provided Financial Service Products or any Cash Management Agreement to which a Secured Party is party or any of the Secured Obli- gations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Pledgor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obliga- tions) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;

(d)    Any taking, exchange, amendment, modification, supplement, termination, sub- ordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connec- tion with, or any failure, omission, breach, default, delay, or wrongful action by the Collateral Agent or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by Collateral Agent or any other Person in respect of, any direct or indirect security for any of the Secured Ob- ligations (including the Pledged Collateral). As used in this Agreement, “direct or indirect securi- ty” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;

(e)    Any merger, consolidation, liquidation, dissolution, winding-up, charter revoca- tion, or forfeiture, or other change in, restructuring or termination of the corporate structure or ex- istence of, any Pledgor or the Borrower or any other Person; any bankruptcy, insolvency, reor- ganization or similar proceeding with respect to any Pledgor or the Borrower or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by Collateral Agent or any Pledgor or the Borrower or by any other Person in connection with any such proceeding;

(f)    Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Pledgor or the Borrower or any other Person with respect to any Loan Document or any of the Secured Obligations; or any discharge by operation of law or release of any Pledgor or the Borrower or any other Person from the performance or observance of any Loan Document or any of the Secured Obligations;

(g)    Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including any Pledgor, excepting only full, strict, and inde- feasible payment and performance of the Secured Obligations in full.

12.	Taxes.

(a)No Deductions. All payments and collections made by or from any Pledgor under this Agreement shall be made or received free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, exclud- ing taxes imposed on the net income of Collateral Agent and all income and franchise taxes of the United States applicable to Collateral Agent (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If any Pledgor shall be required by law to deduct any Taxes from or in respect of any sum payable or any collection made under this Agree- ment, (i) the sum payable or collectable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable or collectable under this Subsection) Collateral Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Pledgor shall make such deductions and (iii) such Pledgor shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable law;

(b)Stamp Taxes. In addition, each Pledgor acknowledges that the Pledged Collateral secures payment of all present and future stamp or documentary taxes and any other excise or property taxes, charges, or similar levies which arise from any payment or collection made hereunder or from the execu- tion, delivery, or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”);

(c)Indemnification for Taxes Paid by Collateral Agent. Each Pledgor acknowledges that the Pledged Collateral secures the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 12) paid by Collateral Agent and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted;

(d)Certificate. In the event any Pledgor pays any Taxes or Other Taxes, within 30 days after the date of any such payment, such Pledgor shall furnish to Collateral Agent, the original or a certified copy of a receipt evidencing payment thereof;

(e)Survival. Without prejudice to the survival of any other agreement of any Pledgor here- under, the agreements and obligations of each Pledgor contained in Clauses (a) through (d) directly above shall survive the payment in full of principal and interest under any Note and the termination of the Credit Agreement.

13.	Waivers.

Each Pledgor hereby waives any and all defenses which any Pledgor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and each Pledgor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, each Pledgor hereby further waives each of the following:

(a)    All notices, disclosures and demands of any nature which otherwise might be re- quired from time to time to preserve intact any rights against such Pledgor, including the follow- ing: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any law, regulation or order now or hereafter in effect in any juris- diction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Docu- ment or Lender Provided Interest Hedge Agreement, any Other Lender Provided Financial Ser- vice Products or any Cash Management Agreement to which a Secured Party is party or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of such Pledgor or the Borrower or any other Person to comply with any Loan Document or any Lender Provided Interest Hedge Agreement, any Other Lender Provided Financial Service Products or any Cash Management Agreement to which a Se- cured Party is party or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information per- taining to the business, operations, condition (financial or otherwise), or prospects of the Borrow- er or any other Person;

(b)    Any right to any marshalling of assets, to the filing of any claim against such Pledgor or the Borrower or any other Person in the event of any bankruptcy, insolvency, reorgan- ization, or similar proceeding, or to the exercise against such Pledgor or the Borrower, or any other Person of any other right or remedy under or in connection with any Loan Document, any Lender Provided Interest Hedge Agreement, any Other Lender Provided Financial Service Prod- ucts or any Cash Management Agreement to which a Secured Party is party, or any of the Se- cured Obligations or any direct or indirect security for any of the Secured Obligations; any re- quirement of promptness or diligence on the part of the Collateral Agent or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages re- sulting from default under, any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any require- ment that any Pledgor receive notice of any such acceptance;

(c)    Any defense or other right arising by reason of any Law now or hereafter in ef- fect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one ac-

tion” laws, or the like), or by reason of any election of remedies or other action or inaction by the Collateral Agent (including commencement or completion of any judicial proceeding or nonjudi- cial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Collateral Agent to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Secured Obli- gations.

14.	Assignment.

All rights of the Collateral Agent under this Agreement shall inure to the benefit of its successors and assigns. All obligations of each Pledgor shall bind its successors and assigns; provided, however, no Pledgor may assign or transfer any of its rights and obligations hereunder or any interest herein, and any such purported assignment or transfer shall be null and void.

15.	Severability.

Any provision of this Agreement which shall be held invalid or unenforceable shall be ineffective without invalidating the remaining provisions hereof.

16.	Governing Law.

This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York without regard to its conflicts of law principles, except to the extent the validity or perfection of the security interests or the remedies hereunder in respect of any Pledged Collateral are gov- erned by the law of a jurisdiction other than the State of New York.

17.	Notices.

All notices, requests, demands, directions and other communications (collectively, “notices”) giv- en to or made upon any party hereto under the provisions of this Agreement shall be as set forth in Sec- tion 11.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement.

18.	Specific Performance.

Each Pledgor acknowledges and agrees that, in addition to the other rights of the Collateral Agent hereunder and under the other Loan Documents, because the Collateral Agent’s remedies at law for fail- ure of such Pledgor to comply with the provisions hereof relating to the Collateral Agent’s rights (i) to inspect the books and records related to the Pledged Collateral, (ii) to receive the various notifications such Pledgor is required to deliver hereunder, (iii) to obtain copies of agreements and documents as pro- vided herein with respect to the Pledged Collateral, (iv) to enforce the provisions hereof pursuant to which the such Pledgor has appointed the Collateral Agent its attorney-in-fact, and (v) to enforce the Col- lateral Agent’s remedies hereunder, would be inadequate and that any such failure would not be adequate- ly compensable in damages, such Pledgor agrees that each such provision hereof may be specifically en- forced.

19.	Voting Rights in Respect of the Pledged Collateral.

So long as no Event of Default shall occur and be continuing under the Credit Agreement:

(a)Each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agree- ment or the other Loan Documents; provided, however, that such Pledgor will not exercise or will refrain from exercising any such voting and other consensual right pertaining to the Pledged Collateral, as the case may be, if such action would have a Material Adverse Change on the value of any Pledged Collat- eral. Without limiting the generality of the foregoing and in addition thereto, the Pledgors shall not vote to enable, or take any other action to permit, any of the Companies to issue any stock, member interests, partnership interests or other equity securities, member interests, partnership interests or other ownership interests of any nature or to issue any other securities, shares, capital stock, member interests, partnership interests or other ownership interests convertible into or granting the right to purchase or exchange for any stock, member interests, partnership interests or other equity securities, member interests, partnership interests or other ownership interests of any nature of any such Company or to enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Collateral Agent to sell, assign or trans- fer any of the Pledged Collateral.

(b)Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provi- sions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five days after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(c)The Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written re- quest of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and de- liver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is enti- tled to exercise pursuant to Section 19(a) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 19(b) hereof.

20.	Consent to Jurisdiction.

EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT, ANY LENDER, THE ISSUING LENDER OR ANY OTHER SECURED

PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PLEDGORS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 17. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

21.	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, COLLATERAL AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22.	Entire Agreement; Amendments.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a grant of a security interest in the Pledged Collateral by any Pledgor. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent.

23.	Counterparts; Electronic Signatures.

This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such coun- terparts shall constitute one and the same instrument. Each Pledgor acknowledges and agrees that a fac- simile or electronic (i.e., “pdf” or “tif: format) transmission to the Collateral Agent or any Lender of the signature pages hereof purporting to be signed on behalf of any Pledgor shall constitute effective and binding execution and delivery hereof by such Pledgor and shall be effective as delivery of a manually executed counterpart of this Agreement.

24.	Construction.

ment.

The rules of construction contained in Section 1.2 of the Credit Agreement apply to this Agree-

[SIGNATURES APPEAR ON FOLLOWING PAGES]

[SIGNATURE PAGE 1 OF 2 TO PLEDGE AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PNC BANK, NATIONAL ASSOCIATION, as
Collateral Agent

By:      Name:      Title:

[SIGNATURE PAGE 2 OF 2 TO PLEDGE AGREEMENT]

HANDY & HARMAN GROUP LTD.

By:      Name:      Title:

ALLOY RING SERVICE INC. ARLON LLC
ARLON ADHESIVES & FILMS, INC. ARLON MED INTERNATIONAL LLC
ARLON PARTNERS, INC. ARLON SIGNTECH, LTD. ARLON VISCOR LTD.
BAIRNCO CORPORATION
CANFIELD METAL COATING CORPORATION CONTINENTAL INDUSTRIES, INC.
DANIEL RADIATOR CORPORATION
ELE CORPORATION HANDY & HARMAN
HANDY & HARMAN AUTOMOTIVE
GROUP, INC.
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION
HANDY & HARMAN INTERNATIONAL, LTD.
HANDY & HARMAN PERU, INC.
HANDY & HARMAN TUBE COMPANY, INC. HANDYTUBE CORPORATION
H&H PRODUCTIONS, INC. INDIANA TUBE CORPORATION KASCO CORPORATION
KASCO MEXICO LLC KJ-VMI REALTY, INC.
LUCAS-MILHAUPT, INC. MARYLAND SPECIALTY WIRE, INC. MICRO-TUBE FABRICATORS, INC.
OCMUS, INC. OMG, INC.
OMG ROOFING, INC.
OMNI TECHNOLOGIES CORPORATION OF DANVILLE
PAL-RATH REALTY, INC. PLATINA LABORATORIES, INC.
SHEFFIELD STREET CORPORATION SOUTHERN SAW ACQUISITION CORPORATION
SWM, INC.

WILLING B WIRE CORPORATION

By:      Name:      Title:

20 GRANT STREET NOMINEE TRUST THE 7 ORNE STREET NOMINEE TRUST THE 28 GRANT STREET NOMINEE TRUST

By:      Name:      Title:

ACKNOWLEDGEMENT AND CONSENT

Each of the undersigned hereby acknowledges receipt of a copy of the Pledge Agreement, dated as of November 8, 2012, made by    [list each Pledgor] for the benefit of PNC Bank, National Association, as Collateral Agent (the “Pledge Agreement”). Each of the undersigned, in- tending to be legally bound hereby, agrees for the benefit of the Collateral Agent and the Lenders as fol- lows:

1.Each of the undersigned will be bound by the terms of the Pledge Agreement and will comply with such terms insofar as such terms are applicable to the undersigned, including without limiting the generality of the foregoing, those terms in Sections 20 and 21 of the Pledge Agreement.

2.Each of the undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5(g) of the Pledge Agreement.

3.The terms of Section 3 of the Pledge Agreement shall apply to it, mutatis mutan- dis, with respect to all actions that may facilitate, in the reasonable judgment of the Collateral Agent, the carrying out of Section 3 of the Pledge Agreement.

4.To the extent that any of undersigned has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with re- spect to itself or its property, each of undersigned hereby irrevocably waives such immunity in re- spect of its obligations under the Pledge Agreement and any other document or agreement exe- cuted in connection therewith, and each of undersigned agrees that it will not raise or claim any such immunity at or in respect of any such action or proceeding.

5.Each of the undersigned acknowledges and agrees that any notices sent to the Pledgor regarding any of the Pledged Collateral shall also be sent to the Collateral Agent in the manner and at the address of Collateral Agent as indicated in Section 17 of the Pledge Agree- ment.

6.During the term of this Agreement, each of the undersigned shall not treat any uncertificated ownership interests as securities which are subject to Article 8 of the Code.

    [list each Company whose stock/llc interest/partnership inter- est is being pledged]

By:      Name:      Title:

Address for Notices:

Fax:

SCHEDULE A TO
PLEDGE AGREEMENT

Description of Pledged Collateral

A.	Corporations

Pledgor and Pledgor’s jurisdiction of formation

Pledged Shares	Type and Amount of Ownership

B.	Limited Liability Companies

Pledgor and Pledgor’s jurisdiction of formation

Pledged limited liability company interests

Type and Amount of Ownership

C.	Partnerships

Pledgor and Pledgor’s jurisdiction of formation

Pledged Partnership Interests    Type and Amount of
Ownership

EXHIBIT 1 TO
PLEDGE AGREEMENT

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Pledge Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement), dated as of November 8, 2012, made by HANDY & HARMAN GROUP LTD., a Delaware corporation (the “Borrower”), the Guarantors party thereto and PNC BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Col- lateral Agent and confirmed under the Pledge Agreement, (iii) agrees that it will comply with instructions of the Collateral Agent with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Col- lateral that is adverse to the interest of the Collateral Agent therein and (v) waives any right or require- ment at any time hereafter to receive a copy of the Pledge Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[    ]

By:	Name:
Title:

EXHIBIT 1.1(P)(4)
FORM OF PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of November 8, 2012 (the “Security Agreement”), between Handy & Harman Group Ltd., a Delaware corporation (“Borrow- er”), the Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of November 8, 2012 (the “Credit Agreement”) among the Borrower, the Guarantors, certain other parties thereto and PNC Bank, National Association, as administrative agent and as collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Borrower and each of its Subsidiaries.

The undersigned hereby certify to the Collateral Agent as follows:

1.Names.

(a)The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is
(i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identifica- tion number, if any, of each Company that is a registered organization, the Federal Taxpayer Identifica- tion Number of each Company and the jurisdiction of formation of each Company.

(b)Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c)Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisi- tion, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2.Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3.Extraordinary Transactions. Except for those purchases, acquisitions and other transac- tions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4.File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdic- tion described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each filing officer in each real estate re- cording office identified in Schedule 7 with respect to real estate on which Collateral consisting of fix- tures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5.UCC Filings. The financing statements (including fixture filings) (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6.Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 , (ii) the appropriate filing offices for the filings described in Schedule 11(c), (iii) the appropriate filing offices for the fixture filings relat- ing to the Fixture Filing Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursu- ant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

7.Real Property. (a) Attached hereto as Schedule 7(a) is a list of all (i) real property owned, leased or otherwise held by each Company located in the United States as of the Closing Date, (ii) real property to be encumbered by a fixture filing (such real property, the “Fixture Filing Property”), (iii) common names, addresses and uses of each Fixture Filing Property (stating improvements located there- on) and (iv) other information relating thereto required by such Schedule. Except as described in Sched- ule 7(b) attached hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.

8.Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized ter- mination statements in the appropriate form for filing in each applicable jurisdiction identified in Sched- ule 8(b) hereto with respect to each Lien described therein.

9.Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership inter- ests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership inter- ests or other equity interests setting forth the percentage of such equity interests pledged under the Securi- ty Agreement. Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

10.Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of in- debtedness is pledged under the Security Agreement.

11.Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office, and all other Patents and Trademarks (each as defined in the Security Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b)Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c)Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as ap- plicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d)Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12.Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Securi- ty Agreement.

13.Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Ac- counts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursu- ant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement.

14.Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder, stating if letter-of-credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreement.

15.Motor Vehicles. Attached hereto as Schedule 15 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) valued at over $[50,000] and owned by each Company, and the owner and approximate value of such motor vehicles.

16.Insurance.    Attached hereto as Schedule 16 are copies of the insurance certificates with a true and correct list of all insurance policies of the Companies.

17.Other Collateral. Attached hereto as Schedule 17 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all rolling stock and trains, (f) all oil, gas, minerals and as extracted collateral, stating in each case, if such types of collateral are required to be pledged pursuant to the Security Agreement.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this [8th] day of November, 2012.

BORROWER

HANDY & HARMAN GROUP LTD.

By:          Name:    James F. McCabe, Jr.
Title:    Senior Vice President

GUARANTORS

OMG, INC.
HANDYTUBE CORPORATION
CANFIELD METAL COATING CORPORATION CONTINENTAL INDUSTRIES, INC.
INDIANA TUBE CORPORATION LUCAS-MILHAUPT, INC.
MICRO-TUBE FABRICATORS, INC.
MARYLAND SPECIALTY WIRE, INC. HANDY & HARMAN TUBE COMPANY, INC.
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION
OCMUS, INC.
OMG ROOFING, INC.
OMNI TECHNOLOGIES CORPORATION OF DANVILLE BAIRNCO CORPORATION
ARLON LLC
ARLON VISCOR LTD. ARLON SIGNTECH, LTD.
KASCO CORPORATION
SOUTHERN SAW ACQUISITION CORPORATION HANDY & HARMAN INTERNATIONAL, LTD. ELE CORPORATION
ALLOY RING SERVICE, INC. DANIEL RADIATOR CORPORATION
H&H PRODUCTIONS, INC.
HANDY & HARMAN AUTOMOTIVE GROUP, INC. HANDY & HARMAN PERU, INC.
KJ-VMI REALTY, INC. PAL-RATH REALTY, INC.
PLATINA LABORATORIES, INC. SHEFFIELD STREET CORPORATION
SWM, INC.
WILLING B WIRE CORPORATION ARLON PARTNERS, INC.
ARLON MED INTERNATIONAL LLC ARLON ADHESIVES & FILMS, INC.

KASCO MEXICO LLC

By:              Name:    James F. McCabe, Jr.
Title    Senior Vice President

THE 7 ORNE STREET NOMINEE TRUST THE 28 GRANT STREET NOMINEE TRUST 20 GRANT STREET NOMINEE TRUST

By:              Name:    James F. McCabe, Jr.
Title:    Trustee

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number1	Federal Taxpayer Identification Number	State of Formation

1•	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 4

File Search Reports

Company/Subsidiary	Search Report dated	Prepared by	Jurisdiction2

See attached.

2•	To include counties for fixture filings.

Schedule 53

Copy of Financing Statements To Be Filed

See attached.

3•	To include fixture filings.

Schedule 6

Filings/Filing Offices

Type of Filing4	Entity	Applicable Collateral Document [Security Agreement or Other]	Jurisdictions

4    UCC-1 financing statement, fixture filings, intellectual property filing or other necessary filing.

Schedule 7(a)

Real Property

I.••	Owned Real Property

Entity of Record	Common Name and Address	Purpose/Use	Improvements Located on Real Property	Approximate Square Footage	Legal Description (if Encumbered by Fixture Filing)	To be Encumbered by Fixture Filing
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[See Schedule A to fixture filing encum- bering this property.]	[YES/NO]

II.	Leased or Other Interests in Real Property

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest	Purpose/Use	Improvements Located on Real Property	Approximate Square Footage	Legal Description (if Encumbered by Fixture Filing)	To be Encumbered by Fixture Filing
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[ ]	[ ]	[See Schedule A to fixture filing encum- bering this property.]	[YES/NO]

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

I.Landlord’s / Grantor’s Consent Required

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CON- SENT IS REQUIRED].

II.Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

1.[LIST EACH LEASE OR OTHER INSTRUMENT WHERE COMPANY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 8(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.5

5    To include fixture filing terminations.

Schedule 8(b)

Termination Statement Filings6

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

6    To include fixture filing terminations.

Schedule 9

(a)	Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b)	Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.	Chattel Paper:

Description	Pledged [Yes/No]

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER

REGISTRATION
NUMBER    DESCRIPTION

Applications:

OWNER

APPLICATION
NUMBER    DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER

REGISTRATION
NUMBER    COUNTRY/STATE    DESCRIPTION

Applications:

OWNER

APPLICATION
NUMBER    COUNTRY/STATE    DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER

REGISTRATION
NUMBER    TRADEMARK

Applications:

OWNER

APPLICATION
NUMBER    TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER

REGISTRATION
NUMBER    COUNTRY/STATE    TRADEMARK

Applications:

OWNER

APPLICATION
NUMBER    COUNTRY/STATE    TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER    TITLE    REGISTRATION NUMBER

Applications:

OWNER    APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER    COUNTRY/STATE    TITLE    REGISTRATION NUMBER

Applications:

OWNER    COUNTRY/STATE    APPLICATION NUMBER

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE    LICENSOR    COUNTRY/STATE

REGISTRATION/ APPLICATION
NUMBER    DESCRIPTION

Trademark Licenses

LICENSEE    LICENSOR    COUNTRY/STATE

REGISTRATION/ APPLICATION
NUMBER    TRADEMARK

Copyright Licenses:

LICENSEE    LICENSOR    COUNTRY/STATE

REGISTRATION/ APPLICATION
NUMBER    DESCRIPTION

Schedule 11(d)

Intellectual Property Filings

Schedule 12

Commercial Tort Claims

Description	Pledged [Yes/No]

Schedule 13

Deposit Accounts

    Owner    Type Of Account    Bank    Account Numbers

Subject to control agreement?

[Yes/No]

Reason for Exclusion from Control
Requirement

Securities Accounts

    Owner    Type Of Account    Intermediary    Account Numbers

Subject to control agreement?

[Yes/No]

Reason for Exclusion from Control
Requirement

Commodity Accounts

    Owner    Type Of Account    Intermediary    Account Numbers

Subject to control agreement?

[Yes/No]

Reason for Exclusion from Control
Requirement

Schedule 14

Letter of Credit Rights

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date	Subject to Control Requirement [Yes/No]

Schedule 15

Motor Vehicles

Schedule 16

Insurance

Schedule 17

Other Collateral

(a)	Agreements and Contracts with Governmental Authorities

Description

(b)	FCC Licenses

Description

(c)	Aircraft and Airplanes

Description	Pledged [Yes/No]

(d)	Ships, Boats and Vessels

Description	Pledged [Yes/No]

(e)	Rolling Stock And Trains

Description	Pledged [Yes/No]

(f)	Oil, Gas, Minerals and As Extracted Collateral

Description	Pledged [Yes/No]

EXHIBIT 1.1(P)(5) PERFECTION CERTIFICATE SUPPLEMENT
This Perfection Certificate Supplement, dated as of    , 20[ ] is delivered pursuant to that certain Credit Agreement dated as of November 8, 2012 (the “Credit Agreement”) among Handy & Harman Group Ltd. (“the Borrower”), the Guarantors, certain other parties thereto and PNC Bank, National Association, as Collateral Agent (in such capacity, the “Collateral Agent”). Capital- ized terms used but not defined herein have the meanings assigned in the Credit Agreement. As used herein, the term “Companies” means Borrower and each of its U.S. Subsidiaries.

The undersigned, the    of the Borrower, hereby certify (in my capacity as
    and not in my individual capacity) to the Collateral Agent and each of the other Se- cured Parties that, as of the date hereof, there has been no change in the information described in the Per-
fection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supple-
ments delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1.Names. Except as listed in Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document; (y)
each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior
Perfection Certificate and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organiza-
tional identification number, if any, of each Company that is a registered organization, the Federal Tax- payer Identification Number of each Company and the jurisdiction of formation of each Company.

2.Current Locations. Except as listed in Schedule 2 attached hereto and made a part here- of, the chief executive office of each Company is located at the address set forth in Schedule 2 of the Pri- or Perfection Certificate.

3.Extraordinary Transactions. Except for those purchases, acquisitions and other transac- tions described in Schedule 3 attached hereto and in Schedule 3 to the Prior Perfection Certificate, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4.	[Intentionally omitted].

5.UCC Filings. Except as listed in Schedule 5 attached hereto and made a part hereof, the financing statements (including fixture filings) (duly authorized by each Company constituting the debtor therein), including the indications of the collateral relating to the Security Agreement, are set forth in Schedule 5 of the Prior Perfection Certificate and are in the appropriate forms for filing in the filing of- fices in the jurisdictions identified in Schedule 6 hereto and thereto.

6.Schedule of Filings. Except as listed in Schedule 6 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto and thereto as Schedule 5 and (ii) the appropriate fil- ing offices for the filings described in Schedule 11(c) hereto and thereto, (iii) the appropriate filing offic-

es for the fixture filings relating to the Fixture Filing Property set forth in Schedule 7(a) hereto and thereto and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Col- lateral granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

7.Real Property. (a) Except as listed in Schedule 7(a) attached hereto and made a part hereof, Schedule 7(a) to the Prior Perfection Certificate is a list of (i) real property owned, leased or oth- erwise held by each Company located in the United States, (ii) real property encumbered or to be encum- bered by a fixture filing (such real property, the “Fixture Filing Property”), (iii) common names, ad- dresses and uses of each Fixture Filing Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) or Schedule 7(a) of the Prior Perfection Certificate, other than those listed in Schedule 7(b) of the Prior Perfection Certificate, and (ii) no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions other than those listed in Schedule 7(b) of the Prior Perfection Certificate.

8.	[Intentionally omitted].

9.Stock Ownership and Other Equity Interests. Except as listed in Schedule 9(a) attached hereto and made a part hereof, Schedule 9(a) to the Prior Perfection Certificate is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the rec- ord and beneficial owners of such stock, partnership interests, membership interests or other equity inter- ests setting forth the percentage of such equity interests pledged under the Security Agreement. Except as set forth in Schedule 9(b) attached hereto and made a part hereof, Schedule 9(b) to the Prior Perfection Certificate sets forth each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

10.Instruments and Tangible Chattel Paper. Except as listed in Schedule 10 attached hereto and made a part hereof, Schedule 10 to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tan- gible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

11.Intellectual Property. (a) Except as listed in Schedule 11(a) attached hereto and made a part hereof, Schedule 11(a) to the Prior Perfection Certificate is a schedule setting forth all of each Com- pany’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office, and all other Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner and the regis- tration number of each Patent, Patent License, Trademark and Trademark License owned by each Com- pany. Except as listed in Schedule 11(b) attached hereto and made a part hereof, Schedule 11(b) to the Prior Perfection Certificate is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreement), and all other Copyrights and Copy- right Licenses, including the name of the registered owner and the registration number of each Copyright or Copyright License owned by each Company.

(b)    Except as listed in Schedule 11(c) attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 11(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Li- censes, Copyrights and Copyright Licenses set forth in Schedule 11(a) and Schedule 11(b) hereto and thereto, including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12.Commercial Tort Claims. Except as listed in Schedule 12 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Securi- ty Agreement.

13.Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed in Schedule 13 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Ac- counts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement..

14.Letter-of-Credit Rights. Except as listed in Schedule 14 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder stating if letter-of-credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Securi- ty Agreement.

15.Motor Vehicles. Except as listed in Schedule 15 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 15 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) valued at over $[50,000] and owned by each Company, and the owner and approximate value of such motor vehicles.

16.Insurance.    Except as listed in Schedule 16 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 16 a copy of the insurance certificate with a true and correct list of all insurance policies of the Companies.

17.Other Collateral. Except as listed in Schedule 17 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 17 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels,
(e)all rolling stock and trains, (f) all oil, gas, minerals and as extracted collateral, stating in each case, if such types of collateral are required to be pledged pursuant to the Security Agreement.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of    , 20[ ].

HANDY & HARMAN GROUP LTD.

By:	Name:
Title:

By:	Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	a Organizational Number	Federal Taxpayer Identification Number	State of Formation

a
If none, so state.

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

a Type of Filing	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

a
UCC-1 financing statement, fixture filing, intellectual property filing or other necessary filing.

Schedule 7(a)

Real Property

I.	Owned Real Property

Entity of Record	Common Name and Address	Purpose/ Use	Improvements Located in Real Property	Approximate Square Footage	Legal Description (if Encumbered by Fixture Filing)	To be Encumbered by Fixture Filing
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[See Schedule A to Mortgage and/or fixture filing encum- bering this property.]	[YES/NO]

II.	Leased or Other Interests in Real Property

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improvements Located in Real Property	Approximate Square Footage	Legal Description (if Encumbered by Fixture Filing)	To be Encumbered by Fixture Filing
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[ ]	[ ]	[See Schedule A to Mortgage and/or fixture filing encum- bering this property.]	[YES/NO]

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

I.Landlord’s / Grantor’s Consent Required

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CONSENT IS REQUIRED].

II.Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

1.[LIST EACH LEASE OR OTHER INSTRUMENT WHERE COMPANY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 9

(a)	Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b)	Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10
Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.	Chattel Paper:

Description	Pledged [Yes/No]

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER

REGISTRATION
NUMBER    DESCRIPTION

Applications:

OWNER

APPLICATION
NUMBER    DESCRIPTION

Licenses:

LICENSEE    LICENSOR

REGISTRATION/ APPLICATION
NUMBER    DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER

REGISTRATION
NUMBER    COUNTRY/STATE    DESCRIPTION

Applications:

OWNER

APPLICATION
NUMBER    COUNTRY/STATE    DESCRIPTION

Licenses:

LICENSEE    LICENSOR    COUNTRY/STATE

REGISTRATION/ APPLICATION
NUMBER    DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER

REGISTRATION
NUMBER    TRADEMARK

Applications:

OWNER

APPLICATION
NUMBER    TRADEMARK

Licenses:

LICENSEE    LICENSOR

REGISTRATION/ APPLICATION
NUMBER    TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER

REGISTRATION
NUMBER    COUNTRY/STATE    TRADEMARK

Applications:

OWNER

APPLICATION
NUMBER    COUNTRY/STATE    TRADEMARK

Licenses:

LICENSEE    LICENSOR    COUNTRY/STATE

REGISTRATION/ APPLICATION
NUMBER    TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER    TITLE    REGISTRATION NUMBER

Applications:

OWNER    APPLICATION NUMBER

Licenses:

LICENSEE    LICENSOR

REGISTRATION/ APPLICATION
NUMBER    DESCRIPTION

OTHER COPYRIGHTS

Registrations:

OWNER    COUNTRY/STATE    TITLE    REGISTRATION NUMBER

Applications:

OWNER    COUNTRY/STATE    APPLICATION NUMBER

Licenses:

LICENSEE    LICENSOR    COUNTRY/STATE

REGISTRATION/ APPLICATION
NUMBER    DESCRIPTION

Schedule 11(c)

Intellectual Property Filings

Schedule 12

Commercial Tort Claims

Description	Pledged [Yes/No]

Schedule 13

Deposit Accounts

    Owner    Type Of Account    Bank    Account Numbers

Subject to control agreement?

[Yes/No]

Reason for Exclusion from Control
Requirement

Securities Accounts

    Owner    Type Of Account    Intermediary    Account Numbers

Subject to control agreement?

[Yes/No]

Reason for Exclusion from Control
Requirement

Commodity Accounts

    Owner    Type Of Account    Intermediary    Account Numbers

Subject to control agreement?

[Yes/No]

Reason for Exclusion from Control
Requirement

Schedule 14

Letter of Credit Rights

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date	Subject to Control Requirement [Yes/No]

Schedule 15

Motor Vehicles

Schedule 16

Insurance

Schedule 17

Other Collateral

(a)	Agreements and Contracts with Governmental Authorities

Description	Pledged [Yes/No]

(b)	FCC Licenses

Description	Pledged [Yes/No]

(c)	Aircraft and Airplanes

Description	Pledged [Yes/No]

(d)	Ships, Boats andVessels

Description	Pledged [Yes/No]

(e)	Rolling Stock And Trains

Description	Pledged [Yes/No]

(f)	Oil, Gas, Minerals and As Extracted Collateral

Description	Pledged [Yes/No]

EXHIBIT 1.1(S)

FORM OF SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as amended, amended and restated, supplemented or other- wise modified from time to time in accordance with the provisions hereof, the “Agreement”), dated as of November 8, 2012, is entered into by and among Handy & Harman Group Ltd., a Delaware corporation (the “Borrower”), the Guarantors from time to time party hereto (the “Guarantors”), as pledgers, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any succes- sors in such capacities, collectively the “Debtors” and each a “Debtor”), in favor of PNC Bank, National Association (“PNC Bank”), a national banking association, in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”) for the Lenders (as defined in the Credit Agreement defined below);

WITNESSETH THAT:

WHEREAS, the Debtors are (or will be with respect to after-acquired property) the legal and beneficial owners and the holders of the Collateral (as defined in Section 1 hereof); and

WHEREAS, pursuant to that certain Credit Agreement of even date herewith (as it may hereafter from time to time be restated, amended, modified or supplemented, the “Credit Agreement”, which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement) by and among the Collateral Agent, the Lenders now or hereafter party thereto (the “Lenders”), the Guarantors now or hereafter party thereto, the Borrow- er and PNC Bank, as administrative agent, and the other Secured Parties have agreed to make certain ex- tensions of credit to the Borrower; and

WHEREAS, each Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations (as defined below); and

WHEREAS, the Borrower and each Guarantor will receive substantial benefits from the execu- tion, delivery and performance of the obligations under the Credit Agreement and the other Loan Docu- ments and each is, therefore, willing to enter into this Agreement; and

WHEREAS, this Agreement is given by each Debtor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations; and

WHEREAS, (i) the obligation of the Collateral Agent and the Lenders to make loans under the Credit Agreement and (ii) the obligation of the Issuing Lender to issue Letters of Credit is subject to the condition, among others, that the Debtors secure their obligations and the obligations of the Loan Parties to the Collateral Agent and the other Secured Parties by executing and delivering the applicable Loan Documents, including this Agreement, and as otherwise more fully described herein in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Debtors and Collateral Agent covenant and agree as follows:

1.Definitions.

Unless otherwise defined herein or in the Credit Agreement, capitalized terms used here- in that are defined in the Code (as defined below) shall have the meanings assigned to them in the Code; provided that in any event, the following terms shall have the meanings assigned to them in the Code:

“Accession”; “Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Com- modity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chat- tel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Software”; “Supporting Obli- gations”; and “Tangible Chattel Paper.”

Terms which are defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein and the rules of Construction set forth in Section 1.2 of the Credit Agreement shall apply to this Agreement. The following words and terms shall have the following meanings, respec- tively, unless the context hereof otherwise clearly requires:

(a)“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

(b)“Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the other Secured Par- ties’ security interest in any item or portion of the Collateral is governed by the Uniform Com- mercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for pur- poses of the provisions hereof relating to such perfection or priority and for purposes of defini- tions relating to such provisions.

(c)“Collateral” means all of any Debtor's right, title and interest in, to and under the following described property of such Debtor wherever located, and whether now existing or here- after arising or acquired from time to time:

(i)Accounts, Goods, General Intangibles, Payment Intangibles, Deposit Ac- counts, Chattel Paper (including, without limitation, Tangible Chattel Paper and Electron- ic Chattel Paper), Documents, Instruments, Software, Investment Property, Letters of Credit, Letter of Credit Rights, advices of credit, money, Commercial Tort Claims as listed on Schedule A hereto (as such Schedule is amended or supplemented from time to time), Equipment, Inventory, Fixtures, and Supporting Obligations, together with all products of and Accessions to any of the foregoing and all Proceeds of any of the forego- ing (including without limitation all insurance policies and proceeds thereof);

(ii)to the extent, if any, not included in clause (i) above, each and every oth- er item of personal property and Fixtures, whether tangible or intangible, whether now existing or hereafter arising or acquired, including, without limitation, all licenses, con- tracts and agreements, and all collateral for the payment or performance of any contract or agreement, together with substitutions and replacements for, and all rents, profits and products of the foregoing and any and all Proceeds (including all insurance policies, pro- ceeds, indemnity, warranty or guaranty of such Debtor) of any Accessions from time to time with respect to any of the foregoing;

(iii)all present and future business records, books and information, including computer tapes and other storage media containing the same and computer programs and software (including without limitation, source code, object code and related manuals and documentation and all licenses to use such software) for accessing and manipulating such information.

(d)“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.

(e)“Concentration Account” shall mean a special concentration account established by the Borrower at PNC Bank or another bank reasonably acceptable to the Collateral Agent, over which the Collateral Agent has Control.

(f)“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the Code, (ii) in the case of any Security Entitlement, “con- trol,” as such term is defined in Section 8-106 of the Code, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the Code.

(g)“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.

(h)“Deposit Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Deposit Account.

(i)“Deposit Accounts” shall mean, collectively, with respect to each Debtor, (i) all “deposit accounts” as such term is defined in the Code and in any event shall include the LC Ac- count and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub- accounts described in clause (i) of this definition.

(j)“Distributions” shall mean, collectively, with respect to each Debtor, all divi- dends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Debtor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

(k)“Excluded Accounts” shall mean (1) any payroll or employee wage or benefits account, (2) any withholding tax, benefits, escrow, trust, customs or any other fiduciary account,

(3) any zero balance Deposit Account, and (4) any other Deposit Account, Securities Account or Commodity Account so long as the aggregate amount on deposit or held in all such accounts pur- suant to this clause (4) does not exceed $1,500,000 at any time.

(l)	“Excluded Property” shall mean

1)any permit or license issued by a Governmental Authority to any Debtor or any agreement to which any Debtor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any Law applicable thereto, validly prohibit the creation by such Debtor of a security interest in such permit, license or agreement in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the Code (or any successor provision or provisions) or any other applicable law (including the Bank- ruptcy Code) or principles of equity);

2)assets owned by any Debtor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien securing Purchase Money Indebtedness or Capital Lease payments permitted to be incurred pursuant to the provisions of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Indebtedness or Capital Lease payments) val- idly prohibits the creation of any other Lien on such assets and proceeds;

3)any Equity Interests of a Foreign Subsidiary to the extent and for so long as the pledge thereof to the Collateral Agent would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Foreign Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Administrative Agent; provided that this clause (d) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign cor- poration (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding voting capital stock of such Subsidiary and (B) 100% of the Equity Interests not constituting voting capital stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956- 2(c)(2) shall be treated as voting capital stock for purposes of this clause (3); and

4)any intent-to-use trademark application to the extent and for so long as creation by a Debtor of a security interest therein would result in the loss by such Debtor of any material rights therein;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or re- placements of any Excluded Property referred to in clause (1), (2), (3) or (4) (unless such Pro- ceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (1), (2), 3) or (4)).

(m)“General Intangibles” shall mean, collectively, with respect to each Debtor, all “general intangibles,” as such term is defined in the Code, of such Debtor and, in any event, shall include (i) all of such Debtor’s rights, title and interest in, to and under all Contracts and insur- ance policies (including all rights and remedies relating to monetary damages, including indemni- fication rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Collateral, (iii) any and all other rights, claims, choses-in-action and causes of action of such Debtor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Collateral,
(v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Collateral, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance stand- ards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Debtor’s operations or any of the
Collateral and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Debtor, including building permits, certificates of occupancy, environmental certifi- cates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, de- ferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

(n)“Instruments” shall mean, collectively, with respect to each Debtor, all “instru- ments,” as such term is defined in Article 9, rather than Article 3, of the Code, and shall include all promissory notes, drafts, bills of exchange or acceptances.

(o)“Intercompany Notes” shall mean, with respect to each Debtor, all intercompany notes described in Schedule 10 to the Perfection Certificate, the Global Intercompany Note and intercompany notes hereafter acquired by such Debtor and all certificates, instruments or agree- ments evidencing such intercompany notes, and all assignments, amendments, restatements, sup- plements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

(p)“Investment Property” shall mean a security, whether certificated or uncertifi- cated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

(q)“LC Account” shall mean any account established and maintained in accordance with the provisions of Section 2.10(iii)(b) of the Credit Agreement and all property from time to time on deposit in such LC Account.

(r)“Pledged Securities” shall mean, collectively, with respect to each Debtor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 9(a) and 9(b) to the Perfection Certificate as being owned by such Debtor and all options, warrants, rights, agree- ments and additional Equity Interests of whatever class of any such issuer acquired by such Debt- or (including by issuance), together with all rights, privileges, authority and powers of such Debt- or relating to such Equity Interests in each such issuer or under any organizational document of each such issuer, and the certificates, instruments and agreements representing such Equity Inter- ests and any and all interest of such Debtor in the entries on the books of any financial intermedi- ary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Inter- ests are hereafter acquired by such Debtor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Debtor (including by issuance), together with all rights, privileges, authority and powers of such Debtor relating to such Equity Interests or under any organizational document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Debtor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Debtor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests.

(s)	“Receivables” means all of the Collateral except Equipment and Inventory.

(t)“Secured Obligations” shall mean and include the following: (i) all now existing and hereafter arising Obligations of each and every Debtor to the Collateral Agent, the Lenders, or any other Secured Party under the Credit Agreement or any of the other Loan Documents, in- cluding all obligations, liabilities, and indebtedness, whether for principal, interest, fees, expenses or otherwise, of each and every Debtor to the Collateral Agent, the Lenders, or any other Secured Party, now existing or hereafter incurred under the Credit Agreement or the Notes or the Guaran- ty Agreement or any of the other Loan Documents as any of the same or any one or more of them may from time to time be amended, restated, modified, or supplemented, together with any and all extensions, renewals, refinancings, and refundings thereof in whole or in part (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bank- ruptcy, insolvency, reorganization, or similar proceeding with respect to each and every Debtor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such pro- ceeding, and including all obligations, liabilities and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied); (ii) all reimbursement obligations of each and every Debtor with respect to any one or more Letters of Credit issued by Collateral Agent, Issuing Lender or any Lender; (iii) all in- debtedness, loans, obligations, expenses and liabilities of each and every Debtor to any Secured Party, arising out of any Lender Provided Interest Rate Hedge, Other Lender Provided Financial Service Product or Cash Management Agreement; and (iv) any sums advanced by the Collateral Agent or the other Secured Parties or which may otherwise become due pursuant to the provi- sions of the Credit Agreement, the Notes, this Agreement, or any other Loan Documents or pur- suant to any other document or instrument at any time delivered to the Collateral Agent in con- nection therewith, including commitment, letter of credit, agent or other fees and charges, and in- demnification obligations under any such document or instrument, together with all interest paya- ble on any of the foregoing, whether such sums are advanced or otherwise become due before or after the entry of any judgment for foreclosure or any judgment on any Loan Document or with respect to any default under any of the Secured Obligations.

(u)“Securities Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.

(v)“Securities Collateral” shall mean, collectively, the Pledged Securities, the Inter- company Notes and the Distributions.

2.Each Debtor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

3.The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times re- main a part of this Agreement.

4.(a)    As security for the due and punctual payment and performance of the Secured Obligations in full, each Debtor hereby agrees that the Collateral Agent and the other Secured Parties shall have, and each Debtor hereby pledges, grants to and creates in favor of the Collateral Agent for the benefit of the Secured Parties, a continuing first priority Lien on and security interest in all of the right, title and interest of such Debtor in and to the Collateral subject only to Permitted Liens. Without limiting the generality of Section 7 below, each Debtor further agrees that with respect to each item of Collateral as to which (i) the creation of a valid and enforceable security interest is not governed exclusively by the Code or (ii) the perfection of a valid and enforceable first priority security interest therein under the Code cannot be accomplished either by the Collateral Agent taking possession thereof or by the filing in appro- priate locations of appropriate Code financing statements executed by such Debtor, such Debtor will at its expense execute and deliver to the Collateral Agent and hereby does authorize the Collateral Agent to execute and file such documents, agreements, notices, assignments and instruments and take such further actions as may be requested by the Collateral Agent from time to time for the purpose of creating a valid and perfected first priority Lien on such item, subject only to Permitted Liens, enforceable against such Debtor and all third parties to secure the Secured Obligations.

(b)    Notwithstanding anything to the contrary contained in clauses (a) above, the se- curity interest created by this Agreement shall not extend to, and the term “ Collateral” shall not include, any Excluded Property and (i) the Debtors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Col- lateral Agent may reasonably request and (ii) from and after the Closing Date, no Debtors shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Collateral Agent unless such Debtors believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

5.Each Debtor hereby irrevocably and unconditionally authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including Fix- ture Filings), together with continuation statements thereof and amendments thereto that contain the in- formation required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement, continuation statement or amendment relating to the Collateral and any other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Document, including (i) whether such Debtor is an organization, the type of organization and any organi- zational identification number issued to such Debtor, (ii) any financing, continuation statements, amend- ments or other documents without the signature of such Debtor where permitted by law, including the filing of a financing statement describing the Collateral (together with all other collateral granted or pur- ported to be granted to the Collateral Agent pursuant to any other Collateral Documents) as “all assets now owned or hereafter acquired by the Debtor or in which Debtor otherwise has rights” and (iii) in the case of a financing statement filed as a Fixture Filing, a sufficient description of the real property to which such Collateral relates; which authorization shall apply to all financing statements (including Fix- ture Filings) filed on, prior to or after the date hereof. Each Debtor agrees to provide all information de- scribed in the immediately preceding sentence to the Collateral Agent promptly upon request by the Col- lateral Agent. Each Debtor hereby ratifies and approves all financing statements naming the Collateral Agent or its designee as secured party and such Debtor, as the case may be, as debtor with respect to the Collateral (together with all other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Documents) (and any amendments with respect to such financing state- ments) filed by or on behalf of the Collateral Agent prior to the date hereof and ratifies and confirms the authorization of the Collateral Agent to file such financing statements (and amendments, if any). Each Debtor hereby authorizes the Collateral Agent to adopt on behalf of such Debtor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming the Collateral Agent or its designee as the secured party and any Debtor as debtor in- cludes assets and properties of any Debtor that do not at any time constitute Collateral (together with all other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Documents), whether hereunder, under any of the other Loan Documents or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Debtor to the extent of the Collateral (together with all other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Documents) included in such description and it shall not render the financing state- ment ineffective as to any of the Collateral (together with all other collateral granted or purported to be granted to the Collateral Agent pursuant to any other Collateral Documents) or otherwise affect the fi- nancing statement as it applies to any of the Collateral (together with all other collateral granted or pur- ported to be granted to the Collateral Agent pursuant to any other Collateral Documents). In no event shall any Debtor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming the Collateral Agent or its designee as secured party and such Debtor as debtor, without the prior written consent of the Collateral Agent. Any such financing statements, continuation statements, or amendments may be signed by the Collateral Agent on behalf of such Debtor if the Collateral Agent so elects and may be filed at any time in any jurisdiction.

6.In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Debtor repre- sents and warrants (as to itself) as follows and agrees, in each case at such Debtor’s own expense, to take the following actions with respect to the following Collateral:

(a)    Instruments and Tangible Chattel Paper. As of the date hereof, no amounts pay- able under or in connection with any of the Collateral are evidenced by any Instrument or Tangi- ble Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. In the event that any Debtor shall be entitled to or shall receive any Tangible Chattel Pa- per or Instrument after the date hereof, the Debtors shall promptly notify the Collateral Agent thereof in writing. Promptly (but in any event within five days after receipt thereof) upon the re- ceipt thereof by or on behalf of any Debtor (including by any agent or representative), such Debt- or shall deliver, or cause to be delivered to the Collateral Agent, all Tangible Chattel Paper and Instruments that such Debtor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time spec- ify, in each case except as Agent may otherwise agree. At the Collateral Agent’s option, the Bor-

rower and each Guarantor shall, or the Collateral Agent may at any time on behalf of the Borrow- er or any Guarantor, cause the original of any such Instrument or Tangible Chattel Paper to be conspicuously marked in a form and manner acceptable to the Collateral Agent with the follow- ing legend referring to Tangible Chattel Paper or Instruments as applicable: “This [chattel pa- per][instrument] is subject to the security interest of PNC Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(b)    Deposit Accounts. As of the date hereof, no Debtor has any Deposit Accounts other than the accounts listed in Schedule 13 to the Perfection Certificate. The Collateral Agent has a security interest in each such Deposit Account, which security interest is perfected by Con- trol on a first-priority basis in the case of (i) the Concentration Account and each other concentra- tion account listed in Schedule 13 to the Perfection Certificate and (ii) each Deposit Account (other than an Excluded Account) where amounts held therein are not transferred on a daily basis into the Concentration Account. Each Debtor agrees that (a) it shall instruct each Bank at which a Deposit Account (other than an Excluded Account) is maintained to transfer all amounts held in such Deposit Accounts to the Concentration Account on a daily basis and (b) without the prior written consent of the Collateral Agent, it shall not close the Concentration Account or any other concentration account listed in Schedule 13 to the Perfection Certificate. No Debtor shall hereaf- ter establish and maintain any Deposit Account (other than an Excluded Account) unless (1) it shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Col- lateral Agent and (3) such Bank and such Debtor shall have duly authorized, executed and deliv- ered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account. Except as otherwise permitted by the Credit Agreement, the Collateral Agent agrees with each Debtor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Debtor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing. Each Debtor agrees that once the Collateral Agent sends an instruction or notice to a Bank exercising its Control over any Deposit Account such Debtor shall not give any instructions or orders with respect to such Deposit Account includ- ing, without limitation, instructions for distribution or transfer of any funds in such Deposit Ac- count. No Debtor shall grant Control of any Deposit Account to any person other than the Collat- eral Agent and the trustee or agent for the holders of Subordinated Notes.

(c)    Securities Accounts and Commodity Accounts. (i) As of the date hereof, no Debtor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 13 to the Perfection Certificate. Except as otherwise permitted by the Credit Agreement, the Col- lateral Agent has a first priority security interest in each such Securities Account and Commodity Account (other than an Excluded Account), which security interest is perfected by Control. No Debtor shall hereafter establish and maintain any Securities Account or Commodity Account (other than an Excluded Account) with any Securities Intermediary or Commodity Intermediary unless (1) it shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent and (3) such Securities Intermediary or Com- modity Intermediary, as the case may be, and such Debtor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Debtor shall accept any cash and Investment Property that constitutes Collateral in trust for the benefit of the Collateral Agent. The Collateral Agent agrees with each Debtor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any is- suer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Debtor, un- less an Event of Default has occurred and is continuing or, after giving effect to any such invest- ment and withdrawal rights, would occur. Each Debtor agrees that once the Collateral Agent sends an instruction or notice to a Securities Intermediary or Commodity Intermediary exercising its Control over any Securities Account and Commodity Account such Debtor shall not give any instructions or orders with respect to such Securities Account and Commodity Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or financial asset maintained in such Securities Account or Commodity Account. No Debtor shall grant Control over any Investment Property to any person other than the Collateral Agent and the trustee or agent for the holders of Subordinated Notes.

(i)    As between the Collateral Agent and the Debtors, the Debtors shall bear the in- vestment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Debtor or any other person.

(d)    Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electron- ic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 10 to the Perfection Certificate. If any amount payable under or in connection with any of the Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Debtor acquiring such Electronic Chattel Paper or transfera- ble record shall promptly notify the Collateral Agent thereof in writing and shall take, or cause to be taken, such action as the Collateral Agent may request to vest in the Collateral Agent control of such Electronic Chattel Paper under Section 9-105 of the Code or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(e)    Letter-of-Credit Rights. As of the date hereof, each Debtor represents and war- rants that it is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument, except as set forth in Schedule 14 of the Perfec- tion Certificate. In the event that any Debtor shall be entitled to or shall receive any right to pay- ment under any letter of credit (other than any letter of credit, banker’s acceptance or other simi- lar instrument received in the ordinary course of business), whether as beneficiary thereof or oth- erwise after the date hereof, such Debtor shall promptly notify the Collateral Agent thereof in writing and such Debtor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either, at the Borrower’s ex- pense, (i) arrange for the issuer and any confirmer of such letter of credit, banker’s acceptance or similar instrument to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit, banker’s acceptance or similar instrument and agreeing to make all payments thereon or (ii) arrange for the Collateral Agent to become the transferee bene- ficiary of such letter of credit, banker’s acceptance or similar instrument, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit, banker’s acceptance or similar instrument are to be applied as provided in the Credit Agreement.

(f)    Commercial Tort Claims. As of the date hereof, each Debtor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 12 to the Perfection Certificate. If any Debtor shall at any time hold or acquire a Commercial Tort Claim, such Debtor shall immediately notify the Collateral Agent in writing signed by such Debt- or of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. In the event that such no- tice does not include such grant of a security interest, the sending thereof by such Debtor to the Collateral Agent shall be deemed to constitute such grant to the Collateral Agent. Upon the send- ing of such notice, any Commercial Tort Claim described therein shall constitute part of the Col- lateral and shall be deemed included therein. Without limiting the authorization of the Collateral Agent provided in Section 5 hereof or otherwise arising by the execution by such Debtor of this Agreement or any of the other Loan Documents, the Collateral Agent is hereby irrevocably au- thorized from time to time and at any time to file such financing statements naming the Collateral Agent or its designee as secured party and such Debtor as debtor, or any amendments to any fi- nancing statements, covering any such Commercial Tort Claim as Collateral. In addition, each Debtor shall promptly upon the Collateral Agent’s request, execute and deliver, or cause to be ex- ecuted and delivered, to the Collateral Agent such other agreements, documents and instruments as the Collateral Agent may require in connection with such Commercial Tort Claim.

7.Each Debtor will faithfully preserve and protect the Collateral Agent's security interest in the Collateral as a prior perfected security interest under the Code, superior and prior to the rights of all third Persons, except for holders of Permitted Liens, and will do all such other acts and things and will, upon request therefor by the Collateral Agent, execute, deliver, file and record, and each Debtor hereby authorizes the Collateral Agent to so file, all such other documents and instruments, including, without limitation, financing statements, security agreements, assignments and documents and powers of attorney with respect to the Collateral, and pay all filing fees and taxes related thereto, as the Collateral Agent in its reasonable discretion may deem necessary or advisable from time to time in order to attach, continue, preserve, perfect, and protect said security interest (including the filing at any time or times after the date hereof of financing statements under, and in the locations advisable pursuant to, the Code); and, each Debtor hereby irrevocably appoints the Collateral Agent, its officers, employees and Collateral Agents, or any of them, as attorneys-in-fact for such Debtor to execute, deliver, file and record such items for such Debtor and in such Debtor's name, place and stead. This power of attorney, being coupled with an inter- est, shall be irrevocable for the life of this Agreement.

8.	Each Debtor jointly and severally represents, warrants, covenants and agrees that:

(a)    (i) such Debtor owns, has rights and good and marketable title to its Collateral and, as to Collateral acquired by it from time to time after the date hereof, will own and have rights and good and marketable title in each item of Collateral pledged by it hereunder, (ii) each Account is genuine and enforceable in accordance with its terms and such Debtor will defend the same against all claims, demands, recoupment, setoffs, and counterclaims at any time asserted, and (iii) at the time any Account becomes subject to this Agreement, each such Account will be a good and valid Account representing a bona fide sale of goods or services by such Debtor and such goods will have been shipped to the respective Account Debtors or the services will have been performed for the respective Account Debtors, (or for those on behalf of whom the account debtors are obligated on the Accounts) and no such Account will at such time be subject to any claim for credit, allowance, setoff, recoupment, defense, counterclaim or adjustment by any Ac- count Debtor or otherwise.

(b)    the security interest in and Lien on the Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in and Lien on all the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certifi- cate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in and Lien on all the Collateral. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a perfected, continuing security interest therein and Lien thereon, prior to all other Liens on the Collateral except for Permitted Liens.

(c)    it will defend, at its own costs and expense, the Collateral Agent's and the other Secured Parties' right, title and Lien on and security interest in and to the Collateral and the pro- ceeds thereof against the claims and demands of all Persons whomsoever, other than any Person claiming a right in the Collateral pursuant to an agreement between such Person and the Collat- eral Agent;

(d)    except as permitted by the Credit Agreement, there is no agreement, order, judg- ment or decree, and no Debtor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Debt- or’s obligations or the rights of the Collateral Agent hereunder;

(e)    in the event that the proceeds of any insurance claim are paid to any Debtor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after re- ceipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement;

(f)    it will not suffer or permit to exist on any Collateral any Lien except for Permit- ted Liens;

(g)    it will not take or omit to take any action, the taking or the omission of which might result in a material alteration (except as permitted by the Credit Agreement) or impairment of the Collateral or of the Collateral Agent's rights under this Agreement;

(h)    it will not sell, assign or otherwise dispose of any portion of the Collateral except as permitted by the Credit Agreement;

(i)    it will (i) except for such Collateral delivered to the Collateral Agent pursuant to this Section or otherwise now or hereafter under the control of the Collateral Agent, obtain and maintain sole and exclusive possession of the Collateral, (ii) maintain its chief executive office and keep all records pertaining to the Collateral at the locations specified on Schedule 2 to the

Perfection Certificate, unless it shall have given the Collateral Agent prior notice and taken any action reasonably requested by the Collateral Agent to maintain its security interest therein,
(iii) notify the Collateral Agent if an Account becomes evidenced or secured by an Instrument or Chattel Paper and deliver to the Collateral Agent upon the Collateral Agent's request therefor all Collateral consisting of Instruments and Chattel Paper immediately upon such Debtor's receipt of a request therefor, and (iv) keep materially accurate and complete books and records concerning the Collateral and such other books and records as the Collateral Agent may from time to time reasonably require;

(j)    it has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 8 to the Perfection Certificate. No Debtor shall execute, authorize or permit to be filed in any pub- lic office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests and/or Liens granted by such Debtor to the holder of the Permitted Liens;

(k)    it will promptly furnish to the Collateral Agent such information and documents relating to the Collateral as the Collateral Agent may reasonably request, including, without limi- tation, all invoices, Documents, contracts, Chattel Paper, Instruments and other writings pertain- ing to such Debtor's contracts or the performance thereof, all of the foregoing to be certified upon request of the Collateral Agent by an authorized officer of such Debtor;

(l)    it shall immediately notify the Collateral Agent if any Account arises out of con- tracts with the United States or any department, agency or instrumentality thereof or any one or more of the states of the United States or any department, agency, or instrumentality thereof, and will execute any instruments and take any steps required by the Collateral Agent so that all mon- ies due and to become due under such contract shall be assigned to the Collateral Agent and no- tice of the assignment given to and acknowledged by the appropriate government agency or au- thority under the Federal Assignment of Claims Act;

(m)    all information set forth herein, including the schedules hereto, and all infor- mation contained in any documents, schedules and lists heretofore delivered to any Secured Par- ty, including the Perfection Certificate and the schedules thereto, in connection with this Agree- ment, in each case, relating to the Collateral, is accurate and complete in all material respects and contains no omission or misrepresentation;

(n)    it shall promptly notify the Collateral Agent of any changes in the information set forth in Section 1 or Section 2 of the Perfection Certificate and the schedules thereto and any oth- er changes to the information set forth in the Perfection Certificate and the schedules thereto that would have an adverse effect on the first priority security interest of the Collateral Agent required to maintained by the terms of this Agreement or any other Credit Document;

(o)    the Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Collateral owned or held by the Debtors;

(p)    such Debtor will not change its state of incorporation, formation or organization, as applicable without providing ten (10) days prior written notice the Collateral Agent;

(q)    such Debtor will not change its name without providing ten (10) days prior writ- ten notice to the Collateral Agent;

(r)    except as permitted by the Credit Agreement, such Debtor shall preserve its cor- porate existence and shall not (i) in one, or a series of related transactions, merge into or consoli- date with any other entity, the survivor of which is not such Debtor, or (ii) sell all or substantially all of its assets;

(s)    except as permitted by the Credit Agreement, such Debtor shall not move any Fixtures, Equipment or Inventory to any location, other than any location that is listed in the rele- vant Schedules to the Perfection Certificate, unless it shall have given the Collateral Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate) of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may request; and

(t)    such Debtor shall at any time and from time to time take such steps as the Collat- eral Agent may reasonably request as are necessary for the Collateral Agent to insure the contin- ued perfection of the Secured Parties’ security interest in or Lien on the Collateral with the same priority required hereby and the preservation of its rights therein.

9.(a)    Each Debtor shall keep and maintain at its own cost and expense complete rec- ords of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation re- lating thereto. Each Debtor shall, at such Debtor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Debtor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Debtor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receiva- bles or the Collateral Agent’s security interest therein without the consent of any Debtor.

(b)Each Debtor shall legend, at the request of the Collateral Agent and in form and manner satisfactory to the Collateral Agent, the Receivables and the other books, records and documents of such Debtor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

(c)No Debtor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the or- dinary course of business consistent with prudent business practice without the prior written consent of the Collateral Agent. Each Debtor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.

(d)Each Debtor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (includ- ing Receivables that are delinquent, such Receivables to be collected in accordance with generally ac- cepted commercial collection procedures), any and all amounts owing under or on account of such Re- ceivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Debtor may, with respect to a Receivable, allow in the ordi- nary course of business (i) a refund or credit due as a result of returned or damaged or defective merchan- dise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifi- cations of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Debtor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Debtor, the Collateral Agent or any Secured Party, shall be paid by the Debtors.

10.Each Debtor assumes full responsibility for taking any and all necessary steps to preserve the Collateral Agent’s and the other Secured Parties’ rights with respect to the Collateral against all Per- sons other than anyone asserting rights in respect of a Permitted Lien. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its posses- sion if the Collateral Agent takes such action for that purpose as such Debtor shall request in writing, pro- vided that such requested action will not, in the judgment of the Collateral Agent, impair the security in- terest in and Lien on the Collateral created hereby or the Collateral Agent's and the other Secured Parties’ rights in, or the value of, the Collateral, and provided further that such written request is received by the Collateral Agent in sufficient time to permit the Collateral Agent to take the requested action.

11.	No Discharge Until Indefeasible Payment of the Secured Obligations.

The pledge, security interests, and other Liens and the obligations of each Debtor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by Collateral Agent, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Debtor or which would otherwise operate as a discharge of such Debtor as a matter of law or equity. Without limiting the generality of the foregoing, each Debtor hereby consents to, and the pledge, security interests, and other Liens given by such Debtor hereunder shall not be dimin- ished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:

(a)    Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Secured Obligations and regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Loan Documents, or any rights of the Col- lateral Agent or any other Person with respect thereto;

(b)    Any increase, decrease, or change in the amount, nature, type or purpose of any of the Secured Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Secured Obligations;

(c)    Any failure to assert any breach of or default under any Loan Document or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non- exercise, of any right or remedy against such Debtor or any other Person under or in connection with any Loan Document or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Debtor; or any application of collections (including collections resulting from realization up- on any direct or indirect security for the Secured Obligations) to other obligations, if any, not en- titled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;

(d)    Any taking, exchange, amendment, modification, supplement, termination, sub- ordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Collateral Agent or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by Collateral Agent or any other Person in respect of, any direct or indirect security for any of the Secured Ob- ligations (including the Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, surety- ship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;

(e)    Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Debtor or the Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Debtor or the Borrower or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by Collateral Agent or any Debtor or the Borrower or by any other Person in connection with any such proceeding;

(f)    Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Debtor or the Borrower or any other Person with respect to any Loan Document or any of the Secured Obligations; or any discharge by operation of law or release of any Debtor or the Borrower or any other Person from the performance or observance of any Loan Document or any of the Secured Obligations;

(g)    Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including any Debtor, excepting only full, strict, and indefeasible payment and performance of the Secured Obligations in full.

12.	Waivers.

Each Debtor hereby waives any and all defenses which any Debtor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and each Debtor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, each Debtor hereby further waives each of the following:

(a)    All notices, disclosures and demands of any nature which otherwise might be re- quired from time to time to preserve intact any rights against such Debtor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of such Debtor or the Borrower or any other Person to comply with any Loan Document or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of the Borrower or any other Person;

(bi)    Any right to any marshalling of assets, to the filing of any claim against such Debtor or the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against such Debtor or the Borrower, or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Collateral Agent or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that any Debtor receive notice of any such acceptance;

(c)    Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws, or the like), or by reason of any election of remedies or other action or inaction by the Collateral Agent (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Collateral Agent to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Secured Obligations.

13.The Obligations and additional liabilities of the Debtors under this Agreement are joint and several obligations of the Debtors, and each Debtor hereby waives to the full extent permitted by law any defense it may otherwise have to the payment and performance of the Obligations that its liability hereunder is limited and not joint and several. Each Debtor acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Collateral Agent and the other Secured Parties to make certain extensions of credit, and that the Collateral Agent and the other Secured Parties are relying on each specific waiver and all such waivers in entering into this Agreement. The undertak-

ings of each Debtor hereunder secure the obligations of itself and the other Debtors. The Collateral Agent and the other Secured Parties, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Debtor without any duty or responsibility to pursue any other Debtor and such an election by the Collateral Agent and the other Secured Parties, or any of them, shall not be a defense to any action the Collateral Agent and the other Secured Parties, or any of them, may elect to take against any Debtor. Each Secured Party hereby reserve all right against each Debtor.

14.(a)    At any time and from time to time whether or not an Event of Default then exists and without prior notice to or consent of any Debtor, the Collateral Agent may at its option take such actions as the Collateral Agent deems appropriate (i) to attach, perfect, continue, preserve and protect the Secured Parties’ first priority security interest in or Lien on the Collateral, and/or (ii) to inspect, audit and verify the Collateral, including reviewing all of such Debtor's books and records and copying and making excerpts therefrom, provided that prior to an Event of Default or a Potential Default, the same is done with advance notice during normal business hours to the extent access to such Debtor's premises is re- quired, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by the Debtors to the Collateral Agent for the benefit of the Collateral Agent and the other Secured Parties upon demand;

(b)    At any time and from time to time after an Event of Default exists and is continuing and without prior notice to or consent of any Debtor, the Collateral Agent may at its option take such action as the Collateral Agent deems appropriate (i) to maintain, repair, protect and insure the Collateral, and/or (ii) to perform, keep, observe and render true and correct any and all covenants, agreements, representations and warranties of any Debtor hereunder, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by any Debtor to the Collateral Agent for the benefit of the Collateral Agent and the other Secured Parties upon demand.

15.	After there exists any Event of Default under the Credit Agreement:

(a)    The Collateral Agent shall have and may exercise all the rights and remedies available to a secured party under the Code in effect at the time, and such other rights and remedies as may be provided by Law and as set forth below, including without limitation to take over and collect all of any Debtor's Receivables and all other Collateral, and to this end each Debtor hereby appoints the Collateral Agent, its officers, employees and Collateral Agents, as its irrevocable, true and lawful attorneys-in-fact with all necessary power and authority to (i) take posses- sion immediately, with or without notice, demand, or legal process, of any of or all of the Collateral wherever found, and for such purposes, enter upon any premises upon which the Collateral may be found and remove the Collateral therefrom, (ii) require any Debtor to assemble the Col- lateral and deliver it to the Collateral Agent or to any place designated by the Collateral Agent at such Debtor's expense, (iii) receive, open and dispose of all mail addressed to any Debtor and notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate, (iv) demand payment of the Receivables, (v) enforce payment of the Receivables by legal proceedings or otherwise, (vi) exercise all of any Debtor's rights and remedies with respect to the collection of the Receivables, (vii) settle, adjust, compromise, extend or renew the Receivables, (viii) settle, adjust or compromise any legal proceedings brought to collect the Receivables, (ix) to the extent permitted by applicable Law, sell or assign the Receivables upon such terms, for such amounts and at such time or times as the Collateral Agent deems advisable,
(x) discharge and release the Receivables, (xi) take control, in any manner, of any item of payment or proceeds from any account debtor, (xii) prepare, file and sign any Debtor's name on any

Proof of Claim in Bankruptcy or similar document against any account debtor, (xiii) prepare, file and sign any Debtor's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xiv) do all acts and things necessary, in the Col- lateral Agent's sole discretion, to fulfill any Borrower's, Guarantor's or Debtor's obligations to the Collateral Agent or the other Secured Parties under the Credit Agreement, Loan Documents or otherwise, (xv) endorse the name of any Debtor upon any check, Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Receivables or Inventory; (xvi) use any Debtor's stationery and sign such Debtor's name to verifications of the Receivables and notices thereof to account debtors; (xvii) access and use the information recorded on or contained in any data processing equipment or computer hardware or soft- ware relating to the Receivables, Inventory, or other Collateral or proceeds thereof to which any Debtor has access, (xviii) demand, sue for, collect, compromise and give acquittances for any and all Collateral, (xix) prosecute, defend or compromise any action, claim or proceeding with respect to any of the Collateral, and (xx) take such other action as the Collateral Agent may deem appropriate, including extending or modifying the terms of payment of any Debtor's debtors. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agree- ment. To the extent permitted by Law, each Debtor hereby waives all claims of damages due to or arising from or connected with any of the rights or remedies exercised by the Collateral Agent pursuant to this Agreement, except claims for damages arising from gross negligence or willful misconduct by the Collateral Agent as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)    The Collateral Agent shall have the right to lease, sell or otherwise dispose of all or any of the Collateral at public or private sale or sales for cash, credit or any combination there- of, with such notice as may be required by Law (it being agreed by each Debtor that, in the absence of any contrary requirement of Law, ten (10) days' prior notice of a public or private sale of Collateral shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as the Collateral Agent, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. The Collateral Agent shall have the right to conduct such sales on any Debtor's premises or elsewhere and shall have the right to use any Debtor's premises without charge for such sales for such time or times as the Collateral Agent may see fit. The Col- lateral Agent may purchase all or any part of the Collateral at public or, if permitted by Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations.

(c)    Each Debtor, at its cost and expense (including the cost and expense of any of the following referenced consents, approvals etc.) will promptly execute and deliver or cause the execution and delivery of all applications, certificates, instruments, registration statements, and all other documents and papers the Collateral Agent may request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, accreditation, or authorization of any other Official Body or other Person necessary or appropriate for the effective exercise of any rights hereunder or under the other Loan Documents. Without limiting the generality of the foregoing, each Debtor agrees that in the event the Collateral Agent on behalf of itself and/or the other Secured Parties shall exercise its rights hereunder or pursuant to the other Loan Documents, to sell, transfer, or otherwise dispose of, or vote, consent, operate, or take any other action in connection with any of the Collateral, such Debtor shall execute and deliver (or cause to be executed and delivered) all applications, certificates, assignments and other documents that the Collateral Agent requests to facilitate such actions and shall otherwise promptly, fully, and diligently coop-

erate with the Collateral Agent and any other Persons in making any application for the prior con- sent or approval of any Official Body or any other Person to the exercise by the Collateral Agent on behalf of itself and/or the other Secured Parties or any such rights relating to all or any of the Collateral. Furthermore, because each Debtor agrees that the remedies at law, of the Collateral Agent on behalf of itself and/or the other Secured Parties, for failure of such Debtor to comply with this Subsection (c) would be inadequate, and that any such failure would not be adequately compensable in damages, each Debtor agrees that this Subsection (c) may be specifically en- forced.

(d)    The Collateral Agent may request, without limiting the rights and remedies of the Collateral Agent on behalf of itself and the other Secured Parties otherwise provided hereunder and under the other Loan Documents, that each Debtor do any of the following: (i) give the Col- lateral Agent on behalf of itself and the other Secured Parties specific assignments of the Receivables of such Debtor after such Receivables come into existence, and schedules of such Receivable, the form and content of such assignment and schedules to be satisfactory to Collateral Agent, and (ii) in order to better secure the Collateral Agent on behalf of itself and the other Secured Par- ties, to the extent permitted by Law, enter into such lockbox agreements and establish such lock- box accounts as the Collateral Agent may require, all at the sole expense of such Debtor and shall direct all payments from all payors due to such Debtor, to such lockbox accounts.

16.The Lien on and security interest in each Debtor's Collateral granted to and created in favor of the Collateral Agent by this Agreement shall be for the benefit of the Secured Parties. Each of the rights, privileges, and remedies provided to the Collateral Agent hereunder or otherwise by Law with respect to any Debtor's Collateral shall be exercised by the Collateral Agent only for its own benefit and the benefit of the other Secured Parties, and any of such Debtor's Collateral or proceeds thereof held or realized upon at any time by the Collateral Agent shall be applied as set forth in Section 9.2.4 [Application of Proceeds] of the Credit Agreement. Each Debtor shall remain liable to the Collateral Agent and the other Secured Parties for and shall pay to the Collateral Agent for the benefit of itself and the other Secured Parties any deficiency which may remain after such sale or collection.

17.If the Collateral Agent repossesses or seeks to repossess any of the Collateral pursuant to the terms hereof because of the occurrence of an Event of Default, then to the extent it is commercially reasonable for the Collateral Agent to store any Collateral on any of any Debtor's premises, each Debtor hereby agrees to lease to the Collateral Agent on a month-to-month tenancy for a period not to exceed one hundred twenty (120) days at the Collateral Agent's election, at a rental of One Dollar ($1.00) per month, the premises on which the Collateral is located, provided it is located on premises owned or leased by such Debtor.

18.Upon indefeasible payment in full of the Secured Obligations, the expiration of all Com- mitments and Letters of Credit, and termination of the Credit Agreement, this Agreement shall terminate and be of no further force and effect. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Upon termination of this Agreement the Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Debtors, assign, transfer and deliver to Debtors, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

19.No failure or delay on the part of the Collateral Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Collateral Agent hereunder; nor shall any single or partial exercise of any such right, rem- edy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subse- quent Event of Default. All waivers under this Agreement must be in writing. The rights and remedies of the Collateral Agent under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Collateral Agent may enforce any one or more remedies hereunder succes- sively or concurrently at its option.

20.All notices, statements, requests and demands given to or made upon either party hereto in accordance with the provisions of this Agreement shall be given or made as provided in Section 11.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement.

21.It is anticipated that additional persons will from time to time become Subsidiaries of the Borrower or a Guarantor, each of whom will be required to join this Agreement. It is acknowledged and agreed that new Subsidiaries of the Borrower or of a Guarantor will become Debtors hereunder and will be bound hereby simply by executing and delivering to the Collateral Agent a Guarantor Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement. In addition, a Perfection Certificate Supplement, in the form of Exhibit 1.1(P)(5) to the Credit Agreement, with respect to such new Subsidiary shall be pro- vided to the Collateral Agent.

22.Each Debtor acknowledges that the provisions hereof giving the Collateral Agent rights of access to books, records and information concerning the Collateral and such Debtor's operations and providing the Collateral Agent access to such Debtor's premises are intended to afford the Collateral Agent with immediate access to current information concerning such Debtor and its activities, including without limitation, the value, nature and location of the Collateral so that the Collateral Agent can, among other things, make an appropriate determination after the occurrence of an Event of Default, whether and when to exercise its other remedies hereunder and at Law, including without limitation, instituting a re- plevin action should any Debtor refuse to turn over any Collateral to the Collateral Agent. Each Debtor further acknowledges that should such Debtor at any time fail to promptly provide such information and access to the Collateral Agent, each Debtor acknowledges that the Collateral Agent would have no ade- quate remedy at Law to promptly obtain the same. Each Debtor agrees that the provisions hereof may be specifically enforced by the Collateral Agent and waives any claim or defense in any such action or pro- ceeding that the Collateral Agent has an adequate remedy at Law.

23.This Agreement shall be binding upon and inure to the benefit of the Collateral Agent, the other Secured Parties and their respective successors and assigns, and each Debtor and each of its re- spective successors and assigns, except that no debtor may assign or transfer such Debtor's obligations hereunder or any interest herein.

24.This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a grant of a security interest in the Collateral by any Debtor. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Debtor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent.

25.This Agreement shall be deemed to be a contract under, and shall be governed and con- strued in accordance with, the Laws of the State of New York without regard to its conflict of laws prin- ciples.

26.Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

27.EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY DEBTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 27. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 20 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

28.EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT

NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG
OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 28 AND SECTION 27 HEREOF.

29.This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Each Debtor acknowledges and agrees that a facsimile or electronic (i.e., “pdf” or “tif” format) transmission to the Collateral Agent or any other Secured Party of the signature pages hereof purporting to be signed on behalf of any Debtor shall consti- tute effective and binding execution and delivery hereof by such Debtor and shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the day and year first above set forth.

HANDY & HARMAN GROUP LTD.

By:	Name:
Title:

ALLOY RING SERVICE INC. ARLON LLC
ARLON ADHESIVES & FILMS, INC. ARLON MED INTERNATIONAL LLC
ARLON PARTNERS, INC. ARLON SIGNTECH, LTD. ARLON VISCOR LTD.
BAIRNCO CORPORATION
CANFIELD METAL COATING CORPORATION CONTINENTAL INDUSTRIES, INC.
DANIEL RADIATOR CORPORATION
ELE CORPORATION HANDY & HARMAN
HANDY & HARMAN AUTOMOTIVE
GROUP, INC.
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION
HANDY & HARMAN INTERNATIONAL, LTD.
HANDY & HARMAN OF CANADA, LIMITED HANDY & HARMAN PERU, INC.
HANDY & HARMAN TUBE COMPANY, INC.
HANDYTUBE CORPORATION H&H PRODUCTIONS, INC. INDIANA TUBE CORPORATION KASCO CORPORATION
KASCO MEXICO LLC KJ-VMI REALTY, INC.
LUCAS-MILHAUPT, INC.
MARYLAND SPECIALTY WIRE, INC. MICRO-TUBE FABRICATORS, INC.
OCMUS, INC.
OMG, INC.
OMG ROOFING, INC.
OMNI TECHNOLOGIES CORPORATION OF DANVILLE
PAL-RATH REALTY, INC.
PLATINA LABORATORIES, INC. SHEFFIELD STREET CORPORATION
SOUTHERN SAW ACQUISITION CORPORATION
SWM, INC.
WILLING B WIRE CORPORATION

By:	Name:
Title:

ATLANTIC SERVICE COMPANY, LIMITED

By:	Name:
Title:

20 GRANT STREET NOMINEE TRUST THE 7 ORNE STREET NOMINEE TRUST THE 28 GRANT STREET NOMINEE TRUST

By:	Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Collat-
eral Agent

By:	Name:
Title:

SCHEDULE A TO
SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

CG&R Draft    Last Saved: 11/7/2012 5:26 pm
1841852-2

EXHIBIT 2.5.1 FORM OF
LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent PNC Firstside Center
250 Fifth Avenue, 4th Floor Pittsburgh, PA 15219
Telephone No.: (412) 768-9164
Telecopier No.: (412) 762-8672 Attention: Agency Services

FROM:    Handy & Harman Group Ltd., a Delaware corporation (the “Borrower”)

RE:
Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”) dated as of November 8, 2012 by and among Handy & Harman Group Ltd., the Guarantors party thereto, the Lenders party thereto and PNC Bank, National Associa- tion, as Administrative Agent for the Lenders (the “Administrative Agent”)

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement.

A.
Pursuant to Section [2.5.1][4.2][7.2] of the Credit Agreement, the undersigned Borrower irrevo- cably requests [check one line under 1(a) below and fill in blank space next to the line as appro- priate]:

1.(a)

A new Revolving Credit Loan OR

        A new Term Loan OR
        Renewal of the LIBOR Rate Option applicable to an outstanding
    [specify type of Loan -- Revolving Credit Loan, Term Loan],
originally made on    ,    OR
        Conversion of the Base Rate Option applicable to an outstanding
    [specify type of Loan -- Revolving Credit Loan, Term Loan] originally made on    to a Loan to which the LIBOR Rate
Option applies, OR
        Conversion of the LIBOR Rate Option applicable to an outstanding
    [specify type of Loan -- Revolving Credit Loan, Term Loan] originally made on    ,    to a Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:

[Check one line under 1(b) below and fill in blank spaces in line next to line]:

1.(b)(i)

Under the Base Rate Option. Such Loan shall have a Borrowing Date of
    ,    (which date shall be (i) be the same Business Day as the Business Day of receipt by the Administrative Agent by 10:00 a.m. of this Loan
Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Loan to which the LIBOR Rate Option applies is being converted to a Loan to which the Base Rate
Option applies).

OR

(ii)

Under the LIBOR Rate Option. Such Loan shall have a Borrowing Date of
    (which date shall be (i) three (3) Business Days subsequent to the Business Day of receipt by the Administrative Agent by 10:00 a.m. of this
Loan Request for making a new Revolving Credit Loan to which the LIBOR
Rate Option applies, renewing a Loan to which the LIBOR Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Loan to which the LIBOR Rate Option applies, or (ii) the same Business Day as the last day of the preceding Interest Period if a Loan to which the LIBOR Rate Option applies is being convert to a Loan to which the Base Rate Option applies).

2.	Such Loan is in the principal amount of U.S. $ or the principal amount to be renewed or converted is U.S. $
[(1) for Revolving Credit Loans under Section 2.6 [Making Revolving Credit Loans, Etc.] not to be less than $500,000 and in increments of $500,000 if in excess of $500,000 for each Borrowing Tranche to which the LIBOR Rate Option applies and not to be less than
$250,000 and in increments of $100,000 if in excess of $250,000 for each Borrowing Tranche to which the Base Rate Option applies; (2) for Loans under Section 2.11 [In-
crease in Revolving Credit Commitments] not to be less than $5,000,000 and in incre- ments of $1,000,000 if in excess of $5,000,000 provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.11.1.3 [Aggregate Revolving Credit Commitments]].

3.	[Complete blank below if the Borrower is selecting the LIBOR Rate Option]:
Such Loan shall have an Interest Period of [one, two, three, or six] Months.

B.
As of the date hereof and the date of making of the above-requested Loan (and after giving effect thereto): the Borrower has performed and complied with all covenants and conditions of the Credit Agreement; all of Borrower’s representations and warranties therein are true and correct (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing or shall exist; and the making of such Loan shall not contravene any Law applicable to the Bor- rower; the making of any Revolving Credit Loan shall not cause the Revolving Facility Usage to exceed the Revolving Credit Commitments.

C.	The undersigned hereby irrevocably requests [check one line under 1.(a) below and fill in blank space next to the line as appropriate]:

1.(a)        Funds to be deposited into PNC bank account per our current standing in- structions. Complete amount of deposit if not full loan advance
amount: $    .

    Funds to be wired per the following wire instructions:

$    Amount of Wire Transfer

Bank Name:

ABA:

Account Number:

Account Name:

Reference:

    Funds to be wired per the attached Funds Flow (multiple wire transfers)

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO LOAN REQUEST]

The undersigned certifies to the Administrative Agent as to the accuracy of the foregoing.

HANDY & HARMAN GROUP LTD.

By:	Name:
Title:

Date:    , 20

EXHIBIT 2.5.2

FORM OF SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent PNC Firstside Center
500 First Avenue, 4th Floor Pittsburgh, PA 15219
Telephone No.: (412) 768-9164
Telecopier No.: (412) 762-8672 Attention: Agency Services

FROM:    Handy & Harman Group Ltd., a Delaware corporation (the “Borrower”)

RE:
Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as November 8, 2012, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and PNC Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings given to them by the Credit Agreement.

Pursuant to Section 2.5.2 of the Credit Agreement, the Borrower hereby makes, irrevocably, the following Swing Loan Request:

1.	Aggregate principal amount of such Swing Loan
(may not be less than $100,000)    U.S. $

2.	Proposed Borrowing Date
(which date shall be on or after the date on which the Administrative Agent receives this Swing
Loan Request, with such Swing Loan Request to
be received no later than 12:00 p.m. on the Bor- rowing Date)

    , 20

3.	The undersigned hereby irrevocably requests [check one line below and fill in blank spaces next to the line as appropriate]:

a.     Funds to be deposited into a PNC Bank bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: U.S.
$    .

b.

Funds to be wired per the following wire instructions:

U.S. $

Amount of Wire Transfer

Bank Name:      ABA:
Account Number:      Account Name:      Reference:

c.

Funds to be wired per the attached Funds Flow (multiple wire transfers).

4.
As of the date hereof and the date of making the above-requested Swing Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of the Credit Agreement and the other Loan Documents; all of the repre- sentations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct; no Event of Default or Potential Default has oc- curred and is continuing or exists; the making of such Swing Loan shall not contravene any Law applicable to the Borrower, any other Loan Party, any Subsidiary of the Bor- rower or of any other Loan Party, or any Lender; and the Revolving Facility Usage does not exceed the Revolving Credit Commitments.

5.	The undersigned hereby irrevocably requests [check one line under 1.(a) below and fill in blank space next to the line as appropriate]:

1.(a)        Funds to be deposited into PNC bank account per our current standing in- structions. Complete amount of deposit if not full loan advance amount:
$    .

    Funds to be wired per the following wire instructions:

$    Amount of Wire Transfer

Bank Name:

ABA:

Account Number:

Account Name:

Reference:

    Funds to be wired per the attached Funds Flow (multiple wire transfers)

[SIGNATURE PAGE 1 OF 1 TO SWING LOAN REQUEST]

The Borrower certifies to the Administrative Agent for the benefit of the Lenders as to the accu- racy of the foregoing on    , 20    .

HANDY & HARMAN GROUP LTD.

By:	Name:
Title:

EXHIBIT 2.11 FORM OF
LENDER JOINDER AND ASSUMPTION AGREEMENT

This Lender Joinder and Assumption Agreement (the “Joinder”) is made as of    , 20 (the “Effective Date”) by    , (the “New Commitment Provider”).

Background

Reference is hereby made to the Credit Agreement (amended, restated, supplemented or other- wise modified from time to time, the “Credit Agreement”) dated as of November 8, 2012, by and among HANDY & HARMAN GROUP LTD. (the “Borrower”), each of the Guarantors party thereto, the Lend- ers now or hereafter party thereto and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”). Capitalized terms defined in the Credit Agreement are used herein as defined therein.

Agreement

In consideration of the Lenders’ permitting the New Commitment Provider to become a Lender under the Credit Agreement, the New Commitment Provider agrees that effective as of the Effective Date it shall become, and shall be deemed to be, a Lender under the Credit Agreement and each of the other Loan Documents and agrees that from the Effective Date and so long as the New Commitment Provider remains a party to the Agreement, such New Commitment Provider shall assume the obligations of a Lender under and perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a Lender and shall be entitled to the benefits, rights and remedies set forth therein and in each of the other Loan Documents. The New Commitment Provider hereby acknowledges that it has heretofore received a true and correct copy of the Credit Agreement (including any modifica- tions thereof or supplements or waivers thereto) as in effect on the Effective Date and the executed origi- nal of its Note dated the Effective Date issued by the Borrower under the Credit Agreement in the face amount of $    .

The Commitments and Ratable Shares of the New Commitment Provider and each of the other Lenders are as set forth on Schedule 1.1(B) to the Agreement. Schedule 1.1(B) to the Agreement is being amended and restated effective as of the Effective Date hereof to read as set forth on Schedule 1.1(B) hereto. Schedule 1 hereto lists as of the date hereof the amount of Loans under each outstanding Borrow- ing Tranche. Notwithstanding the foregoing on the date hereof, the Borrower shall repay all outstanding Loans to which either the Base Rate Option or the LIBOR Rate Option applies and simultaneously rebor- row a like amount of Loans under each such Interest Rate Option from the Lenders (including the New Commitment Provider) according to the Ratable Shares set forth on attached Schedule 1.1(B) and shall be subject to breakage fees and other indemnities provided in Section 4.5.2 [Indemnity].

The New Commitment Provider is executing and delivering this Joinder as of the Effective Date and acknowledges that it shall: (A) share ratably in all Loans subject to the Base Rate Option borrowed by the Borrower on and after the Effective Date; and (B) participate in all new Loans subject to the LIBOR Rate Option borrowed by the Borrower on and after the Effective Date according to its Ratable Share.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO LENDER JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, the New Commitment Provider has duly executed and delivered this Joinder as of the Effective Date.

[NEW COMMITMENT PROVIDER]

By:      Name:      Title:

[ACKNOWLEDGEMENT TO LENDER JOINDER AND ASSUMPTION AGREEMENT]

ACKNOWLEDGED:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:      Name:      Title:

BORROWER:

HANDY & HARMAN GROUP LTD., as Borrower

By:      Name:      Title:

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS

Attached Schedule 1.1(B)

SCHEDULE 1

OUTSTANDING TRANCHES

EXHIBIT 5.9.7(A)

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 8, 2012 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Handy
& Harman Group, Ltd., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and PNC Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 5.9.7 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent share- holder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the un- dersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the un- dersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:	Name:
Title: [Address]

Dated:    , 20[ ]

EXHIBIT 5.9.7(B)

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 8, 2012 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Handy
& Harman Group, Ltd., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and PNC Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 5.9.7 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidenc- ing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its part- ners/members is a “controlled foreign corporation” related to the Borrower as described in Sec- tion 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years pre- ceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:	Name:
Title: [Address]

Dated:    , 20[ ]

EXHIBIT 5.9.7(C)

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 8, 2012 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Handy
& Harman Group, Ltd., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and PNC Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 5.9.7 and Section 11.8.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participa- tion in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent share-holder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the un- dersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:	Name:
Title: [Address]

Dated:    , 20[ ]

EXHIBIT 5.9.7(D)

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 8, 2012 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Handy
& Harman Group, Ltd., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and PNC Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 5.9.7 and Section 11.8.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten per- cent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as de- scribed in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the under- signed shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in ei- ther the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:	Name:
Title: [Address]

Dated:    , 20[ ]

EXHIBIT 7.11

FORM OF SOLVENCY CERTIFICATE

    , 2012

I, the undersigned, chief financial officer of HANDY & HARMAN GROUP LTD., a Delaware corporation (“Borrower”), DO HEREBY CERTIFY on behalf of the Borrower that:

1.This Certificate is furnished pursuant to Section 7.1.1(ii) of the Credit Agreement (as in effect on the date of this Certificate; the capitalized terms defined therein being used herein as therein defined) dated as of November 8, 2012 among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties (as from time to time in effect, the “Credit Agreement”).

2.Immediately following the consummation of the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof, (a) the fair value of the assets of the Loan Parties exceeds their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties is greater than the amount that will be required to pay the proba- ble liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties (are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities be- come absolute and matured; and (d) the Loan Parties do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

HANDY & HARMAN GROUP LTD.

By:	Name:
Title:

EXHIBIT 8.3.3

FORM OF
QUARTERLY COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of November 8, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Handy & Harman Group Ltd., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto (the “Lenders”), the Guarantors from time to time party thereto (the “Guarantors”) and PNC Bank, National Association, as Administrative Agent and Issuing Lender (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings as- signed to such terms in the Credit Agreement.

Pursuant to Section 8.3.3 of the Credit Agreement, the undersigned, solely in his/her capacity as an [Chief Executive Officer/President/Chief Financial Officer] of the Borrower, does hereby certify as of the quarter/year ended    , 20    (the “Report Date”), as follows:

(1)	Annual Financial Statements (Section 8.3.2) 1

(A)
Attached hereto as Exhibit A-1 are annual unaudited financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of December 31, 20[ ], and related consolidated and consolidating statements of operations and com- prehensive income and cash flows for the fiscal year ended December 31, 20[ ] and as of and for the preceding fiscal year, as well as a consolidated statement of stockholder’s eq- uity for the fiscal year ended December 31, 20[ ], all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, which in each case have been prepared in accordance with GAAP, consistent- ly applied (subject to normal year-end audit adjustments and the absence of footnotes).

(B)
Attached hereto as Exhibit A-2 are annual audited financial statements of Parent, consisting of a consolidated balance sheet as of December 31, 20[ ], and related consoli- dated statements of operations and comprehensive income, stockholders’ equity and cash flows for the fiscal year ended December 31, 20[ ] and as of and for the preceding fiscal year, all in reasonable detail and certified by a report and opinion by [Grant Thornton LLP],2 which report and opinion has been prepared in accordance with GAAP and is free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants con- cur) and does not indicate the occurrence or existence of any event, condition or contin- gency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

(C)	Attached hereto as Exhibit A-3 is a bridge between the financial statements set forth in Section 1(B) above and the financial statements set forth in Section 1(A) above.

1•	To be included if accompanying annual financial statements only, beginning with the fiscal quar- ter ended December 31, 2012.

2	May be any other independent certified public accounting firm of nationally recognized standing reasonably satisfactory to the Administrative Agent.

(2)
Quarterly Financial Statements (Section 8.3.1). 3 Attached hereto as Exhibit [A/B] are quarterly unaudited financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of [    ], 20[ ], and related consolidated and consolidating statements of opera- tions and comprehensive income and cash flows for the fiscal quarter ended [    ], 20[ ] and the fiscal year through such date and for the corresponding periods in the preceding fiscal year, all in reasonable detail, which in each case have been prepared in accordance with GAAP, con- sistently applied (subject to normal year-end audit adjustments and the absence of footnotes).

(3)
Minimum Fixed Charge Coverage Ratio (Section 8.2.16). As of the Report Date, the Fixed Charge Coverage Ratio is    , which ratio is not less than 1.15 to 1.0, as required by Section 8.2.16 of the Credit Agreement. Attached hereto as Schedule 1 is a calculation of the Fixed Charge Coverage Ratio as of the end of the most recent four fiscal quarter period ended, which calculation is true and correct in all material respects.

(4)	Maximum Leverage Ratio (Section 8.2.17). As of the Report Date, the Leverage Ratio is
    , which ratio is not greater than the ratio for the specified period set forth in the table in, and as required by, Section 8.2.17 of the Credit Agreement. Attached hereto as Schedule 2 is a calculation of the Leverage Ratio as of the end of the most recent fiscal quarter period end- ed, which calculation is true and correct in all material respects.

(5)	Minimum Liquidity (Section 8.2.18). As of the Report Date, the amount of Liquidity is
$    , which amount is not less than $15,000,000, as required by Section 8.2.18 of the Credit Agreement.

(6)	Indebtedness (Section 8.2.1).

(A)
As of the Report Date, the aggregate amount of Indebtedness secured by Purchase Money Indebtedness, and the Permitted Refinancing thereof, incurred by each of the Loan Parties and each of their respective Subsidiaries is $    , which amount does not ex- ceed $10,000,000, as required by Section 8.2.1(iii) of the Credit Agreement.

(B)	As of the Report Date, the aggregate amount of Indebtedness of Foreign Subsidiaries is
$    , which amount does not exceed $10,000,000, as required by Section 8.2.1(ix) of the Credit Agreement.

(C)	As of the Report Date, the aggregate amount of other Indebtedness is $ , which amount does not exceed $1,000,000, as required by Section 8.2.1(xii) of the Credit Agreement.

(7)	Loans and Investments (Section 8.2.4).

(A)	As of the Report Date, the aggregate amount of loans and advances by any Loan Party to employees of such Loan Party is $ , which amount does not exceed
$250,000, as required by Section 8.2.4(v) of the Credit Agreement.

(B)	As of the Report Date, the aggregate amount of other Investments is $ ,

3•	To be included beginning with the fiscal quarter ended December 31, 2012.

which amount, after giving effect to any cash repayment of a loan or advance, or any re- turn of capital in cash or payment of cash dividends or other cash distributions on in- vestments, does not exceed $15,000,000, as required by Section 8.2.4(xi) of the Credit Agreement.

(C)
As of the Report Date, the aggregate amount of other Investments is $    , which amount does not exceed the Specified Sale Proceeds Available Amount, as re- quired by Section 8.2.4(xii) of the Credit Agreement.

(8)	Dividends and Related Distributions (Section 8.2.5).

(A)
As of the Report Date, the aggregate amount of dividends or other distributions (or loans or advances to Parent made in lieu of dividends or distributions pursuant to Section 8.2.4(vii) of the Credit Agreement) to Parent during the current calendar year to be used by Parent to pay Administrative Expenses is $    , which amount does not exceed $5,000,000, as required by 8.2.5(iv) of the Credit Agreement.

(B)
As of the Report Date, the aggregate amount of dividends and other distributions to Parent is $    , which amount after giving effect to any cash capital contribu- tions made by Parent to the common equity of the Borrower, does not exceed

$15,000,000, as required by Section 8.2.5(v) of the Credit Agreement.

(C)
As of the Report Date, the aggregate amount of other dividends or distributions to Parent is $    , which amount does not exceed the Specified Sale Proceeds Available Amount, as required by Section 8.2.5(vii) of the Credit Agreement.

(9)
Dispositions of Assets or Subsidiaries (Section 8.2.7).As of the Report Date, the aggregate face amount of Specified Factored Accounts sold by the Borrower to a Factor during the current fiscal year is $    , which amount does not exceed $15,000,000, as required by Section 8.2.7(vi) of the Credit Agreement.

(10)
Representations, Warranties and Covenants. The representations and warranties of the Loan Par- ties contained in Section 6 of the Credit Agreement and in the other Loan Documents that are qualified by reference to materiality are true and correct in all respects on and as of the date of this certificate with the same effect as though such representations and warranties had been made on the date hereof, and the representations and warranties of the Loan Parties contained in Section 6 of the Credit Agreement and in the other Loan Documents that are not so qualified are true and correct in all material respects on and as of the date of this certificate with the same effect as though such representations and warranties had been made on the date hereof, and each of the Borrower and the other Loan Parties is in compliance with all covenants and conditions of the Credit Agreement and the other Loan Documents.

(11)	Event of Default or Potential Default. No Event of Default or Potential Default has occurred and is continuing or exists as of the date hereof.

SCHEDULE I

(A)	Fixed Charge Coverage Ratio: Consolidated EBITDA (minus the lesser of (x) Unfinanced Capital Expenditures and (y) $15,000,000) to Fixed Charges

(1)	Consolidated EBITDA:

(a)	Consolidated Net Income:

(i)	the net income (loss) of the Borrower and its Subsidiaries at- tributable to such period determined on a consolidated basis in
accordance with GAAP, excluding, without duplication:    $

(A)
the net income of any Person that is not a wholly owned Subsidiary of the Borrower or that is ac- counted for by the equity method; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distribu- tions paid or payable to the Borrower or a wholly- owned Subsidiary thereof in respect of such period
$
(B)	the net income of any Person accrued prior to the date it becomes a wholly owned Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its wholly owned Subsidiaries	$
(C)
the net income (if positive) of any wholly owned Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar dis- tributions by such wholly owned Subsidiary of the Borrower or to any other wholly owned Subsidiary of the Borrower is not at the time permitted by oper- ation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly owned Subsidiary of the Borrower
$
(D)	extraordinary gains and losses	$
(E)	gains and losses in connection with the inventory hedging program of the Borrower and its Subsidiar- ies	$
(F)	non-cash pension expense and credits	$
(G)	realized and unrealized gains or losses on deriva-	$

(H)	tives gains or losses due to the change in inventory levels
	of inventory accounted for on a last-in, first-out ba- sis	$
(I)

any gain and any non-cash loss (but not any cash loss) together with any related provision for Taxes for such gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of the Borrower or a Subsidiary of the Borrower
$
(J)	any net income or loss realized as a result of chang- es in accounting principles or the application thereof to the Borrower	$

Consolidated Net Income (item (A)(1)(a)(i) minus the sum of items (A)(1)(a)(i)(A) through (J))    $

(b)	increased by the sum of (each, to the extent deducted in the computation of Consolidated Net Income in item (A)(1) above and without duplica- tion) the following amounts for such period:

(i)	depreciation and amortization $

(ii)	Interest Expense $

(iii)	provision for income taxes $

(iv)
non-cash accruals for environmental liabilities (to the extent that the aggregate amount of all such accruals previously add- ed back pursuant to this clause (iv) following the date hereof and which remain accruals, net of reasonably anticipated re- coveries or third party contributions, do not exceed

$10,000,000)    $

(v)	fees and expenses incurred in connection with the Transac- tions prior to or within 60 days after the Closing Date, includ-
ing, but not limited to, bank fees, legal fees and appraisal fees    $

(vi)	non-cash compensation expense

(vii)	other non-cash, non-recurring costs and expenses (excluding
any non-cash charge, expense or loss that results in an accrual    $
of a reserve for cash charges in any future period and any non-

cash charge, expense or loss relating to write-offs, write- downs or reserves with respect to accounts or inventory)

(c)	decreased by the sum of the following amounts for such period:

	(i) non-cash, non-recurring items increasing Consolidated Net Income (other than the accrual of revenue or recording of re- ceivables in the ordinary course of business) and	$
(ii) cash expenses incurred in connection with environmental lia-
bilities to the extent accruals relating to such environmental
	liabilities were added back pursuant to clause (b)(iv) above	$
Consolidated EBITDA (Consolidated Net Income plus the sum of items
	(A)(1)(b)(i) through (vii) minus the sum of items (A)(1)(c)(i) and (ii))	$
(2)	Minus the lesser of (x) Unfinanced Capital Expenditures and (y) $15,000,000	$
Consolidated EBITDA minus the lesser of (x) Unfinanced Capital Expendi-
	tures and (y) $15,000,000	$
(3)	Fixed Charges for the four quarter period most recently ended (the “Test Period”) commencing as of [ ]:

(a)
Interest Expense; provided that any annual fees will be considered to be an Interest Expense when such amounts are recognized as an expense in the income statement of the Borrower or any of its Subsidiaries
$
(b)
plus all regularly scheduled principal payments of Indebtedness for bor- rowed money and Indebtedness with respect to Capital Leases (and with- out duplicating amounts in item (3)(a) above, the interest component with respect to Indebtedness under Capital Leases).
$
(c)	plus all cash income taxes (and payments to Parent to pay its taxes)	$
(d)

plus cash dividends or distributions paid after the Closing Date by the Borrower or any of its Subsidiaries (other than to the Borrower or any of its Subsidiaries and other than dividends or distributions funded by the Specified Sale Proceeds Available Amount) and repurchases or redemp- tions after the Closing Date by the Borrower or any of its Subsidiaries of its Capital Stock (other than from the Borrower or any of its Subsidiaries)
$
(e)	plus Administrative Expenses, whether paid directly or as a dividend, dis- tribution, loan or advance to Parent and	$
(f)	plus payments for pension expenses, whether paid directly or as a divi- dend, distribution, loan or advance to Parent;	$

provided that until the fiscal quarter ending December 31, 2013, (i) Interest Ex- pense shall be calculated in item (3)(a) above on a pro forma basis to give effect to the Transactions as if they occurred at the beginning of such period, (ii) the amount in item (3)(b) above shall disregard such principal payments in respect of the Existing Senior Credit Agreements and shall be increased by $8,625,000 (without duplication of actual scheduled principal payments pursuant to Section
3.3 of the Credit Agreement) and (iii) the amount in item (3)(f) above shall be deemed to be $12,000,000 for each four-quarter period.

Fixed Charges ((A)(3)(a) plus the sum of items (A)(3)(b) through (A)(3)(f))    $

Fixed Charge Coverage Ratio: Consolidated EBITDA (minus the lesser of (x)
Unfinanced Capital Expenditures and (y) $15,000,000) to Fixed Charges        : 1.00

SCHEDULE II

(B)	Maximum Leverage Ratio: Total Indebtedness to Consolidated Adjusted EBITDA

(1)	Total Indebtedness:

(a)
At any time of determination, the aggregate principal amount of any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of the Borrower and its Subsidiaries for or in respect of:

(i) (ii)	borrowed money Amounts raised under or liabilities in respect of any note pur-	$
	chase or acceptance credit facility	$
(iii)	reimbursement obligations (contingent or otherwise) in respect of any letter of credit	$
(iv)
any other transaction (including forward sale or purchase agreements, Capital Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital re- quirements (but not including trade payables and accrued ex- penses incurred in the ordinary course of business which are represented by a promissory note or other evidence of indebt- edness and which are not more than thirty (30) days past due) and
$
(v)	any Guaranty of Indebtedness for borrowed money	$

Total Indebtedness (sum of (B)(1)(a)(i) through (v)    $

(2)	Consolidated Adjusted EBITDA

Consolidated EBITDA as set forth in Schedule I hereto    $

(a)	increased by the Consolidated EBITDA of a person or business acquired in a Permitted Acquisition as though the Permitted Acquisition occurred
on the first day of such period    $

(b)
increased by cost savings, operating expense reductions and synergies in connection with a Permitted Acquisition that are reasonably satisfactory to the Administrative Agent and, in the good faith judgment of the Bor- rower (as certified separately in an officer’s certificate delivered to the

Administrative Agent prior to the consummation of such Permitted Ac-    $
quisition), are reasonably identifiable, factually supportable and expected to realized within one year of the applicable period of determination and no later than two years after the consummation of such Permitted Acquisi- tion (calculated on a pro forma basis as if such cost savings, operating expense reductions and synergies were realized ratably during the entirety of such period); provided that, without the consent of the Required Lend- ers, the aggregate amount of all such cost savings, operating expense re- ductions and synergies in the aggregate shall not exceed 7.5% of the Con- solidated EBITDA for such period of determination (calculated before giving effect to the adjustment in this clause (b))

(c)	decreased by the Consolidated EBITDA of a Person or business Disposed
of as if the Disposition occurred on the first day of such period;    $

provided that if the inclusion of the adjustment in item (2)(a) above would in- crease Consolidated Adjusted EBITDA and in order to include such adjustment,
(x) the Borrower shall have delivered to the Administrative Agent a calculation of the adjustments pursuant to such item (2)(a) at least ten (10) Business Days prior to the consummation of such Permitted Acquisition in form and substance reason- ably satisfactory to the Administrative Agent and (y) the latest annual financial statements of such Person or business being acquired shall have been audited by a nationally recognized accounting firm and subsequent unaudited quarterly finan- cial statements shall have been prepared in accordance with GAAP consistently applied, subject, in the case of unaudited financial statements, to adjustments de- scribed therein and, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes, or such Consolidated EBITDA shall have been supported by a quality of earnings or similar due diligence report by a nationally recognized accounting firm and otherwise in form and substance reasonably satisfactory to the Administrative Agent, in each case, delivered to the Administrative Agent at least five (5) Business Days prior to the date of the con- summation of such Permitted Acquisition; provided that the Borrower shall have used commercially reasonable efforts to deliver to the Administrative Agent drafts of such financial statements or reports set forth above at least ten (10) Business Days prior to the date of the consummation of such Permitted Acquisition.

Consolidated Adjusted EBITDA (Consolidated EBITDA plus the sum of
items (B)(2)(a) through (B)(2)(c))    $

Leverage Ratio: Total Indebtedness to Consolidated Adjusted EBITDA        : 1.00

[SIGNATURES FOLLOW]

SIGNATURE PAGE TO QUARTERLY COMPLIANCE CERTIFICATE

IN WITNESS WHEREOF, the undersigned has executed this Certificate this    day of
    , 20    .

HANDY & HARMAN GROUP LTD.

By:      Name:
Title: